As filed with the Securities and Exchange Commission on October 31, 2011           Registration No. 333-174996

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT
NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELETOUCH COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	4812	75-2556090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5718 Airport Freeway, Fort Worth, TX 76117
(800) 232-3888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. McMurrey
Chief Executive Officer
5718 Airport Freeway, Fort Worth, TX 76117
(800) 232-3888

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Ralph V. De Martino, Esq.
F. Alec Orudjev, Esq.
Cozen O’Connor
1627 I Street, NW, Suite 1100
Washington, DC 20006
Telephone: (202) 912-4800
Facsimile: (202) 912-4830

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement, as determined by the Selling Shareholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of each Class of Security being Registered	Amount being Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common Stock, $0.001 par value	20,499,001	$0.50	$10,249,500.50	$1,189.97

(1)   The shares of our common stock being registered hereunder are being registered for sale by the Selling Shareholders named in the prospectus. This registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)   Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices reported on the OTC Bulletin Board on June 13, 2011, which was $0.50 per share.

(3)   Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Explanatory Note

Teletouch Communications, Inc. (the “Company”) previously filed a Registration Statement on Form S-1 (File No. 333-174996) with the U.S. Securities and Exchange Commission (the “SEC”) on June 17, 2011, which was subsequently amended on July 7, 2011 and declared effective on July 11, 2011 (the “Existing Registration Statement”).

This Post-Effective Amendment No. 2 to the Existing Registration Statement is being filed to, among other things: (i) include its updated audited financial statements for the fiscal year ended May 31, 2011 and interim financial statements for the fiscal quarter ended August 31, 2011, and (ii) update the prospectus sections, among others, titled “Prospectus Summary”, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”, contained in the prospectus included herein.

This information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, DATED   , 2011

Teletouch Communications, Inc.
20,499,001 shares

We are registering shares for resale up to 20,499,001 shares of our common stock by the shareholders, or Selling Shareholders, named in the section of this prospectus titled “Selling Security Holders”.  The selling shareholders may sell common stock from time to time at the prevailing market price or in negotiated transactions.  We do not know when or in what amounts selling shareholders may offer the shares for sale.  We will not receive proceeds from the sale of our shares by selling shareholders.

Our common stock is presently listed on the OTC Bulletin Board under the symbol “TLLE.”  On October 26, 2011, the last sales price of the common stock, as reported on the OTC Bulletin Board was $0.59 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.  You should carefully consider the risks and uncertainties described under the heading "Risk Factors" beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2011

TITLE OF CONTENTS

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted.  The reader should assume that the information contained in this prospectus is accurate as of the date in front of this prospectus only.  Our business, financial condition, results of operations, and prospectus may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information set forth in greater detail elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, It may not contain all the information that may be important to you. You should read this entire prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors” and our financial statements and related notes. Unless the context requires otherwise, references to the “Company,” “Teletouch,” “we,” “our,” and “us,” refer to Teletouch Communications, Inc. and its subsidiaries.

You should rely only on the information contained in this prospectus or any related prospectus.

Our Company

Teletouch offers a comprehensive suite of telecommunications solutions, including cellular, two-way radio, GPS-telemetry, wireless messaging and public safety equipment. Teletouch operates 20 cellular retail and agent locations, under the “Teletouch” and “Hawk Electronics” brand names.

The Company’s core-business is acquiring, billing and supporting cellular subscribers under a long-term recurring revenue relationship with AT&T. Through its subsidiary, Progressive Concepts Inc., (“PCI”), the Company provides AT&T cellular services (voice, data and entertainment), as well as other mobile, portable and personal electronics products and services to individuals, businesses and government agencies. PCI operates a chain of retail stores and sells cellular and other products and services under the “Hawk Electronics” brand, through Hawk-branded sub-agents, its own direct sales force, call center and the Internet. PCI also operates a national wholesale distribution business, known as PCI Wholesale that serves major carrier agents, rural cellular carriers, smaller consumer and electronic retailers and automotive dealers throughout the United States. The Company also maintains certain international customer relationships, primarily in Asia, Europe and Latin America for its cellular related wholesale equipment sales business. Through our two-way business, we provide Public Safety Equipment (“PSE”) products and services primarily to local, state and federal government entities. We are a General Services Administration (“GSA”) multi-year contract holder (contract number GS-07F-0024X) and were recently awarded a multi-year Texas Multiple Award Schedule (“TXMAS”) contract (contract number TXMAS-11-84060). Additionally, we have been named as an approved vendor by the Texas BuyBoard

The terms “we,” “us,” “our company,” “our” refer to Teletouch Communications, Inc., a Delaware corporation.

Recent Developments

Change of Ownership and Voting Control of Teletouch

Since November 2005, the majority of Teletouch’s outstanding common stock has been owned and controlled by TLL Partners, LLC, a Delaware limited liability company (“TLLP”), controlled by Robert McMurrey, the Company’s Chairman and Chief Executive Officer.  In August 2006, immediately prior to Teletouch’s acquisition of Progressive Concepts, Inc. (“PCI”), TLLP assumed the senior debt obligations of PCI and settled the subordinated debt obligations of PCI by issuing 4,350,000 shares of its holdings of Teletouch’s common stock and converted the balance  of the subordinated debt into redeemable Series A preferred units of TLLP.  To secure the senior debt obligation, TLLP pledged all of its then held assets, which consisted primarily of its holding of approximately 80% of the outstanding common stock of Teletouch as of August 2006. TLLP is a holding company with no operations with a minimal amount of cash on hand and is dependent upon selling a sufficient number of shares it owns in Teletouch common stock or upon the cash flows of Teletouch through the receipt of future cash dividends to service its outstanding debt obligations. When the senior debt originally matured in August 11, 2007, TLLP did not have sufficient cash or other means to repay this debt and was successful in negotiating an initial extension of the maturity date through October 11, 2007. Subsequent extensions were granted by the senior debt holder to TLLP extending the maturity date through January 31, 2011.   In February 2011, TLLP negotiated a settlement of its senior debt obligations which required a series of payments beginning February 2011 and continuing through August 19, 2011, the amended maturity date.  In addition to the cash payments and as part of the settlement agreement, TLLP was obligated to transfer 2,000,000 shares of its holdings of Teletouch’s common stock to the senior lender at the maturity date.  TLLP began selling shares of its holdings of Teletouch’s common stock in February 2011 to raise the funds to make these payments on its senior debt obligation.

Beginning in February 2011 and continuing through June 2011, TLLP completed sixteen (16) privately negotiated transactions and sold a total of 8,499,001 shares of its holdings of Teletouch’s common stock, which is approximately 17.4% of the Company’s outstanding common stock at June 13, 2011.  Following these sales transactions, TLLP continued to own 30,650,999 shares of our common stock, or 62.9% of the Company’s outstanding stock.

On August 11, 2011, TLLP entered into a binding agreement titled “Heads of Terms” (the “Binding Agreement”) and certain related agreements with its Series A Preferred unit holders, Stratford Capital Partners, LP (“Stratford”) and Retail & Restaurant Growth Capital, LP (“RRGC”) (together, Stratford and RRGC are hereafter referred to as the “Transferees”), whereby, TLLP was required on or before August 17, 2011 to exchange 25,000,000 shares of its holdings of the Company’s common stock (the “New Shares”) to settle in full TLLP’s approximately $18,200,000 redemption obligation on its outstanding Series A Preferred Units (the “Preferred Units”) and for additional cash consideration totaling $3,750,000 from the Transferees (the “Exchange”). Based on the approximately $21,950,000 consideration exchanged by Transferees, TLLP realized approximately $0.88 per share in value for the shares of the Company’s common stock transferred in the Exchange. As a result of the Exchange, Stratford and RRGC received 15,000,000 shares and 10,000,000 shares, respectively, of the Company’s common stock in exchange for their respective share of the cash consideration and their respective holdings of the outstanding Preferred Units. The Exchange closed on August 17, 2011 and resulted in the cancellation of the Series A Preferred units. As contemplated by the Binding Agreement, at closing the parties entered into various agreements related to the Exchanged Shares including (1) a registration rights agreement providing for the registration of the Exchanged Shares, (2) a put and call option and transfer restriction agreement whereby TLLP would have the right to call from Stratford and RRGC the Exchanged Shares for a 15 month period for a call price of $1.00 per share, Stratford and RRGC would have the rights to put their Exchanged Shares to TLLP for 30 day period at the end of the call option period for a put price of $1.00 per share, and Stratford and RRCG would agree not to transfer the Exchanged Shares for a period of 7 months after the date of the Exchange, (3) a voting agreement whereby Stratford and RRGC agreed to vote their Exchanged Shares in proportion to the votes of the other shareholders of Teletouch during the call option period, (4) a pledge and security agreement whereby TLLP pledged certain of its remaining shares of Teletouch’s common stock to Stratford and RRGC as security for their put rights, (5) a mutual release of claims between various parties to the Exchange and (6) certain other ancillary documents. Following the Exchange, Stratford owns 17,610,000 shares of Teletouch’s common stock (36.1% of outstanding shares as of the date of this Report), RRGC owns 11,740,000 shares or 24.1% and TLLP owns 3,650,999 shares or 7.5%. The result of the Exchange is that there has been a change in voting control at Teletouch whereby TLLP no longer controls the outcome of matters voted on by the shareholders.

TLLP’s management has communicated to the Company that additional sales of its holdings of the Company’s common stock are likely to fund the ongoing operating expenses of TLLP and that it will actively be seeking financing to exercise some or all of its call option during the call option period.  TLLP further communicated to the Company that there can be no assurance that TLLP will be successful in its efforts to secure the financing necessary to exercise the call option and purchase the Exchanged Shares and regain voting control at the Company; nor can there be any assurance that Stratford and RRGC will not transfer some or all of the shares following the initial 7 month transfer restriction period which in turn, could affect TLLP’s ability to exercise the call option, in part or in whole. During the call option period, Stratford and RRCG have agreed to vote in proportion to the other shareholders which could result in a different outcome on matters previously determined by the majority vote TLLP.

AT&T Litigation

In late June 2007, Apple, Inc. introduced the iPhone to the United States in an exclusive distribution and wireless services partnership with AT&T. AT&T was at the time the only authorized carrier provider for the iPhone. Since that time, AT&T has refused to allow the Company to sell the iPhone as well as other products and services, despite AT&T’s contractual obligation to do so under its previously executed distribution agreements between AT&T and the Company. Furthermore, the Company asserts that AT&T has continued to make direct contact with Company customers and aggressively markets, advertises and promotes the iPhone and other AT&T exclusive products and services to Company customers in an attempt to induce them to switch to AT&T.

In June 2007, the Company serviced approximately 83,000 cellular subscribers. Through May 31, 2011, more than 27,800 subscribers have transferred their accounts to AT&T, with a significant percentage of these solely due to the exclusive availability of the iPhone through AT&T and Apple designated retail outlets only.

Since July 2007, the Company had attempted to negotiate with AT&T for the purpose of obviating the need for legal action. However, such attempts failed. Therefore, on September 30, 2009, the Company, through the legal entity Progressive Concepts, Inc. (“PCI”), commenced an arbitration proceeding against New Cingular Wireless PCS, LLC and AT&T Mobility Texas LLC (collectively, “AT&T”) seeking a minimum $100 million in damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented PCI from selling the popular iPhone and other AT&T exclusive products and services that PCI is and has been contractually entitled to provide to its customers under distribution agreements between PCI and AT&T. The action further asserts that AT&T violated the longstanding non-solicitation provisions of the DFW market distribution agreement by and between the companies by actively inducing customers to leave PCI for AT&T. PCI is represented in the matter by the Company’s legal counsel, Bracewell & Giuliani, LLP.

Following the Company’s commencement of the arbitration proceeding, AT&T filed certain counterclaims with the arbitrator seeking an unspecified amount of damages from PCI and claiming that PCI was operating in violation of certain provisions of the distribution agreements and such agreements should therefore be cancellable by AT&T.

On February 28, 2010, Teletouch and its wholly-owned subsidiary, PCI, as Claimant and AT&T as Respondent received the Agreed Scheduling Order from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) Arbitrator assigned to the binding arbitration. Among other matters, including the provision of the Rules and Law governing the arbitration, the Agreed Scheduling Order set out the proposed completion dates for Discovery, Depositions, Dispositive Motions and Briefing Deadlines, culminating in an Arbitration hearing period scheduled for November 8, 2010 through November 12, 2010.

On August 10, 2010, the Agreed Scheduling Order was amended by the JAMS Arbitrator after being petitioned by AT&T for additional time to prepare for the hearing.  As a result, all interim completion dates to prepare for the hearing have been extended with the Arbitration hearing period re-scheduled for March 21, 2011 through March 25, 2011.

On December 23, 2010, the Company received a second amended Agreed Scheduling Order by the JAMS Arbitrator after AT&T requested another extension of time to complete the required Depositions.  The Arbitration hearing period has been postponed to June 13, 2011 through June 17, 2011.

In March 2011, depositions of Company’s executive management team and other key personnel as well as the majority of the AT&T personnel selected were completed as required under the arbitration process.  Also in March 2011, both the Company’s and AT&T’s independent valuation experts filed initial damages computations with the arbitrator which valued each party’s respective damages as a result of the other party’s actions.   The Company’s expert provided damages computations under several scenarios which included damages assuming PCI’s damages were limited to the liquidated damages provision included in the distribution agreement and several alternate computation of lost profits depending on the timing of which it was determined that PCI should have been allowed to sell the iPhone.  Under the liquidated damages limitation, PCI’s damages are estimated to be $48.9 million.  Under the lost profits computations, PCI’s damages are estimated to be as high as $35.0 million due to lost profits on subscriber transferred to AT&T and those subscribers that PCI did not get because of it not being allowed to sell the iPhone.  Additionally, if it is determined that PCI should also be compensated for the fair value of its subscriber base as of August 31, 2009 (the date of the expiration of the DFW and San Antonio distribution agreements), damages could be increased by $51.8 million, resulting in total damages and compensation due to PCI totaling $86.8 million.  AT&T’s expert computed AT&T’s damages in the range of $7.6 million to $9.9 million, depending on the arbitrator’s interpretation of the San Antonio distribution agreement.  The Company can provide no assurance that it will prevail in the arbitration matter or, even if and when it does, it will be awarded the amount of damages it currently estimates. There is no assurance that such damages, if and when awarded, will not be significantly less than the damage estimates discussed above.

On May 17, 2011 the Company and AT&T attended a mandatory mediation session ordered by the arbitrator in the pending binding arbitration proceeding. At the mediation, the parties made significant progress toward reaching a settlement agreement.

On July 19, 2011, as a result of the settlement discussions taking longer than anticipated and progress that had been made to date, the Company and AT&T mutually agreed to delay the July 22, 2011 arbitration date and continue working toward completing documentation on the terms of the final settlement agreement.  The arbitrator in this matter was noticed that the Company may request a specific arbitration hearing date as early as September 2011 if the settlement discussions are unsuccessful or unreasonably delayed by AT&T. As of the date of this Report, the Company and AT&T have made progress on certain terms of the settlement but certain other terms are unacceptable to the Company as proposed by AT&T.  The scope of the settlement discussions have expanded since the mediation resulting in certain key new terms being introduced in these negotiations.  The Company is attempting to estimate the financial impact of these changes and new concepts.  Negotiations are continuing, but if acceptable terms are not agreed to within the next several weeks following the filing of this Report, the Company may have to conclude that it can no longer sustain the continuing damage it is suffering as a result of this unexpected lengthy negotiation process and opt to resume arbitration and schedule a final arbitration hearing date.

Terms of the settlement contemplate the Company receiving certain cash and other consideration, as well as a restructured six-year minimum sales and distribution relationship with AT&T, which will allow the Company to continue operating under an updated and expanded arrangement in all of its current and prior market areas including DFW, San Antonio, Houston / South Texas, Austin / Central Texas, Tyler / East Texas and the State of Arkansas.  The parties’ agreement in principle would allow the Company to offer an expanded portfolio of AT&T products and services, including all cellular handsets supported by AT&T to both new and existing customers.

Our Contact Information

Our corporate headquarters are located at 5718 Airport Freeway, Fort Worth, TX 76117.  Our telephone number is (800) 232-3888 and our website is located at http://www.teletouch.com.  Information contained on our website is not deemed part of this prospectus.

Summary of the Offering

Shares of common stock currently outstanding:	48,739,002 shares

Shares of common stock offering by us:	None

Shares of common stock offered by the selling shareholders:	up to 20,499,001 shares

Use of proceeds:
We will not receive any proceeds from the sale of common stock covered by this prospectus.  The Selling Shareholders will receive all net proceeds from sale by selling shareholders of our common stock covered by this prospectus.

OTC Bulletin Board Symbol:	“TLLE.OB”

Risk Factors:
An investment in our common stock is speculative and involves substantial risks.  You should read the “Risk Factors” section of this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the shares.

Plan of Distribution:	The shares of common stock covered by this prospectus may be sold by the Selling Shareholders in the manner described under the “Plan of Distribution.”

This Offering

From February 2011 to June 2011, TLL Partners, L.L.C., a Delaware limited liability company and a holder of the majority of the Company’s securities (“TLLP”), entered into sixteen (16) privately negotiated transactions with certain non-affiliated purchasers that qualified as “accredited investors” (as the term is defined under Regulation D promulgated under the Securities Act of 1933, as amended) to sell a total of 8,499,001 shares of our common stock. Included in these transactions was a sale of a single block of 5,000,000 shares of TLLP’s holdings of our common stock sold to Lazarus, as discussed below. TLLP is a company controlled by our Chairman of the Board and Chief Executive Officer, Robert McMurrey. The Audit Committee of the Board of Directors has reviewed and approved the terms of these transactions as well as Mr. McMurrey’s involvement in these transactions.

In connection with such sales, we entered into registration rights agreements with each purchaser of our securities from TLLP to register the securities sold in such transactions, by April 14, 2011 (and subsequently amended to the registration statement filing by June 17, 2011). On May 12, 2011, we entered into a registration rights agreement with Lazarus Investment Partners LLP, a Delaware limited liability limited partnership (“Lazarus”). We agreed to file with the U.S. Securities and Exchange Commission (“SEC”), subject to certain restrictions, by June 17, 2011, a registration statement relating to the registration of shares of our common stock sold by TLLP.  We agreed to use our best efforts to cause the registration statement to be declared effective under the Securities Act and to keep such registration continuously effective under the Securities Act.

On June 13, 2011, we entered into a registration rights agreement with TLLP under which we have agreed to register twelve million (12,000,000) shares of our common stock owned by TLLP.   TLLP originally acquired 44,000,000 shares of Teletouch’s common stock in November 2005 by converting its holdings of 1,000,000 shares of Teletouch’s Series C preferred stock that it had acquired as part of a restructuring and refinancing of Teletouch completed in May 2002.

On June 13, 2011, we also entered into a Registration Rights Agreement with Michael A. Dickens, our Senior Vice President of Operations, under which agreement we also agreed to file with the U.S. Securities and Exchange Commission, subject to certain restrictions, by June 17, 2011, a registration statement relating to the registration of a total of 250,000 shares of our shares of common stock that Mr. Dickens purchased from TLLP on the same date.  We will use our best efforts to cause the registration statement to be declared effective under the Securities Act and to keep such registration continuously effective under the Securities Act.  Our Board and Audit Committee of the Board reviewed and approved the terms of this transaction.

After completion of the privately negotiated sales of its holding of our common stock and as of June 13, 2011, TLLP owned 30,650,999 shares of our common stock which represented approximately 62.9% of our outstanding common stock as of that date.  The Audit Committee and the Board of Directors of Teletouch has reviewed and approved the terms of the registration rights agreement with TLLP as well as Mr. McMurrey’s involvement in this transaction.

On August 11, 2011, TLLP entered into a binding agreement titled “Heads of Terms” (the “Binding Agreement”) and certain related agreements with its Series A Preferred unit holders, Stratford Capital Partners, LP (“Stratford”) and Retail & Restaurant Growth Capital, LP (“RRGC”) (together, Stratford and RRGC are hereafter referred to as the “Transferees”), whereby, TLLP was required on or before August 17, 2011 to exchange 25,000,000 shares of its holdings of the Company’s common stock (the “New Shares”) to settle in full TLLP’s approximately $18,200,000 redemption obligation on its outstanding Series A Preferred Units (the “Preferred Units”) and for additional cash consideration totaling $3,750,000 from the Transferees (the “Exchange”). Based on the approximately $21,950,000 consideration exchanged by Transferees, TLLP realized approximately $0.88 per share in value for the shares of the Company’s common stock transferred in the Exchange. As a result of the Exchange, Stratford and RRGC received 15,000,000 shares and 10,000,000 shares, respectively, of the Company’s common stock in exchange for their respective share of the cash consideration and their respective holdings of the outstanding Preferred Units. The Exchange closed on August 17, 2011 and resulted in the cancellation of the Series A Preferred units. As contemplated by the Binding Agreement, at closing the parties entered into various agreements related to the Exchanged Shares including (1) a registration rights agreement providing for the registration of the Exchanged Shares, (2) a put and call option and transfer restriction agreement whereby TLLP would have the right to call from Stratford and RRGC the Exchanged Shares for a 15 month period for a call price of $1.00 per share, Stratford and RRGC would have the rights to put their Exchanged Shares to TLLP for 30 day period at the end of the call option period for a put price of $1.00 per share, and Stratford and RRCG would agree not to transfer the Exchanged Shares for a period of 7 months after the date of the Exchange, (3) a voting agreement whereby Stratford and RRGC agreed to vote their Exchanged Shares in proportion to the votes of the other shareholders of Teletouch during the call option period, (4) a pledge and security agreement whereby TLLP pledged certain of its remaining shares of Teletouch’s common stock to Stratford and RRGC as security for their put rights, (5) a mutual release of claims between various parties to the Exchange and (6) certain other ancillary documents. Following the Exchange, Stratford owns 17,610,000 shares of Teletouch’s common stock (36.1% of outstanding shares as of the date of this Report), RRGC owns 11,740,000 shares or 24.1% and TLLP owns 3,650,999 shares or 7.5%. The result of the Exchange is that there has been a change in voting control at Teletouch whereby TLLP no longer controls the outcome of matters voted on by the shareholders.

As of October 26, 2011, there were 48,739,002 shares of our common stock outstanding (including 43,591,561 shares held by non-affiliates), including the shares offered by the Selling Shareholders pursuant to this prospectus.

RISK FACTORS

Investment in our securities involves risk.  Before you decide to invest in our securities, you should consider carefully all of the information in this prospectus, including the risks described below.  Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment.  You should also refer to the other information contained in this prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.”   The risks described below and contained in our other periodic reports are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Relating to Our Business

There is substantial doubt as to our ability to continue as a going concern.

As of May 31, 2011, the Company has $2,239,000 cash on hand, working capital deficit of approximately $7,002,000 and a shareholders’ deficit of approximately $10,759,000.  Included in this working capital deficit are certain current debt obligations of $4,439,000.  Additionally, and not recorded as a liability, the Company estimates that interest and fees due on its debt obligations for the next year will be approximately $1,926,000, of which approximately $1,748,000 is payable to Thermo Credit, LLC,(“Thermo”) the Company’s senior lender.  During fiscal year 2011, Thermo has been unable to advance funds to the Company in part due to the Company’s deficient and deteriorating borrowing base due to its losses in its cellular business and due to certain restrictions imposed on Thermo that has limited its ability to advance funds to the Company as it has done in the past.  The Company’s outstanding balance on the senior Thermo revolving credit facility totaled approximately $11,330,000 at May 31, 2011 with approximately $2,897,000, including estimated interest, due in the next 12 months.  Thermo has worked with the Company in the past on certain defaults and payment extensions and through 2010 was the primary source of working capital needed by the Company from time to time.  Discussions are ongoing with Thermo about modifying the note to provide for certain payment extensions and additional availability but as of the date of this Report no agreement has been reached. The Company can provide no assurance that it will get any relief from its lenders on any of its current debt service obligations.  Additionally, as a result of its operating performance and liquidity issues during fiscal year 2011, certain trade credit terms the Company has relied upon for purchases of products and services to support its ongoing business have been reduced and new trade credit terms are becoming more difficult to secure.

The Company reported an operating loss during fiscal year 2011 and does not expect a significant improvement in its operating results in the next fiscal year without either a favorable outcome from its ongoing litigation against AT&T or a significant increase in revenues and margins from its wholesale or two- way radio business units beyond levels that were able to be achieved in the prior fiscal years. Since June 2007, the Company has experienced higher than normal cellular subscriber attrition primarily due to the launch of the iPhone. Although the iPhone is offered to customers by AT&T, PCI has been denied the approval to sell or activate the iPhone for customers by AT&T. In September 2009, the Company commenced an arbitration proceeding against AT&T seeking monetary damages but to date this matter has not concluded. During fiscal year 2011, the Company incurred approximately $1,390,000 in legal and professional fees on this matter. The Company is currently in settlement discussions with AT&T but cannot predict if the terms of the settlement can be agreed upon through the discussions. If the Company ceases settlement discussions and resumes the arbitration, it is unable to predict when a final hearing date will be scheduled due to the numerous delays over the past couple of years or if the outcome of the hearing would be favorable to the Company. During fiscal year 2010 and continuing into fiscal year 2011, the Company has been focused on reducing costs to align with its declining cellular revenues, but certain of its costs are relatively fixed and deemed necessary to maintain its other operations and meet the requirements of being a public company. The Company reviews its staffing levels on a quarterly basis and continues to seek ways to consolidate and automate necessary functions in order to control personnel costs. The Company believes that its efforts to reduce it operating expenses have been successful to date and is concerned that further reductions in these expenses would accelerate its cellular revenue losses so most of the current efforts are focused on finalizing its dispute with AT&T with the hope of receiving a cash payment for its damages, negotiating extensions on its current debt obligations and seeking additional sources of revenue from its other business units. There is no assurance the dispute with AT&T can be resolved in the near future nor that if resolved, the Company will receive any award of monetary damages. No assurance can be provided that the Company will be able to increase revenues in its other business units during fiscal year 2012 to sufficient levels to offset the margin impact of the expected loss of its cellular revenues assuming its relationship with AT&T remains unchanged.

The Company is continuing to negotiate with its lenders and other creditors for payment extensions at least through the conclusion of the arbitration against AT&T so that it can preserve a sufficient amount of cash to continue its operations and fund the remainder of the litigation.  The Company is also continuing to seek additional debt and equity financing to ensure it is able to meet its remaining trade and debt obligations as well as provide sufficient working capital to continue and grow its operations. If it is unsuccessful in its efforts to secure the payment extensions it is seeking or is unable to secure additional financing and the Company’s current debt obligations are accelerated, the Company would likely be unable to meet its obligations and might be forced to seek protection from its creditors.

As a result of the above conditions and in accordance with generally accepted accounting principles in the United States, there exists substantial doubt about the Company’s ability to continue as a going concern.

Our reduced cash balances may impede our ability to support our operations, service our debt or satisfy our vendors’ payment terms.

Due to our declining revenues and use of cash to sustain our ongoing operations, the Company cash balances have declined significantly since May 2010.  Significant costs, including funding our ongoing arbitration with AT&T, and certain payment obligations have also contributed to the decline in our cash balances.  We believe that our current cash balances combined with cash we expect to generate from operations and possibly from the settlement of our dispute with AT&T will be sufficient to operate our business for the next 12 months.  Our cash needs for the next 12 months are dependent on our ability to develop new sources of revenue and margins, further reduction in costs to improve profitability, securing financing to continue our existing operations, or securing financing to acquire a new business.  The completion of any of these activities to provide cash to continue the business cannot be assured but the Company has demonstrated prior success in managing its costs in times of declining revenues.  If our cash flows and cash balances continue to decrease, we may be unable to continue to service our current debt obligations which could also negatively affect our business.  In the event that our business initiatives do not materialize or additional financing is unable to be secured, we will be forced to continue to eliminate costs and delay payments to certain vendors in order to provide sufficient operating cash to sustain the business through the final hearing on the AT&T arbitration which we have previously reported that as a result of a mandatory mediation held on May 17, 2011, we are currently attempting to negotiate a settlement with AT&T and had agreed to delay the final arbitration hearing.  Initially, this hearing was delayed to July 22, 2011 to allow time for the terms of this settlement agreement to be documented, but the settlement discussions have taken longer than anticipated.  We have currently agreed to allow the settlement discussions to continue and have notified the arbitrator that if these discussions are unsuccessful or are not making reasonable progress, we will proceed to the final arbitration hearing for resolution of this matter. If the arbitration resumes, new hearing dates will be scheduled with an expected start date no later than 30-45 days following the termination of the settlement discussions and subject to the arbitrator’s schedule. We can provide no assurance that we will be able to reach agreeable settlement terms with AT&T or of a favorable outcome from the arbitration following a hearing that would result in an award of damages or that any such award would be in the range we anticipate or previously estimated and updated herein. Failure to reach acceptable settlement terms, an unfavorable ruling or further delays in the AT&T arbitration may have a material impact on our financial condition and impede our ability to sustain operations.

Due to uncertainty in the application and interpretation of applicable state sales tax laws, we may be exposed to additional sales tax liability.

During the quarter ended November 30, 2010 and as a result of preparing for a sales and use tax audit, we identified issues with the prior application and interpretation of sales tax rates assessed on services billed to its cellular subscribers. Prior sales tax audits on these billings have not detected these issues although the methodology for computing sales taxes was similar in these prior periods.  We believe it is probable that these issues will be identified and challenged in the current audit based on the initial inquiries by the sales tax auditor.  As of the date of this Report, we are unable to estimate the outcome of the audit but estimate a range of potential liability between $22,000 and $2,490,000. This range includes a low estimate based on similar audit results as in prior periods to a high estimate based on a conservative application of sales tax rates to all cellular services billed and including underpayment penalties and interest.  The application of various sales tax laws and rates to our cellular services previously billed is complex, however, the actual liability could fall outside of our range of estimates due to items identified during the audit but not considered by us. Any liability assessed as a result of this audit would negatively impact our financial condition but in the event the assessed liability is closer to the upper end of the range estimated, the Company would currently not have sufficient cash on hand to meet this obligation and would be forced to negotiate a payment plan.  If successful in securing financing on such a tax obligation, the assets of the Company would likely become subject to a tax lien which could have the effect of limiting our ability to secure new financing or by triggering a default under agreements with our current lenders.

We are exposed to credit risk, collection risk and payment delinquencies on our accounts receivable.

None of our outstanding accounts receivables are secured. Our standard terms and conditions permit payment within a specified number of days following the receipt of services or products. While we have procedures to monitor and limit exposure to credit risk on our receivables, there can be no assurance such procedures will effectively limit collection risk and avoid losses. To date, our losses on uncollectible receivables have been within historical trends and expectations but due to continuing poor economic conditions, certain of our customers have faced and may face liquidity concerns and have delayed and may delay or may be unable to satisfy their payment obligations.  Additionally, a sizable number of our cellular subscribers have transferred their services to AT&T to purchase the iPhone or other services that we have not been allowed to offer.  Balances due to us by customers that transfer to AT&T have proven difficult to collect once their service has been established with AT&T directly.  Both of these factors, among others, may have a material adverse effect on our financial condition and operating results in future periods.

Adverse conditions in the global economy and disruption of financial markets may significantly restrict our ability to generate revenues or obtain debt or equity financing.

The global economy continues to experience volatility and uncertainty. Such conditions could reduce demand for our products and services which would significantly jeopardize our ability to achieve our sales targets. These conditions could also affect our potential strategic partners, which, in turn, could make it much more difficult to execute a strategic collaboration. Moreover, volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products and services in a timely manner, or to maintain operations, and result in a decrease in sales volume. General concerns about the fundamental soundness of domestic and international economies may also cause customers to reduce purchases. Changes in governmental banking, monetary and fiscal policies to restore liquidity and increase credit availability may not be effective. Economic conditions and market turbulence may also impact our suppliers’ ability to supply sufficient quantities of product components in a timely manner, which could impair our ability to fulfill sales orders. It is difficult to determine the extent of the economic and financial market problems and the many ways in which they may affect our suppliers, customers, investors, and business in general. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm sales, profitability and results of operations. Economic downturns or other adverse economic changes (local, regional, or national) can also hurt our financial performance in the form of lower interest earned on investments and / or could result in losses of portions of principal in our investment portfolio.

We may be unable to attract and retain key personnel.

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. To date, we have retained highly qualified senior and mid-level management team, but cannot provide assurance that we will be able to successfully retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business prospects, operating results and financial condition. Our ability to maintain and provide additional services to our customers depends upon our ability to hire and retain business development and technical personnel with the skills necessary to keep pace with continuing changes in telecommunications industry. Competition for such personnel is intense.  Our ongoing litigation with AT&T and the necessary layoffs to align costs with our declining cellular revenues has created an environment of uncertainty for certain of our key personnel within this business segment.  Our inability to hire additional qualified personnel to support our existing cellular business may lead to higher levels of customer attrition or could result in higher recruiting, relocation and compensation costs for such personnel. These accelerated losses of revenues or increased costs may continue to erode our profit margins and make hiring new personnel impractical.

We are experiencing increasing competition in the marketplace for our cellular subscribers, and our primary competitor, AT&T, has significantly greater financial and marketing resources than us.

In the market for telecommunications products and services, we face competition from several competitors, but most notably from our primary supplier, AT&T.  AT&T continues to develop and is expected to continue developing products and services that may entice our cellular subscribers to move their services to AT&T directly.   Although this is the basis for our ongoing litigation with AT&T, the resolution to this litigation has been delayed for many months past our initial expectations (hearing delayed from November 2010 to an unscheduled date as of the date of this Report).  If we are not able to participate in these products and services, we will continue to lose subscribers to AT&T and possibly at an accelerated rate in the future and our financial condition will be materially and adversely affected. We cannot assure that we will be able to slow the rate of attrition of our cellular subscribers to AT&T or that AT&T will make any of its new products or services available to us in the future. AT&T has substantially greater capital resources, larger marketing staffs and more experience in commercializing products and services.  The losses of our cellular subscribers to AT&T to date has had a material but manageable impact on our financial condition but if we are unable to slow the subscriber losses, develop new revenues and margins to offset these losses or the litigation is further delayed and not settled in our favor, we will be forced to make further significant cost reductions in the business to sustain our operations which in turn may only accelerate our losses of revenues.

Amounts due under our senior revolving credit facility could accelerate as a result of continued losses of our cellular subscribers which could result in an operating cash deficiency and an inability to continue servicing the debt obligation.

We have historically relied upon our revolving credit facility with Thermo Credit, LLC (“Thermo”) to fund our working capital and operating needs. Initially, this facility provided sufficient available borrowings for us since underlying assets pledged as collateral were growing.  The primary asset pledged as collateral is our accounts receivable.  The launch of the iPhone in June 2007 and AT&T’s refusal to allow us to sell the iPhone has resulted in a steady decline in our subscriber base, the related billings and accounts receivable.  This decline in the subscriber base and related billings was accelerated as a result of the expiration our primary DFW distribution agreement with AT&T in August 2009, which ended our ability to add new subscribers and to allow AT&T subscribers in the DFW market to move their cellular services to us.  Prior to August 2009, transfers of customers from AT&T had partially offset some of the losses of customers leaving to purchase the iPhone from AT&T or Apple.  This decline in cellular billings and accounts receivable has directly reduced the borrowings available under the credit facility resulting in over-advances outstanding against the credit facility. We had to borrow the maximum amount available against our assets for certain debt restructuring transactions in addition to fund our working capital needs so the majority of the borrowed funds are not held in cash or other short term assets that would allow us to service an accelerated repayment of the credit facility.  To date, Thermo has allowed us to remain periodically over-advanced on the facility, extended certain repayment terms, modified certain scheduled debt amortization and has continued to allow the inclusion of certain assets in the computation of its borrowing base, which in turn has allowed us to meet our obligations. In addition, Thermo has granted the Company periodic non-compliance waivers when the Company could not meet its prior agreed debt service coverage ratio and positive operating income covenants in the second and third quarters of fiscal year 2011. If Thermo were to require repayment of all current over-advanced funds, we would likely experience operating cash deficiencies up to and including being unable to meet its obligations under this revolving credit facility. To the extent that we are unable to refinance this debt, we would likely not have the means to fully repay Thermo from the cash on hand or generated from current operations resulting in the possibility of a foreclosure on all of the assets of the Company. In March 2011, the Company executed a third amendment under its credit facility agreement with Thermo which among other things extended the maturity date of the facility to January 2013 and deferred certain principal payments (see Note 7 – “Long-Term Debt” for further discussion on the third amendment to the Thermo credit facility). Subsequent to the third amendment of the Thermo Revolver, Thermo informed the Company it no longer has the availability to borrow funds under the existing credit facility due to the over-advance funding against the Company’s non-accounts receivable assets, the outstanding balance of the credit facility and Thermo’s inability to receive additional cash from its funding source due to the magnitude of the Company’s debt facility within Thermo’s loan portfolio. The Company cannot provide assurance Thermo would not accelerate the amount due under the credit facility if the Company is not in compliance with the covenants under its debt agreement with Thermo going forward.

An accelerated reduction in our cellular subscriber base could have a material adverse effect on our business.

The launch of the iPhone in June 2007 and AT&T’s refusal to allow us sell the iPhone has resulted in a steady decline in our cellular subscriber base (see Item 1. Legal Proceedings for discussion of the action brought against AT&T related to the iPhone and other matters). This decline in our cellular subscriber base was accelerated as a result of the expiration of our primary DFW distribution agreement with AT&T in August 2009. We continue lose subscribers to AT&T and are currently seeking relief through a binding arbitration process that it initiated in September 2009. As AT&T continues to release new products or services that are not made available to us, losses of cellular subscribers will continue. If any of these products or services become an extraordinary demand or are required by consumers or businesses, the result could be an acceleration of cellular subscriber losses to AT&T.  Although we maintain contracts varying from one to two years with our current cellular customers, the customer may voluntarily elect to transfer to another carrier, including AT&T, at any time and incur a penalty fee. If expenses related to our cellular operations are not adjusted accordingly due to a declining subscriber base, we will have to rely upon our other business units to replace the revenue and income loss from our cellular operations. We can provide no assurance that any of our other existing business units could generate enough revenue in a timely manner to cover the losses sustained from a rapidly declining cellular subscriber base. We also can provide no assurance that our customers will continue to purchase products or services from us or that their purchases will be at the same or greater levels than in prior periods.

We may be unsuccessful in the arbitration with AT&T and could incur a significant obligation from the outcome of the arbitration or an unfavorable outcome from the arbitration could have a material adverse effect on the business.

Since July 2007, we have attempted to negotiate with AT&T for the purpose of obviating the need for legal action. However, such attempts have failed. Therefore, on September 30, 2009, the Company, through the legal entity Progressive Concepts, Inc. commenced an arbitration proceeding against New Cingular Wireless PCS, LLC and AT&T Mobility Texas LLC (collectively, “AT&T”) seeking monetary damages. In March 2011, both the Company’s and AT&T’s independent valuation experts filed initial damages computations with the arbitrator which valued each party’s respective damages as a result of the other party’s actions.   The Company’s expert provided damages computations under several scenarios which included damages assuming PCI’s damages were limited to the liquidated damages provision included in the distribution agreement and several alternate computation of lost profits depending on the timing of which it was determined that PCI should have been allowed to sell the iPhone.  Under the liquidated damages limitation, PCI’s damages are estimated to be $48.9 million.  Under the lost profits computations, PCI’s damages are estimated to be as high as $35.0 million due to lost profits on subscriber transferred to AT&T and those subscribers that PCI did not get because of it not being allowed to sell the iPhone.  Additionally, if it is determined that PCI should also be compensated for the fair value of its subscriber base as of August 31, 2009 (the date of the expiration of the DFW and San Antonio distribution agreements), damages could be increased by $51.8 million, resulting in total damages and compensation due to PCI totaling $86.8 million.  These damages estimates are subject to final revisions by the Company’s damages expert prior to the final hearing.  The Company can provide no assurance that it will prevail in the arbitration matter or, even if and when it does, it will be awarded the amount of damages it currently estimates. There is no assurance that such damages, if and when awarded, will not be significantly less than the damage estimates discussed above.

The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented PCI from selling the popular iPhone and other “AT&T exclusive” products and services that PCI believes that it is and has been contractually entitled to provide to its customers under distribution agreements between PCI and AT&T. In response to PCI’s initiating its legal action, AT&T filed certain counterclaims in the arbitration, including seeking monetary damages for equipment transactions between the parties and certain alleged breaches of the distribution agreement by the Company. In March 2011, AT&T’s independent valuation expert filed initial damages computations with the arbitrator and estimated AT&T’s damages to be in the range of $7.6 million to $9.9 million depending on the arbitrator’s interpretation of the San Antonio distribution agreement.

If we do not prevail in our claim against AT&T, then the expected result is that we would continue to service our subscribers under the distribution agreement and would not be awarded any monetary damages. While we believe that AT&T’s counterclaims are baseless, if AT&T prevails in its counterclaims during the arbitration, we could potentially be held liable for certain payments to AT&T or it could be ruled that we had defaulted on certain terms and conditions of the distribution agreement as a result of actions alleged in these counterclaims which could give AT&T the right to terminate the distribution agreements. We can provide no assurance that we will prevail in the arbitration against AT&T or be able to defend against the counterclaims raised by AT&T or pay any obligations due to AT&T in the event they were to prevail in any of their counterclaims.

Risks Relating to Our Common Stock

Our common stock is not traded on any national securities exchange.

Our common stock is current quoted on the OTC Bulletin Board and is not heavily traded, which may increase price quotation volatility and could limit the liquidity of the common stock, all of which may adversely affect the market price of the common stock and our ability to raise additional capital.

The market price of our common stock may be volatile and could adversely affect current and future shareholders.

The market price of our common stock has been and will likely continue to be volatile, as in the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions and terms in the industry in which we operate or sales of our common stock, investor perceptions of our company, the success of competitive products, services or technologies or regulatory developments. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. Additionally, because our stock is thinly trading, there is a disparity between the bid and the asked price that may not be indicative of the stock’s true value.

Our common stock is considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is and has historically been significantly less than $5.00 per share and, therefore, it is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

The sale of our common stock as a result of recent transactions by our former parent company, TLLP may cause substantial dilution to our existing shareholders and the sale of these shares of common stock could cause the price of our common stock to decline.

In July 2011, the Company registered up to 20,499,001 shares of our common stock that may be sold into the market by certain shareholders that had purchased shares of our common stock from our former parent company TLLP.  Included in this registration were 12,000,000 shares that were registered for TLLP.  As a result of the transfer of the majority of TLLP’s holdings of Teletouch’s common stock on August 11, 2011 to allow TLLP to settle certain of its debt obligations, additional shares are contemplated to be registered in the coming months. The shares already registered may be sold immediately or over an extended period. Depending upon market liquidity at the time, sales of shares of our common stock by these shareholders may cause the trading price of our common stock to decline. These shareholders may sell all, some or none of those shares. The sale of a substantial number of shares of our common stock by these shareholders, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may likely issue additional equity or debt securities, which may materially and adversely affect the price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. We have used, and will likely use or continue to use, our common stock or securities convertible into or exchangeable for common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity securities are issued, particularly during times when our common stock is trading at relatively low price levels, the price of our common stock may be materially and adversely affected.

Our publicly filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

The reports of publicly traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review. Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as information relating to Teletouch that is based on management’s exercise of business judgment and assumptions made by and information currently available to management. When used in this document and other documents, releases and reports released by us, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward looking statements. Several of these factors include, without limitation:

•	There is substantial doubt as to our ability to continue as a going concern
•	Our reduced cash balances may impede our ability to support our operations, service our debt or satisfy our vendors’ payment terms
•	We may be exposed to additional sales tax liability
•	We are exposed to credit risk, collection risk and payment delinquencies on our accounts receivable
•	Adverse conditions in the global economy and disruption of financial markets
•	Our inability to attract and retain key personnel
•	Increasing competition in the marketplace for our cellular subscribers, and the fact that our primary competitor, AT&T, has significantly greater financial and marketing resources than us
•
Continued losses in our cellular subscribers, which, in turn, could result in an operating cash deficiency and an inability to continue servicing the debt obligation, due to amounts we owe under our senior revolving credit facility

•	Our inability to prevail in the pending AT&T arbitration with AT&T

These factors are not necessarily all of the important factors that could cause actual results of operations to differ materially from those expressed in these forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. We cannot assure you that projected results will be achieved.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock in this offering that are made by the Selling Shareholders.

MARKET PRICE OF SECURITIES AND RELATED SHAREHOLDER MATTERS

Market Information

Our securities are currently quoted on the OTC Bulletin Board electronic exchange under the symbol “TLLE.OB”  Set forth below are the high and low sales prices for the common stock for each quarter in the two most recent fiscal years ended May 31, 2011 as reported by OTC Bulletin Board. Such quotation reflects inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

	Common Stock
	High	Low
Fiscal Year 2012
1st Quarter	$0.63	$0.46
Fiscal Year 2011
1st Quarter	$0.55	$0.30
2nd Quarter	0.52	0.40
3rd Quarter	0.51	0.11
4th Quarter	0.55	0.35
Fiscal Year 2010
1st Quarter	$0.14	$0.08
2nd Quarter	0.12	0.08
3rd Quarter	0.23	0.08
4th Quarter	0.40	0.10

On October 26, 2011, the last sale price of our common stock as reported on OTC Bulletin Board was $0.59 per share.

As of May 31, 2011, 49,916,189 shares of common stock were issued, and 48,739,002 shares of common stock were outstanding.  As of that same date, 5,655,817 options to purchase common stock were issued and outstanding.

As of May 31, 2011, there were 43 holders of record of the Company’s common stock based upon information furnished by Continental Stock Transfer & Trust Company, New York, New York, the Company’s transfer agent. The number of holders of record does not reflect the number of beneficial holders, which are in excess of 600, of our common stock for whom shares are held by banks, brokerage firms and other entities.

Dividends

Teletouch has never paid any cash dividends nor does it anticipate paying any cash dividends from cash generated by its operations in the foreseeable future.  However, if and to the extent the Company prevails in its litigation against AT&T, the Board, in the exercise of its sole discretion with respect to this matter, may consider a cash dividend on its common stock, the timing and extent of which (if any), among other things, will also be determined by the Board.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the results of operations and financial condition of the Company should be read in conjunction with the consolidated financial statements and the related notes and the discussions under “Critical Accounting Estimates,” which describes key estimates and assumptions we make in the preparation of our financial statements.

Management’s discussion and analysis of results of operations and financial condition is intended to assist the reader in the understanding and assessment of significant changes and trends related to the results of operations and financial position of the Company.  This discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes and the discussions under “Critical Accounting Estimates,” which describes key estimates and assumptions we make in the preparation of our financial statements.   The Company’s fiscal year begins on June 1 and ends on May 31.  Unless otherwise noted, all references in this document to a particular year shall mean the Company’s fiscal year ending May 31.

On August 11, 2011, there was a change in ownership of the Company due to TLLP, the Company’s former parent company, selling shares of Teletouch common stock to settle certain debt obligations (see Item 1. “Change of Ownership and Voting Control of Teletouch” for more information on the change of control).

Executive Summary

Compared to Teletouch’s best operating results in almost a decade during fiscal year 2010, the operating results for fiscal year 2011 were disappointing primarily because of the ongoing dispute with AT&T which resulted in another year of heavy subscriber and revenue losses in our core cellular business segment. The dispute with AT&T has been tied up in arbitration since September 2009 and the damages to the Company have been accumulating, at an increasing rate, since the launch of the iPhone in June 2007. For fiscal year 2011, the Company is reporting a net loss of approximately $2,500,000 which is down from the prior year by approximately $4,100,000 of which $3,300,000 is directly attributable to the decrease in net income in the cellular business segment as a result of the loss of slightly over 13,000 cellular subscribers or almost 22% of the cellular subscriber base compared to the prior fiscal year end. Additionally, the Company incurred approximately $1,400,000 in legal and professional fees in fiscal year 2011 to support its ongoing litigation against AT&T. Although the Company started settlement discussions with AT&T in May 2011 which contemplates a multi-year renewal of all of its agreements with AT&T along with certain cash consideration for its damages, these discussions, while progressing, are doing so at a much slower pace than expected and the Company may be forced to put this matter back in the hands of the arbitrator and proceed toward a final hearing if its operating results and financial condition continues to trend downward (see Part I, Item 3. Legal Proceedings for discussion of the action brought against AT&T related to the iPhone and other matters).

AT&T’s actions and the ongoing litigation have not only taken a toll on the operating results of the Company but have caused the Company to divert significant personnel resources to this effort and have had a material impact on the Company’s liquidity.  As of May 31, 2011, the Company had cash on hand of $2,200,000 which has decreased by $2,700,000 from the prior fiscal year.  Further, certain debt obligations are near maturing that the Company has been unable to refinance to date, primarily due to the degradation of the business caused by the ongoing dispute with AT&T.  As of May 31, 2011, the Company is reporting a working capital deficit of slightly over $7,000,000 compared to a deficit of $1,200,000 last year.

These financial challenges have been met by aggressive cost reduction measures at the Company beginning in fiscal year 2010 and continuing through fiscal year 2011.  The Company implemented business restructuring plans in December 2010, February 2011 and April 2011 in an effort to realign its costs with its declining cellular revenues. The Company estimates monthly cost reductions going forward of approximately $190,000 compared to previous expense levels as a result of the cost reduction actions taken.

The Company’s efforts to retain its cellular customers have possibly slowed the rate of attrition but these subscriber losses are expected to continue at the same or possibly an increased rate until such time as the Company is successful negotiating a renewal of its agreements with AT&T or such time as the arbitrator causes AT&T to provide to the Company the products and services that to date have been withheld.  There are numerous possible outcomes to the litigation and the settlement discussions with AT&T and the Company can provide no assurance that any outcome will result in it being able to recover the losses it has incurred to date or slow the current rate of decline in this business.  Therefore, much of the Company’s efforts during fiscal year 2011 were focused on enhancing revenues from its wholesale distribution business segment and its two-way radio business segment.

The Company is cautiously optimistic that its efforts in fiscal year 2011 have positioned the wholesale distribution business and the two-way radio business unit for growth in fiscal year 2012.  A number of discussions are ongoing with cellular handset manufacturers to negotiate direct purchasing relationships which could provide a sufficient and steady supply of handsets for its wholesale business unit to meet the continuing demand for these handsets in both domestic and international markets. To date, no direct purchasing agreements with cellular manufacturers have been completed, but the Company is hopeful that it will be able to finalize one or more such agreements in the first half of fiscal year 2012.   Fiscal year 2011 was a key year for our two-way radio business unit in that the Company was awarded a multi-year contract with the General Services Administration (“GSA”), a Texas multiple awards contract (TXMAS) by the State of Texas and was approved to have its two-way radio and emergency vehicle products listed on BuyBoard®, a website operated by an administrative agency of the State of Texas.  These various contract awards open a distribution channel to federal, state, and local governments as well as to schools and universities well outside of the Company’s current geographic footprint.  Further, being an approved vendor under these contracts does provide a competitive advantage for the Company over many of its competitors to sell direct to these types of entities.  Early sales in fiscal year 2011 under these contracts were not material to the two-way business unit but early sales results in fiscal year 2012 are increasing to levels that are expected to be significant as compared to any prior fiscal year period for this business unit.

During fiscal year 2011, the Company restructured its existing key sales personnel by creating new sales teams, regional sales managers and product managers in an effort to promote the cross-training of all products lines sold within the Company.  The product managers are focused on growing the Company’s product lines with the development of new sales strategies and are continually analyzing the Company’s product mix for increased sales.  The product managers also assist the sales teams and managers with back-end support such as creating and updating price lists, quoting specialty jobs and supplying technical knowledge of the products sold within the Company.  The Company is optimistic that this restructured sales organization will improve sales in all areas during fiscal year 2012.

Although the Company believes it can maintain a profitable, but declining cellular business in the future with its existing subscriber base, organic growth in its other business units or new business acquisitions will be necessary to offset expected losses of revenue and profits from its core legacy cellular business. Since the Company struggled to significantly increase the revenues in its different business units during fiscal year 2011, the Company will be increasing its efforts in fiscal year 2012 to identify businesses to acquire that have growth potential and would be able to leverage the Company’s existing resources. The Company has been in discussion with an acquisition target that is complementary to its existing business operations and capable of replacing the majority of the revenues lost in the Company’s cellular business. During the third quarter of fiscal year 2011, the Company engaged an investment banking firm to negotiate this transaction and secure financing for the acquisition. As of the date of this Report, the Company has received non-binding term sheets from several financing sources and has issued a non-binding letter of intent to the acquisition target.   The Company has completed some initial diligence on the target company which has raised certain concerns about its financial records.  The Company expects to make a determination of its level of interest in pursuing this acquisition further within the next couple of months.  If the Company decides to proceed, the timing of completing this acquisition will be dependent on many factors, one of which will be the completion of financial statement audits which will be required for Teletouch to enter into this transaction.  The Company can provide no assurance that it will decide to move forward with its efforts to complete this transaction nor can it provide any assurance the target company can be audited if it does decide to move forward with the transaction.

Discussion of Business Strategy by Operating Segment

During fiscal year 2010, the Company was successful in improving its operating results across all of its business units through aggressive cost management in addition to improved sales in its wholesale and two-way businesses.  During fiscal year 2011, the Company continued to manage its costs closely and expended significant effort into retaining its recurring cellular subscriber base, but with operating results continuing to deteriorate, the Company started to shift its focus toward developing new sources of revenue for its wholesale distribution and its two-way radio business units.  In fiscal year 2012, the Company expects to complete its litigation against, or reach a settlement with AT&T, which will determine the future of its current cellular business.  Until such time as an outcome is determined on its cellular business with AT&T, the Company will continue its efforts to retain its cellular subscribers and control costs but will focus on growing its public safety equipment product lines in its two-way business through the various government contracts it was awarded in fiscal year 2011 and focus on securing additional similar contracts with other states.  Improving results for fiscal year 2012 in the Company’s wholesale business will be dependent on negotiating one or more direct relationships with a cellular handset manufacturer which to date has proven to be a difficult and lengthy process. The Company is hopeful that following the conclusion of the litigation against AT&T and with improved operating results that one or more of its negotiations with cellular handset manufacturers may be  finalized.  In the event that its organic growth efforts do not produce better results for fiscal year 2012, the Company will be increasing its efforts to identify acquisition opportunities and find further cost reduction opportunities in all businesses to maximize profitability.  To support its growth efforts and improve liquidity in fiscal year 2012, the Company will also be diligently working to secure new financing or modification and extensions on existing financing.

Cellular Operations

With PCI’s exclusivity to AT&T in the DFW market lifted in August 2009 after the expiration of the initial term of its primary cellular distribution agreement with AT&T and after being unable to reach an alternate form of agreement with AT&T, the Company began actively negotiating final terms under a variety of new cellular carriers, WiFi, WiMax and related wireless communications relationships. The Company began launching these new cellular carrier services and products in the later part of fiscal year 2010. On January 19, 2010, the Company signed a new two-year, national distribution agreement with Clearwire Communications (NASDAQ: CLWR) to sell its 4G service called CLEAR.  On January 26, 2010, the Company announced that it had entered into a two-year, Authorized Representative Agreement with Sprint (NYSE:S) subsidiary, Sprint Solutions, Inc. In December 2010, the Company mutually agreed to terminate its agreement with Sprint due to lower than expected activations and a variety of sales and operational support issues encountered.  Despite the lack of success with Sprint and until such time as any new agreement is negotiated with AT&T, the Company will continue to develop new carrier relationships to offer its customers a choice in services and additional products which it expects will help in its efforts to retain its cellular customers in DFW and San Antonio.

In fiscal year 2012, the Company will focus on the retention of its approximately 47,000 remaining cellular subscribers, which primarily reside in the DFW and San Antonio markets in Texas.  In addition, the Company will continue to focus on developing the other markets covered by its existing AT&T distribution agreements, which includes the East Texas market where Teletouch currently has personnel and existing infrastructure in place.

In the event that the Company is successful in reaching a settlement agreement with AT&T and such settlement includes a multi-year extension of all of its distribution agreements with AT&T, the Company will shift its focus and resources in its cellular business to subscriber acquisition to begin restoring its subscriber base and build its recurring revenues.  There is no assurance that the Company will be able to reach any settlement agreement with AT&T and therefore would have to rely on a favorable outcome from the litigation for any opportunity to grow its cellular business again.  The Company cannot provide any assurance that it will prevail or that any outcome will be favorable if this dispute has to be settled by the arbitrator (see Part I, Item 3. Legal Proceedings for discussion of the action brought against AT&T related to the iPhone and other matters).

Wholesale Business

During fiscal year 2010, the Company’s focus in the wholesale business was managing credit exposure on sales, pricing methodology, improving margins and increasing inventory turnover. The extensive re-evaluation of the wholesale business in 2009 resulted in certain sustainable operating changes to the business, including office staff reductions, new sales hiring, re-pricing of new and non-current inventory, as well as identified the necessity to grow market share and focus on more exclusive product offerings. In October 2009, the Company materially increased its cellular handset brokerage business selling to volume buyers both domestically and internationally.  Initially the Company primarily brokered phones manufactured by Research In Motion, better known as the manufacturer of Blackberry® cellular handsets. This brokerage business contributed to the increase in product sales for the Company’s wholesale business during the second and third quarter of fiscal year 2010, which correspond to the traditional holiday selling season. The Company’s handset brokerage business declined throughout the remainder of fiscal year 2010 because the Company was unsuccessful in locating a stable volume supplier of cellular handsets following the purchasing restrictions imposed on the Company by AT&T in December 2009. In the second quarter of fiscal year 2011, through certain negotiations with AT&T, the Company was able to increase the amount of product available for sale through its wholesale brokering business. Although the Company was successful in continuing the brokering business, the unavailability of product for half of the fiscal year caused the brokering sales to decrease in fiscal year 2011 when compared to fiscal year 2010. In the later part of fiscal year 2011, the Company obtained a Master Distributor Agreement with AFC Trident, Inc., which allows the Company to sell high quality cellular phone accessories exclusively in certain states. The Company will continue to focus on pursuing new suppliers of cellular handsets to support the wholesale brokerage business as well as locating additional products to complement its wholesale distributing operations.

Two-Way Radio Operations

In fiscal year 2010, the Company’s two-way division secured a contract in support of the re-banding efforts undertaken nationally to migrate public safety communications to frequencies that will not experience interference from certain radio channels operated by Sprint / Nextel.  This project covers the East Texas market and generated approximately $406,000 and $100,000 in installation revenues during fiscal years 2010 and 2011, respectively. Teletouch’s long-term relationships and reputation with the various governmental entities over its  roughly 47 year presence in East Texas has allowed the Company to procure this business to date. In fiscal year 2011, the Company was successful in expanding its two-way business in different markets by focusing on government entities and business customers in the DFW area that are long-term cellular customers of PCI.  During the last quarter of fiscal year 2010, PCI’s direct business cellular salespeople began promoting two-way products to new and existing business customers in an effort to offer a wider range of wireless products to fit their customer’s needs.

As a complement to and embedded in its two-way radio segment, the Company began selling emergency vehicle products in late 2007 under several master distributor agreements with its suppliers.  The product lines include various aftermarket accessories that are added to vehicles in the public safety industry, but primarily includes light bars, sirens and computer equipment supports mounted in-vehicle.  During fiscal year 2011, the Company focused on expanding the distribution of these product lines to other markets by cross-training of existing sales personnel in those other markets as well as by opening new distribution points in those markets.  In addition, the Company worked with its manufacturers to secure approval to sell these products into other protected markets and to potentially acquire other existing distribution in these markets.

In September 2010, Teletouch was awarded a multi-year contract with the General Services Administration (“GSA”) initially for the Company's comprehensive product line of public safety, emergency vehicle lighting and siren equipment manufactured by Whelen Engineering, Inc.   The contract allows the Company the opportunity to compete in the public and emergency products category nationwide, allowing federal, state    and  / or local government agencies to purchase items from the Company’s public safety product line quickly and cost effectively. In addition, the contract enables the Company to streamline its purchasing process for its current government customers and will allow the Company to serve new customers around the country in the same manner.  Furthermore, in the near future, the Company will offer additional products and services from its different businesses through the GSA. The GSA Schedule is a government-wide procurement system. Teletouch will be providing all government agencies with the contracted "best value" pricing, as well as simplifying procurement for its products and services. When government agencies place orders with Teletouch, it will allow the agencies to fulfill their bidding and quote comparison requirements, without having to prepare new bids, which will increase overall purchasing efficiency and lower costs. The GSA contract award criteria were stringent and Teletouch was evaluated on its overall quality, pricing, financial, corporate stability and customer references. Teletouch's public safety products will fall under Schedule 84, which includes Total Solutions for Law Enforcement, Security, Facilities Management, Fire, Rescue, Clothing, Marine Craft and Emergency / Disaster Response. The Company’s contract with the GSA was effective on October 1, 2010, for an initial period of five years, with the GSA having the option to extend the contract for three additional 5-year periods.

In addition, during fiscal year 2011, the Company pursued contracts with other agencies in an effort to sell its public safety product line with city, county and state government agencies which do not procure their products through the GSA system. In March 2011, the Company was approved to have its two-way radio and emergency vehicle products listed on BuyBoard®, a website operated by the Local Government Purchasing Cooperative, an administrative agency in the State of Texas tasked with identifying and approving qualified vendors, products and services for purchase by all cities, counties and schools in the State.  In late fiscal year 2011, the Company was notified of being awarded a Texas multiple awards contract (TXMAS) by the State of Texas which allows the Company to sell its products to all State agencies and authorized local public entities.  Both BuyBoard® and TXMAS provide additional means for the Company’s products to be purchased by public entities in the State of Texas without being subjected to the lengthy bidding process required to purchase these products from other non-approved companies in the State. These alternative sales outlets allow government agencies to purchase products in the same cost effective manner as if they were utilizing the GSA system.

During fiscal year 2012, the Company will continue to focus its efforts on expanding the its public safety equipment product lines using the GSA, TXMAS and BuyBoard® contracts to increase its sales to federal, state and local government agencies.

Results of Operations for the fiscal years ended May 31, 2011 and 2010

Overview of Operating Results for fiscal years 2011 and 2010

The consolidated operating results for the fiscal years ended May 31, 2011 and 2010 are as follows:

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change
Operating results
Service and installation revenue	$20,575	$25,943	$(5,368)	-21%
Product sales revenue	19,849	26,016	(6,167)	-24%
Total operating revenues	40,424	51,959	(11,535)	-22%

Cost of service, rent and maintenance (exclusive of depreciation and amortization)	6,047	7,196	(1,149)	-16%

Cost of products sold	18,311	23,028	(4,717)	-20%

Other operating expenses	16,187	17,757	(1,570)	-9%

Operating income (loss)	$(121)	$3,978	$(4,099)	-103%

Net income (loss)	$(2,501)	$1,600	$(4,101)	256%

The decrease in net income for fiscal year 2011 compared to fiscal year 2010 is primarily attributable to the reduction in net income in all of the Company’s operating segments.  The Company’s cellular operations experienced a decrease in net income of approximately $3,267,000 for fiscal year 2011 compared to fiscal year 2010 due to a loss of approximately 13,000 cellular subscribers, or 22% of its cellular subscriber base from the prior fiscal year.  The Company has focused on enhancing its profit margins on its cellular service revenues by selling more profitable cellular features provided by PCI to its remaining subscriber base and by controlling expenses in this business unit, but these efforts have minimally offset the loss of margins resulting from the subscriber attrition experienced in fiscal year 2011.  Of the 13,000 cellular subscribers lost since May 31, 2010, approximately, 7,800 of those subscribers were lost to AT&T and of these, approximately 4,300 subscribers transferred to AT&T to purchase the iPhone.  These significant losses of cellular subscribers to AT&T are the basis for our ongoing litigation against AT&T.  The Company’s wholesale operations experienced a decrease in net income of approximately $496,000 for fiscal year 2011 compared to fiscal year 2010.  The decrease is primarily attributable a higher volume of cellular handsets sold through the Company’s brokerage activities within its wholesale business unit in the third quarter of fiscal year 2010 compared to a much lower volume of similar sales in fiscal year 2011 due to the Company’s inability to locate a new direct supplier for cellular phones after the supply of these phones to the Company’s wholesale business was cut off by AT&T in December 2009.  The wholesale broker sales totaled approximately $7,598,000 for fiscal year 2011 compared to broker sales of approximately $11,991,000 for fiscal year 2010. The Company’s two-way operations experienced a decrease in net income of approximately $374,000 for fiscal year 2011 compared to fiscal year 2010. The decrease in earnings in the two-way radio segment is due to a larger portion of the installation revenues related to the City of Tyler radio frequency re-banding project that were earned in the prior fiscal year compared to the revenues that were recorded for the same project during the first half of fiscal year 2011.   The re-banding project was a significant project for the two-way radio business and there are no single projects with similar revenues and margins expected during fiscal 2012.

Due to the predicted decline in cellular revenues, the Company forecasted fiscal year 2011 to have negative operating results without the acquisition of a new business or a direct relationship with a manufacturer for increased wholesale broker sales. The Company believed that it would be able to complete one or both of these initiatives around by mid fiscal year 2011.  However, these matters along with the ongoing arbitration with AT&T and the development of its public safety equipment product sales through the GSA and TXMAS contracts took longer than anticipated so the Company did not realize a significant improvement in earnings from these growth initiatives in fiscal year 2011.  By the second quarter of fiscal year 2011, it became apparent that the operations could not sustain the loss of cellular revenues without some significant growth in revenues from another source or without significant cost reductions. Therefore, with no significant revenue or margin growth forecasted for the remainder of fiscal year 2011, the Company restructured its operations in the third and fourth quarter of fiscal year 2011 to align its costs with the reduction in revenues.  The restructuring resulted in the closure of 4 Hawk branded service centers in the Dallas / Fort Worth area and a reduction of approximately 53 personnel.  The Company estimates monthly cost reductions will be realized from its fiscal year 2011 restructuring activities of approximately $190,000 compared to the expense levels for the majority of fiscal year 2011. With its last restructuring completed in the fourth quarter of fiscal year 2011, the Company will operate at this reduced cost structure for a full year in fiscal year 2012. If the Company is unable to improve revenues and operating results early in fiscal year 2012, further cost reduction measures will be taken.

Significant Components of Operating Revenues and Expenses

Operating revenues are primarily generated from the Company’s cellular, wholesale and two-way radio operations and are comprised of a mix of service, rent and maintenance revenues as well as product revenues.  Service, rent and maintenance revenues are generated primarily from the Company’s cellular and two-way radio operations.  Within the cellular operations, the primary service revenues are generated by PCI from the sale of recurring cellular subscription services under several master distributor agreements with AT&T. Since 1984, the Company’s subsidiary, PCI, has held agreements with AT&T and its predecessor companies, which allowed PCI to offer cellular service and customer service to AT&T customers in exchange for certain compensation and fees.  PCI is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to AT&T. Within the two-way radio operations, service revenues are generated by the sale of subscription radio services on the Company’s own radio network as well as from the sale of maintenance services on customer owned radio equipment.  The Company’s wholesale business generated service revenues from its car dealer expediter operations prior to the elimination of those operations in the fourth quarter of fiscal year 2011.

The majority of the Company’s product sales are generated by PCI’s wholesale operations and are comprised of cellular telephones, cellular accessories and 12-volt (automotive) mobile electronics, which are sold to smaller dealers and carriers throughout the United States. In addition, the wholesale business included product sales from its car dealer expeditor operations through the early part of the fourth quarter of fiscal year 2011 when the expeditor operations were shut down due to lack of profitability.  Within the cellular operations of the Company, product sales are comprised primarily of cellular telephones and accessories sold through PCI’s retail stores, outside salespeople and agents to generate recurring cellular subscription revenues. The two-way radio operations’ products are comprised of radios and service parts for radio communication systems, vehicle mounted radar and camera systems, emergency vehicle lighting and other related public safety equipment.

Cost of providing service, rent and maintenance consists primarily of costs related to supporting PCI’s cellular subscriber base under the master distributor agreement with AT&T including:

▪
Costs of recurring revenue features that are added to the cellular subscribers’ accounts by PCI which are not subject to the revenue sharing arrangement with AT&T; such features include roadside and emergency assistance program, handset and accessory warranty programs and certain custom billing services.

▪
Cost of third-party roaming charges that are passed through to PCI by AT&T.  Roaming charges are incurred when a cellular subscriber leaves the designated calling area and utilizes a carrier, other than AT&T, to complete the cellular call.  PCI is charged by AT&T for 100% of these “off-network” roaming charges incurred by its customer base.

▪
Costs to operate and maintain PCI’s customer service department to provide billing support and facilitate account changes for cellular service subscribers.  These costs primarily include the related payroll and benefits costs as well as telecommunication charges for inbound toll-free numbers and outbound long distance.

▪	Costs of the Company’s retail stores including personnel, rents and utilities.
▪	Costs of bad debt related to the cellular service billings.

Cost of products sold consists of the net book value of items sold from the Company’s operating segments, which are cellular telephones, accessories, two-way radio, public safety equipment and 12-volt mobile electronics and their related accessories as well as the expenses and write-downs of equipment and accessory inventory for shrinkage and obsolescence. We recognize cost of products sold, other than costs related to write-downs of equipment and accessory inventory for shrinkage and obsolescence, when title passes to the customer. In PCI’s wholesale operations, products and accessories are sold to customers at pricing above PCI’s cost. However, PCI will generally sell cellular telephones below cost to new and existing cellular service customers as an inducement to enter into one-year and two-year subscription contracts, to upgrade service and extend existing subscription contracts or in connection with other promotions. The resulting equipment subsidy to the majority of PCI’s cellular customers is consistent with the cellular industry and is treated as an acquisition cost of the related recurring cellular subscription revenues. This acquisition cost is expensed by the Company when the cellular equipment is sold with the expectation that the subsidy will be recovered through margins on the cellular subscription revenues over the contract term with the customer.

Selling and general and administrative costs include customer acquisition or selling costs, including the costs of our retail stores, sales commissions paid to internal salespeople and agents, payroll costs associated with our retail and direct sales force and marketing expenses.  Also included in this category are the general and administrative corporate overhead costs including, billing and collections costs, information technology operations, customer retention, legal, executive management, finance, marketing, human resources, strategic planning and technology and product development, along with the related payroll and facilities costs.  Other general and administrative costs included in this category are the ongoing costs of maintaining Teletouch as a public company, which include audit, legal, other professional and regulatory fees.

Service and Installation Revenue for fiscal years ended May 31, 2011 and 2010

The service and installation, revenues shown below have been grouped and are discussed by the Company’s reportable operating segments as defined under GAAP. The corporate category includes the service revenues that are not generated by the business operations of the Company that meet the quantitative requirements for segment reporting under GAAP.  The corporate service revenues primarily consist of revenues earned from a mineral rights lease the Company executed with Chesapeake Exploration, LLC, in June 2008.

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Service and installation revenue
Cellular operations
Gross cellular subscription billings	$39,778	$51,364	$(11,586)	-23%
Net revenue adjustment (revenue share due to AT&T)	(20,856)	(27,483)	6,627	-24%
Net revenue reported from cellular subscription billings	18,922	23,881	(4,959)	-21%

Two-way radio operations	1,507	1,881	(374)	-20%
Wholesale operations	71	83	(12)	-14%
Corporate operations	75	98	(23)	-23%

Service and installation revenue	$20,575	$25,943	$(5,368)	-21%

Gross cellular subscription billings are measured as the total recurring monthly cellular service charges invoiced to PCI’s cellular subscribers from which a fixed percentage of the dollars invoiced are retained by PCI as compensation for the billing and support services it provides to these subscribers. PCI remits a fixed percentage of the gross cellular subscription billings to AT&T and absorbs 100% of any bad debt associated with the gross cellular subscription billings under the terms of its distribution agreement with AT&T.  The Company uses the calculation of gross cellular subscription billings to measure the overall growth of its cellular business and to project its future cash receipts from the subscriber base.

The 23% decrease in the cellular operations gross cellular subscription billings for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year resulted primarily from a decrease in monthly access charges of approximately $6,131,000.  In addition, the cellular operations segment experienced a decrease in gross billings for roamer and toll charges of approximately $820,000, a decrease in gross billings for data charges of approximately $1,290,000 and a decrease in gross billings for custom features of approximately $1,409,000 for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year.  The reduction in gross cellular subscription billings is due to a decline in the Company’s cellular subscriber base, which is primarily a result of the Company’s inability to offer the iPhone to its cellular customers, resulting in the Company’s cellular subscribers transferring their service to AT&T in order to purchase the iPhone.  During fiscal year 2011, the Company experienced a loss of approximately 13,000 cellular subscribers.  The decrease in cellular service revenue is also related to the termination of the Company’s Dallas / Fort Worth distribution agreement with AT&T on August 31, 2009. Subsequent to that date, the Company was prohibited from adding new customers to its Dallas / Fort Worth subscriber base. The Company had 47,463 subscribers as of May 31, 2011 compared to 60,672 subscribers as of May 31, 2010.

The 20% decrease in the two-way radio operations service and installation revenue for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year is primarily due to a decrease in billings related to the City of Tyler radio frequency re-banding project. Revenues related to the re-banding project decreased by approximately $254,000 for the two-way operations year over year due to the bulk of the re-banding project being completed in fiscal year 2010.  In addition, the two-way business experienced a decrease in rental, maintenance and LTR service revenues of approximately $31,000, $64,000 and $31,000, respectively, year over year primarily due to a decrease of two-way LTR subscribers.

Cost of Service and Installation for fiscal years ended May 31, 2011 and 2010

Cost of service and installation expense consists of the following significant expense items:

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Cost of service and installation
Cellular operations	$4,320	$5,557	$(1,237)	-22%
Two-way operations	1,618	1,573	45	3%
Wholesale operations	109	66	43	65%

Total cost of service and installation	$6,047	$7,196	$(1,149)	-16%

The 22% decrease in cost of service, rent and maintenance related to the Company’s cellular operations for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year is directly related to the corresponding decrease in cellular service revenues as a result of the declining cellular subscriber base.  Bad debt costs and costs related to the Company’s extended phone warranty program decreased by approximately $442,000 and $352,000, respectively, year over year. In addition, employee compensation costs from the Company’s cellular operations decreased by approximately $118,000 for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year due to a reduction in personnel, primarily in customer support areas as a result of having fewer cellular subscribers to support as compared to the prior fiscal year.  The cellular customer service department had 38 employees as of May 31, 2011 compared to 52 employees as of May 31, 2010.

Product Sales and Cost of Products Sold for fiscal years ended May 31, 2011 and 2010

Product sales and related cost of products sold shown below have been grouped and are discussed by the Company’s reportable operating segments as defined under GAAP. The corporate category includes the product sales revenues that are not generated by the business operations of the Company that meet the quantitative requirements for segment reporting under GAAP.

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Product Sales Revenue
Cellular operations	$2,948	$4,281	$(1,333)	-31%
Two-way radio operations	3,246	2,986	260	9%
Wholesale operations	13,647	18,742	(5,095)	-27%
Corporate operations	8	7	1	14%

Total product sales revenue	$19,849	$26,016	$(6,167)	-24%

Cost of products sold
Cellular operations	4,093	4,593	(500)	-11%
Two-way radio operations	2,427	2,340	87	4%
Wholesale operations	11,792	16,116	(4,324)	-27%
Corporate operations	(1)	(21)	20	-95%

Cost of products sold	$18,311	$23,028	$(4,717)	-20%

Product sales revenue:  The 31% decrease in product sales from the cellular business for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year is primarily due to a decrease in cellular phone activations and upgrades and a decrease in the average selling price of cellular handsets during fiscal year 2011.  The Company activated 2,924 phones during fiscal year 2011 compared to 5,291 cellular phone activations during fiscal year 2010, which contributed to the decrease of cellular product sales revenue of approximately $543,000, year over year.  In addition, the Company experienced 13,480 cellular phone upgrade transactions in fiscal year 2011 compared to 14,339 transactions in fiscal year 2010. The decrease in cellular phone upgrade transactions along with a lower average selling price of cellular handsets resulted in a decrease of cellular product sales of approximately $474,000 year over year. The reduction in cellular phone activations and upgrades is primarily attributable to the termination of the Company’s Dallas / Fort Worth distribution agreement with AT&T on August 31, 2009. Subsequent to that date, the Company is prohibited from adding new customers to its Dallas / Fort Worth subscriber base.

The 9% increase in product sales related to the Company’s two-way radio operations for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year is primarily related to an increase in sales of public safety equipment products.  The two-way business increased sales of public safety equipment by approximately $278,000, year over year which is attributable to increased marketing efforts in the Dallas / Fort Worth, Texas market of this product line during fiscal year 2011.

The 27% decrease in product sales related to the Company’s wholesale operations for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year is primarily related to the Company being unable to purchase sufficient quantities of cellular handsets to support its international brokerage sales transactions. Wholesale brokering sales were approximately $7,598,000 for fiscal year 2011 compared to brokering sales of approximately $11,991,000 for fiscal year 2010.  In addition, the wholesale operations experienced a decrease in car audio equipment sales of approximately $1,100,000 year over year partially due to the loss of the Company’s exclusive distribution agreement with JVC and Sony in the later part of fiscal year 2010. In addition, the Company experienced a weak demand for cellular and aftermarket car audio products due to a saturated market and fewer small to mid-size electronic retailers.

Cost of products sold:  The 20% decrease in total cost of products sold for the twelve months ended May 31, 2011, compared to the same period in the prior fiscal year is primarily a result of the decrease in product revenues from the Company’s cellular and wholesale operations. The decrease in product costs from the Company’s cellular operations is a direct result of fewer cellular product sales due to the Company’s declining cellular subscriber base. Product costs from the cellular operations did not decrease at the same rate as products revenues due to lower selling prices for handsets.  The Company matches AT&T’s pricing for cellular handsets and during fiscal year 2011 cellular handset pricing was discounted across most models of phones by AT&T so the Company’s pricing followed. The Company is required to subsidize a substantial portion of the cost of cellular handsets sold in conjunction with a new service activation or renewal of a service contract in order to remain competitive with other cellular providers, including AT&T.  The decrease in product costs related to the Company’s wholesale operations is a direct result of a decrease in the cellular handset brokering sales in fiscal year 2011 compared to fiscal year 2010. The Company experienced an increase in two-way product sales for fiscal year 2011 compared to fiscal year 2010 but the costs related to these product sales did not increase accordingly due to the Company receiving certain vendor rebates for achieving sales based objectives and commissions with no corresponding costs.

Selling and General and Administrative Expenses for fiscal years ended May 31, 2011 and 2010

Selling and general and administrative expenses consist of the following significant expense items:

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Selling and general and administrative expenses
Salaries and other personnel expenses	$8,017	$10,478	$(2,461)	-23%
Office expense	1,646	1,872	(226)	-12%
Advertising expense	652	582	70	12%
Professional fees	2,570	1,631	939	58%
Taxes and licenses fees	183	164	19	12%
Stock-based compensation expense	385	239	146	61%
Other expenses	1,409	1,521	(112)	-7%

Total selling and general and administrative expenses	$14,862	$16,487	$(1,625)	-10%

The 23% decrease in salaries and other personnel expenses for the twelve months ended May 31, 2011, compared to the same period in the prior fiscal year is primarily related to the reduction in the Company’s accruals related to the executive’s annual incentive bonus plan as well as the Company’s business restructuring plans in fiscal year 2011. The executive bonus plan is based upon the Company’s financial performance and whether certain targets are met during the fiscal year.  During fiscal 2011, the operating results of the Company fell short of the goals established by the Board of Directors and no incentive bonus awards were approved for the executive management team.  The executive bonus accrual is monitored throughout the fiscal year and adjusted quarterly. Bonus expenses decreased by approximately $1,345,000 in fiscal year 2011 compared to fiscal year 2010.  In addition, the Company’s decision to eliminate certain positions during fiscal year 2011 to align with the loss of revenues resulted in a decrease of salaries and other personnel expenses of approximately $746,000 year over year. Furthermore, the Company experienced a decrease in employee commission expense of approximately $551,000 year over year attributable to lower sales from the Company’s cellular and wholesale businesses. The decrease in salaries and other personnel benefits for fiscal year 2011 compared to fiscal year 2010 is partially offset by approximately $195,000 in forfeitures the Company utilized in fiscal year 2010 due to the forfeiture of certain funds included in the Company’s defined contribution (401k) plan.  There were no similar occurring transactions in fiscal year 2011.

The 12% decrease in office expense for the twelve months ended May 31, 2011, compared to the same period in the prior fiscal year is primarily due to a reduction in telecommunication expense and office lease expense.  During fiscal year 2011, the Company continued to disconnect unused telephone lines and circuits as well as switch services to lower cost providers which contributed to the reduction in telephone expense of approximately $51,000 year over year.  In addition, the Company experienced a reduction in office lease expense of approximately $90,000 for fiscal year 2011 compared to fiscal year 2010 primarily attributable to the closing of T-Mobile locations in Oklahoma. Further reductions in lease expense were achieved by the closing of four Hawk Electronic stores during fiscal year 2011 due to the Company’s business restructuring plans as well as the Company continuing to negotiate for lower rents on existing locations. In addition, utilities and office supply expenses decreased by approximately $43,000 and $38,000, respectively year over year.

The 12% increase in advertising expense for the twelve months ended May 31, 2011 compared to the same period in the prior fiscal year is primarily related to the reduction in advertising reimbursements received from certain vendors for achieving sales revenue and volume targets. This caused advertising expense to increase by approximately $139,000 year over year.  The increase in advertising was partially offset by a reduction in billboard advertising expense.  In the fourth quarter of fiscal year 2011, the Company subleased ten billboards, resulting in a reduction of billboard expense by approximately $42,000 year over year.

The 58% increase in professional fees for the twelve months ended May 31, 2011, compared to the same period in the prior fiscal year is primarily due to an increase in legal, accounting and investor relation fees of approximately $548,000, $164,000 and $146,000, respectively, year over year. The increase in legal fees is attributable to legal costs associated with the ongoing arbitration against AT&T.  Costs associated with the AT&T arbitration increased by approximately $1,100,000 year over year.  The increase in legal fees in fiscal year 2011 compared to fiscal year 2010 was partially offset by a decrease in legal fees associated with the Company’s trademark lawsuit which was settled in May 2010.  The increase in accounting fees for fiscal year 2011 compared to fiscal year 2010 were primarily due to fees associated with completing the Company’s delinquent federal and state tax returns from 2007 through 2010 as well as the Company reversing accounting fee accruals in fiscal year 2010 primarily due to the SEC granting the Company relief of filing its 2007 Form 10-Q Reports. The increase in investor relations expense year over year is attributable to the Company hiring public relation firms to help promote the Company within the investment community.  In addition, the Company experienced an increase in consulting fees in fiscal year 2011 compared to fiscal year 2010 related to compensation consulting services engaged by the Company’s Compensation Committee during its review of executive compensation for 2011, Texas sales and use taxes and financial advisement of approximately $30,000, $41,000 and $30,000, respectively.

The 61% increase in stock-based compensation expense for the twelve months ended May 31, 2011, compared to the same period in the prior fiscal year is due to an increase in the number of stock options granted to the Company’s executive management and Board of Directors in June 2010 as well as an increase in the market value of the underlying common stock since the prior year which drove an increase in the computed fair value of the options. During the first quarter of fiscal year 2011, the Company granted a total of 1,093,167 stock options to its executive management team and its independent directors which contributed to the increase in stock compensation expense for fiscal year 2011. The Company granted only 693,167 stock options in fiscal year 2010.

The 7% decrease in other expenses for the twelve months ended May 31, 2011, compared to the same period in the prior fiscal year is primarily related to a decrease in business insurance expense and bank and credit card fees of approximately $90,000 and $32,000, respectively compared to the same period in the prior fiscal year. Business insurance decreased in part due to adjustments related to fewer employees and a refund received as a result of a workers compensation insurance audit. Bank and credit card fees decreased primarily due to lower sales and the decline of the Company’s cellular subscriber base resulting in a lower amount and volume of payments processed.

Other Operating Expenses (Income) for fiscal years ended May 31, 2011 and 2010

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Other Operating Expenses (Income)
Depreciation and amortization	$1,152	$1,253	$(101)	-8%
Impairment of asset held for sale	157	-	157	100%
Loss on disposal of assets	16	17	(1)	-6%

Total other operating expenses	$1,325	$1,270	$55	4%

Depreciation and amortization:  Depreciation and amortization expenses as reported are comprised of the following:

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Other Operating Expenses
Depreciation	$326	$365	$(39)	-11%
Amortization	826	888	(62)	-7%

Total other operating expenses	$1,152	$1,253	$(101)	-8%

The decrease in depreciation expense for the twelve months ended May 31, 2011, compared to the same period in the prior fiscal year is attributable to the Company’s minimal capital expenditures during fiscal 2011 as well as certain capital assets continuing to age and becoming fully depreciated.  The decrease in amortization expense is due to certain loan origination fees that became fully amortized late in fiscal year 2010 which reduced amortization expense by approximately $64,000 year over year.

Impairment of asset held for sale: In July 2009, the Company acquired a hotspot network patent for $257,000 and recorded it as an asset held for sale on the Company’s consolidated balance sheet under the guidance of ASC 360.  To date, the Company has not found a potential buyer for the patent and as of May 31, 2011 determined the carrying value of the patent should be adjusted to $100,000 to reflect its current market value.  As of May 31, 2011, the patent is recorded under the other long-term asset section on the Company’s consolidated balance sheet and continues to be classified as held for sale as the Company has no plans to use this patent in its current operations.

Other Income (Expense) for fiscal years ended May 31, 2011 and 2010

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Other Income (Expense)
Interest expense, net	$(2,227)	$(2,261)	$(34)	-2%
Other	-	167	167	-100%

Total other expenses	$(2,227)	$(2,094)	$133	6%

Interest Expense, Net: Interest expense, net of interest income recorded against each of the Company’s debt obligations is as follows:

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change
Interest Expense (Income)
Thermo factoring debt	$-	$306	$(306)	-100%
Thermo revolving credit facility	1,982	1,680	302	18%
Mortgage debt (East/West, Jardine)	152	156	(4)	-3%
Warrant redemption notes payable	87	130	(43)	-33%
Other	6	(11)	17	-155%

Total interest expense, net	$2,227	$2,261	$(34)	-2%

In August 2009, the Company combined the Thermo factoring debt facility and the Thermo revolving credit facility into a single debt facility by expanding the revolving credit facility to allow the Company to retire the Thermo factoring debt.  The debt restructure included a change in the calculation of interest related to the Company’s debt balance with Thermo (see Note 7 – “Long-Term Debt” for additional information).

Other:  In April 2010, PCI executed an easement and right-of-way agreement with Texas Midstream Gas Services, LLC in order for a sub-surface pipeline to be installed on land owned by the Company in Fort Worth, Texas. The Company recorded the $167,000 proceeds received as other income in the Company’s consolidated statement of operations.

Income Tax Provision for fiscal years ended May 31, 2011 and 2010

The majority of the income tax expense recorded in fiscal years 2011 and 2010 is related to the Texas margin tax, which was initially implemented by the State of Texas effective January 1, 2008.  The margin tax is calculated by using the Company’s gross receipts from business conducted in Texas each fiscal year less a cost of goods sold deduction.  The margin tax is due and payable to the State of Texas each year in May. In fiscal year 2010, the Company recorded a federal alternative minimum tax (“AMT”) liability of approximately $40,000 due to the income generated in fiscal year 2010 that is not allowed to be offset by prior net operating losses due to the AMT rules.

Financial Condition as of May 31, 2011

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Cash provided by (used in) operating activities	$(990)	$884	$(1,874)	-212%
Cash provided by (used in) investing activities	(288)	198	(486)	-245%
Cash used in financing activities	(1,415)	(792)	(623)	79%
Net increase (decrease) in cash	$(2,693)	$290	$(2,983)	-1029%

Liquidity and Capital Resources

As of May 31, 2011, the Company had approximately $2,239,000 cash on hand and a working capital deficit of approximately $7,002,000 compared to a deficit of approximately $1,240,000 as of May 31, 2010.  Although the Company recorded a net loss in fiscal year 2011, it had sufficient cash to service its liabilities which included significant legal fees related to the arbitration with AT&T as well as the payment of accrued fiscal year 2010 bonus payments. In addition, the Company had the necessary funds to make the required payments on its debt and increase its investment in inventory to support its wholesale and cellular operations in fiscal year 2011.

Although the Company was able to fund its business operations and pay its debt, with the help of certain payment modifications and extensions approved by its senior lender, Thermo Credit, LLC (“Thermo”) in fiscal year 2011, the Company believes it will be forced to secure additional financing to continue its existing operations. The Company was unable to draw any additional funds against its Thermo revolver during fiscal year 2011 due to a deterioration of its borrowing base as a result of the losses it is experiencing in its cellular business as well as certain restrictions that have been placed on Thermo by its lender which have limited Thermo’s flexibility in making modifications to the borrowing base calculations allowing for additional borrowing capacity for the Company (see Note 7 – “Long-Term Debt” for additional information on the Thermo Revolving Credit Facility). Without a favorable outcome from the arbitration or the ongoing settlement discussions with AT&T which results in a cash award or the acquisition of a business in the near future to increase the Company’s profitability, the Company cannot provide assurance it has sufficient cash to handle it obligations over the next twelve months because of the amounts that are due and payable related to the mortgage debt, Thermo debt and the GM promissory notes.

Operating Activities

During fiscal year 2011, the Company used cash to maintain its operations as compared to the operations providing cash in fiscal year 2010.  The primary driver of operations using cash during fiscal year 2011 was sustaining the losses incurred in the cellular business as well as funding the ongoing arbitration against AT&T which resulted in a net loss of $2,501,000 in fiscal year 2011 compared to the Company generating net income of $1,600,000 in fiscal year 2010.  The impact on cash used in operations to fund the net loss was offset by the Company’s management of its operating assets and liabilities, including conserving cash by increasing its accounts payable year over year and continuing to increase the level of collections on its accounts receivable.  Some cash was used by the Company during fiscal year 2011 to increase inventory levels temporarily at year end to support certain sales opportunities in its wholesale and two-way radio businesses as well as to pay the accrued fiscal year 2010 bonuses during fiscal year 2011.

Investing Activities

During fiscal year 2011, the Company used cash in its investing activities as compared to these activities providing cash during fiscal year 2010.  The change was due primarily due to cash receipts received against notes receivable in fiscal year 2010 with no similar payments received or due in fiscal year 2011.

Financing Activities

The increase in cash used in financing activities during fiscal year 2011 compared to fiscal year 2010 is due to approximately $1,415,000 in payments against long term debt in fiscal year 2011 with no additional borrowings made available to the Company during the year.  During fiscal year 2010, the Company was able to borrow $1,373,000 during the second quarter of fiscal year 2010 and a portion of which was repaid in fiscal year 2010. In November 2009, the Company received an additional draw against the Thermo revolving credit facility primarily to purchase inventory related to the Company’s wholesale broker business. There were no similar borrowings available in fiscal year 2011.

Obligations and Commitments

As of May 31, 2011, the Company’s future contractual obligations and commitments are as follows (in thousands):

	Payments Due By Period (in thousands)

Significant Contractual Obligations	Total	2012	2013	2014	2015	Thereafter

Debt obligations (a)	$14,620	$4,439	$10,181	$-	$-	$-
Interest on debt obligations (a)	3,039	1,926	1,113	-	-	-
Operating leases (b)	4,746	613	425	353	224	3,131
Employee compensation obligations (c)	705	705	-	-	-	-
Trademark purchase obligation (d)	350	150	100	100	-	-
Total significant contractual obligations	$23,460	$7,833	$11,819	$453	$224	$3,131

(a)	See Note 7 – “Long-Term Debt” for additional information on the Company’s debt

(b)	See Note 10 – “Commitments and Contingencies” for additional information on the Company’s operating leases

(c)
On December 31, 2008, the Board of Directors (the “Board”) of Teletouch Communications, Inc., approved an executive employment agreement with Robert M. McMurrey, the Company’s Chairman and Chief executive Officer and Thomas A. “Kip” Hyde, Jr., the Company’s President and Chief Operating Officer, with an effective date of June 1, 2008 for an initial term ending on May 31, 2011.   Mr. McMurrey’s and Mr. Hyde’s employment agreements automatically renewed for an additional (1) year term on June 1, 2011.

(d)
On May 4, 2010, Progressive Concepts, Inc., entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). Under the terms of the Agreement the Company agreed to, among other things, the purchase of a perpetual license from Hawk to use the mark “Hawk Electronics” for $900,000, of which $350,000 is due and payable subsequent to May 31, 2011.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations.

Results of Operations for the three months ended August 31, 2011 and 2010

Overview of Operating Results for Three Months ended August 31, 2011 and 2010

The consolidated operating results for the three months ended August  31, 2011 and 2010 are as follows:

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change
Operating results
Service and installation revenue	$4,483	$5,737	$(1,254)	-22%
Product sales revenue	5,936	3,241	2,695	83%
Total operating revenues	10,419	8,978	1,441	16%

Cost of service, rent and maintenance (exclusive of depreciation and amortization)	1,479	1,527	(48)	-3%

Cost of products sold	5,709	2,862	2,847	99%

Other operating expenses	3,435	4,195	(760)	-18%

Operating income (loss)	$(204)	$394	$(598)	-152%
			-
Net loss	$(772)	$(230)	$(542)	-236%

The increase in net loss for the three months ended August 31, 2011 compared to the three months ended August 31, 2010 is primarily attributable to the reduction in net income from the Company’s cellular business segment. The Company’s cellular operations experienced a decrease in net income of approximately $731,000 period over period due to a loss of approximately 12,000 cellular subscribers, or a 21% decrease of its cellular subscriber base since August 31, 2010.  The Company has focused on enhancing its profit margins on its cellular service revenues by selling more profitable cellular features provided by PCI to its remaining subscriber base and by controlling expenses in this business unit, but these efforts have minimally offset the loss of margins resulting from subscriber attrition over the last twelve months.  Of the approximately 12,000 cellular subscribers lost since August 31, 2010, approximately, 7,200 of those subscribers were lost to AT&T and of these, approximately 3,700 subscribers transferred to AT&T to purchase the iPhone.  These significant losses of cellular subscribers to AT&T are the basis for our ongoing litigation against AT&T.  The Company’s wholesale operations experienced net income of approximately $11,000 and $4,000 for the three months ended August 31, 2011 and 2010, respectively. Although the wholesale business segment increased revenues by approximately $1,200,000 period over period, it experienced lower profit margins on those sales due to the increase in relatively low margin cellular handset brokerage sales in the three months ended August 31, 2011 compared to the three months ended August 31, 2010. Wholesale revenues for the three months ended August 31, 2011 were approximately $2,900,000 compared to revenues of approximately $1,700,000 for the three months ended August 31, 2010. The Company’s two-way operations experienced a decrease in net income of approximately $98,000 quarter over quarter.  The two-way business recorded a net loss of approximately $50,000 for the three months ended August 31, 2011 compared to net income recorded of approximately $48,000 for the three months ended August 31, 2010.  The Company’s two-way business segment also experienced an increase in revenues quarter over quarter but recorded lower earnings due to the increase in public safety equipment sales.  PSE product sales usually have lower profit margins compared to traditional two-way radio product sales due to the highly competitive market for these products and the pricing required to win contracts and bids with federal, state and local government entities.  Two-way revenues for the three months ended August 31, 2011 were approximately $2,900,000 compared to revenues of approximately $1,100,000 for the three months ended August 31, 2010. The decrease in earnings in the two-way business segment is also attributable to service revenues recorded with minimal costs in the first quarter of fiscal year 2011 related to the City of Tyler radio frequency re-banding project. There were no similar revenues and margins recorded in the first quarter of fiscal year 2012.

The Company was able to offset a portion of the overall decrease in profits from its three business segments for the three months ended August 31, 2011 compared to the three months ended August 31, 2010 due to the cost reduction measures it took in fiscal year 2011. The Company restructured its business units to align its costs with the reduction in revenues.  The first quarter of fiscal year 2012 was able to receive the full impact of the reduction in monthly costs of approximately $190,000 due to the restructuring efforts.  If the Company is unable to improve revenues and operating results in fiscal year 2012, further cost reduction measures will be taken.

Significant Components of Operating Revenues and Expenses

Operating revenues are primarily generated from the Company’s cellular, wholesale and two-way radio operations and are comprised of a mix of service, rent and maintenance revenues as well as product revenues.  Service, rent and maintenance revenues are generated primarily from the Company’s cellular and two-way radio operations.  Within the cellular operations, the primary service revenues are generated by PCI from the sale of recurring cellular subscription services under several master distributor agreements with AT&T. Since 1984, the Company’s subsidiary, PCI, has held agreements with AT&T and its predecessor companies, which allowed PCI to offer cellular service and customer service to AT&T customers in exchange for certain compensation and fees.  PCI is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to AT&T. Within the two-way radio operations, service revenues are generated by the sale of subscription radio services on the Company’s own radio network as well as from the sale of maintenance services on customer owned radio equipment.  The Company’s wholesale business generated service revenues from its car dealer expediter operations prior to the elimination of those operations in the fourth quarter of fiscal year 2011.

The majority of the Company’s product sales are generated by PCI’s wholesale operations and are comprised of cellular telephones, cellular accessories and 12-volt (automotive) mobile electronics, which are sold to smaller dealers and carriers throughout the United States. In addition, the wholesale business included product sales from its car dealer expeditor operations through the early part of the fourth quarter of fiscal year 2011 when the expeditor operations were shut down due to lack of profitability.  Within the cellular operations of the Company, product sales are comprised primarily of cellular telephones and accessories sold through PCI’s retail stores, outside salespeople and agents to generate recurring cellular subscription revenues. The two-way radio operations’ products are comprised of radios and service parts for radio communication systems, vehicle mounted radar and camera systems, emergency vehicle lighting and other related public safety equipment.

Cost of providing service, rent and maintenance consists primarily of costs related to supporting PCI’s cellular subscriber base under the master distributor agreement with AT&T including:

▪
Costs of recurring revenue features that are added to the cellular subscribers’ accounts by PCI which are not subject to the revenue sharing arrangement with AT&T; such features include roadside and emergency assistance program, handset and accessory warranty programs and certain custom billing services.

▪
Cost of third-party roaming charges that are passed through to PCI by AT&T.  Roaming charges are incurred when a cellular subscriber leaves the designated calling area and utilizes a carrier, other than AT&T, to complete the cellular call.  PCI is charged by AT&T for 100% of these “off-network” roaming charges incurred by its customer base.

▪
Costs to operate and maintain PCI’s customer service department to provide billing support and facilitate account changes for cellular service subscribers.  These costs primarily include the related payroll and benefits costs as well as telecommunication charges for inbound toll-free numbers and outbound long distance.

▪	Costs of the Company’s retail stores including personnel, rents and utilities.
▪	Costs of bad debt related to the cellular service billings.

Cost of products sold consists of the net book value of items sold from the Company’s operating segments, which are cellular telephones, accessories, two-way radio, public safety equipment and 12-volt mobile electronics and their related accessories as well as the expenses and write-downs of equipment and accessory inventory for shrinkage and obsolescence.  We recognize cost of products sold, other than costs related to write-downs of equipment and accessory inventory for shrinkage and obsolescence, when title passes to the customer.  In PCI’s wholesale operations, products and accessories are sold to customers at pricing above PCI’s cost. However, PCI will generally sell cellular telephones below cost to new and existing cellular service customers as an inducement to enter into one-year and two-year subscription contracts, to upgrade service and extend existing subscription contracts or in connection with other promotions.  The resulting equipment subsidy to the majority of PCI’s cellular customers is consistent with the cellular industry and is treated as an acquisition cost of the related recurring cellular subscription revenues.  This acquisition cost is expensed by the Company when the cellular equipment is sold with the expectation that the subsidy will be recovered through margins on the cellular subscription revenues over the contract term with the customer.

Selling and general and administrative costs include customer acquisition or selling costs, including the costs of our retail stores, sales commissions paid to internal salespeople and agents, payroll costs associated with our retail and direct sales force and marketing expenses.  Also included in this category are the general and administrative corporate overhead costs including, billing and collections costs, information technology operations, customer retention, legal, executive management, finance, marketing, human resources, strategic planning and technology and product development, along with the related payroll and facilities costs.  Other general and administrative costs included in this category are the ongoing costs of maintaining Teletouch as a public company, which include audit, legal, other professional and regulatory fees.

Service and Installation Revenue for the Three Months ended August  31, 2011 and 2010

The service and installation, revenues shown below have been grouped and are discussed by the Company’s reportable operating segments as defined under GAAP. The corporate category includes the service revenues that are not generated by the business operations of the Company that meet the quantitative requirements for segment reporting under GAAP.  The corporate service revenues recorded in the three months ended August 31, 2010 primarily consist of revenues earned from a mineral rights lease the Company executed with Chesapeake Exploration, LLC, in June 2008. The primary term of the mineral rights lease expired in June 2011.

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Service and installation revenue
Cellular operations
Gross cellular subscription billings	$8,610	$10,901	$(2,291)	-21%
Net revenue adjustment (revenue share due to AT&T)	(4,487)	(5,637)	1,150	-20%
Net revenue reported from cellular subscription billings	4,123	5,264	(1,141)	-22%

Two-way radio operations	358	426	(68)	-16%
Wholesale operations	2	30	(28)	-93%
Corporate operations	-	17	(17)	-100%

Service and installation revenue	$4,483	$5,737	$(1,254)	-22%

Gross cellular subscription billings are measured as the total recurring monthly cellular service charges invoiced to PCI’s cellular subscribers from which a fixed percentage of the dollars invoiced are retained by PCI as compensation for the billing and support services it provides to these subscribers. PCI remits a fixed percentage of the gross cellular subscription billings to AT&T and absorbs 100% of any bad debt associated with the gross cellular subscription billings under the terms of its distribution agreement with AT&T.  The Company uses the calculation of gross cellular subscription billings to measure the overall growth of its cellular business and to project its future cash receipts from the subscriber base.

The 21% decrease in the cellular operations gross cellular subscription billings for the three months ended August 31, 2011 compared to the same period in the prior fiscal year resulted primarily from a decrease in gross monthly access charges billed of approximately $1,210,000.  In addition, the cellular operations segment experienced a decrease in gross billings for roamer and toll charges of approximately $173,000, a decrease in gross billings for data charges of approximately $251,000 and a decrease in gross billings for custom features of approximately $244,000 for the three months ended August 31, 2011 compared to the same period in the prior fiscal year.  The reduction in gross cellular subscription billings is due to a decline in the Company’s cellular subscriber base, which is primarily a result of the Company’s inability to offer the iPhone to its cellular customers, resulting in the Company’s cellular subscribers transferring their service to AT&T in order to purchase the iPhone.  Since August 31, 2010, the Company experienced a loss of approximately 12,000 cellular subscribers.  The decrease in cellular service revenue is also related to the termination of the Company’s Dallas / Fort Worth distribution agreement with AT&T on August 31, 2009. Subsequent to that date, limitations were imposed that restricted the Company’s ability to add new customers to its Dallas / Fort Worth subscriber base. The Company had 44,757 subscribers as of August 31, 2011 compared to 57,034 subscribers as of August 31, 2010.

The 16% decrease in the two-way radio operations service and installation revenue for the three  months ended August 31, 2011 compared to the same period in the prior fiscal year is primarily due to a decrease in billings related to the City of Tyler radio frequency re-banding project. The Company recorded revenues related to the re-banding project of approximately $62,000 for the three months ended August 31, 2010 with no similar revenue transactions recorded for the three months ended August 31, 2011.

Cost of Service and Installation for the Three Months ended August 31, 2011 and 2010

Cost of service and installation expense consists of the following significant expense items:

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Cost of service and installation
Cellular operations	$979	$1,144	$(165)	-14%
Two-way operations	475	367	108	29%
Wholesale operations	25	16	9	56%

Total cost of service and installation	$1,479	$1,527	$(48)	-3%

The 14% decrease in cost of service and installation related to the Company’s cellular operations for the three months ended August 31, 2011 compared to the same period in the prior fiscal year is directly related to the corresponding decrease in cellular service revenues as a result of the declining cellular subscriber base.  Bad debt costs and costs related to the Company’s extended phone warranty program decreased by approximately $9,000 and $55,000, respectively, quarter over quarter. In addition, employee compensation costs from the Company’s cellular operations decreased by approximately $50,000 for the three months ended August 31, 2011 compared to the same period in the prior fiscal year due to a reduction in personnel primarily from the cellular customer service department. This is a direct result of the Company’s declining cellular subscriber base. The cellular customer service department had 36 employees as of August 31, 2011 compared to 50 employees as of August 31, 2010.

The 29% increase in cost of service and installation related to the Company’s two-way operations for the three months ended August 31, 2011 compared to the same period in the prior fiscal year is attributable to an increase in personnel, travel and training costs.  For the three months ended August 31, 2011, the two-way operations increased personnel costs by approximately $43,000 compared to the same period in the prior fiscal year due to the addition of a service manager and two technicians during the first quarter of fiscal year 2012.  In addition, the Company recorded an increase in travel and personnel training costs of approximately $21,000 and $5,000, respectively for the three months ended August 31, 2011 compared to the same period in the prior fiscal year.

Product Sales and Cost of Products Sold for the Three Months ended August  31, 2011 and 2010

Product sales and related cost of products sold shown below have been grouped and are discussed by the Company’s reportable operating segments as defined under GAAP. The corporate category includes the product sales revenues that are not generated by the business operations of the Company that meet the quantitative requirements for segment reporting under GAAP.

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Product Sales Revenue
Cellular operations	$499	$893	$(394)	-44%
Two-way radio operations	2,576	684	1,892	277%
Wholesale operations	2,859	1,662	1,197	72%
Corporate operations	2	2	-	0%

Total product sales revenue	$5,936	$3,241	$2,695	83%

Cost of products sold
Cellular operations	804	1,078	(274)	-25%
Two-way radio operations	2,336	524	1,812	346%
Wholesale operations	2,569	1,261	1,308	104%
Corporate operations	-	(1)	1	-100%

Cost of products sold	$5,709	$2,862	$2,847	99%

Product sales revenue:  The 44% decrease in product sales from the Company’s cellular business for the three months ended August 31, 2011 compared to the same period in the prior fiscal year is primarily due to a decrease in cellular phone new line activations and upgrades with service contract renewals. For new cellular activations and contract renewals, the Company subsidizes the price of the cellular phone in return for the cellular service contract.  The Company activated 680 phones during the three months ended August 31, 2011 compared to 957 cellular phone activations during the same period in the prior fiscal year.  In addition, the Company upgraded 2,940 cellular phones for its subscribers in connection with service contract renewals in the three months ended August 31, 2011 compared to 3,286 in the same period from the prior fiscal year. The reduction in cellular phone activations and upgrades is primarily attributable to the termination of the Company’s Dallas / Fort Worth distribution agreement with AT&T on August 31, 2009. Subsequent to that date, the Company is prohibited from adding new customers to its Dallas / Fort Worth subscriber base.

The 277% increase in product sales from the Company’s two-way radio operations for the three months  ended August 31, 2011 compared to the same period in the prior fiscal year is primarily related to an increase in public safety equipment product sales.  The two-way business increased sales of public safety equipment by approximately $1,755,000 quarter over quarter primarily due to the sale of light bars to the Texas Department of Transportation.  These sales totaled approximately $1,700,000.

The 72% increase in product sales from the Company’s wholesale operations for the three months ended August 31, 2011 compared to the same period in the prior fiscal year is primarily related an increase in cellular handset brokerage sales. Wholesale brokerage sales increased by approximately $1,600,000 for the three months ending August 31, 2011 compared to the same period in the prior fiscal year.  The increase in revenues related to the brokerage sales were partially offset by a decrease in car audio equipment and car dealer expediter revenues of approximately $186,000 and $184,000, respectively. The Company’s car audio equipment business declined primarily due to competition among other car audio wholesalers and the Company’s lack of an exclusive distribution agreement with a major car audio manufacturer. The decrease in the car dealer expediter revenues is due to the shutdown of the expeditor business in the fourth quarter of fiscal year 2011 due to lack of profitability.

Cost of products sold:  The 99% increase in total cost of products sold for the three months ended August 31, 2011, compared to the same period in the prior fiscal year is primarily a result of the increase in product revenues from the Company’s wholesale and two-way operations. Although both of the operating segments experienced higher revenues they also recorded lower profit margins due to an increase in cellular handset brokerage sales and sales of light bars from the two-way public safety equipment product line. The decrease in product costs from the Company’s cellular operations is a direct result of fewer cellular product sales due to the Company’s declining cellular subscriber base. Product costs from the cellular operations did not decrease at the same rate as products revenues due to lower selling prices for handsets.  The Company matches AT&T’s pricing for cellular handsets and during the first quarter of fiscal year 2012 cellular handset pricing was discounted across most models of phones by AT&T so the Company’s pricing followed. The Company is required to subsidize a substantial portion of the cost of cellular handsets sold in conjunction with a new service activation or renewal of a service contract in order to remain competitive with other cellular providers, including AT&T.

Selling and General and Administrative Expenses for the Three Months  ended August 31, 2011 and 2010

Selling and general and administrative expenses consist of the following significant expense items:

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Selling and general and administrative expenses
Salaries and other personnel expenses	$1,501	$2,235	$(734)	-33%
Office expense	393	445	(52)	-12%
Advertising expense	78	148	(70)	-47%
Professional fees	588	430	158	37%
Taxes and licenses fees	44	46	(2)	-4%
Stock-based compensation expense	251	264	(13)	-5%
Other expenses	275	348	(73)	-21%

Total selling and general and administrative expenses	$3,130	$3,916	$(786)	-20%

The 33% decrease in salaries and other personnel expenses for the three months ended August 31, 2011, compared to the same period in the prior fiscal year is primarily related to the reduction in headcount as a result of the Company’s business restructuring plans that were completed during fiscal year 2011.  As a result of the restructuring plans, the Company reduced its selling and general and administrative headcount from 131 employees as of August 31, 2010 to 71 employees as of August 31, 2011 which resulted in a decrease of salaries of approximately $536,000 quarter over quarter. Furthermore, employee commission expenses were down approximately $93,000 compared to the same period in the prior fiscal year which is attributable to lower sales from the Company’s cellular business and lower profit margins on sales from the Company’s wholesale and two-way businesses.

The 12% decrease in office expense for the three months ended August 31, 2011, compared to the same period in the prior fiscal year is primarily due to a reduction in telecommunication, building maintenance and office supply expenses.  The Company continued to disconnect unused telephone lines and circuits as well as switch services to lower cost providers which contributed to the reduction in telephone expense of approximately $11,000 quarter over quarter.  In addition, building maintenance expenses declined by approximately $17,000 compared to the same period in the prior fiscal year primarily attributable to cancelling maintenance agreements that were not cost effective and from closing four Hawk Electronic locations during the second quarter of fiscal year 2011.  The Company experienced lower office supply expenses of approximately $16,000 quarter over quarter due to the Company’s restructuring plans and its continued efforts to monitor and manage costs.

The 47% decrease in advertising expense for the three months ended August 31, 2011 compared to the same period in the prior fiscal year is primarily related to an intentional reduction in sponsorships and general advertising costs.  The Company reduced sponsorship and general advertising expenses by approximately $41,000 and $20,000, respectively quarter over quarter.

The 37% increase in professional fees for the three months ended August 31, 2011, compared to the same period in the prior fiscal year is primarily due to an increase in legal and consulting fees of approximately $119,000 and $66,000, respectively quarter over quarter. The increase in legal fees is attributable to legal costs associated with the ongoing arbitration against AT&T.  Total legal fees associated with the AT&T arbitration were approximately $167,000 for the three months ended August 31, 2011 which is an increase of approximately $50,000 from the prior fiscal year quarter.  Other legal fees increased by approximately $60,000 related to the Company’s change in ownership in the first quarter of fiscal year 2012. Consulting fees increased for the three months ended August 31, 2011 compared to the same period in the prior fiscal year due to fees incurred related to PCI’s Texas sales and use tax audit and financial advisement related to a possible acquisition, of approximately $30,000 and $25,000, respectively. There were no similar fees recorded for the three months ended August 31, 2010.

The 21% decrease in other expenses for the three months ended August 31, 2011, compared to the same period in the prior fiscal year is primarily related to a decrease in travel and entertainment expenses, dues and subscription expenses and bank and credit card fees of approximately $27,000, $17,000 and $8,000, respectively.  Expenses related to travel and entertainment and dues and subscriptions decreased primarily as a result of the Company’s restructuring plans that were executed in the later part of fiscal year 2011. Bank and credit card fees decreased primarily due to lower sales and the decline of the Company’s cellular subscriber base resulting in a lower amount and volume of payments processed.

Other Operating Expenses for the Three Months Ended  August 31, 2011 and 2010

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Other Operating Expenses
Depreciation and amortization	$305	$279	$26	9%

Depreciation and amortization:  Depreciation and amortization expenses as reported are comprised of the following:

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Other Operating Expenses
Depreciation	$73	$73	$-	0%
Amortization	232	206	26	13%

Total other operating expenses	$305	$279	$26	9%

Interest Expense for the Three Months  ended August 31, 2011 and 2010

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Interest expense, net	$(527)	$(568)	$(41)	-7%

Total other expense	$(527)	$(568)	$(41)	-7%

Interest expense, net of interest income recorded against each of the Company’s debt obligations is as follows:

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change
Interest Expense
Thermo revolving credit facility	474	502	(28)	-6%
Mortgage debt (East/West, Jardine)	37	39	(2)	-5%
Warrant redemption notes payable	15	26	(11)	-42%
Other	1	1	-	0%

Total interest expe nse, net	$527	$568	$(41)	-7%

Income Tax Provision for the Three Months ended August 31, 2011 and 2010

The majority of the $41,000 and $56,000 income tax expense recorded for the three months ended August 31, 2011 and 2010, respectively is related to the Texas margin tax, which was initially implemented by the State of Texas effective January 1, 2008.  The margin tax is calculated by using the Company’s gross receipts from business conducted in Texas each fiscal year less a cost of goods sold deduction.  The margin tax is due and payable to the State of Texas each year in May.

Financial Condition as of August 31, 2011

(dollars in thousands)	Three Months Ended August 31,		2011 vs 2010
	2011	2010	$ Change	% Change

Cash provided by operating activities	$852	$67	$785	1172%
Cash used in investing activities	(185)	(150)	(35)	23%
Cash used in financing activities	(205)	(662)	457	-69%
Net increase (decrease) in cash	$462	$(745)	$1,207	-162%

Liquidity and Capital Resources

As of August 31, 2011, the Company had approximately $2,701,000 cash on hand and a working capital deficit of approximately $7,472,000 compared to a deficit of approximately $7,002,000 as of May 31, 2011.  Although the Company recorded a net loss for the three months ended August 31, 2011, it had sufficient cash to service the majority of its liabilities which included significant legal fees related to the arbitration with AT&T. In addition, the Company had the funds to make the required payments on its debt and continue  its investment in inventory to support its wholesale and cellular operations in the first quarter of fiscal year 2012.

Although the Company was able to fund its business operations and service its debt, with the help of certain payment modifications and extensions approved by its senior lender, Thermo Credit, LLC (“Thermo”) in the first quarter of fiscal year 2012, the Company believes it may be forced to secure additional financing to continue its existing operations. Even with substantial growth in two business segments, the Company has been unable to draw additional funds against its Thermo revolver due to the deterioration of its borrowing base in its cellular business as well as certain restrictions that have been placed on Thermo by its own lenders which have limited Thermo’s flexibility in making modifications to the borrowing base calculations allowing for additional borrowing capacity for the Company (see Note 8 – “Long-Term Debt” for additional information on the Thermo Revolving Credit Facility). Without a favorable outcome from the arbitration or the ongoing settlement discussions with AT&T which results in a cash award or the acquisition of a business in the near future to increase the Company’s profitability, the Company will not have sufficient cash to service its obligations over the next twelve months and would need to raise additional cash, negotiate deferrals of the majority of its payment obligations or seek protections from its creditors.

Operating Activities

During the first quarter of fiscal year 2012, the Company experienced an increase in cash provided by operations compared to the same period in the prior fiscal year primarily attributable to delaying certain payments to AT&T related to their revenue share of the monthly cellular billings in anticipation of a settlement with AT&T in the near future.  In addition, the Company reduced bonus payments quarter over quarter.   The Company paid out bonuses awarded for fiscal year 2010 of approximately $90,000 and $591,000 in the three months ended August 31, 2011 and 2010, respectively. No bonuses were approved for fiscal year 2011. Furthermore, the Company experienced an increase in cash due to the increase in cellular handset brokerage sales in the three months ended August 31, 2011 compared to the three months ended August 31, 2010.

Investing Activities

During the first quarter of fiscal year 2012, the Company’s use of cash in its investing activities increased slightly compared to the same period in the prior fiscal year.  This is primarily due to the redemption of a certificate of deposit of $100,000 in the first quarter of fiscal year 2011 with no similar redemption in the current year.

Financing Activities

The decrease in cash used in financing activities during the first quarter of fiscal year 2012 compared to the same period in the prior fiscal year is due to fewer payments made against the Company’s long-term debt.  With certain payment modifications and extensions approved by Thermo, the Company was able to defer certain principal payments due under the Thermo Revolver beyond the end of the first quarter of fiscal year 2012.

Critical Accounting Estimates

The preceding discussion and analysis of financial condition and results of operations are based upon Teletouch's consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, Teletouch evaluates its estimates and assumptions, including but not limited to those related to the impairment of long-lived assets, reserves for doubtful accounts, provision for income taxes, revenue recognition and certain accrued liabilities. Teletouch bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Doubtful Accounts: The Company performs periodic credit evaluations of its customer base and extends credit to virtually all of its customers on an uncollateralized basis.

In determining the adequacy of the allowance for doubtful accounts, management considers a number of factors including historical collections experience, aging of the receivable portfolio, financial condition of the customer and industry conditions.  The Company considers an account receivable past due when customers exceed the terms of payment granted to them by the Company.  The Company writes off its fully reserved accounts receivable when it has exhausted all collection efforts, which is typically 90 days following the last payment received from the customer.

Accounts receivable are presented net of an allowance for doubtful accounts of $272,000 and $407,000 at May 31, 2011 and May 31, 2010, respectively.  Based on the information available to the Company, management believes the allowance for doubtful accounts as of those periods are adequate.  However, actual write-offs may exceed the recorded allowance.

The Company evaluates its write-offs on a monthly basis.  The Company determines which accounts are uncollectible, and those balances are written-off against the Company’s allowance for doubtful accounts balance.

Reserve for Inventory Obsolescence: Inventories are stated at the lower of cost (primarily on a moving average basis), which approximates actual cost determined on a first-in, first-out (“FIFO”) basis, or fair market value and are comprised of finished goods. In determining the adequacy of the reserve for inventory obsolescence, management considers a number of factors, including recent sales trends, industry market conditions and economic conditions. In assessing the reserve, management also considers price protection credits the Company expects to recover from its vendors when the vendor cost on certain inventory items is reduced shortly after purchase of the inventory by the Company.  In addition, management establishes specific valuation allowances for discontinued inventory based on its prior experience of liquidating this type of inventory.  Through the Company’s wholesale and Internet distribution channels, it is successful in liquidating the majority of any inventory that becomes obsolete.  The Company has many different electronics suppliers, all of which provide reasonable notification of model changes, which allows the Company to minimize its level of discontinued or obsolete inventory. Actual results could differ from those estimates.  Inventories are stated on the Company’s consolidated balance sheet net of a reserve for obsolescence of $286,000 and $232,000 at May 31, 2011 and May 31, 2010, respectively.

Impairment of Long-Lived Assets: In accordance with ASC 360, Property, Plant and Equipment, (“ASC 360”), the Company evaluates the recoverability of the carrying value of its long-lived assets based on estimated undiscounted cash flows to be generated from such assets. If the undiscounted cash flows indicate an impairment, then the carrying value of the assets being evaluated is written-down to the estimated fair value of those assets.  In assessing the recoverability of these assets, the Company must project estimated cash flows, which are based on various operating assumptions, such as average revenue per unit in service, disconnect rates, sales productivity ratios and expenses. Management develops these cash flow projections on a periodic basis and reviews the projections based on actual operating trends. The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues will not fluctuate. Projected revenues are based on the Company's estimate of units in service and average revenue per unit as well as revenue from various new product initiatives. Projected revenues assume a continued decline in cellular service revenue while projected operating expenses are based upon historic experience and expected market conditions adjusted to reflect an expected decrease in expenses resulting from cost saving initiatives.

The Company’s review of the carrying value of its tangible long-lived assets at May 31, 2011 indicated the carrying value of these assets were recoverable through estimated future cash flows.  Because of the sustained losses the Company has incurred during the past several years, the Company also reviewed the market values of these assets.  The review indicated the market value exceeded the carrying value at May 31, 2011.  However, if the cash flow estimates or the significant operating assumptions upon which they are based change in the future, Teletouch may be required to record impairment charges related to its long-lived assets.

The most significant long-lived tangible asset owned by the Company is the Fort Worth, Texas corporate office building and the associated land.  The Company has received periodic appraisals of the fair value of this property. In each instance, the appraised value exceeded the carrying value of the property.

In accordance with ASC 360, Teletouch evaluates the recoverability of the carrying value of its long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from such assets.

The evaluation of the Company’s long-lived intangible assets is discussed in Note 2 under “Intangible Assets.” Under the same premise as the long-lived tangible assets, their market values were also evaluated at May 31, 2011, and the Company determined that based primarily on the market value and supported by the Company’s cash flow projections, there was no impairment of these assets. If the cash flow estimates or the significant operating assumptions upon which they are based change in the future, Teletouch may be required to record impairment charges related to its long-lived assets.

Contingencies: The Company accounts for contingencies in accordance with ASC 450, Contingencies (“ASC 450”). ASC 450 requires that an estimated loss from a loss contingency shall be accrued when information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires us to use our judgment. We believe that our accruals or disclosures related to these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from our estimates.

Provision for Income Taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”) using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances. Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon and for the expected future tax benefits to be derived from net operating losses and tax credit carry forwards. A valuation allowance is recorded when it is more likely than not that deferred tax assets will be unrealizable in future periods.  On November 1, 2005, the Company became a member of the consolidated tax group of Progressive Concepts Communications, Inc. (“PCCI”) as a result of PCCI’s gaining control of over 80% of the outstanding common stock of Teletouch on that date.  PCCI gained control of Teletouch’s common stock through the conversion by TLL Partners, LLC (“TLLP”), PCCI’s wholly-owned subsidiary, of all of its shares of the Company’s outstanding Series C Preferred Stock into 44,000,000 shares of common stock on November 1, 2005.  As of November 1, 2005, TLLP was a disregarded entity for federal tax purposes since it was at that time a single member limited liability company (“LLC”). Therefore, the parent company of Teletouch for federal tax purposes was deemed to be PCCI.   The Company continued to account for its taxes under ASC 740 and record its deferred taxes on a stand-alone basis while part of PCCI’s consolidated tax group.  In August 2006, as a result certain debt restructuring activities involving TLLP, Teletouch’s direct parent and PCCI’s wholly-owned subsidiary, the Company broke from the PCCI tax group due to new TLLP shares that were issued as part of this restructuring, which resulted in TLLP no longer being disregarded for tax purposes.  Beginning in August 2006, TLLP is taxed as a partnership, and the Company is again separately liable for its federal income taxes.

Goodwill: Goodwill represents the excess of costs over fair value of assets of businesses acquired.  Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized but instead are tested for impairment at least annually in accordance with the provisions of ASC 350, Intangibles-Goodwill and Other, (“ASC 350”). Teletouch’s goodwill was recorded in January 2004 as part of the purchase of the two-way radio assets of Delta Communications, Inc.  The Company decided to test this goodwill annually on March 1st, the first day of its fourth fiscal quarter, of each year unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

At March 1, 2011, the Company evaluated the carrying value of its goodwill associated with its two-way business and concluded that no impairment of its goodwill was required in fiscal year 2011.  The Company estimates the fair value of its two-way business using a discounted cash flow method. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating impairment the Company estimates the sum of the expected future cash flows derived from such goodwill. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. A significant change in cash flows in the future could result in an additional impairment of goodwill. No changes occurred in the two-way business during the current quarter that warranted an impairment to goodwill.

Revenue Recognition: Teletouch recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" and ASC 605, Revenue Recognition, (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable, and (4) collectability is reasonably assured. Teletouch believes, relative to sales of products, that all of these conditions are met; therefore, product revenue is recognized at the time of shipment.

The Company primarily generates revenues by providing and billing recurring cellular services and product sales.  Cellular services include cellular airtime and other recurring services provided through a master distributor agreement with AT&T.  Product sales include sales of cellular telephones, accessories, car and home audio products and services and two-way radio equipment through the Company’s retail, wholesale and two-way radio operations.

Cellular and other service revenues and related costs are recognized during the period in which the service is rendered.  Associated subscriber acquisition costs are expensed as incurred.  Product sales revenue is recognized when delivery occurs, the customer takes title and assumes risk of loss, terms are fixed and determinable and collectability is reasonably assured.  The Company does not generally grant rights of return.  However, PCI offers customers a 30 day return/exchange program for new cellular subscribers in order to match programs in place by most of the other cellular carriers.  During the 30 days, a customer may return all cellular equipment and cancel service with no penalty.  Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, recent product sell-through activity and market conditions.  No reserves have been recorded for the 30 day cellular return program since only a very small number of customers utilize this return program and many fail to meet all of the requirements of the program, which include returning the phone equipment in new condition with no visible damage.  In addition, it is typical to incur losses on the sale of the cellular phone equipment related to signing up customers under a cellular airtime contract; therefore, any reserves recorded for customer returns would be an accrual of gains via reversing the losses incurred on the original cellular phone sale transaction.  The Company does not believe accruing for the potential gains would be in accordance with GAAP but rather records this gain in the period that it is actually realized.

Since 1984, Teletouch’s subsidiary, PCI, has held agreements with AT&T or one of its predecessor companies, which allowed PCI to offer cellular service and customer service to its subscribers.  PCI is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to AT&T.  Based on PCI’s relationship with AT&T, the Company has evaluated its reporting of revenues, under ASC 605-45, Revenue Recognition, Principal Agent Considerations, (“ASC 605-45”) associated with its services attached to the AT&T agreements.

Based on its assessment of the indicators listed in ASC 605-45, the Company has concluded that the AT&T services provided by PCI should be reported on a net basis.  Also in accordance with ASC 605-45, sales tax amounts invoiced to our customers have been recorded on a net basis and have no impact on our consolidated financial statements.

Deferred revenue represents prepaid monthly service fees billed to customers, primarily monthly access charges for cellular services that are billed in advance by the Company.

Stock-Based Compensation: We account for stock-based awards to employees in accordance with ASC 718, Compensation-Stock Compensation, (“ASC 718”) and for stock based awards to non-employees in accordance with ASC 505-50, Equity, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under both ASC 718 and ASC 505-50, we use a fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. For share option instruments issued, compensation cost is recognized ratably using the straight-line method over the expected vesting period. The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes model. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected stock price volatility over the term of the awards and the actual and projected employee stock option exercise behaviors. The Company has elected to estimate the expected life of an award based on the SEC approved “simplified method”. We calculated our expected volatility assumption required in the Black-Scholes model based on the historical volatility of our stock. We will update these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are warranted.

Recent Accounting Pronouncements and Accounting Changes

For a description of accounting changes and recent accounting pronouncements, including the expected dates of adoption and estimated effects, if any, on our consolidated financial statements, see Note – 2 “Summary of Significant Accounting Policies” to the consolidated financial statements for the fiscal year ended May 31, 2011.

Quantitative and Qualitative Disclosures About Market Risk

We did not have any foreign currency hedges or other derivative financial instruments as of May 31, 2011. We did not enter into financial instruments for trading or speculative purposes and do not currently utilize derivative financial instruments. Our operations are conducted in the United States and are not subject to material foreign currency exchange rate risk.

Business and Property
Our Business

We are a premier U.S. wireless services and consumer electronics provider, focused on delivering a broad range of products and services through its retail, direct and wholesale distribution channels to individual consumers, businesses and government agencies. While its wireless telecommunications and related services are provided primarily in Texas, the Company sells automotive and cellular products nationally and worldwide.  For over 47 years, Teletouch has offered a comprehensive suite of wireless telecommunications solutions, including cellular, two-way radio, GPS-telemetry and wireless messaging. Teletouch is the largest Authorized Provider and billing agent of AT&T (NYSE: T) products and services (voice, data and entertainment) to consumers, businesses and government agencies, as well as an operator of its own two-way radio network and Logic Trunked Radio (“LTR”) systems in Texas. Through our two-way business, we provide Public Safety Equipment (“PSE”) products and services primarily to local, state and federal government entities. We are a General Services Administration (“GSA”) multi-year contract holder (contract number GS-07F-0024X) and were recently awarded a multi-year Texas Multiple Award Schedule (“TXMAS”) contract (contract number TXMAS-11-84060). Additionally, we have been named as an approved vendor by the Texas BuyBoard®. In addition, the Company has a national distribution agreement with Clearwire (NASDAQ: CLWR) providers of advanced 4G cellular network services. The Company operates a chain of 20 retail and agent stores under the “Teletouch” and “Hawk Electronics” brands, in conjunction with its direct sales force, call centers and various retail eCommerce websites including: www.hawkelectronics.com, www.hawkwireless.com and www.hawkexpress.com. Through our wholly-owned subsidiary, Progressive Concepts, Inc., we also operate a wholesale distribution business, PCI Wholesale, primarily serving large cellular carrier agents and rural carriers, as well as auto dealers, smaller consumer electronics retailers and distributors nationally and internationally. Wholesale distribution product sales and support are available through our direct sales personnel and the Internet at sites including www.pciwholesale.com and www.pcidropship.com, among other B2B oriented websites.

The Company has three primary business operations, which are reported within this report as operating segments as defined by generally accepted accounting principles (“GAAP”). These operating segments and their respective products and markets are discussed below.

1.	Cellular Operations

The Company’s cellular business represents its core business, which has been acquiring, billing, and supporting cellular subscribers under a revenue sharing relationship with AT&T and its predecessor companies for over 27 years. The Company currently serves approximately 47,000 cellular customers in the Dallas / Fort Worth, Texas Metropolitan Statistical Area (“MSA”), San Antonio, Texas MSA, Austin, Texas MSA, Houston, Texas MSA, East Texas Regional MSA and Arkansas, including primarily the Little Rock, Arkansas MSA. The consumer services and retail business within the cellular business is operated primarily under the Hawk Electronics brand name, with additional business and government sales provided by a direct sales group operating throughout all of the Company’s markets. As a master distributor for AT&T wireless services, the Company controls the entire customer experience, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions and providing multi-service billing, collections, and account maintenance.  In addition, the Company is a reseller and agent of Clearwire branded products and services in the Dallas / Fort Worth area and those operations are also included in the Company’s cellular business. Product sales from the Company’s cellular business are comprised primarily of cellular telephones and accessories sold through PCI’s retail stores, the Internet, outside salespeople and agents.

2.	Wholesale Distribution Operations

The Company operates a national consumer electronics and cellular equipment wholesale distribution and trading business, which serves major carrier agents, rural cellular carriers, smaller consumer and electronic retailers and automotive dealers throughout the United States. The Company also maintains certain international customer relationships, primarily in Asia, Europe and Latin America for its cellular related equipment sales business. The wholesale group acquires, sells and supports virtually all types of cellular telephones (handsets), related accessories, telemetry, car audio and car security products under numerous direct distribution agreements with manufacturers.

3.	Two-Way Radio Operations

The Company operates a two-way radio business and network, with spectrum and service operations covering the North Texas (Dallas / Fort Worth “DFW”) to East Texas MSAs (Metropolitan Statistical Areas) and smaller adjacent market areas. Radio communication services are provided on the Company’s Logic Trunked Radio (“LTR”) and Passport systems, with related radio equipment sales and installation services provided by Teletouch branded locations in the market areas. The Company also sells and services radio equipment for customers operating their own two-way radio systems. Additional services provided by the two-way operations include fixed and mobile installations, with full maintenance and repair of radio equipment and accessories. The two-way radio segment also includes public safety equipment products and installation services.

Sources of System Equipment and Inventory

The Company does not manufacture any of its products. All inventory that is purchased to support the business are finished goods that are shipped in appropriate packaging and ready to sell to the end-user customer. Inventory used to support the Company’s business units can be purchased from a variety of manufacturers and other competing sources. To date there have not been any significant issues in locating and purchasing an adequate supply of inventory to service the Company’s cellular subscriber base, with the exception of the iPhone which AT&T continues to refuse to make available to the Company (see Part I, Item 3. Legal Proceedings for discussion of the action brought against AT&T related to the iPhone and other matters). PCI purchases cellular phones and accessories from several competing sources, but AT&T is the primary source for the cellular phones it sells to the Company’s cellular subscribers. Equipment sourced through AT&T comes with certain assurances that the phones purchased are certified to function properly on AT&T’s cellular network. The Company has the express right, however, to acquire handsets and equipment from any vendor or manufacturer it chooses.

Cellular phones and consumer electronics to support PCI’s wholesale distribution business are purchased from a variety of sources, including manufacturers and a variety of brokers. The Company formerly maintained direct purchasing relationships with many manufacturers and is again currently pursuing direct distribution agreements with several manufacturers of cellular handsets to supply its wholesale brokerage business.

The Company purchases two-way radios primarily from Motorola, Kenwood USA, Vertex and Icom America. Teletouch does not manufacture any of its network equipment used to provide two-way radio services, including but not limited to antennas and transmitters. This equipment is available for purchase from multiple sources, and the Company anticipates that such equipment will continue to be available in the foreseeable future. Most of the public safety equipment sold is obtained under a Master Distributer Agreement with Whelen Engineering Company, Inc.; however, competing products are available from multiple sources.

Competition

Substantial and increasing competition exists within the wireless communications industry. Cellular providers may operate in the same geographic area, along with any number of other resellers that buy bulk wireless services from one of the wireless providers and resell it to their customers.  The Company currently distributes AT&T and Clearwire branded products and wireless service. The Company competes against AT&T for cellular subscribers in the DFW, San Antonio, Houston, Austin, East Texas and Arkansas market areas and competes against other Clearwire service resellers and agents in the DFW MSA. The Company’s primary competition is AT&T, which offers various products and services denied to the Company, on both a stand-alone and bundled basis, often at discounted pricing, many of which cause and have caused increasing difficulties for the Company. A number of these products and services that have been denied to the Company for sale to its customers are the subject of our ongoing legal action against AT&T (see Item 3. Legal Proceedings for discussion of the action brought against AT&T related to the iPhone and other matters). Without these additional product and services, it is increasingly hard to attract new customers and retain existing ones in the market areas where the Company can compete with AT&T. Due to the expiration of the initial term of its largest distribution agreement with AT&T at the end of August 2009, the Company is unable to offer AT&T services to new Subscribers in the DFW MSA. While the Company has the undisputed right to support its current Subscribers in perpetuity, the Company has been prohibited from selling the iPhone or servicing its own subscribers desiring an iPhone since the iPhone’s inception in June 2007, which has given AT&T and others authorized to sell the iPhone a competitive advantage over us. Our ability to compete for cellular customers in certain markets and retain the existing DFW customer base is limited to our ability to provide additional services the customer cannot receive from the carrier itself.  We offer to our customers, identical cellular equipment and service rate plans to those offered by AT&T, with the exception of the iPhone and its related service plans, so our competitive pressures are very similar to those faced by any other carrier competitor to AT&T, which include the types of services and features offered, call quality, customer service, network coverage and price.  Pricing competition has led to the introduction of lower price service plans, unlimited calling plans, plans that allow customers to add additional units at attractive rates, plans that offer a higher number of bundled minutes for a flat monthly fee or a combination of these features.  The Company remains competitive by capitalizing on its position as a provider of superior, personalized customer service, as well as a provider of customizable billing solutions for its enterprise and government customers. Teletouch’s ability to compete successfully for cellular service customers in the future will depend upon the Company’s ability to improve upon the current level of customer service and to develop creative and value added solutions for customers in order to attract new customers.

There is significant competition within the wholesale cellular phone and electronics distribution industry in the United States. Most of the Company’s sales from its wholesale business include small quantities of items sold to a large number of customers at relatively low profit margins (to its wireless businesses). During fiscal year 2010 the Company expanded its wholesale business to include the brokering of larger quantities of cellular phones to various dealers and distributors around the world, creating service and rebate plans to effectively differentiate itself from its competition, resulting in significantly improved revenues and profits in its wholesale distribution business. The Company’s wholesale business competes with other wholesale distributors of cellular phones and car audio equipment across the United States. In addition, the wholesale business competes with other regional wholesale distributors for exclusive geographic product sales agreements from various manufacturers, which change from time to time. During fiscal year 2010, the Company was notified from Sony and JVC that its exclusive product sales agreement for the DFW market would not be renewed. While those exclusive product agreements made it possible for the Company to attain a higher profit margin on the sales of Sony and JVC products, the Company still maintains active sales in those brands through various alternative wholesale supplier relationships. In fiscal year 2011, the Company obtained a Master Distributor Agreement with AFC Trident, Inc. which allows the Company to sell high quality cellular phone accessories exclusively in certain states.

There is active competition related to the Company’s two-way radio operations. This business unit has operated in its primary East Texas markets for over 47 years, which is generally much longer than the majority of its competition in these markets. Most of the Company’s two-way radio product sales are generated from local government entities and business customers, some of which also subscribe to the Company’s LTR network system. Geographically, the Company’s two-way radio business has greater competition in the DFW area compared to the East Texas area, as the Company has a very long standing presence with its East Texas customers. There is substantial competition related to the Company’s public safety equipment product line, which is included in the Company’s two-way operations, due to the number of competing products offered by  larger distributors offering competitive pricing and the number of competitors that hold GSA and TXMAS contracts.

Patents and Trademarks

In fiscal year 2004, Teletouch registered and was granted the trademark for its GeoFleet® software, a product that compiles reports and maps the data provided from any telemetry device.  In fiscal year 2004, Teletouch also registered trademarks for its LifeGuard™ and VisionTrax™ products.  LifeGuard™ is a wireless telemetry system that tracks and monitors personnel assets using satellite communication technology.  VisionTrax™ is a self-powered wireless telemetry device that tracks and monitors mobile or remote assets using satellite communication technology. The Company considers these registered trademarks to be beneficial and will consider registering trademarks or service marks for future services or products it may develop.

In November 2004, Teletouch received a copyright on its GeoFleet software code, which was effective September 2004.  In June 2006, it received a separate copyright on the database structure used by its Geofleet software even though Teletouch believes this database structure was covered under the initial GeoFleet copyright.

Although the Company exited its telemetry business in fiscal year 2006, the Company continues to explore opportunities to re-enter this business.  The Company believes that some of its previously developed software as well as the name recognition of certain trademarks may have future value if it is to re-enter the telemetry business.

In addition, the Company acquired a hotspot network communication patent on July 24, 2009, after foreclosing on the assets of Air-bank, Inc. This form of communication allows a mobile unit (e.g. phone) to switch from the unit’s conventional cellular transmissions to wireless fidelity (“Wi-Fi”) transmissions upon detection of the Wi-Fi signals. The hotspot network communication patent number is US 7,099,309 B2 and was filed on August 29, 2006. The Company has attempted to sell this patent since acquiring it in 2009.  The patent has been reviewed by several parties but to date, the Company has received no offers to purchase the patent.   At May 31, 2011, the patent is recorded as a long-term asset on the Company’s consolidated balance sheet and is held for sale.

In May 2010, Progressive Concepts, Inc., entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The settlement followed a litigation matter styled  Progressive Concepts, Inc. d/b/a Hawk Electronics v. Hawk Electronics, Inc . Case No. 4-08CV-438-Y, by the Company against Hawk in the US District Court for the Northern District of Texas which alleged, among other things, infringement on the trade name Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution. Under terms of the Agreement, the Company agreed to, among other things, the purchase of a perpetual license from Hawk to use the trademark “Hawk Electronics” for $900,000 payable in annual installments through July 2013.

Regulation

None of the Company’s principal products or services requires government approval to sell or distribute; however, the Company does operate a two-way radio network that is regulated by the Federal Communication Commission (“FCC”). The FCC regulates Teletouch’s two-way radio operations under the Communications Act of 1934, as amended (the “Communications Act”), by granting the Company licenses to use radio frequencies. These licenses also set forth the technical parameters, such as location, maximum power, and antenna height under which the Company is permitted to use those frequencies.

The FCC grants radio licenses for varying terms of up to 10 years, and the FCC must approve renewal applications. Although there can be no assurance the FCC will approve or act upon Teletouch’s future applications in a timely manner, the Company believes that such applications will continue to be approved with minimal difficulties.

The foregoing description of certain regulatory factors does not purport to be a complete summary of all the present and proposed legislation and regulations pertaining to the Company’s operations.

Property

Teletouch owns an office building and warehouse distribution facility in Fort Worth, Texas and an office building and two-way radio service center in Tyler, Texas.  In addition the Company operates 12 combined retail and customer service locations under the “Hawk Electronics” brand. Ten (10) of the combined retail and customer service locations are located in the DFW MSA, and two (2) are located in San Antonio.  All of these locations are leased with the exception of one retail store which is a part of the Fort Worth, Texas office building owned by the Company.

Teletouch leases three (3) two-way shops and leases transmitter sites on commercial towers, buildings and other fixed structures in approximately 30 different locations related to its two-way radio business.

Teletouch also leases a suite at the Dallas Cowboys football stadium in Arlington, Texas.

The Company’s leases are for various terms and provide for monthly rental payments at various rates.  Teletouch made total lease payments of approximately $1,336,000 during fiscal year 2011 and is expected to make approximately $1,345,000 in lease payments during fiscal year 2012 related to its contractual leases and leases with month-to-month terms.

The Company believes its facilities are adequate for its current needs and that it will be able to obtain additional space as needed at reasonable cost.

Employees

As of May 31, 2011, Teletouch employed 126 people, of which 125 were employed full-time and 1 was employed on a part-time basis.  Of this total, 78 full time employees are employed by PCI.  Most of these employees perform sales, operations support and clerical roles.  The Company considers its relationships with its employees to be satisfactory and is not a party to any collective bargaining agreement.

Legal Proceedings

Teletouch is subject to various legal proceedings arising in the ordinary course of business. Except as set forth below, the Company believes there is no proceeding, either threatened or pending, against it that could result in a material adverse effect on its results of operations or financial condition.

Claim Asserted Against Use of Hawk Electronics’ Name: On May 4, 2010, Progressive Concepts, Inc. entered in a Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The settlement followed a litigation matter styled Progressive Concepts, Inc. d/b/a Hawk Electronics v. Hawk Electronics, Inc. Case No. 4-08CV-438-Y, by the Company against Hawk in the US District Court for the Northern District of Texas which alleged, among other things, infringement on the trade name Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution.

Under terms of the Agreement, the parties executed mutual releases of claims against each other and agreed to file a stipulation of dismissal in connection with the pending litigation matter.  Under the Agreement, the Company agreed to, among other things, (i) purchase a perpetual license from Hawk to use the trademark “Hawk Electronics” for $900,000 payable in installments through July 2013, and (ii) assign to Hawk the right and interest in the domain name www.hawkelectronics.com.  In exchange, Hawk agreed to, among other things, allow the Company to continue using the domain name www.hawkelectronics.com in exchange for a monthly royalty payable to Hawk beginning August 2013.  As of the date of this report, the Company has made total payments of $700,000 against this license agreement with the most recent payment of $150,000 being made on July 1, 2011.

Since entering into the Agreement, Hawk has noticed the Company on several occasions of the Company’s non-compliance with the terms of the license agreement.   Specifically, the claimed violations related to certain products being offered by the Company on certain of its websites containing the word “Hawk” in the domain name.  The Company has been diligent in its efforts to comply with the license agreement which requires that the Company not market any products that would compete with Hawk using Hawk Electronics.  Hawk claims that the Company is prohibited from marketing such products under any name that includes the word “Hawk” and this matter is being discussed further with counsels and between both parties to the Agreement.  Hawk contends that the Company’s continued actions are a violation of the license agreement which gives it the right to terminate the license agreement.  The Company disagrees with this position but may consider operating within these constraints to avoid additional litigation costs.  The Company cannot provide any assurance that it will not inadvertently offer certain products to be sold under a brand that includes the word “Hawk” from time to time.  No assurance can be provided that Hawk will not attempt to terminate the license agreement based on such inadvertent actions by the Company in the future but in the event that Hawk attempted to terminate the license agreement for this or any other reason, the Company is prepared to seek an injunction and further litigate this matter.

AT&T Binding Arbitration: In late June 2007, Apple, Inc. introduced the iPhone to the United States in an exclusive distribution and wireless services partnership with AT&T. AT&T was at the time the only authorized carrier provider for the iPhone. Since that time, AT&T has refused to allow the Company to sell the iPhone as well as other products and services, despite AT&T’s contractual obligation to do so under its previously executed distribution agreements between AT&T and the Company. Furthermore, the Company asserts that AT&T has continued to make direct contact with Company customers and aggressively markets, advertises and promotes the iPhone and other AT&T exclusive products and services to Company customers in an attempt to induce them to switch to AT&T.

In June 2007, the Company serviced approximately 83,000 cellular subscribers. As of May 31, 2011, more than 27,400 subscribers have transferred their accounts to AT&T, with a significant percentage of these solely due to the exclusive availability of the iPhone through AT&T and Apple designated retail outlets only.

Since July 2007, the Company had attempted to negotiate with AT&T for the purpose of obviating the need for legal action. However, such attempts failed. Therefore, on September 30, 2009, the Company, through the legal entity Progressive Concepts, Inc. (“PCI”), commenced an arbitration proceeding against New Cingular Wireless PCS, LLC and AT&T Mobility Texas LLC (collectively, “AT&T”) seeking monetary damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented PCI from selling the popular iPhone and other AT&T exclusive products and services that PCI believes that it is and has been contractually entitled to provide to its customers under distribution agreements between PCI and AT&T. The action further asserts that AT&T violated the longstanding non-solicitation provisions of the DFW market distribution agreement by and between the companies by actively inducing customers to leave PCI for AT&T. PCI is represented in the matter by the Company’s legal counsel, Bracewell & Giuliani, LLP.

On February 28, 2010, Teletouch and its wholly-owned subsidiary, PCI, as Claimant and AT&T as Respondent received the Agreed Scheduling Order from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) Arbitrator assigned to the binding arbitration. Among other matters, including the provision of the Rules and Law governing the arbitration, the Agreed Scheduling Order set out the proposed completion dates for Discovery, Depositions, Dispositive Motions and Briefing Deadlines, culminating in an Arbitration hearing period scheduled for November 8, 2010 through November 12, 2010.

On August 10, 2010, the Agreed Scheduling Order was amended by the JAMS Arbitrator after being petitioned by AT&T for additional time to prepare for the hearing.  As a result, all interim completion dates to prepare for the hearing have been extended with the Arbitration hearing period re-scheduled for March 21, 2011 through March 25, 2011.

On December 23, 2010, the Company received a second amended Agreed Scheduling Order by the JAMS Arbitrator after AT&T requested another extension of time to complete the required Depositions. The Arbitration hearing period was postponed to June 13, 2011 through June 17, 2011.

In March 2011, depositions of Company’s executive management team and other key personnel as well as the majority of the AT&T personnel selected were completed as required under the arbitration process.  Also in March 2011, both the Company’s and AT&T’s independent valuation experts filed initial damages computations with the arbitrator which valued each party’s respective damages as a result of the other party’s actions.   The Company’s expert provided damages computations under several scenarios which included damages assuming PCI’s damages were limited to the liquidated damages provision included in the distribution agreement and several alternate computation of lost profits depending on the timing of which it was determined that PCI should have been allowed to sell the iPhone.  Under the liquidated damages limitation, PCI’s damages are estimated to be $48.9 million.  Under the lost profits computations, PCI’s damages are estimated to be as high as $35.0 million due to lost profits on subscriber transferred to AT&T and those subscribers that PCI did not get because of it not being allowed to sell the iPhone.  Additionally, if it is determined that PCI should also be compensated for the fair value of its subscriber base as of August 31, 2009 (the date of the expiration of the DFW and San Antonio distribution agreements), damages could be increased by $51.8 million, resulting in total damages and compensation due to PCI totaling $86.8 million.  AT&T’s expert computed AT&T’s damages in the range of $7.6 million to $9.9 million, depending on the arbitrator’s interpretation of the San Antonio distribution agreement.  The Company can provide no assurance that it will prevail in the arbitration matter or, even if and when it does, it will be awarded the amount of damages it currently estimates. There is no assurance that such damages, if and when awarded, will not be significantly less than the damage estimates discussed above.

On May 17, 2011, the Company and AT&T attended a mandatory mediation session ordered by the arbitrator in the pending binding arbitration proceeding. At the mediation, the parties made significant progress toward reaching a settlement agreement.

On July 19, 2011, as a result of the settlement discussions taking longer than anticipated and progress that had been made to date, the Company and AT&T mutually agreed to delay the July 22, 2011 arbitration date and continue working toward completing documentation on the terms of the final settlement agreement.  The arbitrator in this matter was noticed that the Company may request a specific arbitration hearing date as early as September 2011 if the settlement discussions are unsuccessful or unreasonably delayed by AT&T. As of the date of this Report, the Company and AT&T have made progress on certain terms of the settlement but certain other terms are unacceptable to the Company as proposed by AT&T.  The scope of the settlement discussions have expanded since the mediation resulting in certain key new terms being introduced in these negotiations.  The Company is attempting to estimate the financial impact of these changes and new concepts.  Negotiations are continuing, but if acceptable terms are not agreed to within the next several weeks following the filing of this Report, the Company may have to conclude that it can no longer sustain the continuing damage it is suffering as a result of this unexpected lengthy negotiation process and opt to resume arbitration and schedule a final arbitration hearing date.

Terms of the settlement contemplate the Company receiving certain cash and other consideration, as well as a restructured six-year minimum sales and distribution relationship with AT&T, which will allow the Company to continue operating under an updated and expanded arrangement in all of its current and prior market areas including DFW, San Antonio, Houston / South Texas, Austin / Central Texas, Tyler / East Texas and the State of Arkansas.  The parties’ agreement in principle would allow the Company to offer an expanded portfolio of AT&T products and services, including all cellular handsets supported by AT&T to both new and existing customers.

Our corporate headquarters are located at 5718 Airport Freeway, Fort Worth, TX 76117.  Our telephone number is (800) 232-3888 and our website is located at http://www.teletouch.com.  Information contained on our website is not deemed part of this prospectus.

Management

Our Board oversees our business affairs and monitors the performance of our management. Each director and executive officer holds office until his successor is duly elected and qualified, his resignation or he is removed in the manner provided by our By-Laws.  Our Board currently consists of six directors: two Class I Directors (Messrs. McMurrey and McFarland), one Class II Director (Messrs. Webb and Dorsey) and two Class III Directors (Messrs. Toh and Hyde).

The following table sets forth the names, titles and ages of our directors and executive officers:

	Age
Name	(1)	Title
Robert M. McMurrey (4)(6)	65	Chairman of the Board of Directors and Chief Executive Officer

Thomas A. “Kip” Hyde, Jr. (7)(9)	50	Director, President and Chief Operating Officer
Douglas E. Sloan (8)	44	Chief Financial Officer, Treasurer and Corporate Secretary

Clifford E. McFarland (2)(3)(4)(5)	55	Director
Marshall G. Webb (2)(3)(5)	68	Director
Henry Y.L. Toh (2)(3)(5)	54	Director
Terry K. Dorsey (10)	64	Director

(1)	As of October 26, 2011.

(2)	Member of the Audit Committee

(3)	Member of the Compensation Committee

(4)	Member of the Executive Committee

(5)	Member of the Nominating and Corporate Governance Committee

(6)	Mr. McMurrey was appointed to serve as Chief Executive Officer of Teletouch in November 2006. Mr. McMurrey had previously served as Teletouch’s Chief Executive Officer through February 2000.

(7)	Mr. Hyde was appointed to serve as President and Chief Operating Officer of Teletouch in November 2006. Prior to this appointment, Mr. Hyde had served as Chief Executive Officer of Teletouch.

(8)	Mr. Sloan was promoted from Interim Chief Financial Officer to Chief Financial Officer of Teletouch in November 2006.

(9)	On March 6, 2009, Mr. Hyde was appointed to the Company’s Board of Directors.

(10)	Appointed to the board on September 26, 2011 to fill a vacancy as a class II director

All officers are appointed and serve at the discretion of the Board. All of our officers devote their full-time attention to our business.  Biographical information with respect to the Company’s current executive officers and directors is provided below.

Robert M. McMurrey, Chairman of the Board of Directors and Chief Executive Officer, has been a director of Teletouch since 1984. He served as Chief Executive Officer until February 2000 and was re-appointed to this position in November 2006. He is also the President, Chief Executive Officer, a director and the sole shareholder of Rainbow Resources, Inc. Through Rainbow Resources, Inc., Mr. McMurrey acquired a controlling interest in Teletouch in 1984. Since 1984, Mr. McMurrey’s ownership interest in Teletouch has changed several times with the most recent change occurring on August 18, 2011, whereby Mr. McMurrey transferred his interest in the majority of the outstanding common stock of Teletouch that was held by TLL Partners, LLC (“TLLP”), to certain equity holders of TLLP resulting in a change of voting control of Teletouch. Mr. McMurrey is the majority shareholder, a director and an officer of Progressive Concepts Communications, Inc., which is the majority shareholder of TLLP, a Texas limited liability company, which owns a minority interest of the outstanding common stock of Teletouch. Mr. McMurrey was also an officer and director of Progressive Concepts, Inc. (“PCI”) prior to the contribution of the stock of PCI by TLLP to Teletouch in August 2006. Mr. McMurrey is also a controlling person of TLL Partners, LLC and Rainbow Resources, Inc. The principal business of TLLP is to act as a holding company for Mr. McMurrey’s investment in Teletouch securities. Mr. McMurrey received a B.S. Degree in Petroleum Engineering from the University of Texas in 1971. Mr. McMurrey’s substantial experience in acquiring, financing and operating wireless and other companies and his day to day leadership as Chief Executive Officer of our Company provides him with intimate knowledge of our business and operations and contributes substantial value to the Board and the Company at large.

Thomas A. “Kip” Hyde, Jr., Director, President and Chief Operating Officer, joined Teletouch in October 2004 and served as Chief Executive Officer through November 2006. Subsequent to Teletouch’s acquisition and consolidation of Progressive Concepts, Inc. (“PCI”) in 2006, Mr. Hyde was named President and Chief Operating Officer of Teletouch, and President and Chief Executive Officer of PCI. In March 2009, Mr. Hyde was appointed to Teletouch’s Board of Directors to fill a vacant Board position. Prior to this, starting in 2002, Mr. Hyde was employed by Progressive Concepts Communications, Inc. (“PCCI”), a company controlled by Teletouch Chairman, Robert McMurrey, primarily managing its PCI-Hawk Electronics Home & Commercial Services division. In June 2003, Mr. Hyde was named President of State Hawk Security, Inc., a wholly owned subsidiary of PCCI, which purchased residential and commercial security contracts from PCI, among others. Prior to joining PCCI, Mr. Hyde was the President & CEO of Greenland Corporation, a San Diego, CA-based ATM manufacturer and back-office financial services provider to Mr. Hyde’s former employer, Dallas, TX-based Affiliated Computer Services (“ACS”). While at ACS, Mr. Hyde served in various executive roles, including Corporate Vice President of ACS Retail Solutions and Vice President of ACS Financial Services group. While at ACS, Mr. Hyde was awarded U.S. Patent #6,038,553 for the development of a self-service check cashing method and financial services kiosk architecture and telecommunications system. A later version of this system (now known as Vcom TM ) is installed in over 2,000 7-Eleven stores across the USA. Mr. Hyde holds a B.A. degree in Finance from the University of Texas at Austin. Mr. Hyde’s substantial experience in corporate mergers and acquisitions including diligence and restructuring and his day to day leadership as President and Chief Operating Officer of our Company provides him with intimate knowledge of our business and operations.

Douglas E. Sloan, Chief Financial Officer, joined Teletouch as a Senior Financial Analyst in August 1998. In May 2001, he was promoted to Controller and Corporate Secretary. In December 2005, he was promoted to the office of Interim Chief Financial Officer. In November 2006, Mr. Sloan was promoted to Chief Financial Officer and Treasurer. Mr. Sloan began his financial career as a senior auditor with Ernst & Young, LLP in Dallas, Texas from 1991 to 1995. Mr. Sloan is a Certified Public Accountant and has been licensed in the State of Texas since 1992. He holds a B.B.A. degree in Accounting from Texas A&M University. Mr. Sloan brings his extensive experience and expertise in the public accounting and auditing areas as well as his experience in corporate mergers and acquisitions including diligence and restructuring to his day to day work at the Company.

Clifford E. McFarland, an Independent Director, has been a director of Teletouch since May 1995. In 1991, Mr. McFarland co-founded McFarland, Grossman & Company, Inc. (“MGCO”), an investment bank in Houston, Texas, and has served as the President and Senior Managing Director of MGCO since its inception. From May 2006 to December 12, 2008, Mr. McFarland also served as President of LITMUS Consulting, LLC, a strategic financial services provider. From April 2008 to June 2008, Mr. McFarland served as a director and a Compensation Committee member of Production Enhancement Group, Inc., a Toronto Stock Exchange listed public company. Mr. McFarland earned a B.S. in Business / Public Affairs from the University of Houston / Clear Lake. Mr. McFarland brings substantial experience in key areas of interest to our Company, including financial management and analysis, investment banking, capital formation, mergers and acquisitions.

Henry Y.L. Toh, an Independent Director, has been a director of Teletouch since November 2001. He is currently serving as a director with four other publicly traded companies. Since 1992, Mr. Toh has served as an officer and director of Acceris Communications, Inc., a publicly held voice-over-IP company. Since December 1998, Mr. Toh has served as a director of National Auto Credit, Inc., a specialized finance and entertainment company. From April 2002 until February 2004, Mr. Toh served as a director of Bigmar, Inc., a Swiss pharmaceuticals company. Since March 2004, Mr. Toh has served as a director of Crown Financial Group, Inc., a registered broker-dealer. From September 2004 until August 2005, Mr. Toh served as a director of Vaso Active Pharmaceuticals, Inc. Since 1992, Mr. Toh has served as an officer and director of Four M International, Inc., a privately held offshore investment entity. Since January 2010, Mr. Toh has served as the Vice Chairman and Executive Vice President of NuGen Holdings, Inc.. Mr. Toh began his career with KPMG Peat Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh earned a B.S. in Managerial Studies / Economics from Rice University in 1980. Mr. Toh brings substantial experience in key areas of interest to our Company, including public company accounting, financial management and analysis.

Marshall G. Webb, an Independent Director, has been a director of Teletouch since November 2001. He is President of Polaris Group, an advisory firm he founded in January 1999 to provide financial advisory and merger and acquisition services to public and private companies. From February 2003 through 2004, Mr. Webb has served as Chief Executive Officer of HWI Group, Inc., an early stage company formed to create security services solutions for maritime and land-based facilities including private companies and governmental agencies. From March 2005 through the closing of its August 2007 merger with a NYSE listed company, Mr. Webb has served as a director of ACR Group, Inc., a wholesale distributor of air conditioning, heating and refrigeration equipment. From April 2004 to October 2009, he has served as a director of Isolagen, Inc., a biotechnology company. From February 2004 through April 2005, he served as a director of Omni Energy Services Corp., a seismic support and exploration company. Mr. Webb attended Southern Methodist University, is a Certified Public Accountant, and began his career with Peat, Marwick, Mitchell & Co. Mr. Webb brings substantial experience in key areas of interest to our Company, including public company accounting, financial management and analysis.

Terry K. Dorsey, an Independent Director, has been a director of Teletouch since September 2011. From May 2009 to present, Mr. Dorsey has been Managing Director at Abshier Webb Donnelly & Baker, an investment bank that provides corporate financial advisory services to small and middle market companies. From April 2007 to November 2008, he was Director of Strategic Planning and Corporate Finance at Synthesis Energy Systems, Inc. (Nasdaq: SYMX), engaged in development in energy projects. From June 2002 to April 2007, he managed various investment banking engagements at WoodRock & Company, a Houston, TX based investment banking firm. Mr. Dorsey holds a B.B.A. degree  in Finance with a minor in accounting and economics and a M.B.A. degree in Management and Finance from Texas Tech University and holds a Ph.D. in Management of Technology with secondary fields of specialization in finance, investments and economics from the University of Texas at Austin.

Director and Officer Involvement in Certain Legal or Material Proceedings

There are no material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any associate of any such director, executive officer, affiliate or security holder is a party adverse to the Company or has a material interest adverse to the Company. There are no family relationships between any of the Company’s executive officers or directors and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director. There were no material changes to the procedures by which shareholders may recommend nominees to the Board since the Company’s last disclosure of such policies.

To the best of our knowledge, none of the following events have occurred during the past ten years that are material to an evaluation of the ability or integrity of any director, director nominee or executive officer of the Company:

•
any bankruptcy petition filed by or against, or any appointment of a receiver, fiscal agent or similar officer for, the business or property of such person, or any partnership in which such person was a general partner or any corporation of which such person was an executive officer either, in each case, at the time of the filing for bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, Director or employee of any investment company, bank, savings and loan association or insurance company; or

(ii) engaging in or continuing any conduct or practice in connection with such activity;

(iii) engaging in any type of business practice; or engaging in any activity in connection with the   purchase or sale of any  security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to act as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, Director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

•
being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or federal commodities law, and the judgment in such civil action or finding by the SEC or the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

•
being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial instructions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a) (26) of the Exchange Act), any registered entity (as defined in Section 1(a) (29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or person associated with a member.

Board Committees

Prior to its January 2007 delisting, Teletouch’s common stock was traded on the American Stock Exchange (the “AMEX”) under the symbol “TLL.”   Currently, the Company’s securities are quoted on the OTC Markets under the symbol “TLLE.OB”

Our Board continues to apply and review its members in compliance with independence requirements set forth in the NYSE AMEX Company Guide and applicable federal securities laws. Under these requirements, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his immediate family and Teletouch and its affiliates, including those transactions that are contemplated under Item 404(a) of Regulation S-K. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. All but two of our directors are “independent” as defined in the Amex Company Guide (Messrs. McMurrey and Hyde, in addition to serving on the Board, also serve as our Chief Executive Officer, and President and Chief Operating Officer, respectively, and neither serves on the Audit, Nominating and Corporate Governance or Compensation Committees). The members of the Audit Committee are also “independent” for purposes of Section 10A-3 of the Exchange Act and NYSE AMEX listing requirements. The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. None of our directors engages in any transaction, relationship, or arrangement contemplated under item 404(a) of Regulation S-K.

Our Board has four committees: Audit Committee, Executive Committee, Compensation Committee, and the Nominating and Corporate Governance Committee.

During the fiscal year ended May 31, 2011, the Board held 8 meetings in person or telephonically and acted by written consent on no occasions. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served. The membership and responsibilities of our current committees are summarized below. Additional information regarding the responsibilities of each committee is found in, and is governed by, our By-Laws, as amended, each committee’s Charter, where applicable, specific directions of the Board, and certain mandated regulatory requirements. The Charters of the standing committees of the Board as well as the Code of Conduct and Ethics are available at our website at http://www.teletouch.com.

Audit Committee.  The Audit Committee’s primary responsibilities are to monitor the Company’s financial reporting process and internal control system, to monitor the audit processes of the Company’s independent registered public accounting firm and internal financial management, and to provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management and the Board. The Audit Committee operates under a charter and reviews its charter annually and updates it as appropriate.

The Audit Committee’s primary responsibilities are to:

•	review whether or not management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	review whether or not management has established and maintained processes to ensure that an adequate system of internal controls is functioning within the Company;

•
review whether or not management has established and maintained processes to ensure compliance by the Company with legal and regulatory requirements that may impact its financial reporting and disclosure obligations;

•	oversee the selection and retention of the Company’s independent registered public accounting firm, their qualifications and independence;

•	prepare a report of the Audit Committee for inclusion in the proxy statement for the Company’s annual meeting of shareholders;

•	review the scope and cost of the audit, the performance of the independent registered public accounting firm, and their report on the annual financial statements of the Company; and

•	perform all other duties as the Board may from time to time designate.

The Audit Committee met 10 times during the fiscal year ended May 31, 2011. The Audit Committee consists of the following independent directors: Marshall G. Webb (Chairman), Clifford McFarland and Henry Y.L. Toh. Mr. McFarland was appointed to the Audit Committee in November 2008 after he was deemed independent by the Board. Prior to Teletouch’s acquisition of PCI, Mr. McFarland served on the board of PCI’s previous parent, PCCI, and received compensation for his service through May 2006.  The Board has determined that Marshall G. Webb is an Audit Committee “financial expert” as defined under Item 407(d) of Regulation S-K under the Securities Act and is “independent” as defined under applicable federal securities laws, rules and regulations. As a “financial expert,” Mr. Webb has an understanding of GAAP and financial statements, experience in preparing or auditing financial statements of generally comparable companies, has applied such principles in connection with accounting for estimates, accruals and reserves and has experience with internal accounting controls and an understanding of Audit Committee functions.

Compensation Committee.  The Compensation Committee administers the Company’s incentive plans, sets policies that govern executives’ annual compensation and long-term incentives, and reviews management performance, compensation, development and succession. The duties of the Compensation Committee include establishing any director compensation plan or any executive compensation plan or other employee benefit plan which requires shareholder approval; establishing long-term director or executive compensation and director or executive benefits plans which do not require shareholder approval; determination of any other matter, such as employment agreements, severance agreements, change in control agreements, or special or supplemental executive benefits, within the Committee's authority; determining the overall compensation policy and executive salary plan; and determining the annual base salary, annual bonus, and annual and long-term equity-based or other incentives of each corporate officer, including the CEO. Although a number of aspects of the CEO’s compensation may be fixed by the terms of his employment contract, the Compensation Committee retains discretion to determine other aspects of the CEO’s compensation. The CEO reviews the performance of the executive officers of the Company (other than the CEO) and, based on that review, the CEO makes recommendations to the Compensation Committee about the compensation of executive officers (other than the CEO). The CEO does not participate in any deliberations or approvals by the compensation committee or the Board with respect to his own compensation. The Compensation Committee makes recommendations to the Board about all compensation decisions involving the CEO and the other executive officers of the Company. The Board reviews and votes to approve all compensation decisions involving the CEO and the executive officers of the Company. The Compensation Committee and the Board will use data, showing current and historic elements of compensation, when reviewing executive officer and CEO compensation. The Committee is empowered to review all components of executive officer and director compensation for consistency with the overall policies and philosophies of the Company relating to compensation issues. The Committee may from time to time delegate duties and responsibilities to subcommittees or a Committee member. The Committee may retain and receive advice, in its sole discretion, from compensation consultants. The Compensation Committee currently employs a compensation consultant to assist in determining and recommending the amount and form of executive and director compensation. None of the members of our Compensation Committee is one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. The Compensation Committee consists of Clifford E. McFarland (Chairman), Henry Y.L. Toh and Marshall G. Webb. During the fiscal year ended May 31, 2011, the Compensation Committee held 6 meetings.

Executive Committee.  Robert M. McMurrey (Chairman) and Clifford E. McFarland are the members of the Executive Committee, which held no meetings during the fiscal year ended May 31, 2011.

Nominating and Corporate Governance Committee.  The Nominating Committee was established during the 2004 fiscal year. Its purpose was to identify candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. In 2008, the Board identified the need to establish a committee responsible for other corporate governance matters, including director independence and qualifications so the scope of the Nominating Committee was expanded to include these additional governance matters. In December 2008, the charter of the Nominating and Corporate Governance Committee was approved by the Board. The Committee annually assesses and reports to the Board on Board Committee performance and effectiveness, reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees and annually reviews and reports to the Board on matters. The Nominating Committee had 1 meeting during the fiscal year ended May 31, 2011. The Nominating Committee consists of Henry Y.L. Toh (Chairman), Marshall G. Webb and Clifford E. McFarland.

The Nominating Committee has the following responsibilities as set forth in its charter:

•	to review and recommend to the Board with regard to policies for the composition of the Board;

•	to review any director nominee candidates recommended by any director or executive officer of the Company, or by any shareholder if submitted properly;

•
to identify, interview and evaluate director nominee candidates and have sole authority to retain and terminate any search firm to be used to assist the Committee in identifying director candidates and approve the search firm’s fees and other retention terms;

•	to recommend to the Board the slate of director nominees to be presented by the Board;

•	to recommend director nominees to fill vacancies on the Board, and the members of each Board committee;

•	to lead the annual review of Board performance and effectiveness and make recommendations to the Board as appropriate; and

•	to review and recommend corporate governance policies and principles for the Company, including those relating to the structure and operations of the Board and its committees.

Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate of limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware general Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise. The Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Article VIII of our Restated Certificate of Incorporation provides that we shall indemnify our directors, officers, agents and/or employees to the fullest extent allowed by the Delaware General Corporation Law, as amended.  Article VI of our Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  Further, Article XI of our Restated By-Laws provides generally that we shall indemnify our officers, directors, employees and agents to the fullest extent permitted by the Certificate of Incorporation consistent with the General Corporation Law of Delaware, as amended.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company maintains a "claims made" directors' and officers' liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

The following table sets forth information concerning the compensation for the fiscal years ended May 31, 2011 and 2010, respectively, of our Named Executive Officers. During fiscal years 2011 and 2010, the named executive officers included Robert McMurrey (Chairman, CEO), Thomas A. “Kip” Hyde, Jr. (President, COO) and Douglas E. Sloan (CFO).

				Option	All Other
		Salary	Bonus (6)	Awards (4)	Compensation (5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Robert M. McMurrey (1)	2011	380,000	-	81,028	3,630	464,658
(Chairman, CEO)	2010	380,000	380,000	34,846	3,630	798,476

Thomas A."Kip" Hyde, Jr. (2)	2011	325,000	-	64,560	-	389,560
(President, COO)	2010	325,000	325,000	27,764	8,883	686,647

Douglas E. Sloan (3)	2011	250,000	-	47,608	10,467	308,075
(CFO, Treasurer, Corporate Secretary)	2010	210,000	210,000	-	9,800	429,800

(1)
Mr. McMurrey was previously Chief Executive Officer of Teletouch until February 2000 and was re-appointed to this position in November 2006 following the acquisition of PCI in August 2006. In December 2008, Mr. McMurrey entered into an executive employment contract with the Company, effective June 1, 2008, under which his annual salary was increased to $380,000 with a target bonus of up to 100% of his annual salary based upon the Company’s achievement toward certain performance targets established by the Compensation Committee of the Board. See Note (6) below for discussion on the fiscal 2011 bonus award.  For 2010, Mr. McMurrey was granted a bonus of $380,000 based upon the Company exceeding the fiscal 2010 performance targets established in conjunction with the employment agreement. Under the terms of Mr. McMurrey’s employment the fiscal year 2010 bonus was due to be paid no later than July 31, 2010; however, Mr. McMurrey agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(2)
Mr. Hyde was named Chief Executive Officer in October 2004 and in November 2006, concurrent with Mr. McMurrey being named Chief Executive Officer, Mr. Hyde was named President and Chief Operating Officer. In December 2008, Mr. Hyde entered into an executive employment contract with the Company, effective June 1, 2008, under which his annual salary was increased to $325,000 with a target bonus of up to 100% of his annual salary based upon the Company’s achievement toward certain performance targets established by the Compensation Committee of the Board. See Note (6) below for discussion on the fiscal 2011 bonus award.   For 2010, Mr. Hyde was granted a bonus of $380,000 based upon the Company exceeding the fiscal 2010 performance targets established in conjunction with the employment agreement. Under the terms of Mr. Hyde’s employment the fiscal year 2010 bonus was due to be paid no later than July 31, 2010; however, Mr. Hyde agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(3)
Mr. Sloan was named Chief Financial Officer and Treasurer in November 2006 following the acquisition of PCI in August 2006. For fiscal 2010, Mr. Sloan’s salary was $210,000 annually with a target bonus of up to 100% of his annual salary based on the same performance targets established by the Compensation Committee in conjunction with Mr. McMurrey and Mr. Hyde’s employment agreements. Effective June 1, 2010, the Compensation Committee increased Mr. Sloan’s salary to $250,000 annually with a target bonus of up to 100% of his annual salary based on the same performance targets established for Mr. McMurrey and Mr. Hyde.  See Note (6) below for discussion on the fiscal 2011 bonus award.   For 2010, Mr. Sloan was granted a bonus of $210,000 based upon the Company exceeding the fiscal 2010 performance targets established by the Compensation Committee. Mr. Sloan agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(4)
Amounts in this column represent the total fair value of equity-based compensation for stock options awarded in the respective fiscal year. The fair value of the stock options is determined pursuant to ASC Topic 718. In fiscal years 2011 and 2010, the Company elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates to calculate the fair value of the options awarded. The Company has determined that the best measure of expected volatility is based on the historical daily volatility of the Company’s common stock. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 107 with the continued use of this method extended under the provisions of Staff Accounting Bulletin No. 110. Under this formula, the expected term is equal to: ((weighted-average vesting term + original contractual term)/2). The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Dividend yield is zero for these options as the Company does not expect to declare any dividends on its common shares in the foreseeable future. In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of 0.0% for the stock options granted to senior management and the Company’s directors in fiscal years 2011 and 2010.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience. See the “Outstanding Equity Awards at Fiscal Year-End 2011” table below for information on stock option grants made in fiscal year 2011.

(5)	Represents contributions made by Teletouch pursuant to its 401(k) Plan.

(6)	The Company’s Compensation Committee reviewed the Company’s fiscal 2011 operating results and concluded no fiscal year 2011 discretionary bonus would be awarded to any executive officer.

Outstanding Equity Awards at Fiscal Year-End 2011

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Excercisable	Unexercisable	($) (9)	Date

Robert M. McMurrey	614,035	307,017	0.190	8/1/2018	(5)
	319,000	-	0.116	6/1/2019	(6)
	319,000	-	0.326	6/1/2020	(7)

Thomas A. "Kip" Hyde, Jr.	500,000	-	0.384	10/19/2014	(3)
	400,000	-	0.390	9/13/2016	(4)
	526,315	263,158	0.190	8/1/2018	(5)
	254,167	-	0.116	6/1/2019	(6)
	254,167	-	0.326	6/1/2020	(7)

Douglas E. Sloan	10,000	-	0.400	4/11/2013	(1)
	50,000	-	0.550	7/8/2014	(2)
	270,000	-	0.390	9/13/2016	(4)
	368,421	184,210	0.190	8/1/2018	(5)
	150,000	-	0.346	6/21/2020	(8)

Note
(1)	Granted on 4/11/03. All options have vested to date.
(2)	Granted on 7/8/04. All options have vested to date.
(3)	Granted on 10/19/04. All options have vested to date.
(4)	Granted on 9/13/06. All options have vested to date.
(5)	Granted on 8/1/08. All options have vested to date.
(6)	Granted on 6/1/09. All options have vested to date
(7)	Granted on 6/1/10. All options have vested to date.
(8)	Granted on 6/21/10. All options have vested to date.
(9)
The stock options have a a maximum term of 10 years measured from the applicable grant date, subject to early termination in the event of the optionee’s cessation of service with Teletouch. The exercise price for each of these options is equal to the average of the 5 days closing price per share of common stock prior to the grant date.

Employment Contracts, Termination Provisions and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Robert M. McMurrey:  On December 31, 2008, the Board of Teletouch approved an executive employment agreement with an effective date of June 1, 2008 (the “McMurrey Agreement”) by and between the Company and Robert M. McMurrey, the Company’s present Chairman and Chief Executive Officer. Mr. McMurrey will continue to be engaged on a full-time basis with the authority to perform all such responsibilities, duties and render such services as may be customary to the offices of the Chairman and Chief Executive Officer of the Company. Under the terms and provisions of the McMurrey Agreement, the term of his employment with the Company commences on June 1, 2008 for an initial term ending May 31, 2011, and automatically renews for successive additional one year term(s), unless either the Company or Mr. McMurrey gives the other party an advance written notice not to renew the McMurrey Agreement. At May 31, 2011, the McMurrey Agreement automatically renewed for an additional one year term ending May 31, 2012 with no other changes to the terms of this agreement.  Under the terms of the employment agreement, Mr. McMurrey will be entitled to:

•	annual base salary of $380,000 during the term of his employment, subject to review by the Board for subsequent increases on an annual basis;

•	annual bonus if, in the sole discretion of the Board, he meets the Company’s performance targets as determined by the Compensation Committee of the Board;

•
at least 319,000 10-year options to purchase shares of common stock of the Company (with exact number of such options to be finalized by the Compensation Committee of the Board) under its existing equity compensation plan, on the first business date of each fiscal year the McMurrey Agreement is in effect, each of which grants will be vested fully on the grant date and subject to other terms and provisions as may be set forth in each stock option agreement evidencing each such grant;

•
participate in all medical, dental, life, and disability insurance, participation in the Company’s 401(k) plan, and other benefits available to all full-time employees of the Company, subject to eligibility requirements.

The McMurrey Agreement may be terminated by the Company in the event of Mr. McMurrey’s (i)  disability, (ii) death, (iii) not for Cause (as defined below), for any reason and in the Company’s sole and absolute discretion, provided that the Company will continue to pay the base salary then in effect for no less than a year and no more than the remaining term of the Agreement, (iv) for Cause, which includes, without limitation, (1) the indictment of, or the bringing of formal charges against Mr. McMurrey involving criminal fraud or embezzlement; (2) his conviction of a crime involving an act or acts of dishonesty, fraud or moral turpitude, which act or acts constitute a felony; (3) his continued failure to substantially perform his duties under the McMurrey Agreement, as reasonably determined by the Board, which is not cured in a reasonable time; (4) his having willfully caused the Company, without the approval of the Board, to fail to abide by either a valid material contract to which the Company is a party or the Company’s By-Laws; (5) Mr. McMurrey having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (6) his having committed acts or omissions constituting a material breach of duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company, which are not cured in a reasonable time; or (7) his having committed acts or omissions constituting a material breach of this McMurrey Agreement, which are not cured in a reasonable time. In the event of termination in the event of death, disability or not for Cause, the Company will pay all amounts then due to Mr. McMurrey under the McMurrey Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. In the event of termination for Cause, the Company will have no further obligations to Mr. McMurrey under this McMurrey Agreement, and any and all options granted hereunder will terminate according to their terms.

The McMurrey Agreement may also be terminated by Mr. McMurrey for Good Reason, which will be deemed to exist: (i) if the Board fails to elect or reelect Mr. McMurrey to, or removes him from, any of the office(s) referred to in the McMurrey Agreement; (ii) if the scope of his duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise); or (iii) if the Company shall have continued to fail to comply with any material provision of this McMurrey Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance.

The McMurrey Agreement also contains confidentiality, non-competition and other additional provisions, which are customary to employment agreements of this nature. The foregoing description of the McMurrey Agreement does not purport to be complete and is qualified in its entirety by the copy of the agreement attached hereto as Exhibits 10.1 and is incorporated herein by reference.

The Compensation Committee of the Board reviewed and approved the terms and provisions of the McMurrey Agreement.

Thomas A. “Kip” Hyde, Jr.:  On December 31, 2008, the Board of Teletouch approved an executive employment agreement with an effective date of June 1, 2008 (the “Hyde Agreement”) by and between the Company and Thomas A. “Kip” Hyde, Jr. the Company’s present President and Chief Operating Officer, as well as Chief Executive Officer of certain of the Company’s subsidiaries.

Mr. Hyde will continue to be engaged on a full-time basis with the authority to oversee all of the Company’s operational aspects and perform such responsibilities, duties and render such services as may be customary to the offices of the President and Chief Operating Officer of the Company, as well as Chief Executive Officer of certain of the Company’s subsidiaries.

Under the terms and provisions of the Hyde Agreement, the term of his employment with the Company commences on June 1, 2008 for an initial term ending May 31, 2011, and automatically renews for successive additional one year term(s), unless either the Company or Mr. Hyde gives the other party an advance written notice not to renew the Hyde Agreement. At May 31, 2011, the Hyde Agreement automatically renewed for an additional one year term ending May 31, 2012 with no other changes to the terms of this agreement.  Under the terms of the employment agreement, Mr. Hyde will be entitled to:

•	annual base salary of $325,000 during the term of his employment, subject to review by the Board for subsequent increases on an annual basis;

•	annual bonus if, in the sole discretion of the Board, he meets the Company’s performance targets as set and determined by the Compensation Committee of the Board;

•
at least 254,167 10-year options to purchase shares of common stock of the Company (with exact number of such options to be finalized by the Compensation Committee of the Board) under its existing equity compensation plan, on the first business date of each fiscal year the Hyde Agreement is in effect, each of which grants will be vested fully on the grant date and subject to other terms and provisions as may be set forth in each stock option agreement evidencing each such grant;

•
participate in all medical, dental, life, and disability insurance, participation in the Company’s 401(k) plan, and other benefits available to all full-time employees of the Company, subject to eligibility requirements.

The Agreement may be terminated by the Company in the event of Mr. Hyde’s (i) disability, (ii) death, (iii)  not for Cause (as defined below), for any reason and in the Company’s sole and absolute discretion, provided that the Company will continue to pay the base salary then in effect for no less than a year and no more than the remaining term of the Agreement, (iv) for Cause, which includes, without limitation, (1) the indictment of, or the bringing of formal charges against Mr. Hyde involving criminal fraud or embezzlement; (2) his conviction of a crime involving an act or acts of dishonesty, fraud or moral turpitude, which act or acts constitute a felony; (3) his continued failure to substantially perform his duties under the Agreement, as reasonably determined by the Board, which is not cured in a reasonable time; (4) his having willfully caused the Company, without the approval of the Board, to fail to abide by either a valid material contract to which the Company is a party or the Company’s By-Laws; (5) his having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (6) his having committed acts or omissions constituting a material breach of duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company, which are not cured in a reasonable time; or (7) his having committed acts or omissions constituting a material breach of this Hyde Agreement, which are not cured in a reasonable time. In the event of termination in the event of death, disability or not for Cause, the Company will pay all amounts then due to Mr. Hyde under the Hyde Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. In the event of termination for Cause, the Company will have no further obligations to Hyde under this Hyde Agreement, and any and all options granted hereunder will terminate according to their terms.

The Hyde Agreement may also be terminated by Mr. Hyde for Good Reason, which will be deemed to exist: (i) if the Board fails to elect or reelect Mr. Hyde to, or removes him from, any of the offices of the President and Chief Operating Officer of the Company absent Cause; (ii) if the Board fails to nominate him to serve on the Board at the first meeting of the Board following December 31, 2009; (iii) if the scope of his duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Mr. Hyde will act by written notice of his belief that such event has occurred within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position; or (iv) if the Company shall have continued to fail to comply with any material provision of the Hyde Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance.  The Hyde Agreement also contains confidentiality, non-competition and other additional provisions which are customary to employment agreements of this nature. The Compensation Committee of the Board reviewed and approved the terms and provisions of the Hyde Agreement.

Director Compensation

Each director of Teletouch, who is not a salaried officer or employee of Teletouch or of a subsidiary of Teletouch, receives compensation for serving as a director and fees for attendance at meetings of the Board or of any committee appointed by the Board as determined by the Board from time to time. Beginning August 2004 and through May 31, 2008, the Company provided a compensation plan for the Board members whereby all non-employee non-affiliate directors were compensated at the rate of $30,000 annually. Teletouch’s policy through May 31, 2008 was that every non-employee, non-affiliate director of Teletouch was paid $1,500 for attendance at Board meetings ($500 for telephonic attendance).

The directors are also eligible to receive options under our stock option plans at the discretion of the Board. Beginning August 2004 and through May 31, 2010 under the Company’s 2002 Plan, all non-employee non-affiliate directors received a one-time grant of options to purchase 15,000 shares of common stock upon election as a director plus an additional grant of 10,000 options on the first trading day of each year.

Compensation Plan for Directors Effective June 1, 2008

Effective June 1, 2008, the Board approved a new compensation plan for its members. Under the new compensation plan, all non-employees, non-affiliate directors will be compensated at the rate of $36,000 annually. In addition, non-employee, non-affiliate directors serving on committees of the Board receive additional annual compensation as follows:

Additional
Annual
Compensation
Committee Assignment	($)

Audit Committee Chairman	12,500
Audit Committee Member (excl. Chairman)	3,000
Compensation Committee Chairman	7,500
Compensation Committee Member (excl. Chairman)	2,500
Nominating and Corporate Governance Committee Chairman	3,750
Nominating and Corporate Governance Committee Member (excl. Chairman)	1,000

Under the new compensation plan, non-employee, non-affiliate directors will be paid $1,500 for attendance at meetings of the Board or any committee meetings subject to a maximum daily compensation of $2,250 in the event of attendance of multiple meetings in a single day ($750 for telephonic attendance subject to a maximum daily compensation of $1,000 in the event of telephonic attendance of multiple meetings in a single day). Beginning June 1, 2008, all non-employee, non-affiliate directors will receive a one-time grant of options to purchase 45,000 shares of common stock upon election as a director plus an additional grant of either (i) options to purchase 40,000 shares of common stock or (ii) 20,000 shares of the Company’s common stock on the first trading day of each calendar year as additional compensation for their services. The directors can choose to receive either the stock options or shares of common stock annually following their election to the Board.

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Non-Employee Director	($)	($)(1)	($)

Marshall G. Webb	72,750	10,160	82,910

Henry Y.L. Toh	66,000	10,160	76,160

Clifford E. McFarland	65,250	10,160	75,410

(1)
Amounts in this column represent the total fair value of equity-based compensation for stock options awarded in the respective fiscal year. The fair value of the stock options is determined pursuant to ASC Topic 718. Assumptions used in the calculation of the fair value of the stock options are described in Note 2 to the Company's financial statements for the fiscal year ended May 31, 2011.

Stock Option Plans

1994 Stock Option and Appreciation Rights Plan

Teletouch’s 1994 Stock Option and Stock Appreciation Rights Plan (the “1994 Plan”) was adopted in July 1994 and provides for the granting of incentive and non-incentive stock options and stock appreciation rights to officers, directors, employees and consultants to purchase not more than an aggregate of 1,000,000 shares of common stock. The Compensation Committee or the Board of Directors administers the 1994 Plan and has authority to determine the optionees to whom awards will be made, the terms of vesting and forfeiture, the amount of the awards and other terms.  Under the terms of the 1994 Plan, the option price approved by the Board of Directors shall not be less than the fair market value of the common stock at date of grant.  As of May 31, 2011, there were 39,329 options outstanding and no options remaining available for future issuance under the 1994 Plan. Under the provisions of the 1994 Plan, no further options can be issued after July 2004, which is the tenth anniversary following the adoption of the 1994 Plan.

2002 Stock Option and Appreciation Rights Plan

Our shareholders approved the 2002 Stock Option and Appreciation Rights Plan (the “2002 Plan”) at the 2002 Annual Shareholder meeting. The 2002 Plan provides that non-employee, non-affiliate directors are eligible to receive options, as well as officers, employees and consultants. It is the Board’s intention that annual non-discretionary option grants to certain directors under the 1994 Stock Option Plan cease, along with one-time grants of options to new Board members when they join the board. However, these kinds of grants will continue under the 2002 Plan. All options granted under the 2002 Plan will be exercisable at a price equal to the five day average of the closing market price preceding the date of grant; vesting will be as determined by the Board or Compensation Committee on the date of grant. As of May 31, 2011, there were 5,616,488 options outstanding and 3,853,512 options remaining available for future issuance under the 2002 Plan. Under the provisions of the 2002 Plan, no further options can be issued after August 2012, which is the tenth anniversary following the adoption of the 2002 Plan.

Securities Authorized For Issuance under Equity Compensation Plans

The following table summarizes information as of May 31, 2011, about the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s existing equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in col. (a))
Equity compensation plans approved by security holders(1)	5,655,817	$0.26	3,853,512
Equity compensation plans not approved by security holders	—	—	—
Totals	5,655,817	$0.26	3,853,512

(1)	The equity compensation plans approved by security holders are the 1994 Stock Option and Appreciation Rights Plan and the 2002 Stock Option and Appreciation Rights Plan.

RELATED PARTY TRANSACTIONS

During the 2011 fiscal year, we were not involved in any related transactions subject to Item 404 of Regulation S-K.  Pursuant to written Board policies, our executive officers and directors, and principal shareholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction without the prior consent of the Board.  Any request for such related party transaction with an executive officer, director, principal shareholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee and the Board for review, consideration and approval.  All of our directors, executive officers and employees are required to report to the Board any such related party transaction.   In approving or rejecting the proposed agreement, the Board will consider the relevant facts and circumstances available and deemed relevant to the Board which will approve only those agreement that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Board determines in the good faith exercise of its discretion.

As described elsewhere in this prospectus, TLL Partners, L.L.C., a Delaware limited liability company and a holder of the majority of our outstanding securities, is controlled by our Chairman of the Board and Chief Executive Officer, Robert McMurrey. Our Audit Committee and Board of Directors have reviewed and approved the terms of these transactions as well as Mr. McMurrey’s involvement in these transactions.

PRINCIPAL SHAREHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock as of October 26, 2011 by:

•	each person known to us that beneficially owns more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated, the address for each principal shareholder is in the care of 5718 Airport Freeway, Fort Worth, Texas 76117.

	Number of
	Common	% of Common
	Shares	Shares
Name and Address	Beneficially	Beneficially
of Beneficial Owner	Owned (1)	Owned

Robert M. McMurrey (2)(3)(6)	31,769,493	62.8%

Progressive Concepts Communications, Inc. (6)	28,650,999	58.8%

TLL Partners, L.L.C. (6)	28,650,999	58.8%

Stratford Capital Partners, L.P. (4)(5)	17,610,000	36.1%
200 Crescent Court, Suite 1600
Dallas, Texas 75201

Retail & Restaurant Growth Capital, L.P. (4)(5)	11,740,000	24.1%
2701 East Plano Parkway, Suite 200
Plano, TX 75074

Lazarus Management Company, L.L.C (7)	5,000,000	10.3%
2401 E. Second Avenue, Suite 600
Denver, CO 80206

Thomas A. "Kip" Hyde, Jr. (2)(8)	2,451,974	4.8%

Douglas E. Sloan (2)(10)	1,032,631	2.1%

Michael Dickens (2)(10)	333,333	*

Clifford E. McFarland (3)(9)	216,331	*

Henry Y.L. Toh (3)(10)	216,998	*

Marshall G. Webb (3)(10)	216,998	*

Terry K. Dorsey (3)(10)	45,000	*

All Named Executive Officers and Directors as a Group ( 8 Persons)	36,282,758	66.1%

*	Indicates less than 1.0%.

(1)          Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with SEC Rule 13d-3, each person’s percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.

(2)          Named Executive Officer.

(3)          Director.

(4)          Includes 2,610,000 shares of the Company’s common stock transferred to Stratford Capital Partners, L.P. (“Stratford”) in connection with the restructuring of the subordinated debt at PCI. TLL Partners, L.L.C., a Delaware limited liability company (“TLLP”) transferred such shares to Stratford in August 2006 as partial settlement of the junior debt obligations of PCI with the balance of the junior debt converted into redeemable Series A Preferred Unit membership interests (the “Preferred Units”) in  TLLP. Stratford’s mailing address is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. Also, includes 15,000,000 shares of the Company’s common stock transferred to Stratford by TLLP in connection with the transactions described in the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2011 (the “August 18 8-K”), a copy of which is attached, (i) in redemption of all outstanding Preferred Units in TLLP held by Stratford and (ii) a cash payment by Stratford to TLLP in the amount of $2,250,000. The shares so transferred (along with the shares transferred to Retail & Restaurant Growth Capital, L.P. (“RRGC”) as described in Note (5) below), are subject to (i) a call option in favor of TLLP (the “Call Option”) which will permit TLLP for a period of 15 months (the “Option Period”) to purchase some or all of such shares at an exercise price of $1.00 per share, and (b) a put option (the “Put Option”) in favor of Stratford and RRGC to sell to TLLP for thirty 30 days following the conclusion of the 15-month option period some or all of such shares then held by Stratford and RRGC at an exercise price $1.00 per share. Beginning on March 17, 2012, Stratford is free to distribute, sell or otherwise dispose of the shares subject to the call option. If it does so, the number of shares subject to the call option and the put option will be reduced on a share-for-share basis.  Also, to the best of the Company’s knowledge, during the Option Period, Stratford and RRGC agreed to vote all such transferred shares on any matter submitted to a vote of the Company’s shareholders in the same proportion which other shares of the Company are voted for such matter.  The share transfers to Stratford and RRGC (as described in this Note and Note (5) below) which were completed on August 17, 2011, constituted a change of control of the Company since, following Stratford’s and RRGC’s acquisition and beneficial ownership of 29,350,000 shares or 60.2% of the Company’s outstanding securities, Stratford and RRGC, collectively, now control the Company, as stated in the combined Schedule 13D/A by Stratford Capital and RRGC filed by each of them with the Securities and Exchange Commission on August 11, 2011 (the “13D/A”).  Information regarding this beneficial owner is furnished partially in reliance upon this 13D/A filing.

(5)          Includes 1,740,000 shares of the Company’s common stock transferred to Retail & Restaurant Growth Capital, L.P. (“RRGC”) in connection with the restructuring of the subordinated debt at PCI. TLLP transferred such shares to RRGC in August 2006 as partial settlement of the junior debt obligations of PCI with the balance of the junior debt converted into Preferred Units in TLLP. RRGC’s mailing address is 2701 E. Plano Pkwy, Suite 200, Plano, TX 75074. Also, includes 10,000,000 shares of the Company’s common stock transferred to RRGC by TLLP in connection with transactions described in the August 18 8-K, a copy of which is attached hereto, (i) in redemption of all outstanding Preferred Units in TLLP held by RRGC and (ii) a cash payment by RRGC to TLLP in the amount of $1,500,000. The shares so transferred to RRGC (along with the shares transferred to Stratford as described in Note (4) above), are subject to (i) the same Call Option which will permit TLLP for a period of 15 months to purchase some or all of such shares at an exercise price of $1.00 per share, and (b) the same Put Option to sell to TLLP for thirty 30 days following the conclusion of the 15-month option period some or all of such shares then held by Stratford and RRGC at an exercise price $1.00 per share. Beginning on March 17, 2012, RRGC is free to distribute, sell or otherwise dispose of the shares subject to the call option. If it does so, the number of shares subject to the call option and the put option will be reduced on a share-for-share basis.  The share transfers to Stratford and RRGC (as described in this Note and Note (4) above) which were completed on August 17, 2011, constituted a change of control of the Company, and Stratford and RRGC, collectively, now control the Company, as stated in the 13D/A.  Information regarding this beneficial owner is furnished partially in reliance upon this 13D/A filing.

(6)          Robert M. McMurrey is the sole manager of TLLP, and Progressive Concepts Communications, Inc., a Delaware corporation (“PCCI”) owns all the common membership interests of TLLP. Mr. McMurrey controls PCCI by virtue of his ownership of approximately 94% of the issued and outstanding common stock of PCCI. Mr. McMurrey and PCCI have shared voting and dispositive power with respect to all the shares owned by TLLP. Mr. McMurrey controls Rainbow Resources, Inc. (“RRI”) and is the direct owner of the 40,442 shares shown as owned directly. Following the August 2011 disposition and transfers of its securities of the Company to Stratford and RRGC (as described in Notes (4) and (5) above), TLLP no longer controls the Company. However, pursuant to the beneficial ownership requirements set forth in SEC Rule 13d-3, TLLP’s beneficial ownership includes 25,000,000 shares of the Company’s common stock that are owned by Stratford and RRGC which are subject to the Call Option as described in Notes (4) and (5) above. Also, the figures for Mr. McMurrey include the 1,200,000 shares held of record by RRI. Also included in the figures for Mr. McMurrey are 40,442 shares of common stock owned personally by Mr. McMurrey and 1,878,052 shares underlying stock options issued to Mr. McMurrey which are all vested. In August 2008, Mr. McMurrey was granted 921,052 options to purchase common stock, 301,017 of which vested in August 2009, 307,017 of which vested in August 2010 and 307,018 of which vested in August 2011. In June 2009, June 2010 and June 2011, under the terms of his employment agreement effective June 1, 2008, Mr. McMurrey was granted 319,000 options to purchase common stock for a cumulative total of 957,000 options granted which vested immediately upon issuance.  Information regarding this beneficial owner is furnished partially in reliance upon a Form 4 filing with the SEC dated August 15, 2011 by Robert M. McMurrey disclosing the changes in beneficial ownership by him and his affiliates.

(7)          The securities reported as beneficially owned by Lazarus Management Company LLC (“Lazarus Management”) are held by or for the benefit of Lazarus Investment Partners LLLP (“Lazarus Partners”).  Lazarus Management, as the investment adviser and general partner of Lazarus Partners and Justin B. Borus, as the managing member of Lazarus Management, may be deemed to beneficially own the securities held by Lazarus Management for the purposes of Rule 13d-3 of the Exchange Act of 1934, as amended, insofar as they may be deemed to have the power to direct the voting or disposition of those Securities. The mailing address for Lazarus is 2401 E. 2nd Avenue, Suite 600, Denver, CO 80206.  Information regarding this beneficial owner is furnished partially in reliance upon its Schedule 13G filed with the SEC on  June 3, 2011.

(8)          Includes 2,451,974 shares underlying stock options granted to Mr. Hyde which are all vested.   Mr. Hyde was hired as the Company’s CEO in October 2004. Under the terms of Mr. Hyde’s October 2004 employment agreement, Mr. Hyde was granted 500,000 options to purchase common stock, 166,667 of which vested in October 2005, 166,667 of which vested in May 2006 and 166,666 of which vested in May 2007. Mr. Hyde was granted an additional 400,000 options to purchase common stock in September 2006, 133,334 of which vested in September 2007, 133,333 of which vested in September 2008 and 133,333 of which vested in September 2009. In August 2008, Mr. Hyde was granted 789,473 options to purchase common stock, 263,158 of which vested in August 2009, 263,158 of which vested in August 2010 and 263,157 of which vested in August 2011. In each of June 2009, June 2010 and June 2011, under the terms of his employment agreement effective June 1, 2008, Mr. Hyde was granted 254,167 options to purchase common stock, for a cumulative total of 762,501 options granted, which vested immediately upon issuance.

(9)          Includes 210,331 shares underlying stock options granted to Mr. McFarland and 12,000 shares registered in the name of McFarland, Grossman & Co. (“MGCO”) of which Mr. McFarland is the President and a director. Such 12,000 shares are held by MGCO for the benefit of another entity of which Mr. McFarland is a 50% owner. Mr. McFarland disclaims ownership of 6,000 of such shares. The shares do not include securities owned by TLLP; Mr. McFarland owns a minority interest in PCCI, the parent of TLLP.

(10)        Represents shares underlying stock options.

DESCRIPTION OF SECURITIES

We are authorized to issue 70,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of October 26, 2011, we had 48,739,002 shares of common stock and no shares of preferred stock outstanding.

All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders.  In the event of liquidation, subject to preferences that may be outstanding at the time of such liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities.  Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights.  Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We did not pay dividends to holders of our common stock in the past and we do not anticipate paying cash dividends on our common stock in 2010 or 2011 or in the foreseeable future, but instead will retain any earnings to fund our growth.  Any decision to pay cash dividends will depend on our ability to generate earnings, our need for capital, our overall financial condition, and other factors our Board deems relevant.

Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, $.001 par value per share. The Board of Directors is authorized to issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of preferred stock with voting rights are issued by the Company, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the amount which the Company is authorized to issue. In addition, issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, preferred stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividends and liquidation rights. As of the date hereof, we have no preferred stock series issued and outstanding.

Provisions of Delaware law could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Our Certificate of Incorporation and By-Laws, as amended to date, contain provisions that could discourage potential takeover attempts and prevent shareholders from changing the Company's management. The By-Laws provide for a classified Board of Directors and that certain vacancies on the Board of Directors shall be filled only by a majority of the remaining Directors then in office.  In addition, the Company's By-Laws provide that no proposal by a shareholder shall be presented for vote at a special or annual meeting of shareholders unless such shareholder shall not later than the close of business on the fifth day following the date on which notice of the meeting is first given to shareholders, provide the Board of Directors or the Secretary of the Company with written notice of intention to present a proposal for action at the forthcoming meeting of shareholders, which notice shall include the name and address of such shareholder, the number of voting securities he holds of record and which he holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any shareholder may make any other proposal at an annual meeting or special meeting of shareholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of Directors or the Secretary prior to the date set forth hereinabove, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 60 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business proposed by a shareholder (acting in such capacity) shall be acted upon at such annual meeting unless stated and filed as described above.

We are subject to the provisions of Section 203 of the Delaware Law. Subject to a number of exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. A "business combination" includes a merger, asset sale, stock sale, or other transaction resulting in financial benefit to the shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

Our transfer agent for our common stock is Continental Stock Transfer & Trust Company located at 17 Battery Place, 8th Floor, New York, New York 10004. All inquiries may be made at 1-212-509-4000. The transfer agent’s internet website address is www.continentalstock.com.

Our common stock is listed on the OTC Bulletin Board under the symbol “TLLE.OB”.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time.

Shares Covered by this Prospectus

All of the shares being registered in this offering may be resold by the investors without restriction under the Securities Act.

Rule 144

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008, and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Of the 48,739,002 shares of our common stock issued and outstanding as of June 13, 2011, a total of 31,891,441 shares are deemed “control securities,” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. Similarly, any shares we issue as dividends on the Series A Preferred are deemed “restricted securities” under Rule 144 and may only be sold in compliance with Rule 144. The remainder of our outstanding shares may be sold without limitation or restriction.

Sales under Rule 144 by Affiliates

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

(a)	1% of the number of shares of common stock then outstanding, which will equal 487,390 shares as of the date of this prospectus; or

(b)
if the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, since our shares are quoted on the OTC BB, our shareholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange, then our shareholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our shareholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The Selling Shareholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Sales Under Rule 144 by Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned their shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his shares between six months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

SELLING SECURITY HOLDERS

The following table sets forth the beneficial ownership of the Securities by each person who is a Selling Shareholder. The Company will not receive any proceeds from the sale of such securities by the Selling Shareholders.  The Selling Shareholders listed below may resell common stock registered pursuant to this prospectus.  The percentage of outstanding shares beneficially owned is based on 48,739,002 shares outstanding as of June 13, 2011.  The Selling Shareholders are not making any representation that any securities registered by this prospectus will be offered for sale.  The following table assumes that all of the securities being registered pursuant to this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock and other securities beneficially owned by them.  The inclusion of any securities in this table does not constitute an admission of beneficial ownership for the person named below.

	Beneficial	Shares that		% Holding
	Ownership	May Be	Beneficial	After the
	Prior to	Offered	Ownership	Completion	Relationship
	this	and Sold	After this	of This	with
Selling Shareholder *	Offering	Hereby	Offering	Offering	Teletouch
Lednim Property Associates (1)	66,667	66,667	-	*
5 Elm Row
New Brunswick, NJ 08901

Leo E Mindel Family Trust UAD 12/14/84 (1)	66,667	66,667	-	*
5 Elm Row
New Brunswick, NJ 08901

Helaine Mindel & Meg Mindel Marchese JTWROS (1)	66,667	66,667	-	*
5 Elm Row
New Brunswick, NJ 08901

Leo Mindel Non GST Exempt Family Trust II (1)	133,333	133,333	-	*
5 Elm Row
New Brunswick, NJ 08901

Insiders Trend Fund LP (1)	1,166,667	1,166,667	-	*
780 Third Avenue, 43rd Floor
New York, NY 10017

Morgan Keegan & Co., Inc., FBO Rodney Baber , IRA (1)	333,333	333,333	-	*
50 North Front Street, 12th Floor
Memphis, TN 38103

Zannett Opportunity Fund Ltd (1)	666,667	666,667	-	*
635 Madison Avenue, 15th Floor
New York, NY 10022

Lighthouse Capital Ltd (1)	99,000	99,000	-	*
270 Park Avenue South #7E
New York, NY 10010

Lawrence Chimerine (1)	50,000	50,000	-	*
4740 South Ocean Boulevard, #1111
Highland Beach, FL 33487

Richard Melnick (1)	66,667	66,667	-	*
28 Gothic Avenue
Crested Butte, CO 81224

William Merrill (1)	83,333	83,333	-	*
PO Box 15112
Las Vegas, NV 89114

Lazarus Investment Partners LLLP (1)	5,000,000	5,000,000	-	*
2401 E. Second Avenue, Suite 400
Denver, CO 80206

John C. Maggart (1)	700,000	350,000	350,000	*
512 Neilwood Drive
Nashville, TN 37205

Mark E. Aldridge (1)	100,000	100,000	-	*
187 Southgate Crescent
Massapequa Park, NY 11762

Michael Dickens (1)	250,000	250,000	-	*	A

TLL Partners, LLC (2)	30,650,999	12,000,000	18,650,999	38.3%	B

*	Indicates percentage below 1%

**	Unless otherwise noted, the address is c/o Teletouch Communications, Inc. at its headquarters office at 5718 Airport Freeway, Fort Worth, TX 76117

(1)
Includes shares purchased from TLLP during the period beginning in February 2011 and through June 2011.  These share were purchased in privately negotiated transactions with TLLP under the terms of individual Stock Purchase Agreement between the Selling Shareholder and TLLP.

(2)	Includes shares acquired by TLLP in November 2002 through its conversion of 1,000,000 shares of Teletouch's Series C convertible preferred stock.

A	Employee of Teletouch.

B
TLLP is a holding company that owns the majority of the outstanding common stock of Teletouch.  All of TLLP's common membership units are owned by Progressive Concepts, Communications, Inc., a Delaware corporation ("PCCI").  Robert McMurrey, Chairman and Chief Executive Officer of Teletouch owns approximately 94% of the outstanding common stock of PCCI and therefore controls both PCCI and TLLP.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.  Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Cozen O’Connor, Washington, D.C.

EXPERTS

The consolidated financial statements as of May 31, 2011 and 2010 and for each of the years then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going conern, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Index to Consolidated Financial Statements

Annual Financial Statements

Consolidated Balance Sheets as of August 31, 2011 (unaudited) and May 31, 2011 (unaudited)	131

Consolidated Statements of Operations – Three Months Ended August 31, 2011 (unaudited) and August 31, 2010 (unaudited)	133

Consolidated Statements of Cash Flows - Three Months Ended August 31, 2011 (unaudited) and August 31, 2010 (unaudited)	134

Notes to Consolidated Financial Statements (unaudited)	135

Report of Independent Registered Public Accounting Firm

Board of Directors
Teletouch Communications, Inc.
Fort Worth, Texas

We have audited the accompanying consolidated balance sheets of Teletouch Communications, Inc. as of May 31, 2011 and 2010 and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the two years ended May 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teletouch Communications, Inc., at May 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years ended May 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 “Financial Condition and Going Concern Discussion” to the consolidated financial statements, the Company has increasing working capital deficits, significant current debt service obligations, a net capital deficiency along with current and predicted net operating losses and negative cash flows which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Houston, Texas
August 29, 2011

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

ASSETS

	May 31,
	2011	2010
CURRENT ASSETS:

Cash	$2,239	$4,932
Certificates of deposit-restricted	50	150
Accounts receivable, net of allowance of $272 at May 31, 2011 and $407 at May 31, 2010	3,687	3,967
Accounts receivable-related party	54	-
Unbilled accounts receivable	2,010	2,592
Inventories, net of reserve of $286 at May 31, 2011 and $232 at May 31, 2010	1,257	1,049
Notes receivable	1	15
Prepaid expenses and other current assets	489	1,288
Patent held for sale	-	257
Total Current Assets	9,787	14,250

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $6,245 at May 31, 2011 and $6,039 at May 31, 2010	2,619	2,749

GOODWILL	343	343

INTANGIBLE ASSETS, net of accumulated amortization of $9,925 at May 31, 2011 and $8,964 at May 31, 2010	3,562	4,342

PATENT HELD FOR SALE	100	-

TOTAL ASSETS	$16,411	$21,684

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT

	May 31,
	2011	2010
CURRENT LIABILITIES:

Accounts payable	$8,511	$7,964
Accounts payable-related party	-	111
Accrued expenses and other current liabilities	3,400	5,517
Current portion of long-term debt	4,439	1,412
Current portion of trademark purchase obligation	150	150
Deferred revenue	289	336
Total Current Liabilities	16,789	15,490

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	10,181	14,487
Long-term trademark purchase obligation, net of current portion	200	350
Total Long-Term Liabilities	10,381	14,837
TOTAL LIABILITIES	27,170	30,327

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, $.001 par value, 70,000,000 shares authorized, 49,916,189 shares issued and 48,739,002 shares outstanding at May 31, 2011 and 2010	50	50
Additional paid-in capital	51,571	51,186
Treasury stock, 1,177,187 shares held at May 31, 2011 and May 31, 2010	(216)	(216)
Accumulated deficit	(62,164)	(59,663)
Total Shareholders' Deficit	(10,759)	(8,643)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$16,411	$21,684

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share amounts)

	Year Ended May 31,
	2011	2010

Operating revenues:
Service and installation revenue	$20,575	$25,943
Product sales revenue	19,849	26,016
Total operating revenues	40,424	51,959

Operating expenses:
Cost of service and installation (exclusive of depreciation and amortization included below)	6,047	7,196
Cost of products sold	18,311	23,028
Selling and general and administrative	14,862	16,487
Depreciation and amortization	1,152	1,253
Impairment of asset held for sale	157	-
Loss on disposal of assets	16	17
Total operating expenses	40,545	47,981
Income (loss) from operations	(121)	3,978

Other income (expenses):
Interest expense, net	(2,227)	(2,261)
Other	-	167

Income (loss) from operations before income tax expense	(2,348)	1,884
Income tax expense	153	284
Net income (loss)	$(2,501)	$1,600

Basic income (loss) per share applicable to common shareholders	$(0.05)	$0.03

Diluted income (loss) per share applicable to common shareholders	$(0.05)	$0.03

Weighted average shares outstanding:
Basic	48,739,002	48,778,446
Diluted	48,739,002	48,930,621

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended May 31,
	2011	2010
Operating Activities:
Net income (loss)	$(2,501)	$1,600
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Impairment of asset held for sale	157	-
Depreciation and amortization	1,152	1,253
Non-cash stock compensation expense	385	239
Non-cash interest expense	133	80
Provision for losses on accounts receivable	410	876
Provision for inventory obsolescence	152	112
Loss on disposal of assets	16	17
Changes in operating assets and liabilities:
Accounts receivable, net	395	1,420
Inventories	(360)	386
Prepaid expenses and other current assets	799	(636)
Accounts payable	436	(3,187)
Accrued expenses and other current liabilities	(2,117)	(1,273)
Deferred revenue	(47)	(3)
Net cash provided by (used in) operating activities	(990)	884

Investing Activities:
Purchases of property and equipment	(211)	(160)
Redemption of certificates of deposit	100	150
Payments on trademark obligation	(150)	(400)
Purchase of intangible asset	(31)	-
Receipts from notes receivable	4	606
Net cash provided by (used in) investing activities	(288)	198

Financing Activities:
Borrowings against long-term debt	-	1,373
Payments on long-term debt	(1,415)	(2,134)
Purchase of treasury stock	-	(31)
Net cash used in financing activities	(1,415)	(792)

Net increase (decrease) in cash	(2,693)	290
Cash at beginning of year	4,932	4,642

Cash at end of year	$2,239	$4,932
Supplemental Cash Flow Data:
Cash payments for interest	$2,095	$2,193
Cash payments for income taxes	$269	$515
Non-Cash Transactions:
Trademark license	$-	$500
Capitalization of loan origination fees	$135	$244
Intangible asset received for payment of notes receivable	$-	$257
Assets received for payment of notes receivable	$10	$25
Asset received for payment of accounts receivable	$4	$-

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
(In Thousands Except Number of Shares)

	Preferred Stock								Additional				Total
	Series A		Series B		Series C		Common Stock		Paid-In	Treasury Stock		Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	(Deficit)	(Deficit)
Balance at May 31, 2009	-	$-	-	$-	-	$-	49,916,189	$50	$50,947	864,209	$(185)	$(61,263)	$(10,451)

Net income	-	-	-	-	-	-	-	-	-	-	-	1,600	1,600
Repurchase of common stock	-	-	-	-	-	-	-	-	-	312,978	(31)	-	(31)
Compensation earned under employee stock option plan	-	-	-	-	-	-	-	-	239	-	-	-	239

Balance at May 31, 2010	-	$-	-	$-	-	$-	49,916,189	$50	$51,186	1,177,187	$(216)	$(59,663)	$(8,643)

Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,501)	(2,501)
Repurchase of common stock	-	-	-	-	-	-	-	-	-	-	-	-	-
Compensation earned under employee stock option plan	-	-	-	-	-	-	-	-	385	-	-	-	385

Balance at May 31, 2011	-	$-	-	$-	-	$-	49,916,189	$50	$51,571	1,177,187	$(216)	$(62,164)	$(10,759)

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF BUSINESS

Nature of Business: Teletouch Communications, Inc. was incorporated under the laws of the State of Delaware on July 19, 1994 and its corporate headquarters are in Fort Worth, Texas. References to Teletouch or the Company as used throughout this document mean Teletouch Communications, Inc. or Teletouch Communications, Inc. and its subsidiaries, as the context requires.

For over 47 years, Teletouch together with its predecessors has offered a comprehensive suite of telecommunications products and services including cellular, two-way radio, GPS-telemetry, wireless messaging and public safety equipment. As of May 31, 2011, the Company operated 20 retail and agent locations in Texas.  Locations include both “Teletouch” and “Hawk Electronics” branded in-line and free-standing stores and service centers. The Teletouch branded locations offer primarily the Company’s two-way radio products and services as well as public safety equipment to state, city and local entities as well as commercial businesses. Teletouch’s wholly-owned subsidiary, Progressive Concepts, Inc. (“PCI”) is a Master Distributor and Authorized Provider of cellular voice, data and entertainment services though AT&T Mobility (“AT&T”) to consumers, businesses and government agencies and markets these services under the Hawk Electronics brand name. For over 27 years, PCI has offered various communication services on a direct bill basis and today services approximately 47,000 cellular subscribers. PCI sells consumer electronics products and cellular services through its stores, its own network of Hawk-branded sub-agents stores, its own direct sales force and on the Internet at various sites, including its primary consumer-facing sites: www.hawkelectronics.com, www.hawkwireless.com and www.hawkexpress.com. The Company handles all aspects of the wireless customer relationship, including:

•	Initiating and maintaining all subscribers’ cellular, two-way radio and other service agreements;
•	Determining credit scoring standards and underwriting new account acquisitions;
•	Handling all billing, collections, and related credit risk through its own proprietary billing systems;
•	Providing all facets of real-time customer support, using a proprietary, fully integrated Customer Relationship Management (CRM) system through its own 24x7x365 capable call centers and the Internet.

In addition, PCI operates a national wholesale distribution business, “PCI Wholesale,” which serves major carrier agents, rural cellular carriers, smaller consumer electronics and automotive retailers and auto dealers throughout the country and internationally, with ongoing product and sales support through its direct sales representatives, call center, and the Internet through www.pciwholesale.com and www.pcidropship.com, among other sites. Teletouch also sells public safety equipment and services under the brand “Teletouch PSE” (Public Safety Equipment), through direct sales and distribution including the United States General Services Administration (“GSA”), BuyBoard (a State of Texas website operated by the Local Government Purchasing Cooperative), and a Texas multiple awards contract (“TXMAS”) facility also run by the State of Texas, which allows products to be sold to all State agencies and authorized local public entities.

Basis of Presentation: The consolidated financial statements include the consolidated accounts of Teletouch Communications, Inc. and our wholly-owned subsidiaries (collectively, the “Company” or “Teletouch”). Teletouch Communications, Inc. owns all of the shares of Progressive Concepts, Inc., a Texas corporation (“PCI”), Teletouch Licenses, Inc., a Delaware corporation (“TLI”), Visao Systems, Inc., a Delaware corporation (“Visao”) and TLL Georgia, Inc., a Delaware corporation (“TLLG”). PCI is the primary operating business of Teletouch. TLI is a company formed for the express purpose of owning all of the FCC licenses utilized by Teletouch to operate its two-way radio network. Visao is a company formed to develop and distribute the Company’s telemetry products, which as of the date of this Report are no longer being sold.  Currently Visao is maintained as a shell company with no operations. TLLG was formed for the express purpose of entering into an asset purchase agreement with Preferred Networks, Inc. in May 2004 and ceased operations following the sale of the Company’s paging business in August 2006.  TLLG is currently a shell company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Financial Condition and Going Concern Discussion: As of May 31, 2011, the Company has $2,239,000 cash on hand, working capital deficit of approximately $7,002,000 and a shareholders’ deficit of approximately $10,759,000.  Included in this working capital deficit are certain current debt obligations of $4,439,000.  Additionally, and not recorded as a liability, the Company estimates that interest and fees due on its debt obligations for the next year will be approximately $1,926,000, of which approximately $1,748,000 is payable to Thermo Credit, LLC (“Thermo”) the Company’s senior lender.  During fiscal year 2011, Thermo  has been unable to advance funds to the Company in part due to the Company’s deficient and deteriorating borrowing base due to the losses in its cellular business and due to certain restrictions imposed on Thermo  that has limited its ability to advance funds to the Company as it has done in the past.  The Company’s outstanding balance on the senior Thermo revolving credit facility totaled approximately $11,330,000 at May 31, 2011 with approximately $2,897,000, including estimated interest, due in the subsequent 12 months. Thermo has worked with the Company in the past on certain defaults and payment extensions and through 2010 was the primary source of working capital needed by the Company from time to time.  Discussions are ongoing with Thermo about modifying the note to provide for certain payment extensions and additional availability but as of the date of this Report no agreement has been reached. The Company can provide no assurance that it will get any relief from its lenders on any of its current debt service obligations.  Additionally, as a result of its operating performance and liquidity issues during fiscal year 2011, certain trade credit terms that the Company has relied upon to for purchases of products and services to support its ongoing business have been reduced and new trade credit terms are becoming more difficult to secure.

The Company reported an operating loss during fiscal year 2011 and does not expect a significant improvement in its operating results in the next fiscal year without either a favorable outcome from its ongoing litigation against AT&T or a significant increase in revenues and margins from its wholesale or two- way radio business units beyond levels that were able to be achieved in prior fiscal years.  Since June 2007, the Company has experienced higher than normal cellular subscriber attrition due primarily to the launch of the iPhone.  Although the iPhone is offered to customers by AT&T, PCI has been denied the approval to sell or activate the iPhone for customers by AT&T.  In September 2009, the Company commenced and arbitration proceeding against AT&T seeking monetary damages but to date this matter has not concluded.  During fiscal year 2011, the Company incurred approximately $1,390,000 in legal and professional fees on this matter.  The Company is currently in settlement discussions with AT&T but cannot predict if the terms of the settlement can be agreed upon through the discussions.  If the Company ceases settlement discussions and resumes the arbitration, it is unable to predict when a final hearing date will be scheduled due to the numerous delays over the past couple of years or if the outcome of the hearing would be favorable to the Company. During fiscal year 2010 and continuing into fiscal year 2011, the Company has been focused on reducing costs to align with its declining cellular revenues, but certain of its costs are relatively fixed and deemed necessary to maintain its other operations and meet the requirements of being a public company.  The Company reviews its staffing levels on a quarterly basis and continues to seek ways to consolidate and automate necessary functions in order to control personnel costs.  The Company believes that its efforts to reduce it operating expenses have been successful to date and is concerned that further reductions in these expenses would accelerate its cellular revenue losses so most of the current efforts are focused on finalizing its dispute with AT&T with the hope of receiving a cash payment for its damages, negotiating extensions on its current debt obligations and seeking additional sources of revenue from its other business units.  There is no assurance the dispute with AT&T can be resolved in the near future nor that if resolved, the Company will receive any award of monetary damages.  No assurance can be provided that the Company will be able to increase revenues in its other business units during fiscal year 2012 to sufficient levels to offset the margin impact of the expected loss of its cellular revenues assuming its relationship with AT&T remains unchanged.

The Company is continuing to negotiate with its lenders and other creditors for payment extensions at least through the conclusion of the arbitration against AT&T so that it can preserve a sufficient amount of cash to continue its operations and fund the remainder of the litigation.  The Company is also continuing to seek additional debt and equity financing to ensure it is able to meet its remaining trade and debt obligations as well as provide sufficient working capital to continue and grow its operations. If it is unsuccessful in its efforts to secure the payment extensions it is seeking or it is unable to secure additional financing and the Company’s current debt obligations are accelerated, the Company would likely be unable to meet its obligations and might be forced to seek protection from its creditors.

As a result of the above conditions and in accordance with generally accepted accounting principles in the United States, there exists substantial doubt about the Company’s ability to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  Preparing financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions.  Those assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash:  We deposit our cash with high credit quality institutions.  Periodically, such balances may exceed applicable FDIC insurance limits.  Management has assessed the financial condition of these institutions and believes the possibility of credit loss is minimal.

Certificates of Deposit-Restricted:  From time to time, the Company is required to issue standby letters of credit to its suppliers to secure purchases made under the credit terms provided by these suppliers. The Company deposits funds into a certificate of deposit and instructs that bank to issue the standby letter of credit to the supplier’s benefit. All such funds are reported as restricted funds until such time as the supplier releases the letter of credit requirement. As of May 31, 2011 and May 31, 2010, the Company had $50,000 and $150,000, respectively, of cash certificates of deposit securing standby letters of credit with its suppliers.

Allowance for Doubtful Accounts: The Company performs periodic credit evaluations of its customer base and the credit it extends to its customers is on an unsecured basis.

In determining the adequacy of the allowance for doubtful accounts, management considers a number of factors, including historical collections experience, aging of the receivable portfolio, financial condition of the customer and industry conditions.  The Company considers account receivables past due when customers exceed the terms of payment granted to them by the Company.  The Company writes-off its fully reserved accounts receivable when it has exhausted all collection efforts, which is generally within 90 days following the last payment received on the account.

Accounts receivable are presented net of an allowance for doubtful accounts of $272,000 and $407,000 at May 31, 2011 and May 31, 2010, respectively.  Based on the information available to the Company, management believes the allowance for doubtful accounts as of those periods are adequate.  However, actual write-offs may exceed the recorded allowance.

The Company evaluates its write-offs on a monthly basis. The Company determines which accounts are uncollectible, and those balances are written-off against the Company’s allowance for doubtful accounts.

Reserve for Inventory Obsolescence:  Inventories are stated at the lower of cost (primarily on a moving average basis), which approximates actual cost determined on a first-in, first-out (“FIFO”) basis, or fair market value and are comprised of finished goods. In determining the adequacy of the reserve for inventory obsolescence, management considers a number of factors including recent sales trends, industry market conditions and economic conditions. In assessing the reserve, management also considers price protection credits the Company expects to recover from its vendors when the vendor cost on certain inventory items is reduced shortly after the purchase of the inventory by the Company. In addition, management establishes specific valuation allowances for discontinued inventory based on its prior experience liquidating this type of inventory.  Through the Company’s wholesale and internet distribution channel, it is successful in liquidating the majority of any inventory that becomes obsolete.  The Company has many different cellular handset, radio and other electronics suppliers, all of which provide reasonable notification of model changes, which allows the Company to minimize its level of discontinued or obsolete inventory. Inventories are presented net of a reserve for obsolescence of $286,000 and $232,000 at May 31, 2011 and May 31, 2010, respectively. Actual results could differ from those estimates.

The following table lists the cost basis of inventory by major product category and the related reserves for inventory obsolescence at May 31, 2011 and May 31, 2010 (in thousands):

	May 31, 2011			May 31, 2010
	Cost	Reserve	Net Value	Cost	Reserve	Net Value

Phones and related accessories	$647	$(91)	$556	$557	$(69)	$488
Automotive products	314	(45)	269	284	(42)	242
Satellite products	11	(4)	7	18	(4)	14
Two-way products	567	(143)	424	418	(115)	303
Other	4	(3)	1	4	(2)	2
Total inventory and reserves	$1,543	$(286)	$1,257	$1,281	$(232)	$1,049

Property and Equipment:  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or abandonment of an asset, the cost and related accumulated depreciation are removed from the Company’s balance sheet, and any gains or losses on those assets are reflected in the accompanying consolidated statement of operations of the respective period. The straight-line method with estimated useful lives is as follows:

Buildings and improvements	5-30 years
Two-way network infrastructure	5-15 years
Office and computer equipment	3- 5 years
Signs and displays	5-10 years
Other equipment	3-5 years
Leasehold improvements	Shorter of estimated useful life or term of lease

Intangible Assets:  The Company’s intangible assets are comprised of certain definite lived assets as well as two indefinite lived assets. Indefinite lived intangible assets are not amortized but evaluated annually (or more frequently) for impairment under ASC 350, Intangibles-Goodwill and Other, (“ASC 350”).  Definite lived intangible assets, including capitalized loan origination costs, the purchase and development of key distribution agreements, purchased subscriber bases and acquisition costs related to FCC licenses and the Government Services Administration (“GSA”) contract and are amortized over the estimated useful life of the asset and reviewed for impairment upon any triggering event that gives rise to any question as to the assets’ ultimate recoverability as prescribed under ASC 360, Property, Plant and Equipment, (“ASC 360”).

Indefinite Lived Intangible Assets: The Company has two indefinite lived intangible assets, goodwill and a purchased perpetual trademark license. Goodwill acquired in a business combination and intangible assets determined to have an indefinite useful life are not amortized but instead tested for impairment at least annually in accordance with the provisions of ASC 350.  The ASC 350 goodwill impairment model is a two-step process. The first step compares the fair value of a reporting unit that has goodwill assigned to its carrying value. The fair value of a reporting unit using discounted cash flow analysis is estimated. If the fair value of the reporting unit is determined to be less than its carrying value, a second step is performed to compute the amount of goodwill impairment, if any. Step two allocates the fair value of the reporting unit to the reporting unit’s net assets other than goodwill. The excess of the reporting unit’s fair value over the amounts assigned to its net assets other than goodwill is considered the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the carrying value of its goodwill. Any shortfall represents the amount of goodwill impairment. The goodwill recorded in the Company’s consolidated balance sheet was acquired in January 2004 for $894,000 as part of the purchase of the two-way radio assets of DCAE, Inc. During the fourth quarter of fiscal year 2005, this goodwill was deemed impaired as a result of losses in revenues and profitability in the Company’s two-way radio segment (the “reporting unit” under ASC 350) and the goodwill was written down to $343,000.  The Company tests this goodwill annually on March 1st, the first day of its fourth fiscal quarter, of each year unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

For the years ended May 31, 2011 and 2010, the Company evaluated the carrying value of its goodwill associated with its two-way business and has concluded that no impairment of its goodwill is required these years.  The Company estimates the fair value of its two-way business using a discounted cash flow method.  No changes have occurred in the two-way business during fiscal years 2011 or 2010 that indicated any impairment of the goodwill.  The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating impairment we estimate the sum of the expected future cash flows derived from business unit against which such goodwill is recorded. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. A significant change in cash flows in the future could result in an additional impairment of goodwill.

In May 2010, Progressive Concepts, Inc., purchased a perpetual trademark license to use the trademark “Hawk Electronics” (see Note – 8 “Trademark Purchase Obligation” for additional discussion). In accordance with ASC 350, an entity shall evaluate the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. As mentioned above, the guidance under ASC 350 also states an intangible asset that is not subject to amortization shall be tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired.  The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to the excess.

The Company evaluated PCI’s perpetual trademark license asset at May 31, 2011, and determined the fair value of the license exceeded its carrying value; therefore, no impairment was recorded. The fair value of the perpetual trademark license was based upon the discounted estimated future cash flows of the Company’s cellular business. The Company will continually evaluate whether events and circumstances occur that would no longer support an indefinite life for its perpetual trademark license.

Definite Lived Intangible Assets: Definite lived intangible assets consist of the capitalized cost associated with acquiring the AT&T distribution agreements, purchased subscriber bases, FCC licenses, GSA contract, internally developed software and loan origination costs. The Company does not capitalize customer acquisition costs in the normal course of business but would capitalize the purchase costs of acquiring customers from a third party. Intangible assets are carried at cost less accumulated amortization. Amortization on the AT&T distribution agreements is computed using the straight-line method over the contract’s expected life.  The estimated useful lives for the intangible assets are as follows:

AT&T distribution agreements and subscriber bases	1-13 years
FCC licenses	9 years
Government Services Administration contract	5 years
Internally developed software	3 years

The Company defers certain direct costs in obtaining loans and amortizes such amounts using the straight-line method over the expected life of the loan, which approximates the effective interest method as follows:

Loan origination costs	2-5 years

As of May 31, 2011, the most significant intangible assets remaining that continue to be amortized are the AT&T distribution agreements and subscriber bases.  The DFW and San Antonio AT&T cellular distribution agreements will continue to be amortized through August 31, 2014 and December 31, 2013, respectively, or for approximately 3.3 and 2.6 years, respectively.

The AT&T distribution agreement assets represent contracts that the Company has with AT&T, under which the Company is allowed to provide cellular services to its customers. Although the Company has sustained losses in recent years, management has evaluated this asset in light of the fair value of each of the cellular subscribers that the Company services.  Included in the provisions of the primary contract with AT&T (DFW market) is a liquidated damages provision, which defines a value of $1,000 for each cellular telephone number assigned to a customer and billed by the Company (“Subscriber”, as defined in the agreement) to be paid to the Company if AT&T were to solicit or take any or all of the Subscribers from PCI. Under the terms of the DFW market distribution agreement with AT&T, which expired on August 31, 2009, AT&T must continue to provide airtime to the Company as long as the subscribers choose to remain on service, or at AT&T’s option, AT&T could “buy-back” the subscribers from the Company for the $1,000 liquidated damages per subscriber line provided for by the agreement. The total value of the cellular subscriber base provided for by the liquidated damages provision contained in the contract exceeds the carrying value of the asset at all periods presented herein.  The Company regularly forecasts the expected cash flows to be derived from this cellular subscriber base and as of the date of this Report those expected cash flows also exceed the carrying value of the asset.

Amortization of the AT&T distribution agreements, subscriber bases, FCC licenses, GSA contract and internally developed software is considered an operating expense and included in “Depreciation and Amortization” in the accompanying consolidated statements of operations.  The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a lack of recoverability or revised useful life.

Impairment of Long-lived Assets: In accordance with ASC 360, the Company evaluates the recoverability of the carrying value of its long-lived assets based on estimated undiscounted cash flows to be generated from such assets. If the undiscounted cash flows indicate impairment, then the carrying value of the assets evaluated is written-down to the estimated fair value of those assets. In assessing the recoverability of these assets, the Company must project estimated cash flows, which are based on various operating assumptions, such as average revenue per unit in service, disconnect rates, sales productivity ratios and expenses. Management develops these cash flow projections on a periodic basis and reviews the projections based on actual operating trends.  The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues will not fluctuate. Projected revenues are based on the Company’s estimate of units in service and average revenue per unit as well as revenue from various new product initiatives. Projected revenues assume declining cellular service revenue while projected operating expenses are based upon historic experience and expected market conditions adjusted to reflect an expected decrease in expenses resulting from cost saving initiatives.

The most significant tangible long-lived asset owned by the Company is the Fort Worth, Texas corporate office building and the associated land. The Company has received periodic appraisals of the fair value of this property, and in each instance the appraised value exceeds the carrying value of the property.

The Company’s review of the carrying value of its tangible long-lived assets at May 31, 2011 and May 31, 2010 indicates the carrying value of these assets will be recoverable through estimated future cash flows. If the cash flow estimates, or the significant operating assumptions upon which they are based change in the future, the Company may be required to record impairment charges related to its long-lived assets.

Prepaid expenses and other current assets: The Company records certain expenses that are paid for in advance of their use or consumption as a current asset on the Company’s consolidated balance sheets.

The following table lists the different categories of prepaid expenses and other current assets at May 31, 2011 and May 31, 2010 (in thousands):

	May 31,	May 31,
	2011	2010

Prepaid office lease expense	$190	$195
Prepaid legal fees	15	648
Prepaid insurance premiums	27	40
Security deposits	78	92
Other	179	313
Total prepaid expenses and other current assets	$489	$1,288

Asset Held for Sale: In accordance with ASC 360, the Company will reclassify certain long-lived assets as a current asset held for sale on the Company’s consolidated balance sheets if certain requirements are met.  In order for an asset to be held for sale under the provisions of ASC 360, management must determine the asset is to be held for sale in its current condition, an active plan to complete the sale of the asset has been initiated and the sale of the asset is probable within one year. The Company evaluated the hotspot network patent it acquired during the public auction of Air-bank, Inc.’s assets in July 2009 and determined this asset met all the criteria for an asset held for sale under ASC 360.  At May 31, 2010, the patent was recorded as a current asset held for sale on the Company’s consolidated balance sheet for approximately $257,000. During fiscal years 2011 and 2010, the Company received no formal offers to purchase the patent and determined the asset should be reclassified as a long-lived asset on the Company’s consolidated balance sheet as of May 31, 2011. In addition, during the fourth quarter of fiscal year 2011 the Company adjusted the carrying value of the patent down to $100,000 to reflect the fair market value of the patent based upon information from the current patent market. The patent provides no income for the Company and is not used in any of the Company’s current operations; therefore, the Company will continue to hold the asset for sale. In the event the Company is unable to sell the patent in fiscal year 2012, the Company will review the carrying value of the asset on a quarterly basis and impair the value of the patent accordingly.

Contingencies: The Company accounts for contingencies in accordance with ASC 450, Contingencies (“ASC 450”). ASC 450 requires that an estimated loss from a loss contingency shall be accrued when information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires us to use our judgment. We believe that our accruals or disclosures related to these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from our estimates.

Provision for Income Taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”) using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences, net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances. Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon and for the expected future tax benefits to be derived from net operating losses and tax credit carry forwards. A valuation allowance is recorded when it is more likely than not that deferred tax assets will be unrealizable in future periods.  As of May 31, 2011 and May 31, 2010, the Company has recorded a valuation allowance against the full amount of its net deferred tax assets. Although the Company had taxable income for fiscal year 2010, it is currently unable to reasonably forecast taxable income beyond fiscal year 2010.  The inability to foresee taxable income in future years makes it more likely than not that the Company will not realize its recorded deferred tax assets in future periods.

When the Company is charged interest or penalties related to income tax matters, the Company records such interest and penalties as interest expense in the consolidated statement of operations.  As of May 31, 2011, the Company had an immaterial amount of interest and penalties recognized and accrued.

Revenue Recognition: Teletouch recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” and ASC 605, Revenue Recognition, (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured. Teletouch believes, relative to sales of products, that all of these conditions are met; therefore, product revenue is recognized at the time of shipment.

The Company primarily generates revenues by providing recurring cellular services and through product sales.  Cellular services include cellular airtime and other recurring services provided through a master distributor agreement with AT&T.  Product sales include sales of cellular telephones, accessories, car and home audio products and other services and two-way radio equipment through the Company’s retail, wholesale and two-way operations.

Cellular and other service revenues and related costs are recognized during the period in which the service is rendered.  Associated subscriber acquisition costs are expensed as incurred. Product sales revenue is recognized at the time of shipment, when the customer takes title and assumes risk of loss, when terms are fixed and determinable and collectability is reasonably assured.  The Company does not generally grant rights of return.  However, PCI offers customers a 30 day return / exchange program for new cellular subscribers in order to match programs put in place by most of the other cellular carriers.  During the 30 days, a customer may return all cellular equipment and cancel service with no penalty.  Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, recent product sell-through activity and market conditions.  No reserves have been recorded for the 30 day cellular return program since only a very small number of customers utilize this return program and many fail to meet all of the requirements of the program, which include returning the phone equipment in new condition with no visible damage.

Since 1984, Teletouch’s subsidiary, PCI, has held agreements with AT&T or one of its predecessor companies, which allowed PCI to offer cellular service and provide the billing and customer services to its subscribers. PCI is compensated for the services it provides based upon sharing a portion of the monthly billings revenues with AT&T.  PCI is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to AT&T.  Based on its relationship with AT&T, the Company has evaluated its reporting of revenues under ASC 605-45, Revenue Recognition, Principal Agent Considerations (“ASC 605-45”) associated with its services attached to the AT&T agreements.  Included in ASC 605-45 are eight indicators that must be evaluated to support reporting gross revenue.  These indicators are (i) the entity is the primary obligor in the arrangement, (ii) the entity has general inventory risk before customer order is placed or upon customer return, (iii) the entity has latitude in establishing price, (iv) the entity changes the product or performs part of the service, (v) the entity has discretion in supplier selection, (vi) the entity is involved in the determination of product or service specifications, (vii) the entity has physical loss inventory risk after customer order or during shipment and (viii) the entity has credit risk.  In addition, ASC 605-45 includes three additional indicators that support reporting net revenue.  These indicators are (i) the entity’s supplier is the primary obligor in the arrangement, (ii) the amount the entity earns is fixed and (iii) the supplier has credit risk. Based on its assessment of the indicators listed in ASC 605-45, the Company has concluded that the AT&T services provided by PCI should be reported on a net basis. Also in accordance with ASC 605-45, sales tax amounts invoiced to our customers have been recorded on a net basis and have no impact on our consolidated financial statements.

Deferred revenue represents monthly service fees primarily access charges for cellular services that are billed in advance by the Company.

Concentration of Credit Risk:  Teletouch provides cellular and other wireless telecommunications services to a diversified customer base of small to mid-size businesses and individual consumers, primarily in the DFW and San Antonio markets in Texas.  In addition, the Company sells cellular equipment and consumer electronics products to a large base of small to mid-size cellular carriers, agents and resellers as well as a large group of smaller electronics and car audio dealers throughout the United States.  As a result, no significant concentration of credit risk exists.  The Company performs periodic credit evaluations of its customers to determine individual customer credit risks and promptly terminates services or ceases shipping products for nonpayment.

Financial Instruments:  The Company’s financial instruments consists of certificates of deposit-restricted, accounts receivable, accounts payable and debt. Management believes the carrying value of its financial instruments approximates fair value due to the short maturity of the current assets and liability and the reasonableness of the interest rates on the Company’s debt.

Advertising and Pre-opening Costs:  Labor costs, costs of hiring and training personnel and certain other costs relating to the opening of new retail locations are expensed as incurred. Additionally, advertising costs are expensed as incurred and are partially reimbursed based on various vendor agreements.  Advertising and promotion costs were $652,000 and $582,000 for the years ended May 31, 2011 and 2010, respectively. Advertising reimbursements are accrued when earned and committed to by the Company’s vendor and are recorded as a reduction to advertising cost in that period.

Stock-based Compensation: At May 31, 2011, the Company had two stock-based compensation plans for employees and non-employee directors, which authorize the granting of various equity-based incentives including stock options and stock appreciation rights.

The Company accounts for stock-based awards to employees in accordance with ASC 718, Compensation-Stock Compensation, (“ASC 718”) and for stock based awards to non-employees in accordance with ASC 505-50, Equity, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under both ASC 718 and ASC 505-50, we use a fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. For share option instruments issued, compensation cost is recognized ratably using the straight-line method over the expected vesting period.

Cash flows resulting from excess tax benefits are classified as a financing activity. Excess tax benefits are realized from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. The Company did not record any excess tax benefits as a result of any exercises of stock options in fiscal years 2011 and 2010 because the Company provided for a full valuation allowance against all accrued future tax benefits for all periods presented until its operations improve and the Company is able to forecast taxable income in the future sufficient to utilize its deferred tax assets.

For the 12 months ended May 31, 2011 and May 31, 2010, the Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option pricing model. The Company has determined that the best measure of expected volatility is based on the historical daily volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for options issued in fiscal year 2011 ranged from 127.22% to 135.33% and was 240.4 % for the options issued in fiscal year 2010.  The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 107 with the continued use of this method extended under the provisions of Staff Accounting Bulletin No. 110. Under this formula, the expected term is equal to: ((weighted-average vesting term + original contractual term)/2). The expected term used by the Company as computed by this method for options issued in fiscal year 2011 ranged from 5.0 years to 6.0 years and was 5.0 years for the options issued in fiscal year 2010. The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for options issued in fiscal year 2011 ranged from 2.05% to 2.42% and was 2.55% for the options issued in fiscal year 2010. Dividend yield is zero for these options as the Company does not expect to declare any dividends on its common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of 0.0% for the stock options granted to senior management and the Company’s directors in fiscal years 2011 and 2010.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Options exercisable at May 31, 2011 and 2010 totaled 4,651,432 and 3,054,545, respectively.  The weighted-average exercise price per share of options exercisable at May 31, 2011 and 2010 was $0.27, with remaining weighted-average contractual terms of approximately 6.7 years and 7.0 years as of May 31, 2011 and 2010, respectively.

The weighted-average grant date fair value of options granted during the 12 months ended May 31, 2011 was $0.30.

At May 31, 2011, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $68,000, which will be amortized over the weighted-average remaining requisite service period of 0.6 years.

Income (loss) Per Share:  In accordance with ASC 260, Earnings Per Share, basic income (loss) per share (“EPS”) is calculated by dividing net income (loss) by the weighted average number of common shares outstanding.  Diluted EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding including any dilutive securities outstanding.  At May 31, 2011, the Company’s outstanding common stock options totaled 5,655,817 and were not included in the computation of diluted earnings per share due to their antidilutive effect as a result of the net loss incurred during the twelve months ended May 31, 2011. At May 31, 2010, the Company’s outstanding common stock options totaled 4,563,316. For the twelve months ended May 31, 2010, 152,175 common stock options were deemed dilutive securities and were included in the diluted earnings per share calculation due to the Company’s market price of its common stock at May 31, 2010 exceeding the options’ exercise price.

Recently Issued Accounting Standards:

In May 2011, the Financial Accounting Standards Board (“FASB”) and International Accounting Standards Board (“IASB”) issued new guidance on fair value measurement and disclosure requirements. This update will supersede most of the guidance in Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), although many of the changes are clarifications to ASC 820, many of the changes are clarifications of existing guidance or wording changes to align with International Financial Reporting Standards. The update does not extend the use of fair value accounting, but does provide guidance on how it should be applied where it is already required or permitted under current U.S. GAAP. The changes to ASC 820 will be effective for the Company beginning March 1, 2012 and will not have a material impact on the Company’s consolidated financial positions or results of operations.

In  December 2010, the FASB issued Accounting Standard Update (“ASU”) No. 2010-28, Intangibles-Goodwill and Other (Topic 350) – When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, (“ASU 2010-28”). ASU 2010-28 modifies the two-step goodwill impairment testing process for entities that have a reporting unit with a zero or negative carrying amount. For those reporting units, an entity is required to perform step 2 of the goodwill impairment test if it is more likely than not that goodwill impairment exists. In determining whether it is more likely than not that  goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment exists. This new standard is effective for the Company beginning June 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements, (“ASU 2009-13”).  ASU 2009-13 impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, these new standards modify the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. These new standards are effective for the Company beginning June 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

NOTE 3 – RELATIONSHIP WITH CELLULAR CARRIER

The Company has historically had six distribution agreements with AT&T which provide for the Company to distribute AT&T wireless services, on an exclusive basis, in major markets in Texas and Arkansas, including the Dallas-Fort Worth, Texas Metropolitan Statistical Area (“MSA”), San Antonio, Texas MSA, Austin, Texas MSA, Houston, Texas MSA, East Texas Regional MSA and Arkansas, including primarily the Little Rock, Arkansas MSA. During fiscal year 2010 and following the Company’s commencement of an arbitration proceeding against AT&T (discussed further below), AT&T notified the Company it is cancelling or not renewing three of the six distribution agreements including those agreements that cover the Austin, Texas MSA, Houston, Texas MSA and Arkansas.  The Company is disputing these cancellations and has had these matters included to be resolved in the arbitration hearing related to the DFW Agreement. The distribution agreements permit the Company to offer AT&T cellular phone service with identical pricing characteristics to AT&T and provide billing customer services to its customers on behalf of AT&T in exchange for certain predetermined compensation and fees, which are primarily in the form of a revenue sharing of the core wireless services the Company bills on behalf of AT&T. In addition, the Company bills the same subscribers several additional features and products that it offers and retains all revenues and gross margins related to those certain services and products.

The Company is responsible for all of the billing and collection of cellular charges from its customers and remains liable to AT&T for pre-set percentages of all AT&T related cellular service customer billings. Because of the volume of business transacted with AT&T, as well as the revenue generated from AT&T services, there is a significant concentration of credit and business risk involved with having AT&T as a primary vendor. The Company’s largest distribution agreement with AT&T for the Dallas / Fort Worth, Texas MSA was amended effective September 1, 1999 with an initial term of 10 years (the “DFW Agreement”). The DFW Agreement provided for two 5-year extensions unless either party provides written notice to the other party at least six months prior to the expiration of the initial term or the additional renewal term. Specifically, under the terms of its distribution agreement with AT&T, the Company is allowed to continue to service its existing subscribers (each telephone number assigned to a customer is deemed to be a separate subscriber) at the time of expiration until the subscribers, of their own free will, independently and without any form of encouragement or inducement from AT&T, have their services terminated with the Company. The initial term of the DFW Agreement expired on August 31, 2009, and the Company received the required six month notice from AT&T in February 2009 stating it would not extend the DFW Agreement. As a result of the expiration of the initial term of the DFW Agreement, the exclusivity requirements under this agreement terminated in August 2009, which allows the Company to expand its cellular offerings in the previously AT&T exclusive areas, under new agreements with one or more carriers.

On September 30, 2009, Teletouch’s subsidiary, PCI, commenced an arbitration proceeding against AT&T seeking at monetary damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented the Company from selling the popular iPhone and other “AT&T exclusive” products and services that PCI believes it is contractually entitled to provide to its customers.  In addition, the Company’s initial statement of claim alleges, among other things, that AT&T has violated the longstanding non-solicitation provisions under the DFW Agreement by and between the companies by actively inducing customers to leave PCI for AT&T. While PCI has attempted to negotiate with AT&T for the purpose of obviating the need for legal action, such attempts have failed.  Accordingly, PCI initiated this arbitration.  AT&T subsequently filed certain counterclaims with the arbitrator seeking an unspecified amount of damages from PCI and claiming that PCI was operating in violation of certain provisions of the distribution agreements and such agreements should therefore be cancellable by AT&T.

The Company reports its revenues related to the AT&T services on a net basis in accordance with ASC 605-45 as follows (in thousands):

	Twelve Months Ended
	May 31,
	2011	2010

Gross service and installation revenue	$41,431	$53,426
Net revenue adjustment (revenue share due to AT&T)	(20,856)	(27,483)
Net service and installation revenue	$20,575	$25,943

Gross service and installation billings include gross cellular subscription billings, which are measured as the total recurring monthly cellular service charges invoiced to PCI’s cellular subscribers from which a fixed percentage of the dollars invoiced are retained by PCI as compensation for the billing and support services it provides to these subscribers. PCI remits a fixed percentage of the gross cellular subscription billings to AT&T and absorbs 100% of any bad debt associated with the gross cellular subscription billings under the terms of its distribution agreement with AT&T.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at May 31, 2011 and 2010 consisted of the following (in thousands):

	May 31, 2011	May 31, 2010

Land	$774	$774
Buildings and leasehold improvements	3,117	3,056
Two-way network infrastructure	1,155	1,055
Office and computer equipment	2,713	2,716
Signs and displays	710	790
Other	395	397
	$8,864	$8,788
Less:
Accumulated depreciation and amortization	(6,245)	(6,039)

Total property and equipment	$2,619	$2,749

Depreciation and amortization expense related to property and equipment was $326,000 and $365,000 in fiscal years 2011 and 2010, respectively.

Property and equipment are recorded at cost.  Depreciation and amortization is computed using the straight-line method.  The following table contains the property and equipment by estimated useful life, net of accumulated depreciation as of May 31, 2011 (in thousands):

	Less than	3 to 4	5 to 9	10 to 14	15 to 19	20 years	Total Net
	3 years	years	years	years	years	and greater	Value
Buildings and leasehold improvements	$10	$104	$57	$-	$9	$1,143	$1,323
Two-way network infrastructure	41	129	73	-	-	-	243
Office and computer equipment	147	66	10	-	-	-	223
Signs and displays	8	8	7	-	-	-	23
Other	14	19	-	-	-	-	33
Land (no depreciation)	-	-	-	-	-	774	774
	$220	$326	$147	$-	$9	$1,917	$2,619

NOTE 5 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill:  The reported goodwill of the Company at May 31, 2011 and May 31, 2010 relates entirely to the two-way radio segment. The goodwill was acquired in January 2004 for $894,000 as part of the purchase of the two-way radio assets of DCAE, Inc.  During the fourth quarter of fiscal year 2005, this goodwill was deemed impaired as a result of losses in revenues and profitability in the Company’s two-way radio segment (the “reporting unit” under ASC 350) and the goodwill was written down to $343,000. The $343,000 carrying value of the goodwill is reported on its consolidated balance sheet at May 31, 2011 and May 31, 2010.

Other intangible assets:  The following is a summary of the Company’s intangible assets as of May 31, 2011 and 2010, excluding goodwill (in thousands):

	May 31, 2011			May 31, 2010
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Value	Amount	Amortization	Value
Definite lived intangible assets:
Wireless contracts and subscriber bases	$10,289	$(7,865)	$2,424	$10,258	$(7,091)	$3,167
FCC licenses	104	(84)	20	104	(73)	31
PCI marketing list	1,235	(1,235)	-	1,235	(1,235)	-
Loan origination fees	774	(569)	205	639	(395)	244
Government Services Administration contract	15	(2)	13	-	-	-
Internally developed software	170	(170)	-	170	(170)	-
Total amortizable intangible assets	12,587	(9,925)	2,662	12,406	(8,964)	3,442

Indefinite lived intangible assets:
Perpetual trademark license agreement	900	-	900	900	-	900

Total intangible assets	$13,487	$(9,925)	$3,562	$13,306	$(8,964)	$4,342

Total amortization expense for the years ended May 31, 2011, and 2010 was approximately $826,000 and $888,000, respectively.

Estimated annual amortization expense is as follows (in thousands):

	Year Ending May 31,
	2012	2013	2014	2015	2016	Thereafter
Annual amortization expense	$952	$822	$757	$130	$1	$-

In September 2010, Teletouch was awarded a multi-year contract with the General Services Administration (“GSA”) initially for the Company's comprehensive product line of public safety, emergency vehicle lighting and siren equipment manufactured by Whelen Engineering, Inc.  The contract allows the Company the opportunity to compete in the public and emergency products category nationwide, allowing any federal, state and / or local government agencies to purchase items from the Company’s public safety product line quickly and cost effectively. The Company’s contract with the GSA was effective on October 1, 2010, for an initial period of five years, with the GSA having the option to extend the contract for three additional 5-year periods.  The Company capitalized the costs associated with acquiring the GSA contract and will amortize those costs over the contract’s initial term of five years.

NOTE 6 - ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other current liabilities consist of (in thousands):

	May 31,	May 31,
	2011	2010

Accrued payroll and other personnel expense	$588	$1,957
Accrued state and local taxes	410	527
Unvouchered accounts payable	1,672	1,953
Customer deposits payable	317	427
Other	413	653
Total	$3,400	$5,517

NOTE 7 - LONG-TERM DEBT

Long-term debt at May 31, 2011 and 2010 consists of the following (in thousands):

	May 31,	May 31,
	2011	2010
Thermo revolving credit facility	$11,330	$12,189
East West Bank (formerly United Commercial Bank)	2,256	2,361
Jardine Capital Corporation bank debt	570	585
Warrant redemption notes payable	464	764
Total long-term debt	14,620	15,899
Less: Current portion	(4,439)	(1,412)
Long-term debt, net	$10,181	$14,487

Current portion of long-term debt at May 31, 2011 and 2010 consists of the following (in thousands):

	May 31,	May 31,
	2011	2010
Thermo revolving credit facility	$1,149	$1,016
East West Bank (formerly United Commercial Bank)	2,256	105
Jardine Capital Corporation bank debt	570	16
Warrant redemption notes payable	464	275
Total current portion of long-term debt	$4,439	$1,412

The following table shows the net interest expense recorded related to the long-term debt for the fiscal years ended May 31, 2011 and 2010:

(dollars in thousands)	Year Ended May 31,		2011 vs 2010
	2011	2010	$ Change	% Change
Interest expense (income)
Thermo revolving credit facility	$1,982	$1,680	$302	18%
Thermo factoring debt	-	306	(306)	-100%
Mortgage debt	152	156	(4)	-3%
Warrant redemption notes payable	87	130	(43)	-33%
Other	6	(11)	17	-155%

Total interest expense, net	$2,227	$2,261	$(34)	-2%

During the first quarter of fiscal year 2010, the Company had two debt facilities with Thermo Credit, LLC (“Thermo”), which included a factoring debt facility (the “Thermo Factoring Debt”) and a revolving credit facility (the “Thermo Revolver”). Effective August 1, 2009, Teletouch amended its revolving credit facility with Thermo to include increased borrowing capabilities under the Thermo Revolver as well as extending the Revolver’s maturity date (see discussion below under “Thermo Revolving Credit Facility” for additional information). The purpose of amending the Thermo Revolver was to combine the Thermo Factoring Debt facility and the Thermo Revolver into a single credit facility by expanding the revolving credit facility to allow the Company to retire the Thermo Factoring Debt.  Simultaneous with closing the amended Thermo Revolver, the Thermo Factoring Debt was retired and the pledge of all of PCI’s accounts receivable and future contractual billings was transferred to the amended Thermo Revolver.

Thermo Factoring Debt: As part of the August 2006 debt restructuring, PCI entered into a financing facility with Thermo Credit, LLC secured by PCI’s accounts receivable, which provided up to approximately $10,000,000 of available borrowing against PCI’s accounts receivable.  The advance rate was initially set at 70% of the accounts receivable pledged against the facility but at Thermo’s discretion was increased to 85% of the pledged accounts receivable. The Thermo Factoring Debt provided for an initial discount fee of 1.0% (with additional discount fees computed as the accounts receivable aged) and a 5% contingency reserve.  Additionally, PCI was required to repurchase receivables that were not collected within 120 days or that were otherwise rejected under the agreement. On May 18, 2007, the Company and Thermo amended the Thermo Factoring Debt to increase the overall borrowing limit to $13,000,000, set a fixed discount fee on receivables pledged at 1.45%, extended the termination date of the agreement to August 2009 and allowed for certain advances on “in-process billings.” Under the terms of the first amended factoring agreement, the Company created a “pseudo billing” file for the following month’s recurring billing, and Thermo advanced against the in-process billings at an initial advance rate of 80% with the advance rate scheduled to step down quarterly through June 2008 to an advance rate at that date of 60% against these in-process billings.  The discount fee charged against in-process billings was fixed at 1% under this amendment. On February 26, 2008, Teletouch entered into a second amendment to the factoring facility to provide for, among other items, (i) an increase to the gross amount of pledged accounts receivable to $15,000,000 with a continuance of the cash advance rate of 85%; (ii) a one-time 1.05% discount fee on the gross amount of pledged receivables; (iii) a 0.95% monthly discount fee on the outstanding gross value of in-process billings that have been advanced against and (iv) the extension of the termination date to February 26, 2010 (the “Second Amended Factoring Agreement”).

The Thermo Factoring Debt was constructed by Thermo to be a factoring facility under which PCI would sell its accounts receivable to Thermo at a specified discount rate, subject to certain reserves to be held by Thermo.  Upon review of ASC 860, Transfers and Servicing, the Company concluded that all of the required criteria to treat this transaction as a sale of assets were not met by the agreement entered into with Thermo, primarily the criteria that requires that assets must be placed out of the reach of the creditors of the Company to be deemed a sale.  Therefore, this financing facility was recorded as debt obligation of the Company with the discount fees paid against batches of receivables pledged against the facility recorded in the period pledged as interest expense.

Thermo Revolving Credit Facility:  On August 28, 2009, Teletouch finalized amending, effective August 1, 2009, the terms of its $5,250,000 revolving credit facility with Thermo Credit, LLC, resulting in, among other changes, the availability under the revolving credit facility being increased from $5,250,000 to $18,000,000 and the maturity of the revolver being extended from April 30, 2010 to January 31, 2012 (the “Second Amended Thermo Revolver”).

The Second Amended Thermo Revolver provides for the Company to obtain revolving credit loans from Thermo from time to time up to approximately $18,000,000.  Borrowings against the Second Amended Thermo Revolver are limited to specific advance rates against the aggregate fair value of the Company’s assets, as defined in the amendment, including real estate, equipment, infrastructure assets, inventory, accounts receivable, intangible assets and notes receivable (collectively, the “Borrowing Base”). The Company is allowed to borrow the lesser of the borrowing base amount or the initial commitment amount of $18,000,000, less a monthly step down amount. If the Company were to maximize its credit line, beginning in December 31, 2009, the availability under the Second Amended Thermo Revolver would be reduced monthly by an amount equal to the average principal balance of loans outstanding against the non-accounts receivable assets in the Borrowing Base for that month divided by sixty (60) (the “Monthly Step Down”). The loans outstanding on the accounts receivable component of the Borrowing Base will be increased or decreased through periodic reporting of the Borrowing Base to Thermo. The balance of all principal and interest outstanding under the Second Amended Thermo Revolver is due January 31, 2012.  The annual interest rate on the Second Amended Thermo Revolver is the lesser of: (a) the maximum non-usurious rate of interest per annum permitted by applicable Louisiana law or (b) the greater of (i) the prime rate plus 8% or (ii) fourteen percent (14%). Under the terms of the Second Amended Thermo Revolver, the Company must maintain certain financial covenants including a net worth of at least $5,000,000, computed on a fair value basis, at each fiscal quarter, a debt service coverage ratio that ranges between 1.10 and 1.20 over the remaining life of the revolver and an operating income no less than zero at any fiscal quarter. The purpose of the Second Amended Thermo Revolver was to retire the former factoring debt facility with Thermo and to provide additional availability to the Company for its ongoing working capital needs.  As of May 31, 2011, the Company has a current repayment liability under the Second Amended Thermo Revolver related to a loan commitment fee obligation of approximately $68,000 due on August 1, 2011. Subsequent to August 1, 2011 the company negotiated a reduced loan commitment fee payment with Thermo and the fee was paid in full as of the date of this Report.

Under the Company’s former debt facility with Thermo (the “Thermo Factoring Debt”), the Company had adequate credit availability under the facility but was limited in its ability to borrow additional funds due to declining levels of accounts receivable.  With the Second Amended Thermo Revolver, the Company could finance other non-accounts receivable asset purchases by including them in the Borrowing Base.  Borrowings by the Company against non-accounts receivable assets are limited to 33.3% of the total amount of loans outstanding under the terms of the Second Amended Thermo Revolver.

In February 2010, the Company began making principal payments on the Second Amended Thermo Revolver due to the Company’s having borrowings outstanding against the non-accounts receivable assets in excess of the 33.3% limit on such borrowings as measured against the total borrowings outstanding. This situation resulted due to a decline in the Company’s accounts receivable and its related borrowings against these receivables in 2010. In March 2010, Thermo agreed to let the Company begin making monthly principal payments of approximately $53,000 through the remainder of the term of the loan to reduce the outstanding loan balance against the non-accounts receivable assets.  The monthly principal payments reduce the commitment amount under the revolver.

Under the Second Amended Thermo Revolver, Thermo maintains a lien and security interest in substantially all of the Company’s assets, properties, accounts, inventory, goods and the like.

On March 9, 2011, the Company amended its revolving credit facility with Thermo Credit, LLC, effective December 31, 2010, which resulted in (i) extending the maturity date of the revolver from January 31, 2012 to January 31, 2013, (ii) an additional commitment fee of $135,000 due and payable on or before January 31, 2012, (iii) the deferral of monthly step down payments for the period December 2010 to June 2011 to be due and payable on or before August 31, 2011 and (iv)  the deferral of an over advance of $433,747 as of December 31, 2010 to be due and payable on or before August 31, 2011 after consideration of the Company’s borrowing base as of that date (the “Third Amended Thermo Revolver”). All other terms of the revolver remain unchanged.

The lien and security interest in substantially all of the Company’s assets, properties, accounts, inventory, goods and the like granted to Thermo under the Thermo Revolver and all other provisions remain the same under the Third Amended Thermo Revolver.

Subsequent to the third amendment of the Thermo Revolver, Thermo informed the Company it no longer has the availability to borrow funds under the existing credit facility due to the over-advance funding against the Company’s non-accounts receivable assets, the outstanding balance of the credit facility and Thermo’s inability to receive additional cash from its funding source due to the magnitude of the Company’s debt facility within Thermo’s loan portfolio. As of the date of this Report, the Thermo Revolver has not been amended to change the maximum amount of available funds the Company could borrow under the credit facility.

As of May 31, 2011, the Company had approximately $11,300,000 in loans outstanding under the Third Amended Thermo Revolver which included loan commitment fees due on January 31, 2012 of $135,000.

For the three months ended May 31, 2011, the Company was in compliance with its financial covenants as defined under the terms of the Thermo Revolver. As of February 28, 2011 and November 30, 2010, the Company was not in compliance and obtained waivers of the financial covenants through those dates. If the Company does not comply with the covenants of its debt agreement with Thermo in the future, and if future waivers or loan modifications are not obtained, Thermo will have certain remedies available to them which include increasing the interest rates and acceleration of payments due under the loan.

In November 2009, the Company made a draw of approximately $1,400,000 against the Second Amended Thermo Revolver primarily for the use of purchasing inventory for its wholesale business.  The Company made no additional draws against the Thermo Revolver in fiscal year 2011.

East West Bank Debt (formerly United Commercial Bank): Effective May 3, 2007, the Company entered into a loan agreement with United Commercial Bank, which was subsequently acquired by East West Bank, (the “East West Debt”) to refinance previous debt in the amount of $2,850,000 at May 31, 2007.  As of May 31, 2011, $2,650,000 continued to be funded under the agreement with East West Bank, and $2,256,000 was outstanding. The East West Debt requires monthly payments of $15,131 and bears interest at the prime rate as published in the Wall Street Journal and adjusted from time to time (3.25% at May 31, 2011).  The East West Debt matures in May 2012. The East West Debt is collateralized by a first lien on a building and land in Fort Worth, Texas owned by the Company.

Jardine Bank Debt: Effective May 3, 2007, the Company entered into a loan agreement with Jardine Capital Corp. (the “Jardine Bank Debt”) to refinance previous debt  in the amount of $650,000. The Jardine Bank Debt requires monthly payments of $7,705, bears interest at 13% and matures in May 2012. The Jardine Bank Debt is collateralized by a second lien on a building and land in Fort Worth, Texas owned by the Company.   In May 2010, the Company made a $40,000 principal payment against the Jardine Bank Debt due to the conveyance of an easement and right-of-way for a sub-surface gas pipeline on the collateralized land in Fort Worth, Texas. As of May 31, 2011, a total of $570,000 was outstanding under this agreement.

Warrant Redemption Notes Payable: In November 2002, the Company issued 6,000,000 redeemable common stock purchase warrants as part of a debt restructuring transaction completed in fiscal year 2003 (the “GM Warrants”).  The GM Warrants were exercisable beginning in December of 2005 and terminating in December of 2010.  In December of 2007 or earlier upon specific events, the holder of the GM Warrants may require the Company to redeem the warrants at $0.50 per warrant.  Because of this mandatory redemption feature, the Company initially recorded the estimated fair value of the GM Warrants as a long-term liability on its consolidated balance sheet and adjusted the amount to reflect changes in the fair value of the warrants, including accretion in value due to the passage of time, with such changes charged or credited to interest expense through the exercise date of the warrants.

As of December 12, 2007, the 12 holders of the collective 6,000,000 outstanding GM Warrants (collectively, the “GM Warrant Holders”) had the right to redeem these warrants for an aggregate amount of $3,000,000 in cash or to convert these warrants into an aggregate amount of 6,000,000 shares of Teletouch’s common stock under the terms of their respective warrant agreements. In December 2007, the Company received redemption notices from all of the holders of the GM Warrants.  On May 23, 2008, definitive agreements were executed with each of the 12 holders of the GM Warrants (the “Warrant Redemption Payment Agreements”). The Warrant Redemption Payment provided for (i) an initial payment in the total amount of $1,500,000 payable on or before June 2, 2008, (ii) additional 17 equal monthly payments in the amount of $25,000 each, together with interest on the outstanding principal balance at an annual interest rate of 12% beginning July 1, 2008 and (iii) a final single payment in the amount of $1,075,000 due on or before December 10, 2009 (such payments collectively referred to as the “Payments”). The Payments will be divided among each of the GM Warrant Holders based on their proportionate ownership of the previously outstanding GM Warrants. Teletouch’s obligations to make such payments are evidenced by individual promissory notes (the “GM Promissory Notes”) to each of the GM Warrant Holders. In addition, Teletouch will be required to make accelerated payments to the GM Warrant Holders in the event of (i) a sale of Teletouch’s assets not in the ordinary course of its business or (ii) a change of control. The negotiated agreement also contains certain events of default, mutual releases, covenants and other provisions, which are customary for agreements of this nature.

Effective November 1, 2009, the GM Promissory Notes were amended to extend maturity dates to June 10, 2011.  The terms of the amendments provided for (i) a one-time principal payment of $161,250 payable on or before December 10, 2009, (ii) a continuance of 17 equal monthly payments in the amount of $25,000 each, together with interest on the outstanding principal balance beginning January 10, 2010, (iii) a final single payment in the amount of $488,750 due on or before June 10, 2011 and (iv) the annual interest rate on the outstanding principal balance is increased to 14%,  effective November 1, 2009 (such payments collectively referred to as the “Amended Payments”).  The Amended Payments will be divided among each of the GM Warrant Holders based on the proportionate outstanding principal balance under the GM Promissory Notes.   All other terms of the GM Promissory Notes remain unchanged.

On June 13, 2011, effective May 31, 2011, the Company and each holder of the GM Promissory Notes agreed to amend the terms and provisions of the GM Promissory Notes, for the purpose of extending the final payment due under the GM Promissory Notes to the earlier to occur: (x) 30 days following the Company’s reaching a settlement in its ongoing arbitration matter with AT&T or (y) January 10, 2012 (the “Amendment No. 2”).  All other terms and provisions of the GM Promissory Notes, as amended to date, remain unchanged.  As a result of Amendment No. 2, the Company will continue to make monthly installments of $25,000, in aggregate, to the holders through the date a final payment becomes due.  In the event the final payment is not due until January 10, 2012, the Company would be obligated to pay $313,750 to the holders on that date.  As of May 31, 2011, a total of $464,000 was outstanding under the notes.

Maturities:  Scheduled maturities of long-term debt outstanding (excluding interest payable) are as follows (in thousands):

		Year Ended May 31,
	TOTAL	2012	2013

Thermo revolving credit facility	$11,330	$1,149	$10,181
East West Bank debt	2,256	2,256	-
Jardine Capital Corporation bank debt	570	570	-
Warrant redemption notes payable	464	464	-
	$14,620	$4,439	$10,181

NOTE 8 – TRADEMARK PURCHASE OBLIGATION

On May 4, 2010, Progressive Concepts, Inc., entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The settlement followed a litigation matter styled  Progressive Concepts, Inc. d/b/a Hawk Electronics v. Hawk Electronics, Inc. Case No. 4-08CV-438-Y, by the Company against Hawk in the US District Court for the Northern District of Texas which alleged, among other things, infringement on the trade name Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution.

Under terms of the Agreement, the parties executed mutual releases of claims against each other and agreed to file a stipulation of dismissal in connection with the pending litigation matter.  The Company agreed to, among other things, the purchase a perpetual license from Hawk to use the trademark “Hawk Electronics” for $900,000. As of May 31, 2011, the Company paid $550,000 and is obligated to pay $150,000 by July 1, 2011, $100,000 by July 1, 2012 and $100,000 by July 1, 2013 under the terms of the license agreement.

As of May 31, 2011, the Company has recorded $150,000 as current portion of trademark purchase obligation (July 1, 2011 payment) as a current liability and has recorded $200,000 (payments due thereafter) under long-term trademark purchase obligation as a long-term liability.

NOTE 9 - INCOME TAXES

The components of the Company’s total provision for income taxes for the following two fiscal years are (in thousands):

	May 31,
	2011	2010
Current income tax expense
Federal	$-	$40
State	153	244
Total current provision	153	284
Deferred income tax expense	-	-
Total provision for income taxes	$153	$284

The Company’s effective tax rate differed from the federal statutory income tax rate as follows (in thousands):

	May 31,
	2011	2010

Income tax provision (benefit) at the federal statutory rate	$(811)	$641
Effect of valuation allowance	820	(1,545)
Permanent differences	40	28
State income taxes, net of federal benefit	101	162
Overaccrual of prior year NOL carryforwards	-	996
Other	3	2
Provision for income taxes	$153	$284

Teletouch uses the liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences reverse.

Significant components of the Company’s deferred taxes as of May 31, 2011 and May 31, 2010 are as follows (in thousands):

	May 31,
	2011	2010

Deferred Tax Assets:
Current deferred tax assets:
Accrued liabilities	$204	$548
Deferred revenue	51	55
Inventories	102	83
Allowance for doubtful accounts	93	138
	450	824
Valuation allowance	(450)	(824)
Current deferred tax assets, net of valuation allowance	-	-

Non-current deferred tax assets:
Net operating loss	10,781	9,769
Accrued liabilities	409	278
Intangible assets	258	228
Fixed assets	203	174
Licenses	12	15
Other	42	47
	11,705	10,511
Valuation allowance	(11,705)	(10,511)
Non-current deferred tax assets, net of valuation allowance	-	-

The Company has approximately $31,708,000 of net operating losses at May 31, 2011, which are available to reduce the Company’s future taxable income and will expire in the years 2026 through 2031.  As a result of a change in ownership of Teletouch on August 11, 2011 (see “Change of Ownership and Voting Control of Teletouch in Note 16 – “Subsequent Events” for additional discussion on the change of control transaction)  , which constituted a change of control of the Company under the Internal Revenue Code, the Company’s ability to utilize the net operating losses it has accumulated through August 11, 2011 (the date of the change of control) to offset future taxable income will be limited under Section 382 of the Internal Revenue Code.  As of the date of this Report, the Company has not determined the specific limitation amount but believes such limitations will significantly reduce its ability to offset future taxable income with its existing net operating losses. The utilization of some of these losses may be further limited under other applicable provisions of the Internal Revenue Code.

The current Company policy classifies any interest recognized on an underpayment of income taxes and any statutory penalties recognized on a tax position taken as interest expense in its consolidated statements of operations.  There was an insignificant amount of interest and penalties recognized and accrued as of May 31, 2011. The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements or the effective tax rate for fiscal year ended May 31, 2011 and has not recognized any additional liabilities for uncertain tax positions under the guidance of ASC 740. The Company’s tax years 2005 through 2010 for federal returns and 2009 through 2011 for state returns remain open to major taxing jurisdictions in which we operate, although no material changes to unrecognized tax positions are expected within the next year.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Teletouch leases buildings, transmission towers, and equipment under non-cancelable operating leases ranging from one to twenty years.  These leases contain various renewal terms and restrictions as to use of the property.  Some of the leases contain provisions for future rent increases.  The total amount of rental payments due over the lease terms is charged to rent expense on the straight-line method over the term of the leases.  The difference between rent expense recorded and the amount paid is recorded as deferred rental expense, which is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.  Rent expense was $1,336,000, and $1,459,000 in fiscal years 2011 and 2010, respectively.  Future minimum rental commitments under non-cancelable leases are as follows (in thousands):

	Operating Lease Payments Due By Period
	(in thousands)
	Total	2012	2013	2014	2015	Thereafter

Operating leases	$4,746	$613	$425	$353	$224	$3,131

Sales and Use Tax Audit Contingency

In October 2010, the Company became subject to a sales and use tax audit covering the period of January 2006 to October 2009. During the second quarter of fiscal year 2011 and while preparing for this audit, the Company identified issues with the prior application and interpretation of sales tax rates assessed on services billed to its cellular subscribers. Prior sales tax audits on these billings have not detected these issues although the methodology for computing sales taxes was similar in these prior periods.  The Company concluded that it is probable that these issues will be identified and challenged in the current audit based on the initial inquiries by the sales tax auditor.  As of May 31, 2011 and through the date of this Report, we are unable to estimate the outcome of the audit but can estimate a range of potential liability between $22,000 and $2,490,000. This range includes a low estimate based on similar audit results in prior periods to a high estimate based on a conservative application of sales tax rates to all cellular services billed during the audit period and including underpayment penalties and interest.  The application of the various sales tax laws and rates on the Company’s cellular services is complex and the actual liability could fall outside of our estimated range due to items identified during the audit but not considered by us.

Since the sales tax audit is ongoing and the Company is unable make a reasonable estimate of the outcome of this audit, under ASC 450, Contingencies, the Company has concluded that the appropriate accrual would be the lower end of the range.  Based on the immateriality of the $22,000 estimated liability at the lower end of the range, the Company has not recorded an accrual for this loss as of May 31, 2011.  As the audit progresses and if the Company can better estimate the outcome of the audit, it will record this accrual and a charge against earnings in that period.

Legal Proceeding Contingencies

Teletouch is party to various legal proceedings arising in the ordinary course of business. The Company believes there is no proceeding, either threatened or pending, against it that will result in a material adverse effect on its results of operations or financial condition or that requires accrual or disclosure in its financial statements under ASC 450.

NOTE 11 - SHAREHOLDERS’ EQUITY

Capital Structure:  Teletouch’s authorized capital structure allows for the issuance of 70,000,000 shares of common stock with a $0.001 par value and 5,000,000 shares of preferred stock with a $0.001 par value.

Series C Preferred Stock:  At May 31, 2011, no shares of Series C Preferred Stock with a par value of $0.001 are issued and outstanding.

Registration Rights Agreement: In conjunction with the August 2006 acquisition of PCI and the related exchange of certain subordinated debt at PCI for 4,350,000 shares of Teletouch’s common stock owned by TLLP and Series A Preferred membership units of TLLP, Teletouch, Stratford and RRCG (Stratford and RRGC collectively, the “Series A Holders”) entered into a certain Registration Rights Agreement (the “RRA”). In connection with this exchange, Teletouch agreed to grant to the Series A Holders certain registration rights under the federal securities laws with respect to the securities received by the Series A Holders pursuant to the foregoing arrangement. Namely, the Series A Holders were granted piggy-back registration rights to participate in any underwritten offering and registration of Teletouch’s equity securities under the Securities Act of 1933, as amended (the “Securities Act”), including a shelf registration statement pursuant to Rule 415 under the Securities Act, through August 10, 2010.  The RRA excludes a number of different types of registration statements from the piggy-back registration rights provided by the RRA, including but not limited to, any registration statement (i) on Form S-8 or any similar successor form, (ii) filed in connection with the acquisition of or combination with another entity, (iii) required pursuant to an agreement executed between Teletouch, TLLP or Fortress with a purchaser in a so-called “PIPE” private placement transaction for the resale by the investors in the PIPE of securities of the Registrant (a “PIPE Agreement”), to the extent such PIPE Agreement does not provide for the Series A Holders to have registration rights, or (iv) relating to securities offered for the account of Teletouch that is filed prior to August 10, 2008, provided that at least 50% of the securities registered are offered for the account of Teletouch.

The Series A Holders also agreed not to affect any public sale or private offer or distribution of any equity securities of Teletouch during the 10 business days prior to the effectiveness under the Securities Act of any underwritten registration with respect to any of Teletouch’s equity securities or any securities convertible into or exercisable or exchangeable for such equity securities and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed 180 days) as Teletouch and the managing underwriter may agree. To evidence these obligations, each Investor (or its future transferee) agreed to execute and deliver to Teletouch and the underwriters in an underwriting offering such lock-up agreements as may be required.

In May 2008, Teletouch and the Series A Holders amended the RRA in conjunction with entering into a stock lockup agreement with the Series A Holders (see discussion below under “Stock Lockup Agreement”). Under this First Amendment to the Registration Rights Agreement dated as of May 16, 2008 (the “RRA Amendment”), Teletouch and the Series A Holders agreed, among other things, (i) to remove limitations on the Series A Holders’ rights to participate in any so-called “PIPE” private placement transaction for the sale of securities of and by Teletouch by extending them “piggy-back” registration rights in connection with such transactions and (ii) to extend the termination date of the RRA to August 11, 2012. The RRA Amendment contained additional terms and provisions customary for agreements of this nature.

See “Change in Ownership and Voting Control of Teletouch” in Note 16 – “Subsequent Events” for description of transaction between TLLP and Stratford and RRCG whereby the majority of the common stock of Teletouch owned by TLLP was transferred to redeem the Series A Preferred membership units and as a result, the Company entered into a new registration rights agreement with Stratford and RRGC on August 17, 2011.

Stock Lockup Agreement: Since the Series A Holders collectively own 4,350,000 shares of Teletouch’s common stock, the Board and management of Teletouch deemed it not to be in the best interests of Teletouch or its other shareholders to permit the sale of such a large block of its common stock in May 2008 or dates thereafter. Teletouch and the Series A Holders executed a Lockup Agreement dated as of May 16, 2008 (the “Lockup Agreement”) in exchange for a $270,000 cash payment. The Lockup Agreement restricted the Series A Holders’ from selling or otherwise transferring their securities of Teletouch for a period of 18 months following the effective date of the Lockup Agreement; however, sales of these securities under the terms of the RRA are exempt from the terms of the Lockup Agreement. The Lockup Agreement expired on November 15, 2009.

Common stock reserved: The following represents the shares of common stock to be issued on an “if-converted” basis at May 31, 2011.

Common Stock Equivalents
1994 Stock Option and Stock Appreciation Rights Plan	39,329
2002 Stock Option and Stock Appreciation Rights Plan	5,616,488
5,655,817

Treasury Stock Transaction:  In June 2009, Glaubman, Rosenburg & Robotti Fund, L.P., a non-affiliated New York limited partnership and holder of 312,978 shares of Teletouch’s common stock, (the “Shareholder”) notified the Company of its intent to sell all of its shares of Teletouch’s common stock and offered these shares to Teletouch at a discount from market.  On June 15, 2009, the Company entered into a Securities Purchase Agreement with the Shareholder to purchase the 312,978 shares of Teletouch common stock it held at $0.10 per share.  Teletouch’s purchase price of $0.10 per share  represented a 13% discount from the $0.115 average of the 10 day closing price on Teletouch’s common stock prior to the effective date of this agreement.   The purchase of the shares was completed on July 16, 2009 following the payment of $31,298 to the Shareholder and after the surrender of the 312,978 shares of stock.  These shares are held by the Company in treasury.

NOTE 12 - STOCK OPTIONS

Teletouch’s 1994 Stock Option and Stock Appreciation Rights Plan (the “1994 Plan”) was adopted in July 1994 and provides for the granting of incentive and non-incentive stock options and stock appreciation rights to officers, directors, employees and consultants to purchase not more than an aggregate of 1,000,000 shares of common stock. The Compensation Committee or the Board of Directors administers the 1994 Plan and has authority to determine the optionees to whom awards will be made, the terms of vesting and forfeiture, the amount of the awards and other terms.  Under the terms of the 1994 Plan, the option price approved by the Board of Directors shall not be less than the fair market value of the common stock at date of grant.   Exercise prices in the following table have been adjusted to give effect to the repricing that took effect in December 1999 and November 2001 (discussed below).

On November 7, 2002, the Company’s common shareholders voted to adopt and ratify the Teletouch 2002 Stock Option and Appreciation Rights Plan (the “2002 Plan”).  Under the 2002 Plan, Teletouch may issue options, which will result in the issuance of up to an aggregate of 10,000,000 shares of Teletouch’s common stock. The 2002 Plan provides for options, which qualify as incentive stock options (Incentive Options) under Section 422 of the Code, as well as the issuance of non-qualified options (Non-Qualified Options). The shares issued by Teletouch under the 2002 Plan may be either treasury shares or authorized but unissued shares as Teletouch’s Board of Directors may determine from time to time.  Pursuant to the terms of the 2002 Plan, Teletouch may grant Non-Qualified Options and Stock Appreciation Rights (SARs) only to officers, directors, employees and consultants of Teletouch or any of Teletouch’s subsidiaries as selected by the Board of Directors or the Compensation Committee.  The 2002 Plan also provides that the Incentive Options shall be available only to officers or employees of Teletouch or any of Teletouch’s subsidiaries as selected by the Board of Directors or Compensation Committee. The price at which shares of common stock covered by the option can be purchased is determined by Teletouch’s Compensation Committee or Board of Directors; however, in all instances the exercise price is never less than the fair market value of Teletouch’s common stock on the date the option is granted.  To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period in which it may be exercised in accordance with the terms and provisions of the 2002 Plan described above, the Incentive Option or Non-Qualified Option will expire as to the then unexercised portion.  In addition, employees that cease their services with the Company and hold vested options will have the ability to exercise their vested options for a period three months after their termination date with the Company.

As of May 31, 2011, approximately 27,329 Non-Qualified Options and 12,000 Incentive Options are outstanding under the 1994 Plan, and approximately 496,998 Non-Qualified Options and 5,119,490 Incentive Options are outstanding under the 2002 Plan.

Stock option activity has been as follows:

	Number of Shares	Exercise Price per Share	Weighted Average Exercise Price per Share

Options outstanding at May 31, 2009	3,910,815	$0.16 - $0.89	$0.27
Options granted to officers and management	573,167	$0.12	$0.12
Options granted to directors	120,000	$0.12	$0.12
Options exercised	-	$0.00	$0.00
Options forfeited	(40,666)	$0.24	$0.24
Options outstanding at May 31, 2010	4,563,316	$0.12 - $0.89	$0.25

Options granted to officers and management	973,167	$0.33 - $0.35	$0.33
Options granted to directors	120,000	$0.33	$0.33
Options exercised	-	$0.00	$0.00
Options forfeited	(666)	$0.24	$0.24
Options outstanding at May 31, 2011	5,655,817	$0.12 - $0.89	$0.26

Exercisable at May 31, 2011	4,651,432		$0.27
Exercisable at May 31, 2010	3,054,545		$0.27

Range of Exercise Price	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Shares Exercisable	Weighted Average Exercise Price

$0.12 - $0.30	3,186,656	$0.17	7.26	2,432,271	$0.17
$0.31 - $0.39	2,265,165	$0.36	6.66	2,015,165	$0.36
$0.40 - $0.55	170,000	$0.52	3.26	170,000	$0.52
$0.56 - $0.89	33,996	$0.73	3.36	33,996	$0.73
	5,655,817	$0.26	6.88	4,651,432	$0.27

A summary of option activity for the fiscal year ended May 31, 2011 is as follows:
			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at June 1, 2010	4,563,316	$0.25	7.36	$401,150
Granted	1,093,167	0.33	-
Exercised	-	-	-
Forfeited	(666)	0.24	-
Outstanding at May 31, 2011	5,655,817	0.26	6.88	$921,826

Options exercisable at May 31, 2011	4,651,432	$0.27	6.71	$724,818

The following table summarizes the status of the Company’s non-vested stock options since June 1, 2010:

	Non-vested Options
		Weighted-
	Number of	Average Fair
	Shares	Value
Non-vested at June 1, 2010	1,508,771	$0.18
Granted	1,093,167	0.30
Vested	(1,597,553)	0.25
Forfeited	-	-
Non-vested at May 31, 2011	1,004,385	$0.21

The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes model. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected stock price volatility over the term of the awards and the actual and projected employee stock option exercise behaviors. The Company has elected to estimate the expected life of an award based on the SEC approved “simplified method.” The Company calculated its expected volatility assumption required in the Black-Scholes model based on the historical volatility of its stock.  The Company recorded approximately $385,000 and $239,000 in stock based compensation expense in the consolidated financial statements for the twelve months ended May 31, 2011 and 2010, respectively.

NOTE 13 - RETIREMENT PLAN

Effective October 1995, Teletouch began sponsoring a defined contribution retirement plan covering substantially all of its Teletouch employees (the “Teletouch Plan”).  Employees who were at least 21 years of age were eligible to participate. Eligible employees could contribute up to a maximum of 16% of their earnings.  The Company paid the administrative fees of the plan and began matching 75% of the first 6% of employees’ contributions in October 1998.  On January 1, 2005, the Company changed to a Safe Harbor Matching Contribution Plan.  The employee eligibility requirements remained unchanged.  Under the Safe Harbor Matching Contribution Plan, the Company matched 100% of the employees’ contribution up to 3% of the employees’ compensation plus 50% of the employees’ contribution that is in excess of the 3% of the employees’ compensation but not in excess of 5% of the employees’ compensation.

In August 2006, with the acquisition of PCI, the Company assumed a defined contribution retirement plan for the benefit of eligible employees at its subsidiary, PCI (the “PCI Plan”). PCI employees who were at least 21 years of age and had completed six months of service were considered eligible for the plan. Employees could contribute up to 16% of their compensation on a pre-tax basis. The Company could elect, at its discretion, to match 50% of the employees’ contributions up to 8% of their compensation.

Effective January 1, 2008, the Company merged the PCI Plan into the Teletouch Plan with certain modifications.  Employees who are at least 21 years of age and have completed three months of service are now eligible to participate in the Safe Harbor Matching Contribution Plan.  Under the revised Plan, the Company matches 100% of the first 1% of the employees’ contribution and 60% of the employees’ contribution in excess of the first 1% that does not exceed 6% of the employees’ total contribution.

The amounts included in operating expense in connection with the Company’s contributions to the Teletouch Plan are approximately $211,000 and $40,000 for the years ended May 31, 2011 and 2010, respectively. In fiscal year 2010, the Company had approximately $195,000 of forfeitures in the Company’s 401(k) plan of unvested employer matched funds. Those forfeitures were used to offset the fiscal year 2010 matching contributions to the 401(k) plan.

NOTE 14 – RELATED PARTY TRANSACTIONS

The commonly controlled companies owning or affiliated with Teletouch are as follows:

Progressive Concepts Communications, Inc., a Delaware corporation (“PCCI”) – PCCI has no operations and is a holding company formed to acquire the stock of PCI (Teletouch’s subsidiary as of August 2006) in 2001.  Robert McMurrey, Chairman and Chief Executive Officer of Teletouch, controls approximately 94% of the stock of PCCI. In 2004, PCCI acquired 100% of the outstanding common units of TLL Partners, LLC (see below).

Rainbow Resources, Inc.(“RRI”) – RRI is an oil and gas exploration and development company that owns 1,200,000 shares of Teletouch common stock. Robert McMurrey, Chairman and Chief Executive Officer of Teletouch, has voting and dispositive power over all Teletouch securities owned by RRI.  The Company paid certain health insurance expenses on behalf of RRI in fiscal year 2011 which resulted in a receivable due from RRI of approximately $3,000 as of May 31, 2011. This receivable was subsequently paid by RRI in June 2011.

TLL Partners, LLC, a Delaware LLC (“TLLP”) – TLLP has no operations and is a holding company formed in 2001 to acquire certain outstanding Series A Preferred stock and subordinated debt obligations of Teletouch.  The purchased subordinated debt obligations were forgiven, and in November 2002, all of the outstanding Series A Preferred stock was redeemed by Teletouch by the issuance of 1,000,000 shares of Teletouch’s convertible Series C Preferred stock.  In November 2005, TLLP converted all of its shares of Series C Preferred stock into 44,000,000 shares of Teletouch’s common stock gaining a majority ownership of Teletouch’s outstanding common stock.  As of May 31, 2011, TLLP owned 30,900,999 shares of Teletouch common stock, representing approximately 63% of Teletouch’s outstanding common stock.  During our third fiscal quarter, TLLP informed the Company of its intent to sell some of its holdings of Teletouch common stock in order to raise funds to settle certain debt obligations at TLLP.  During the quarter ended May 31, 2011 and February 28, 2011, TLLP sold 7,082,234 and 1,166,667 shares, respectively of Teletouch stock to certain non-affiliated parties.  In June 2011, TLLP sold an additional 250,000 shares of Teletouch’s common stock leaving its holdings at 30,650,999 shares of common stock.  The Company has entered into various Registration Rights Agreements with the purchasers of its common stock from TLLP and filed a registration statement on Form S-1 with the SEC on June 17, 2011 to register all of the shares sold plus 12,000,000 shares of Teletouch’s common stock then held by TLLP.  The registration statement was declared effective by the SEC on July 11, 2011.

On August 17, 2011, TLLP closed on a transaction to settle certain of its debt obligations and retire its outstanding redeemable Series A Preferred Units.  The result of this transaction was that TLLP transferred a total of 27,000,000 shares of Teletouch’s common stock to settle these obligations leaving it with 3,650,999 shares of Teletouch’s common stock or approximately 7.5% ownership of Teletouch (see “Change of Ownership and Voting Control of Teletouch” in Note 16 – “Subsequent Events” for further discussion on this transaction).

The Company received certain dividend payments from investments belonging to TLLP in the periods presented in this Report and paid certain consulting and legal fees on behalf of TLLP in fiscal years 2011 and 2010. These transactions resulted in a receivable due from TLLP of approximately $9,000 as of May 31, 2011. This receivable was subsequently paid by TLLP in June 2011.

NVRDUL, LLC (“NVRDUL”) – NVRDUL is an entity controlled by Carrie Hyde, spouse of Thomas A. Hyde, Jr., Director, President and Chief Operating Officer of the Company.  Mr. Hyde has no direct involvement with the operations of NVRDUL but is related only through marriage.  The Company provides certain office space to NVRDUL in exchange for certain public relations services.  During the fourth quarter of fiscal year 2011, the Company agreed to sub-lease certain billboards to NVRDUL at the same rate that the Company is contractually obligated to pay for these billboards.  NVRDUL was billed approximately $42,000 for this billboard space for the fourth quarter of fiscal year 2011 and the full amount remains outstanding as of May 31, 2011.

NOTE 15 – SEGMENT INFORMATION

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments.  Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Using these criteria, the Company's three reportable segments are cellular services, wholesale distribution and two-way radio services.

The Company’s cellular business segment represents its core business, which has been acquiring, billing, and supporting cellular subscribers under a revenue sharing relationship with AT&T and its predecessor companies for over 27 years. The consumer services and retail business within the cellular segment is operated primarily under the Hawk Electronics brand name, with additional business and government sales provided by a direct sales group operating throughout all of the Company’s markets. As a master distributor for AT&T wireless services, the Company controls the entire customer experience, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions and providing multi-service billing, collections, and account maintenance.  In January 2009, Teletouch entered into a new distribution agreement with T-Mobile USA, Inc. (“T-Mobile”). The Company closed its last two Oklahoma retail locations selling T-Mobile branded cellular services and products in October 2009. Subsequent to these closings, in January 2010, the Company mutually agreed to terminate its agreement with T-Mobile due to lower than expected activations and a variety of sales, commissions and operational support issues encountered.

On January 19, 2010, the Company signed a new two-year, national distribution agreement with Clearwire Communications (NASDAQ: CLWR) to sell its 4G service called CLEAR.  On January 26, 2010, the Company announced that it had recently entered into a two-year, Authorized Representative Agreement with Sprint (NYSE:S) subsidiary, Sprint Solutions, Inc.  In December 2010, the Company mutually agreed to terminate its agreement with Sprint due to lower than expected activations and a variety of sales and operational support issues encountered.

The Company’s wholesale business segment represents its distribution of cellular telephones, accessories, car audio and car security products to major carrier agents, rural cellular carriers, smaller consumer electronics and automotive retailers and auto dealers throughout the United States.

The two-way business segment includes radio services provided on the Company’s Logic Trunked Radio (“LTR”) system and the related radio equipment sales as well as radio equipment sales to customers operating their own two-way radio system.  Public safety equipment sales and services are also included in the two-way business segment.

Corporate overhead is reported separate from the Company’s identified segments.  The Corporate overhead costs include expenses for the Company’s accounting, information technology, human resources, marketing and executive management functions.

The following tables summarize the Company’s operating financial information by each segment for the fiscal years ended May 31, 2011 and 2010 (in thousands):

	Year Ended May 31, 2011
	Segments
	Cellular	Two-way	Wholesale	Corporate	Total
Operating revenues:
Service and installation revenue	$18,922	$1,507	$71	$75	$20,575
Product sales revenue	2,948	3,246	13,647	8	19,849
Total operating revenues	21,870	4,753	13,718	83	40,424

Operating expenses:
Cost of service and installation (exclusive of depreciation and amortization included below)	4,320	1,618	109	-	6,047
Cost of products sold	4,093	2,427	11,792	(1)	18,311
Selling and general and administrative	3,060	712	1,510	9,580	14,862
Depreciation and amortization	-	92	-	1,060	1,152
Impairment of asset held for sale	-	-	-	157	157
Loss on disposal of assets	-	-	-	16	16
Total operating expenses	11,473	4,849	13,411	10,812	40,545
Income (loss) from operations	10,397	(96)	307	(10,729)	(121)

Other expense:
Interest expense, net	-	-	-	(2,227)	(2,227)

Income (loss) before income tax expense	10,397	(96)	307	(12,956)	(2,348)
Income tax expense	-	-	-	153	153
Net income (loss)	$10,397	$(96)	$307	$(13,109)	$(2,501)

	Year Ended May 31, 2010
	Segments
	Cellular	Two-way	Wholesale	Corporate	Total
Operating revenues:
Service and installation revenue	$23,881	$1,881	$83	$98	$25,943
Product sales revenue	4,281	2,986	18,742	7	26,016
Total operating revenues	28,162	4,867	18,825	105	51,959

Operating expenses:
Cost of service and installation (exclusive of depreciation and amortization included below)	5,557	1,573	66	-	7,196
Cost of products sold	4,593	2,340	16,116	(21)	23,028
Selling and general and administrative	4,346	557	1,840	9,744	16,487
Depreciation and amortization	2	119	-	1,132	1,253
Loss on disposal of assets	-	-	-	17	17
Total operating expenses	14,498	4,589	18,022	10,872	47,981
Income (loss) from operations	13,664	278	803	(10,767)	3,978

Other income (expenses):
Interest expense, net	-	-	-	(2,261)	(2,261)
Other	-	-	-	167	167

Income (loss) before income tax expense	13,664	278	803	(12,861)	1,884
Income tax expense	-	-	-	284	284
Net income (loss)	$13,664	$278	$803	$(13,145)	$1,600

The Company identifies its assets by segment. Significant assets of the Company’s corporate offices include cash, property and equipment, loan origination costs and the patent held for sale.  The Company’s assets by segment as of May 31, 2011 and May 31, 2010 are as follows:

	Year Ended May 31, 2011			Year Ended May 31, 2010
	Total Assets	Property and Equipment, net	Goodwill and Intangible Assets, net	Total Assets	Property and Equipment, net	Goodwill and Intangible Assets, net

Segment
Cellular	$8,284	$62	$3,325	$10,362	$124	$4,068
Two-way	2,031	394	374	1,599	401	373
Wholesale	1,121	8	-	837	2	-
Corporate	4,975	2,155	206	8,886	2,222	244

Totals	$16,411	$2,619	$3,905	$21,684	$2,749	$4,685

During fiscal year 2011, the Company did not have a single customer that represented more than 10% of total segment revenues.

NOTE 16 – SUBSEQUENT EVENTS

Change of Ownership and Voting Control of Teletouch

Since November 2005, the majority of Teletouch’s outstanding common stock has been owned and controlled by TLL Partners, LLC (“TLLP”), a Delaware limited liability company, controlled by Robert McMurrey, the Company’s Chairman and Chief Executive Officer.  In August 2006, immediately prior to Teletouch’s acquisition of Progressive Concepts, Inc. (“PCI”), TLLP assumed the senior debt obligations of PCI and settled the subordinated debt obligations of PCI by issuing 4,350,000 shares of its holdings of Teletouch’s common stock and converted the balance  of the subordinated debt into redeemable Series A preferred units of TLLP.  To secure the senior debt obligation, TLLP pledged all of its then held assets, which consisted primarily of its holding of approximately 80% of the outstanding common stock of Teletouch as of August 2006. TLLP is a holding company with no operations with a minimal amount of cash on hand and is dependent upon selling a sufficient number of shares it owns in Teletouch common stock or upon the cash flows of Teletouch through the receipt of future cash dividends to service its outstanding debt obligations. When the senior debt originally matured in August 11, 2007, TLLP did not have sufficient cash or other means to repay this debt and was successful in negotiating an initial extension of the maturity date through October 11, 2007. Subsequent extensions were granted by the senior debt holder to TLLP extending the maturity date through January 31, 2011.  In February 2011, TLLP negotiated a settlement of its senior debt obligations which required a series of payments beginning February 2011 and continuing through August 19, 2011, the amended maturity date.  In addition to the cash payments and as part of the settlement agreement, TLLP was obligated to transfer 2,000,000 shares of its holdings of Teletouch’s common stock to the senior lender at the maturity date.  TLLP began selling shares of its holdings of Teletouch’s common stock in February 2011 to raise the funds to make these payments on its senior debt obligation.

Beginning in February 2011 and continuing through June 2011, TLLP completed sixteen (16) privately negotiated transactions and sold a total of 8,499,001 shares of its holdings of Teletouch’s common stock, which is approximately 17.4% of the Company’s outstanding common stock on June 13, 2011.  Following these sales transactions, TLLP continued to own 30,650,999 shares of our common stock, or 62.9% of the Company’s outstanding stock.

On August 11, 2011, TLLP entered into a binding agreement titled “Heads of Terms” (the “Binding Agreement”) and certain related agreements with its Series A Preferred unit holders, Stratford Capital Partners, LP (“Stratford”) and Retail & Restaurant Growth Capital, LP (“RRGC”) (together, Stratford and RRGC are hereafter referred to as the “Transferees”), whereby, TLLP was required on or before August 17, 2011  to exchange 25,000,000 shares of its holdings of the Company’s common stock (the “New Shares”) to settle in full TLLP’s approximately $18,200,000 redemption obligation on its outstanding Series A Preferred Units (the “Preferred Units”) and for additional cash consideration totaling $3,750,000 from the Transferees (the “Exchange”).  Based on the approximately $21,950,000 consideration exchanged by Transferees, TLLP realized approximately $0.88 per share in value for the shares of the Company’s common stock transferred in the Exchange.   As a result of the Exchange, Stratford and RRGC received 15,000,000 shares and 10,000,000 shares, respectively, of the Company’s common stock in exchange for their respective share of the cash consideration and their respective holdings of the outstanding Preferred Units. The Company is not a party to the Binding Agreement, but the Company’s execution of a registration rights agreement and a mutual release (both discussed further below) were conditions to the closing of the transactions contemplated by the Binding Agreement.  The Company did not receive or issue any securities in connection with the Binding Agreement, and except for the benefits received by the Company under the mutual release, the Company received none of the consideration payable under the Binding Agreement.   The conditions of the Exchange required that TLLP use the cash proceeds from the Exchange to retire its senior debt obligation and imposed restrictions on any cash remaining with TLLP.

The New Shares transferred by TLLP to the Transferees in the Exchange are subject to (i) a call option in favor of TLLP which permits TLLP for a period of 15 months following the Exchange (the “Option Period”) to repurchase some or all of the New Shares then held by the Transferees, on a pro rata, at an exercise price of $1.00 per share, and (ii) a put option in favor of each of the Transferees to sell to TLLP for 30 days following the conclusion of the Option Period some or all of such New Shares then held by the Transferees at the same exercise price of $1.00 per share, subject to adjustments and limitations. The obligation of TLLP to pay for the New Shares subject to the put option is recourse only to TLLP and its assets, and is not recourse to any other person or entity, including without limitation, a TLLP affiliate, absent fraud or willful misconduct. TLLP’s obligation to pay the put price under the put option will be secured by a perfected pledge over the assets of TLLP.  The Company has no responsibilities related to the put and is not obligated to settle the put option.

During the Option Period, each of the Transferees will be permitted to sell or otherwise transfer their shares of the Company’s common stock free and clear of the options, rights and voting agreements under the Binding Agreement, provided that, for seven (7) months following the date of the Exchange, the Transferees agree that they will not distribute or otherwise pledge, allocate or hypothecate the New Shares and, so long as the Company has performed and is performing its obligations under the registration rights agreement, not sell or otherwise dispose of the New Shares. The call option, the put option and the voting agreement described above apply only to the New Shares then owned by Stratford and RRGC.

Also, during the Option Period, each of the Transferees agree to vote their New Shares on any matter submitted to a vote of shareholders in the same proportion which other shares of the Company are voted for such matter (for example, if 60% of the shares of other shareholders are voted in favor of a matter and 40% are voted against such matter, each of the Transferees agree to vote 60% of their shares in favor of such matter and 40% against such matter); provided, however, the Transferees are not obligated to vote in a manner that it reasonably determines may expose each entity or its respective officers or directors to liability.

The closing of the Exchange occurred on August 17, 2011 and constituted a change of control of the Company because, following the Exchange and their acquisition and beneficial ownership of 29,350,000 shares or 60.2% of the Company’s outstanding securities, the Transferees, collectively, now control the Company, as stated in Schedule 13D/A by Stratford and RRGC filed by each of them with the Securities and Exchange Commission (“SEC”) on August 11, 2011 (the “13D/A”). To the best of the Company’s knowledge, (i) there are no arrangements or understandings by and between TLLP and the Transferees with respect to election of the Company’s directors or any other matters, and (ii) there are no arrangements, the operation of which may result, at a future date, in another change of control transaction excluding the call and put options, as described above, that provide TLLP certain rights to re-acquire the some or all of the New Shares during the Option Period which, if exercised in sufficient quantities, could result in TLLP regaining control of the Company. The beneficial ownership information disclosed above was derived from information disclosed by the Transferees on the 13D/A.

TLLP’s management has communicated to the Company that additional sales of its holdings of the Company’s common stock are likely to fund the ongoing operating expenses of TLLP and that it will actively be seeking financing to exercise some or all of its call option during the call option period.  There can be no assurance that TLLP will be successful in its efforts to secure the financing necessary to purchase the Exchanged Shares and regain voting control at the Company nor can there be any assurance that Stratford and RRGC will not transfer some or all of the shares following the initial 7 month transfer restriction period which in turn would reduce or negate TLLP’s call option.

Registration Rights Agreement: In connection with the terms of the Binding Agreement as discussed above, on August 17, 2011, Teletouch entered into a Registration Rights Agreement (the “RRA”) with the Transferees. Prior to the closing of the Exchange, the Transferees owned all of the issued and outstanding Series A Preferred Units of TLLP.  Pursuant to the RRA, the Company agreed to file with the SEC, subject to certain restrictions, by October 17, 2011, a registration statement relating to the registration of (i) 4,350,000 shares of the Company’s common stock (the “Existing Shares”) held, in the aggregate, by the Transferees as of the date of the RRA, (ii) 25,000,000 shares of the Company’s common stock (the “New Shares”)  transferred to the Transferees by TLLP pursuant to the Exchange Transaction described below and (iii) 2,650,999 shares of the Company’s common stock being pledged by TLLP as security against the put option held by the Transferees as further described below (the “Pledged Shares”).  (The “Existing Shares” together with the “New Shares” and the “Pledged Shares” are hereafter referred to as the “Registrable Securities.”)  The RRA requires that the Company use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 and to keep such registration continuously effective thereunder. The RRA also contains indemnification and other provisions that are customary to agreements of this nature.

Mutual Release: In connection with the terms of the Binding Agreement as discussed above, on August 17, 2011, the Company and the Transferees also executed a mutual release (the “Mutual Release”).  Under the terms of the Mutual Release, (i) the Transferees released each of TLLP  and the Company, as well as the respective affiliated parties of the Company and TLLP (the “Teletouch/TLLP Released Parties”), from any and all past, present, or future claims and causes of action, (a) arising out of or relating in any way to RRGC’s or Stratford Capital’s ownership interest in TLLP or the Company, including, but not limited to, any of TLLP’s actions and omissions in connection with the debt owing by TLLP to its senior lender, Fortress Investment Group or the other Lenders (“Fortress”) under that certain Loan Agreement dated as of August 11, 2006, as amended, supplemented or otherwise modified by TLLP and Fortress (the Company is not a party to such Loan Agreement), (b) arising out of or relating to any actions or omissions of any of the Teletouch/TLLP Released Parties in connection with TLLP or the Company, or (c) arising or in any way relating to any past actions or omissions of TLLP or the Company but excluding, solely with respect to TLLP, certain specified claims, and (ii) each of TLLP and the Company released each of RRGC and Stratford Capital, as well as their respective affiliated parties, from any and all past, present, or future claims and causes of action, arising out of or relating in any way to RRGC’s or Stratford Capital’s ownership interest in TLLP or the Company including, but not limited to, any of RRGC’s or Stratford Capital’s actions and omissions as members of TLLP or stockholders of the Company, and RRGC’s or Stratford Capital’s actions and omissions in connection with the debt due by TLLP to Fortress.  In addition, the Mutual Release provides that each party covenants not to sue any beneficiary of the persons released by it with respect to any released claim, including a third party or derivative claim.  The Company has also been informed that Mr. McMurrey entered into a separate mutual release with the Transferees.

The Company determined to execute the RRA and the Mutual Release for a number of reasons, the most significant of which was in order to mitigate the risk of becoming embroiled in disputes and potential litigation among its largest beneficial shareholders.

Unilateral Release:  As a requirement by Company and prior to entering into the RRA and Mutual Release, on August 17, 2011, TLLP and Mr. McMurrey executed a unilateral release (the “Release”) with the Company.  Under the terms of the Release, (i) TLLP and Mr. McMurrey released the Company, and its affiliated parties, from any and all past, present, or future claims and causes of action.  The Release excludes any and all claims and causes of action that Mr. McMurrey may have as an officer, employee or director of the Company, or of any of its subsidiaries, including without limitation employment claims and obligations, and rights to indemnification enjoyed by Mr. McMurrey arising under applicable law, the Company’s charter, bylaws, contract, or otherwise.  In addition, the Release contains a covenant by TLLP and Mr. McMurrey not to sue the Company or any of its affiliated persons with respect to any of the released claims or causes of action. The Company did not release TLLP or Mr. McMurrey from any claims or causes of action.

The Company’s execution of the RRA and the Mutual Release, and the Company’s negotiation of, and demand for, the Release issued by TLLP and Mr. McMurrey were approved by the Audit Committee of the Board of Directors, as well as by the Board of Directors, of the Company (with Mr. McMurrey and Mr. Hyde abstaining from the vote).  Mr. McMurrey is the Chairman of the Board and Chief Executive Officer of the Company, and the managing member of TLLP.  Mr. Thomas A. Hyde, Jr. is a Director of the Company, and the President and Chief Operating Officer, and in this capacity Mr. Hyde reports to Mr. McMurrey.

Limitation on Ability to Utilize Net Operating Losses:  As a result of this change in ownership which constitutes a change of control of the Company under the Internal Revenue Code, the Company’s ability to utilize the net operating losses it has accumulated through August 11, 2011 (the date of the change of control) to offset future taxable income will be limited under Section 382 of the Internal Revenue Code.  As of May 31, 2011, the Company has accumulated significant net operating losses totaling approximately $31.7 million.  As of the date of this Report, the Company has not determined the specific limitation amount but believes such limitations will significantly reduce its ability to offset future taxable income with its existing net operating losses.

Other Regulatory and Contractual Consents Required:  Since the Company holds certain licenses for radio frequencies from the Federal Communications Commission (“FCC”), it is required to seek approval in advance for any changes in ownership that result in a change in control or be subject to fines and other penalties assessed by the FCC.  Because of the circumstances of the Exchange, the FCC granted a waiver of its advance approval requirements and categorized this transaction as an “involuntary” change of control under its rules.  Because the transaction has been deemed involuntary by the FCC, the Company has 30 days to submit the forms reporting the change in control, including information on the new owners.  The Company does not expect this ownership change to be challenged by the FCC.

It is common for certain contracts and agreements to contain provisions providing for notification and approval of a change in control. Due to the short period of time between the Company becoming aware of this transaction and the closing of this transaction, the Company was only able to review its key contracts and agreements for such provisions related to a change of control and believes that notification of this transaction was not required under these agreements.  The key agreements reviewed included its various loan documents and its distribution agreements with AT&T.  As of the date of this Report, the Company can provide no assurance that is has not inadvertently violated one or more of its numerous other contracts or agreements by failing to notify the other party that may have such rights under such contract or agreement.

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

ASSETS

	August 31,	May 31,
	2011	2011
CURRENT ASSETS:

Cash	$2,701	$2,239
Certificates of deposit-restricted	50	50
Accounts receivable, net of allowance of $237 at August 31, 2011 and $272 at May 31, 2011	4,984	3,687
Accounts receivable-related party	40	54
Unbilled accounts receivable	1,906	2,010
Inventories, net of reserve of $292 at August 31, 2011 and $286 at May 31, 2011	1,480	1,257
Notes receivable	-	1
Prepaid expenses and other current assets	431	489
Total Current Assets	11,592	9,787

PROPERTY AND EQUIPMENT, net of accumulated depreciation
of $6,318 at August 31, 2011 and $6,245 at May 31, 2011	2,577	2,619

GOODWILL	343	343

INTANGIBLE ASSETS, net of accumulated amortization
of $10,170 at August 31, 2011 and $9,925 at May 31, 2011	3,320	3,562

OTHER	75	100

TOTAL ASSETS	$17,907	$16,411

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

LIABILITIES AND SHAREHOLDERS’ DEFICIT

	August 31,	May 31,
	2011	2011
CURRENT LIABILITIES:

Accounts payable	$10,207	$8,511
Accrued expenses and other current liabilities	4,111	3,400
Current portion of long-term debt	4,369	4,439
Current portion of trademark purchase obligation	100	150
Deferred revenue	277	289
Total Current Liabilities	19,064	16,789

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	10,023	10,181
Long-term trademark purchase obligation, net of current portion	100	200
Total Long Term Liabilities	10,123	10,381

TOTAL LIABILITIES	29,187	27,170

COMMITMENTS AND CONTINGENCIES (NOTE 11)	-	-

SHAREHOLDERS' DEFICIT:
Common stock, $.001 par value, 70,000,000 shares authorized, 49,916,189 shares issued and 48,739,002 shares outstanding at August 31, 2011 and May 31, 2011	50	50
Additional paid-in capital	51,822	51,571
Treasury stock, 1,177,187 shares held at August 31, 2011 and May 31, 2011	(216)	(216)
Accumulated deficit	(62,936)	(62,164)
Total Shareholders' Deficit	(11,280)	(10,759)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$17,907	$16,411

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share amounts)
(unaudited)

	Three Months Ended
	August 31,
	2011	2010

Operating revenues:
Service and installation revenue	$4,483	$5,737
Product sales revenue	5,936	3,241
Total operating revenues	10,419	8,978

Operating expenses:
Cost of service and installation (exclusive of depreciation and amortization included below)	1,479	1,527
Cost of products sold	5,709	2,862
Selling and general and administrative	3,130	3,916
Depreciation and amortization	305	279
Total operating expenses	10,623	8,584
Income (loss) from operations	(204)	394

Interest expense, net	(527)	(568)

Loss before income tax expense	(731)	(174)
Income tax expense	41	56
Net loss	$(772)	$(230)

Loss per share applicable to common shareholders - basic and diluted	$(0.02)	$(0.00)

Weighted average basic and diluted shares outstanding	48,739,002	48,739,002

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	August 31,
	2011	2010
Operating Activities:
Net loss	$(772)	$(230)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	305	279
Non-cash compensation expense	251	264
Non-cash interest expense	17	24
Provision for losses on accounts receivable	113	115
Provision for inventory obsolescence	15	18
Changes in operating assets and liabilities:
Accounts receivable	(1,292)	220
Inventories	(238)	(279)
Prepaid expenses and other assets	58	233
Accounts payable	1,696	84
Accrued expenses and other current liabilities	711	(841)
Deferred revenue	(12)	180
Net cash provided by operating activities	852	67

Investing Activities:
Purchases of property and equipment	(31)	(93)
Purchase of intangible asset	(4)	(10)
Redemption of certificates of deposit	-	100
Payments on trademark license	(150)	(150)
Receipts from notes receivable	-	3
Net cash used in investing activities	(185)	(150)

Financing Activities:
Payments on long-term debt	(205)	(662)
Net cash used in financing activities	(205)	(662)

Net increase (decrease) in cash	462	(745)
Cash at beginning of period	2,239	4,932

Cash at end of period	$2,701	$4,187
Supplemental Cash Flow Data:
Cash payments for interest	$511	$568
Cash payments for income taxes	$1	$41
Non-Cash Transactions:
Intangible asset received for payment of note receivable	$-	$10
Intangible asset received for payment of accounts receivable	$-	$4
Adjustment of long-term debt	$23	$-

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF BUSINESS

Nature of Business: Teletouch Communications, Inc. was incorporated under the laws of the State of Delaware on July 19, 1994 and its corporate headquarters are in Fort Worth, Texas. References to Teletouch or the Company as used throughout this document mean Teletouch Communications, Inc. or Teletouch Communications, Inc. and its subsidiaries, as the context requires.

For over 47 years, Teletouch together with its predecessors has offered a comprehensive suite of telecommunications products and services including cellular, two-way radio, GPS-telemetry, wireless messaging and public safety equipment. As of August 31, 2011, the Company operated 20 retail and agent locations in Texas.  Locations include both “Teletouch” and “Hawk Electronics” branded in-line and free-standing stores and service centers. The Teletouch branded locations offer primarily the Company’s two-way radio products and services as well as public safety equipment to state, city and local entities as well as commercial businesses. Teletouch’s wholly-owned subsidiary, Progressive Concepts, Inc. (“PCI”) is a Master Distributor and Authorized Provider of cellular voice, data and entertainment services though AT&T Mobility (“AT&T”) to consumers, businesses and government agencies and markets these services under the Hawk Electronics brand name. For over 27 years, PCI has offered various communication services on a direct bill basis and today services approximately 45,000 cellular subscribers. PCI sells consumer electronics products and cellular services through its stores, its own network of Hawk-branded sub-agents stores, its own direct sales force and on the Internet at various sites, including its primary consumer-facing sites: www.hawkelectronics.com, www.hawkwireless.com and www.hawkexpress.com. The Company handles all aspects of the wireless customer relationship, including:

•	Initiating and maintaining all subscribers’ cellular, two-way radio and other service agreements;
•	Determining credit scoring standards and underwriting new account acquisitions;
•	Handling all billing, collections, and related credit risk through its own proprietary billing systems;
•	Providing all facets of real-time customer support, using a proprietary, fully integrated Customer Relationship Management (CRM) system through its own 24x7x365 capable call centers and the Internet.

In addition, PCI operates a national wholesale distribution business, “PCI Wholesale,” which serves major carrier agents, rural cellular carriers, smaller consumer electronics and automotive retailers and auto dealers throughout the country and internationally, with ongoing product and sales support through its direct sales representatives, call center, and the Internet through www.pciwholesale.com and www.pcidropship.com, among other sites. Teletouch also sells public safety equipment and services under the brand “Teletouch PSE” (Public Safety Equipment), through direct sales and distribution including the United States General Services Administration (“GSA”), BuyBoard (a State of Texas website operated by the Local Government Purchasing Cooperative), and a Texas Multiple Award Schedule (“TXMAS”) facility also run by the State of Texas, which allows products to be sold to all State agencies and authorized local public entities.

Basis of Presentation: The consolidated financial statements include the consolidated accounts of Teletouch Communications, Inc. and our wholly-owned subsidiaries (collectively, the “Company” or “Teletouch”). Teletouch Communications, Inc. owns all of the shares of Progressive Concepts, Inc., a Texas corporation (“PCI”), Teletouch Licenses, Inc., a Delaware corporation (“TLI”), Visao Systems, Inc., a Delaware corporation (“Visao”) and TLL Georgia, Inc., a Delaware corporation (“TLLG”). PCI is the primary operating business of Teletouch. TLI is a company formed for the express purpose of licensing from the FCC the radio frequencies utilized by Teletouch to operate its two-way radio network. Visao is a company formed to develop and distribute the Company’s telemetry products, which as of the date of this Report are no longer being sold.  Currently Visao is maintained as a shell company with no operations. TLLG was formed for the express purpose of entering into an asset purchase agreement with Preferred Networks, Inc. in May 2004 and ceased operations following the sale of the Company’s paging business in August 2006.  TLLG is currently a shell company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Financial Condition and Going Concern Discussion: As of August 31, 2011, the Company had $2,701,000 cash on hand, a working capital deficit of approximately $7,472,000 and a shareholders’ deficit of approximately $11,280,000.  Included in this working capital deficit are certain current debt obligations of $4,369,000.  Additionally, and not recorded as a liability, the Company estimates that interest and fees due on its debt obligations for the next year will be approximately $1,846,000, of which approximately $1,721,000 is payable to Thermo Credit, LLC (“Thermo”) the Company’s senior lender.  During fiscal year 2011 and through the date of this Report, Thermo has been unable to advance funds to the Company in part due to the Company’s deficient borrowing base due to the losses in its cellular business and due to certain restrictions imposed on Thermo by its lenders that together has limited its ability to advance funds to the Company as it has done in the past.  The Company’s outstanding balance on the senior Thermo revolving credit facility totaled approximately $11,209,000 at August 31, 2011 with approximately $2,907,000, including estimated interest, becoming due in the next twelve months. Thermo has worked with the Company in the past on certain defaults and payment extensions and through 2010 was the primary source of working capital needed by the Company from time to time.  Discussions are ongoing with Thermo about modifying the current note to provide for certain payment extensions and additional availability but as of the date of this Report no agreement has been reached. The Company can provide no assurance that it will get relief from its lenders on any of its current debt service obligations.  Additionally, as a result of the Company’s recent operating performance and related liquidity issues, certain trade credit terms that the Company has relied upon for purchases of products and services to support its ongoing business have been reduced and new trade credit terms are becoming more difficult to secure.

The Company reported an operating loss during fiscal year 2011 and in the first quarter of fiscal 2012 reported herein and does not expect a significant improvement in its operating results for the remainder of fiscal year 2012 without either a favorable outcome from its ongoing litigation against AT&T or a significant increase in revenues and margins from its wholesale or two-way radio business units beyond levels that were achieved in prior fiscal years, or the completion of an acquisition during the fiscal year that is accretive to earnings.  As prior reported, since the launch of the iPhone by AT&T in June 2007, the Company has experienced higher than normal cellular subscriber attrition.  Although the iPhone is offered to customers by AT&T and others, AT&T continues to deny PCI the approval to sell, activate or service the iPhone for PCI customers.  In late September 2009, the Company commenced an arbitration proceeding against AT&T seeking monetary damages for PCI’s related subscriber losses and other related damages but to date this matter has not concluded.  Through a mandated and then a subsequent voluntary mediation session in May and October 2011, respectively the parties have reached a general agreement and settlement framework and as of the date of this Report, expect to complete final settlement documents and agreements in the second quarter of fiscal year 2012. Since September 2009 and through August 31, 2011, the Company has incurred approximately $1,909,000 in total legal and professional fees on this matter, with related legal expenses for first quarter of fiscal year 2012 of approximately $167,000.  While the Company is currently in settlement discussions with AT&T, it cannot predict when or if the terms of the final settlement will be ultimately and finally agreed upon.  If the Company ceases settlement discussions and resumes the arbitration, it is unable to predict when a final hearing date will be scheduled although such date would be expected to be approximately 45-60 days following the termination of such settlement discussions.  During the previous two fiscal years and continuing into fiscal year 2012, the Company has focused on reducing costs to align with its declining cellular revenues, but certain of its costs are relatively fixed and deemed necessary to maintain its other operations and meet the requirements of being a public company.  The Company reviews its staffing levels on a quarterly basis and continues to seek ways to consolidate and automate necessary functions in order to control personnel costs.  The Company believes that its efforts to reduce its operating expenses have been successful to date and is concerned that further substantial reductions in these expenses would accelerate its cellular revenue losses. As a result, most of the Company’s current efforts are focused on finalizing its dispute with AT&T with the expectation of receiving certain cash and in-kind payments for damages, negotiating extensions on current debt obligations, seeking additional sources of revenue from its other business units and completing a significant acquisition.  There is no assurance the dispute with AT&T can be resolved in the near future and if not resolved that the Company will receive any award of monetary damages.  No assurance can be provided that the Company will be able to increase revenues in its other business units during fiscal year 2012 to sufficient levels to offset the margin impact of the expected loss of its cellular revenues assuming its relationship with AT&T remains unchanged. Likewise, there is no assurance the Company’s current acquisition efforts will result in a successful transaction.

The Company is continuing to negotiate with its lenders and other creditors for payment extensions at least through the conclusion of the arbitration against AT&T, so that it can preserve a sufficient amount of cash to continue its operations and fund the remainder of the litigation.  Additionally, the Company has had to delay payment of AT&T’s revenue share portion of the monthly cellular billings to preserve cash and continue to fund operations. The Company continues to seek additional debt and equity financing to ensure it is able to meet its remaining trade and debt obligations as well as provide sufficient working capital to continue and grow its operations. If it is unsuccessful in its efforts to secure the payment extensions it is seeking or it is unable to secure additional financing and the Company’s current debt obligations are accelerated, the Company would likely be unable to meet its obligations and might be forced to seek protection from its creditors.

As a result of the above conditions and in accordance with generally accepted accounting principles in the United States, there exists substantial doubt about the Company’s ability to continue as a going concern.

Change of Ownership and Voting Control of Teletouch: Since November 2005, the majority of Teletouch’s outstanding common stock has been owned and controlled by TLL Partners, LLC, a Delaware limited liability company (“TLLP”), controlled by Robert McMurrey, the Company’s Chairman and Chief Executive Officer.  In August 2006, immediately prior to Teletouch’s acquisition of Progressive Concepts, Inc. (“PCI”), TLLP assumed the senior debt obligations of PCI and settled the subordinated debt obligations of PCI by issuing 4,350,000 shares of its holdings of Teletouch’s common stock and converted the balance  of the subordinated debt into redeemable Series A preferred units of TLLP.  To secure the senior debt obligation, TLLP pledged all of its then held assets, which consisted primarily of its holding of approximately 80% of the outstanding common stock of Teletouch as of August 2006. TLLP is a holding company with no operations with a minimal amount of cash on hand and is dependent upon selling a sufficient number of shares it owns in Teletouch common stock or upon the cash flows of Teletouch through the receipt of future cash dividends to service its outstanding debt obligations. When the senior debt originally matured in August 11, 2007, TLLP did not have sufficient cash or other means to repay this debt and was successful in negotiating an initial extension of the maturity date through October 11, 2007. Subsequent extensions were granted by the senior debt holder to TLLP extending the maturity date through January 31, 2011.   In February 2011, TLLP negotiated a settlement of its senior debt obligations which required a series of payments beginning February 2011 and continuing through August 19, 2011, the amended maturity date.  In addition to the cash payments and as part of the settlement agreement, TLLP was obligated to transfer 2,000,000 shares of its holdings of Teletouch’s common stock to the senior lender at the maturity date.  TLLP began selling shares of its holdings of Teletouch’s common stock in February 2011 to raise the funds to make these payments on its senior debt obligation.

Beginning in February 2011 and continuing through June 2011, TLLP completed sixteen (16) privately negotiated transactions and sold a total of 8,499,001 shares of its holdings of Teletouch’s common stock, which is approximately 17.4% of the Company’s outstanding common stock at June 13, 2011.  Following these sales transactions, TLLP continued to own 30,650,999 shares of our common stock, or 62.9% of the Company’s outstanding stock.

On August 11, 2011, TLLP entered into a binding agreement titled “Heads of Terms” (the “Binding Agreement”) and certain related agreements with its Series A Preferred unit holders, Stratford Capital Partners, LP (“Stratford”) and Retail & Restaurant Growth Capital, LP (“RRGC”) (together, Stratford and RRGC are hereafter referred to as the “Transferees”), whereby, TLLP was required on or before August 17, 2011  to exchange 25,000,000 shares of its holdings of the Company’s common stock (the “New Shares”) to settle in full TLLP’s approximately $18,200,000 redemption obligation on its outstanding Series A Preferred Units (the “Preferred Units”) and for additional cash consideration totaling $3,750,000 from the Transferees (the “Exchange”).  Based on the approximately $21,950,000 consideration exchanged by Transferees, TLLP realized approximately $0.88 per share in value for the shares of the Company’s common stock transferred in the Exchange. As a result of the Exchange, Stratford and RRGC received 15,000,000 shares and 10,000,000 shares, respectively, of the Company’s common stock in exchange for their respective share of the cash consideration and their respective holdings of the outstanding Preferred Units. The Exchange closed on August 17, 2011 and resulted in the cancellation of the Series A Preferred units.  As contemplated by the Binding Agreement, at closing the parties entered into various agreements related to the Exchanged Shares including (1) a registration rights agreement providing for the registration of the Exchanged Shares, (2) a put and call option and transfer restriction agreement whereby TLLP would have the right to call from Stratford and RRGC the Exchanged Shares for a fifteen month period for a call price of $1.00 per share, Stratford and RRGC would have the rights to put their Exchanged Shares to TLLP for  30 day period at the end of the call option period for a put price of $1.00 per share, and Stratford and RRCG would agree not to transfer the Exchanged Shares for a period of seven months after the date of the Exchange, (3) a voting agreement whereby Stratford and RRGC agreed to vote their Exchanged Shares in proportion to the votes of the other shareholders of Teletouch during the call option period, (4) a pledge and security agreement whereby TLLP pledged all of its remaining shares of Teletouch’s common stock to Stratford and RRGC as security for their put rights, (5) a mutual release of claims between various parties to the Exchange and (6) certain other ancillary documents.  Following the Exchange, Stratford owns 17,610,000 shares of Teletouch’s common stock (36.1% of outstanding shares as of the date of this Report), RRGC owns 11,740,000 shares (24.1%) and TLLP owns 3,650,999 shares (7.5%).  The result of the Exchange was a change in control of the voting of common stock at Teletouch on August 17, 2011, whereby TLLP no longer controls the outcome of matters voted on by the shareholders.

TLLP’s management has communicated to the Company that additional sales of its holdings of the Company’s common stock are likely to fund the ongoing operating expenses of TLLP and that it will actively be seeking financing to exercise some or all of its call option during the call option period.  TLLP further communicated to the Company that there can be no assurance that TLLP will be successful in its efforts to secure the financing necessary to exercise the call option and purchase the Exchanged Shares and regain voting control at the Company; nor can there be any assurance that Stratford and RRGC will not transfer some or all of the shares following the initial seven month transfer restriction period, or through the total fifteen month term, which in turn, could affect TLLP’s ability to exercise the call option, in part or in whole. During the call option period, Stratford and RRCG have agreed to vote in proportion to the other shareholders, which could result in different outcomes on matters previously determined by the majority shareholder of TLLP.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  Preparing financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions.  Those assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash:  We deposit our cash with high credit quality institutions.  Periodically, such balances may exceed applicable FDIC insurance limits.  Management has assessed the financial condition of these institutions and believes the possibility of credit loss is minimal.

Certificates of Deposit-Restricted:  From time to time, the Company is required to issue a standby letter of credit to a supplier to secure a credit line extended to the Company. In these instances, funds are deposited   into a certificate of deposit and the bank to issues a standby letter of credit to the supplier’s benefit. All such funds are reported as restricted funds until such time as the supplier releases its rights under the letter of credit. As of August 31, 2011 and May 31, 2011, the Company had $50,000 of cash certificates of deposit securing standby letters of credit with its suppliers.

Allowance for Doubtful Accounts: The Company performs credit evaluations of its customers prior to extending open credit terms. The Company does not perfect a security in any of the goods it sells causing all credit lines extended to be unsecured.

In determining the adequacy of the allowance for doubtful accounts, management considers a number of factors, including historical collections experience, aging of the receivable portfolio, financial condition of the customer and industry conditions.  The Company considers accounts receivable past due when the customer’s payment in full is not received within payment terms.  The Company writes-off accounts receivable when it has exhausted all collection efforts, which is generally within 90 days following the last payment received on the account.

Accounts receivable are presented net of an allowance for doubtful accounts of $237,000 and $272,000 at August 31, 2011 and May 31, 2011, respectively.  Based on the information available, management believes the allowance for doubtful accounts as of those periods are adequate, however, actual write-offs may exceed the recorded allowance.

Reserve for Inventory Obsolescence:  Inventories are stated at the lower of cost (on a moving average basis, which approximates actual cost determined on a first-in, first-out (“FIFO”) basis), or fair market value and are comprised of finished goods. In determining the adequacy of the reserve for inventory obsolescence, management considers a number of factors including recent sales trends, industry market conditions and economic conditions. In assessing the reserve, management also considers price protection amounts it expects to recover from certain vendors when the vendor reduces cost on certain items shortly after they are   purchased by the Company. Additionally, management records specific valuation allowances for discontinued inventory based on its prior experience liquidating this type of inventory.  Through the Company’s wholesale and internet distribution channels, it has been successful liquidating the majority of any inventory that becomes obsolete at or near its cost basis if marketed soon after such obsolescence is determined.  The Company has many different cellular handset, radio and other electronics suppliers, all of which provide reasonable notification of model changes, which allows the Company to minimize its level of discontinued or obsolete inventory. Inventories are presented net of a reserve for obsolescence of $292,000 and $286,000 at August 31, 2011 and May 31, 2011, respectively. Actual results could differ from those estimates.

Property and Equipment:  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or abandonment of an asset, the cost and related accumulated depreciation are removed from the Company’s balance sheet, and any gains or losses on those assets are recognized in the same period. The estimated useful lives of the Company’s property and equipment assets are as follows:

Buildings and improvements	5-30 years
Two-way network infrastructure	5-15 years
Office and computer equipment	3- 5 years
Signs and displays	5-10 years
Other equipment	3-5 years
Leasehold improvements	Shorter of estimated useful life or term of lease

Intangible Assets:  The Company’s intangible assets include both definite and indefinite lived assets. Indefinite lived intangible assets are not amortized but evaluated annually (or more frequently) for impairment under ASC 350, Intangibles-Goodwill and Other, (“ASC 350”).  Definite lived intangible assets are amortized over the estimated useful life of the asset and reviewed for impairment upon any event that  raises a question as to the asset’s ultimate recoverability as prescribed under ASC 360, Property, Plant and Equipment, (“ASC 360”).

Indefinite Lived Intangible Assets: The Company’s indefinite lived intangible assets are goodwill and a purchased perpetual trademark license. Goodwill acquired in a business combination and intangible assets determined to have an indefinite useful life are not amortized but instead tested for impairment at least annually in accordance with the provisions of ASC 350.  The ASC 350 goodwill impairment model is a two-step process. The first step compares the fair value of a reporting unit that has goodwill assigned to its carrying value. The fair value of a reporting unit using discounted cash flow analysis is estimated. If the fair value of the reporting unit is determined to be less than its carrying value, a second step is performed to compute the amount of goodwill impairment, if any. Step two allocates the fair value of the reporting unit to the reporting unit’s net assets other than goodwill. The excess of the reporting unit’s fair value over the amounts assigned to its net assets other than goodwill is considered the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the carrying value of its goodwill. Any shortfall represents the amount of goodwill impairment. The Company tests this goodwill annually on March 1st, the first day of its fourth fiscal quarter, of each year unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

The Company evaluated the carrying value of its goodwill associated with its two-way business as of May 31, 2011 and concluded that no impairment of its goodwill was required.  The Company estimates the fair value of its two-way business using a discounted cash flow method.  No changes have occurred in the two-way business during the three months ended August 31, 2011 that indicated any impairment of the goodwill.  The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating impairment we estimate the sum of the expected future cash flows derived from business unit against which such goodwill is recorded. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. A significant change in cash flows in the future could result in an additional impairment of goodwill.

In May 2010, Progressive Concepts, Inc., purchased a perpetual trademark license to use the trademark “Hawk Electronics” (see Note – 9 “Trademark Purchase Obligation” for additional discussion).

The Company evaluated PCI’s perpetual trademark license asset at May 31, 2011, in accordance with ASC 350 and determined the fair value of the license exceeded its carrying value; therefore, no impairment was recorded. The fair value of the perpetual trademark license was based upon the discounted estimated future cash flows of the Company’s cellular business which is the primary beneficiary of the Hawk brand. No changes have occurred in the cellular business during the three months ended August 31, 2011 that indicated any impairment of the perpetual trademark license.  The Company will continually evaluate whether events and circumstances occur that would no longer support an indefinite life for its perpetual trademark license.

Definite Lived Intangible Assets: Definite lived intangible assets consist of the capitalized cost associated with acquiring the AT&T distribution agreements, purchased subscriber bases, FCC licenses, GSA contract, TXMAS contract and loan origination costs. The Company does not capitalize customer acquisition costs in the normal course of business but would capitalize the purchase costs of acquiring customers from a third party. Intangible assets are carried at cost less accumulated amortization. Amortization on the AT&T distribution agreements is computed using the straight-line method over the contract’s expected life.  The estimated useful lives for the intangible assets are as follows:

AT&T distribution agreements and subscriber bases	1-13 years
FCC licenses	9 years
GSA and TXMAS contracts	5 years

The Company defers certain direct costs in obtaining loans and amortizes such amounts using the straight-line method over the expected life of the loan, which approximates the effective interest method as follows:

Loan origination costs	2-5 years

As of August 31, 2011, the most significant intangible assets remaining are the AT&T distribution agreements and subscriber bases.  The AT&T cellular distribution agreements covering the DFW market and the San Antonio market will continue to be amortized through August 31, 2014 and December 31, 2013, respectively, or for approximately 3.0 and 2.3 years, respectively.

The AT&T distribution agreement assets represent contracts that the Company has with AT&T, under which the Company is allowed to provide cellular services to its customers. Although the Company has sustained losses in recent years, management has evaluated this asset in light of the fair value of each of the cellular subscribers that the Company services.  Included in the provisions of the primary contract with AT&T (DFW market) is a liquidated damages provision, which defines a value of $1,000 for each cellular telephone number assigned to a customer and billed by the Company (“Subscriber”, as defined in the agreement) to be paid to the Company if AT&T were to solicit or take any or all of the Subscribers from PCI. Under the terms of the DFW market distribution agreement with AT&T, which expired on August 31, 2009, AT&T must continue to provide airtime to the Company as long as the subscribers choose to remain on service, or at AT&T’s option, AT&T could “buy-back” the subscribers from the Company for the $1,000 liquidated damages per subscriber line provided for by the agreement. The total value of the cellular subscriber base provided for by the liquidated damages provision contained in the contract exceeds the carrying value of the asset at all periods presented herein.  The Company regularly forecasts the expected cash flows to be derived from this cellular subscriber base and as of the date of this Report those expected cash flows also significantly exceed the carrying value of the asset.

Amortization of the AT&T distribution agreements, subscriber bases, FCC licenses, GSA and TXMAS contracts is considered an operating expense and included under the caption “Depreciation and Amortization” in the accompanying consolidated statements of operations.  The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a lack of recoverability or revised useful life.

Impairment of Long-lived Assets: In accordance with ASC 360, the Company evaluates the recoverability of the carrying value of its long-lived assets based on estimated undiscounted cash flows to be generated from such assets. If the undiscounted cash flows indicate impairment, then the carrying value of the assets evaluated is written-down to the estimated fair value of those assets. In assessing the recoverability of these assets, the Company must project estimated cash flows, which are based on various operating assumptions, such as average revenue per unit in service, disconnect rates, sales productivity ratios and expenses. Management develops these cash flow projections on a periodic basis and reviews the projections based on actual operating trends.  The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues will not fluctuate. Projected revenues are based on the Company’s estimate of units in service and average revenue per unit as well as revenue from various new product initiatives. Projected revenues assume declining cellular service revenue while projected operating expenses are based upon historic experience and expected market conditions adjusted to reflect an expected decrease in expenses resulting from ongoing cost saving initiatives.

The most significant tangible long-lived asset owned by the Company is the Fort Worth, Texas corporate office building and the associated land. The Company has received periodic appraisals of the fair value of this property, and in each instance the appraised value exceeds the carrying value of the property.

The Company’s review of the carrying value of its tangible long-lived assets at August 31, 2011 and May 31, 2011 indicates the carrying value of these assets will be recoverable through estimated future cash flows. If the cash flow estimates, or the significant operating assumptions upon which they are based change in the future, the Company may be required to record impairment charges related to its long-lived assets.

Prepaid expenses and other current assets: The Company records certain expenses that are paid for in advance of their use or consumption as a current asset on the Company’s consolidated balance sheets.

The components of prepaid expenses and other current assets at August 31, 2011 and May 31, 2011 are as follows (in thousands):

	August 31,	May 31,
	2011	2011

Prepaid office lease expense	$138	$190
Prepaid legal fees	10	15
Prepaid insurance premiums	29	27
Security deposits, primarily related to building leases	78	78
Website domain rental	46	52
Other	130	127
Total prepaid expenses and other current assets	$431	$489

Contingencies: The Company accounts for contingencies in accordance with ASC 450, Contingencies (“ASC 450”). ASC 450 requires that an estimated loss from a loss contingency shall be accrued when information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires us to use our judgment. We believe that our accruals or disclosures related to these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from our estimates.

Provision for Income Taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”) using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences, net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances. Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon and for the expected future tax benefits to be derived from net operating losses and tax credit carry forwards. A valuation allowance is recorded when it is more likely than not that deferred tax assets will be unrealizable in future periods.  As of August 31, 2011 and May 31, 2011, the Company has recorded a valuation allowance against the full amount of its net deferred tax assets. Although the Company had taxable income for fiscal year 2010, it is currently unable to reasonably forecast taxable income beyond fiscal year 2010.  The inability to foresee taxable income in future years makes it more likely than not that the Company will not realize its recorded deferred tax assets in future periods.

The Company’s most significant deferred tax asset is its accumulated net operating losses.

As a result of the change in ownership of Teletouch that occurred on August 17, 2011 (see “Change of Ownership and Voting Control of Teletouch” in Note 12 – “Shareholders’ Equity” for additional discussion on the change of control transaction), which constituted a change of control of the Company under the Internal Revenue Code, the Company’s ability to utilize the net operating losses it has accumulated through August 17, 2011 (the date of the change of control) to offset future taxable income will be limited under Section 382 of the Internal Revenue Code.  As of the date of this Report, the Company has not determined the specific limitation amount but believes such limitations will significantly reduce its ability to offset future taxable income with its existing net operating losses. The utilization of some of these losses may be further limited under other applicable provisions of the Internal Revenue Code.

When the Company is charged interest or penalties related to income tax matters, the Company records such interest and penalties as interest expense in the consolidated statement of operations.  As of August 31, 2011, the Company had an immaterial amount of interest and penalties recognized and accrued.

Revenue Recognition: Teletouch recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” and ASC 605, Revenue Recognition, (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured. Teletouch believes, relative to sales of products, that all of these conditions are met; therefore, product revenue is recognized at the time of shipment.

The Company primarily generates revenues by providing recurring cellular services and through product sales.  Cellular services include cellular airtime and other recurring services provided through a master distributor agreement with AT&T.  Product sales include sales of cellular telephones, accessories, car and home audio products and other services and two-way radio equipment through the Company’s retail, wholesale and two-way operations.

Cellular and other service revenues and related costs are recognized during the period in which the service is rendered.  Associated subscriber acquisition costs are expensed as incurred. Product sales revenue is recognized at the time of shipment, when the customer takes title and assumes risk of loss, when terms are fixed and determinable and collectability is reasonably assured.  The Company does not generally grant rights of return.  However, PCI offers customers a 30 day return / exchange program for new cellular subscribers in order to match programs put in place by most of the other cellular carriers.  During the 30 days, a customer may return all cellular equipment and cancel service with no penalty.  Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, recent product sell-through activity and market conditions.  No reserves have been recorded for the 30 day cellular return program since only a very small number of customers utilize this return program and many fail to meet all of the requirements of the program, which include returning the phone equipment in new condition with no visible damage.

Since 1984, Teletouch’s subsidiary, PCI, has held agreements with AT&T or one of its predecessor companies, which allowed PCI to offer cellular service and provide the billing and customer services to its subscribers. PCI is compensated for the services it provides based upon sharing a portion of the monthly billings revenues with AT&T.  PCI is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to AT&T.  Based on its relationship with AT&T, the Company has evaluated its reporting of revenues under ASC 605-45, Revenue Recognition, Principal Agent Considerations (“ASC 605-45”) associated with its services attached to the AT&T agreements.  Included in ASC 605-45 are eight indicators that must be evaluated to support reporting gross revenue.  These indicators are (i) the entity is the primary obligor in the arrangement, (ii) the entity has general inventory risk before customer order is placed or upon customer return, (iii) the entity has latitude in establishing price, (iv) the entity changes the product or performs part of the service, (v) the entity has discretion in supplier selection, (vi) the entity is involved in the determination of product or service specifications, (vii) the entity has physical loss inventory risk after customer order or during shipment and (viii) the entity has credit risk.  In addition, ASC 605-45 includes three additional indicators that support reporting net revenue.  These indicators are (i) the entity’s supplier is the primary obligor in the arrangement, (ii) the amount the entity earns is fixed and (iii) the supplier has credit risk. Based on its assessment of the indicators listed in ASC 605-45, the Company has concluded that the AT&T services provided by PCI should be reported on a net basis. Also in accordance with ASC 605-45, sales tax amounts invoiced to our customers have been recorded on a net basis and have no impact on our consolidated financial statements.

Deferred revenue primarily represents monthly cellular service access charges that are billed in advance by the Company.

Concentration of Credit Risk:  Teletouch provides cellular and other wireless telecommunications services to a diversified customer base of small to mid-size businesses and individual consumers, primarily in the DFW and San Antonio markets in Texas.  In addition, the Company sells cellular equipment and consumer electronics products to a large base of small to mid-size cellular carriers, agents and resellers as well as a large group of smaller electronics and car audio dealers throughout the United States.  As a result, no significant concentration of credit risk exists.  The Company performs periodic credit evaluations of its customers to determine individual customer credit risks and promptly terminates services or ceases shipping products for nonpayment.

Financial Instruments:  The Company’s financial instruments consists of certificates of deposit-restricted, accounts receivable, accounts payable and debt. Management believes the carrying value of its financial instruments approximates fair value due to the short maturity of the current assets and liability and the reasonableness of the interest rates on the Company’s debt.

Advertising and Pre-opening Costs:  Labor costs, costs of hiring and training personnel and certain other costs relating to the opening of any new retail or service center locations are expensed as incurred. Additionally, advertising costs are expensed as incurred and are occasionally partially reimbursed based on various vendor agreements.  Advertising and promotion costs were $78,000 and $148,000 for the three months ended August 31, 2011 and 2010, respectively. Advertising reimbursements are accrued when earned and committed to by the Company’s vendor and are recorded as a reduction to advertising cost in that period.

Stock-based Compensation: At August 31, 2011, the Company had two stock-based compensation plans (one active and one expired) for employees and non-employee directors, which authorize the granting of various equity-based incentives including stock options and stock appreciation rights.

The Company accounts for stock-based awards to employees in accordance with ASC 718, Compensation-Stock Compensation, (“ASC 718”) and for stock based awards to non-employees in accordance with ASC 505-50, Equity, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under both ASC 718 and ASC 505-50, we use a fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. For share option instruments issued, compensation cost is recognized ratably using the straight-line method over the expected vesting period.

Cash flows resulting from excess tax benefits are classified as a financing activity. Excess tax benefits are realized from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. The Company did not record any excess tax benefits as a result of any exercises of stock options in the three months ended August 31, 2011 and 2010.

To estimate the fair value of its stock options, the Company uses the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option pricing model. The Company has determined that the best measure of expected volatility is based on the historical daily volatility of the Company’s common stock adjusted to exclude the top 10% high and low closing trading prices during the period measured. Historical volatility factors utilized in the Company’s Black-Scholes computations for options issued in the three months ended August 31, 2011 was 72.58% and ranged from 127.22 % to 135.33% for the options issued in the three months ended August 31, 2010.  The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 107 with the continued use of this method extended under the provisions of Staff Accounting Bulletin No. 110. Under this formula, the expected term is equal to: ((weighted-average vesting term + original contractual term)/2). The expected term used by the Company as computed by this method for options issued in the three months ended August 31, 2011 was 5.0 years and ranged from 5.0 to 6.0 years for the options issued in the three months ended August 31, 2010. The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for options issued in the three months ended August 31, 2011 was 1.60% and ranged from 2.05% to 2.42% for the options issued in the three months ended August 31, 2010. Dividend yield is zero for these options as the Company does not expect to declare any dividends on its common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of 0.0% for the stock options granted to senior management and the Company’s directors in the three months ended August 31,  2011 and 2010.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Options exercisable at August 31, 2011 and May 31, 2011 totaled 6,098,984 and 4,651,432, respectively.  The weighted-average exercise price per share of options exercisable at August 31, 2011 and May 31, 2011 was $0.28 and $0.27, respectively with remaining weighted-average contractual terms of approximately 6.9 years and 6.7 years as of August 31, 2011 and May 31, 2011, respectively.

The weighted-average grant date fair value of options granted during the three months ended August 31, 2011 and 2010 was $0.30.

At August 31, 2011, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $40,000, which will be amortized over the weighted-average remaining requisite service period of 2.6 years.

Income (loss) Per Share:  In accordance with ASC 260, Earnings Per Share, basic income (loss) per share (“EPS”) is calculated by dividing net income (loss) by the weighted average number of common shares outstanding.  Diluted EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding including any dilutive securities outstanding.  At August 31, 2011 and 2010, the Company’s outstanding common stock options totaled 6,348,984 and 5,656,483, respectively and were not included in the computation of diluted earnings per share due to their antidilutive effect as a result of the net loss incurred in the three months ended August 31, 2011 and 2010.

Recently Issued Accounting Standards:

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2011-08 is intended to simplify goodwill impairment testing by adding a qualitative review step to assess whether the required quantitative impairment analysis that exists today is necessary. Under the amended rule, a company will not be required to calculate the fair value of a business that contains recorded goodwill unless it concludes, based on the qualitative assessment, that it is more likely than not that the fair value of that business is less than its book value. If such a decline in fair value is deemed more likely than not to have occurred, then the quantitative goodwill impairment test that exists under current GAAP must be completed; otherwise, goodwill is deemed to be not impaired and no further testing is required until the next annual test date (or sooner if conditions or events before that date raise concerns of potential impairment in the business). The amended goodwill impairment guidance does not affect the manner in which a company estimates fair value. This new standard is effective for the Company beginning June 1, 2012. The Company does not expect the adoption of this guidance to have any impact on its consolidated financial positions or results of operations.

In May 2011, the FASB and International Accounting Standards Board (“IASB”) issued new guidance on fair value measurement and disclosure requirements. This update will supersede most of the guidance in Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), although many of the changes are clarifications to ASC 820, many of the changes are clarifications of existing guidance or wording changes to align with International Financial Reporting Standards. The update does not extend the use of fair value accounting, but does provide guidance on how it should be applied where it is already required or permitted under current U.S. GAAP. The changes to ASC 820 will be effective for the Company beginning March 1, 2012 and will not have a material impact on the Company’s consolidated financial positions or results of operations.

NOTE 3 – RELATIONSHIP WITH CELLULAR CARRIER

The Company has historically had six distribution agreements with AT&T which provide for the Company to distribute AT&T wireless services, on an exclusive basis, in major markets in Texas and Arkansas, including the Dallas-Fort Worth, Texas Metropolitan Statistical Area (“MSA”), San Antonio, Texas MSA, Austin, Texas MSA, Houston, Texas MSA, East Texas Regional MSA and Arkansas, including primarily the Little Rock, Arkansas MSA. During fiscal year 2010 and following the Company’s commencement of an arbitration proceeding against AT&T (discussed further below), AT&T notified the Company it was cancelling or not renewing three of the six distribution agreements including those agreements that cover the Austin, Texas MSA, Houston, Texas MSA and Arkansas.  The Company is disputing these cancellations and has had these matters included to be resolved in the arbitration hearing related to the DFW Agreement. The distribution agreements permit the Company to offer AT&T cellular phone service with identical pricing characteristics to AT&T and provide billing customer services to its customers on behalf of AT&T in exchange for certain predetermined compensation and fees, which are primarily in the form of a revenue sharing of the core wireless services the Company bills on behalf of AT&T. In addition, the Company bills the same subscribers several additional features and products that it offers and retains all revenues and gross margins related to those certain services and products.

The Company is responsible for all of the billing and collection of cellular charges from its customers and remains liable to AT&T for pre-set percentages of all AT&T related cellular service customer billings. Because of the volume of business transacted with AT&T, as well as the revenue generated from AT&T services, there is a significant concentration of credit and business risk involved with having AT&T as a primary vendor. The Company’s largest distribution agreement with AT&T for the Dallas / Fort Worth, Texas MSA was amended effective September 1, 1999 with an initial term of 10 years (the “DFW Agreement”). The DFW Agreement provided for two 5-year extensions unless either party provides written notice to the other party at least six months prior to the expiration of the initial term or the additional renewal term. Specifically, under the terms of its distribution agreement with AT&T, the Company is allowed to continue to service its existing subscribers (each telephone number assigned to a customer is deemed to be a separate subscriber) at the time of expiration until the subscribers, of their own free will, independently and without any form of encouragement or inducement from AT&T, have their services terminated with the Company. The initial term of the DFW Agreement expired on August 31, 2009, and the Company received the required six month notice from AT&T in February 2009 stating it would not extend the DFW Agreement. As a result of the expiration of the initial term of the DFW Agreement, the exclusivity requirements under this agreement terminated in August 2009, which allows the Company to expand its cellular offerings in the previously AT&T exclusive areas, under new agreements with one or more carriers.

On September 30, 2009, Teletouch’s subsidiary, PCI, commenced an arbitration proceeding against AT&T seeking monetary damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented the Company from selling the popular iPhone and other “AT&T exclusive” products and services that PCI believes it is contractually entitled to provide to its customers.  In addition, the Company’s initial statement of claim alleges, among other things, that AT&T has violated the longstanding non-solicitation provisions under the DFW Agreement by and between the companies by actively inducing customers to leave PCI for AT&T. While PCI has attempted to negotiate with AT&T for the purpose of obviating the need for legal action, such attempts have failed.  Accordingly, PCI initiated this arbitration.  AT&T subsequently filed certain counterclaims with the arbitrator seeking an unspecified amount of damages from PCI and claiming that PCI was operating in violation of certain provisions of the distribution agreements and such agreements should therefore be cancellable by AT&T.

The Company reports its revenues related to the AT&T services on a net basis in accordance with ASC 605-45 as follows (in thousands):

	Three Months Ended
	August 31,
	2011	2010

Gross service and installation revenue	$8,970	$11,374
Net revenue adjustment (revenue share due to AT&T)	(4,487)	(5,637)
Net service and installation revenue	$4,483	$5,737

Gross service and installation billings include gross cellular subscription billings, which are measured as the total recurring monthly cellular service charges invoiced to PCI’s cellular subscribers from which a fixed percentage of the dollars invoiced are retained by PCI as compensation for the billing and support services it provides to these subscribers. PCI remits a fixed percentage of the gross cellular subscription billings to AT&T and absorbs 100% of any bad debt associated with the gross cellular subscription billings under the terms of its distribution agreement with AT&T.

NOTE 4 – INVENTORY

The following table lists the cost basis of inventory by major product category and the related reserves for inventory obsolescence at August 31, 2011 and May 31, 2011 (in thousands):

	August 31, 2011			May 31, 2011
	Cost	Reserve	Net Value	Cost	Reserve	Net Value

Phones and related accessories	$951	$(103)	$848	$647	$(91)	$556
Automotive products	251	(41)	210	314	(45)	269
Satellite products	12	(6)	6	11	(4)	7
Two-way products	554	(140)	414	567	(143)	424
Other	4	(2)	2	4	(3)	1
Total inventory and reserves	$1,772	$(292)	$1,480	$1,543	$(286)	$1,257

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment at August 31, 2011 and May 31, 2011 consisted of the following (in thousands):

	August 31, 2011	May 31, 2011

Land	$774	$774
Buildings and leasehold improvements	3,125	3,117
Two-way network infrastructure	1,055	1,155
Office and computer equipment	2,839	2,713
Signs and displays	711	710
Other	391	395
	$8,895	$8,864
Less:
Accumulated depreciation and amortization	(6,318)	(6,245)

Total property and equipment	$2,577	$2,619

Depreciation and amortization expense related to property and equipment was $73,000 and $73,000 for the three months ended August 31, 2011 and 2010 , respectively.

Property and equipment are recorded at cost.  Depreciation and amortization is computed using the straight-line method.  The following table contains the property and equipment by estimated useful life, net of accumulated depreciation as of August 31, 2011 (in thousands):

	Less than	3 to 4	5 to 9	10 to 14	15 to 19	20 years	Total Net
	3 years	years	years	years	years	and greater	Value
Buildings and leasehold improvements	$41	$66	$62	$-	$1,040	$98	$1,307
Two-way network infrastructure	37	124	70	-	-	-	231
Office and computer equipment	136	65	11	-	-	-	212
Signs and displays	7	10	5	-	-	-	22
Other	13	18	-	-	-	-	31
Land (no depreciation)	-	-	-	-	-	774	774
	$234	$283	$148	$-	$1,040	$872	$2,577

NOTE 6 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill:  The reported goodwill of the Company at August 31, 2011 and May 31, 2011 relates entirely to the two-way radio segment. The goodwill was acquired in January 2004 for $894,000 as part of the purchase of the two-way radio assets of DCAE, Inc.  During the fourth quarter of fiscal year 2005, this goodwill was deemed impaired as a result of losses in revenues and profitability in the Company’s two-way radio segment (the “reporting unit” under ASC 350) and the goodwill was written down to $343,000. The $343,000 carrying value of the goodwill is reported on its consolidated balance sheet at August 31, 2011 and May 31, 2011.

Other intangible assets: The following is a summary of the Company’s intangible assets as of August 31, 2011 and May 31, 2011, excluding goodwill (in thousands):

	August 31, 2011			May 31, 2011
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Value	Amount	Amortization	Value
Definite lived intangible assets:
Wireless contracts and subscriber bases	$10,289	$(8,057)	$2,232	$10,289	$(7,865)	$2,424
FCC licenses	103	(87)	16	104	(84)	20
PCI marketing list	1,235	(1,235)	-	1,235	(1,235)	-
Loan origination fees	774	(618)	156	774	(569)	205
Internally developed software	170	(170)	-	170	(170)	-
Government Services Administration contract	15	(3)	12	15	(2)	13
Texas Multiple Award Schedule contract	4	-	4	-	-	-
Total amortizable intangible assets	12,590	(10,170)	2,420	12,587	(9,925)	2,662

Indefinite lived intangible assets:
Perpetual trademark license agreement	900	-	900	900	-	900

Total intangible assets	$13,490	$(10,170)	$3,320	$13,487	$(9,925)	$3,562

Total amortization expense for the three months ended August 31, 2011, and 2010 was approximately $232,000 and $206,000, respectively.

Teletouch was awarded a Texas Multiple Award Schedule (“TXMAS”) multi-year contract initially for the Company's comprehensive product line of public safety, emergency vehicle lighting and siren equipment manufactured by Whelen Engineering, Inc.  The contract allows the Company the opportunity to compete in the public and emergency products category within the State of Texas, allowing any state and / or local government agencies, as well as, school districts throughout the State of Texas to purchase items from the Company’s public safety product line quickly and cost effectively. The Company’s contract with the TXMAS is effective through September 30, 2015, with automatic renewals as of and on the same date(s) the Company’s Government Services Administration contract terms are renewed. The Company capitalized the costs associated with acquiring the TXMAS contract and will amortize those costs over the contract’s initial term.

NOTE 7 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of (in thousands):

	August 31,	May 31,
	2011	2011

Accrued payroll and other personnel expense	$439	$588
Accrued state and local taxes	474	410
Unvouchered accounts payable	2,427	1,672
Customer deposits payable	279	317
Other	492	413
Total	$4,111	$3,400

NOTE 8 – LONG-TERM DEBT

Long-term debt at August 31, 2011 and May 31, 2011 consists of the following (in thousands):

	August 31,	May 31,
	2011	2011
Thermo revolving credit facility	$11,209	$11,330
East West Bank (formerly United Commerical Bank)	2,229	2,256
Jardine Capital Corporation bank debt	565	570
Warrant redemption notes payable	389	464
Total long-term debt	14,392	14,620
Less: Current portion	(4,369)	(4,439)
Long-term debt, net	$10,023	$10,181

Current portion of long-term debt at August 31, 2011 and May 31, 2011 consists of the following (in thousands):

	August 31,	May 31,
	2011	2011
Thermo revolving credit facility	$1,186	$1,149
East West Bank (formerly United Commerical Bank)	2,229	2,256
Jardine Capital Corporation bank debt	565	570
Warrant redemption notes payable	389	464
Total current portion of long-term debt	$4,369	$4,439

During the first quarter of fiscal year 2010, the Company had two debt facilities with Thermo Credit, LLC (“Thermo”), which included a factoring debt facility (the “Thermo Factoring Debt”) and a revolving credit facility (the “Thermo Revolver”). Effective August 1, 2009, Teletouch amended its revolving credit facility with Thermo to include increased borrowing capabilities under the Thermo Revolver as well as extending the Revolver’s maturity date (see discussion below under “Thermo Revolving Credit Facility” for additional information). The purpose of amending the Thermo Revolver was to combine the Thermo Factoring Debt facility and the Thermo Revolver into a single credit facility by expanding the revolving credit facility to allow the Company to retire the Thermo Factoring Debt.  Simultaneous with closing the amended Thermo Revolver, the Thermo Factoring Debt was retired and the pledge of all of PCI’s accounts receivable and future contractual billings was transferred to the amended Thermo Revolver.

Thermo Revolving Credit Facility:  On August 28, 2009, Teletouch finalized amending, effective August 1, 2009, the terms of its $5,250,000 revolving credit facility with Thermo Credit, LLC, resulting in, among other changes, the availability under the revolving credit facility being increased from $5,250,000 to $18,000,000 and the maturity of the revolver being extended from April 30, 2010 to January 31, 2012 (the “Second Amended Thermo Revolver”).

The Second Amended Thermo Revolver provides for the Company to obtain revolving credit loans from Thermo from time to time up to approximately $18,000,000.  Borrowings against the Second Amended Thermo Revolver are limited to specific advance rates against the aggregate fair value of the Company’s assets, as defined in the amendment, including real estate, equipment, infrastructure assets, inventory, accounts receivable, intangible assets and notes receivable (collectively, the “Borrowing Base”). The Company is allowed to borrow the lesser of the borrowing base amount or the initial commitment amount of $18,000,000, less a monthly step down amount. If the Company were to maximize its credit line, beginning in December 31, 2009, the availability under the Second Amended Thermo Revolver would be reduced monthly by an amount equal to the average principal balance of loans outstanding against the non-accounts receivable assets in the Borrowing Base for that month divided by sixty (60) (the “Monthly Step Down”). The loans outstanding on the accounts receivable component of the Borrowing Base will be increased or decreased through periodic reporting of the Borrowing Base to Thermo. The balance of all principal and interest outstanding under the Second Amended Thermo Revolver is due January 31, 2012.  The annual interest rate on the Second Amended Thermo Revolver is the lesser of: (a) the maximum non-usurious rate of interest per annum permitted by applicable Louisiana law or (b) the greater of (i) the prime rate plus 8% or (ii) fourteen percent (14%). Under the terms of the Second Amended Thermo Revolver, the Company must maintain certain financial covenants including a net worth of at least $5,000,000, computed on a fair value basis, at each fiscal quarter, a debt service coverage ratio that ranges between 1.10 and 1.20 over the remaining life of the revolver and an operating income no less than zero at any fiscal quarter. The purpose of the Second Amended Thermo Revolver was to retire the former factoring debt facility with Thermo and to provide additional availability to the Company for its ongoing working capital needs.  As of May 31, 2011, the Company has a current repayment liability under the Second Amended Thermo Revolver related to a loan commitment fee obligation of approximately $68,000 due on August 1, 2011. Subsequent to August 1, 2011, the Company negotiated a reduced loan commitment fee payment of $45,000 with Thermo and paid the amount in full as of the date of this Report.

Borrowings by the Company against non-accounts receivable assets are limited to 33.3% of the total amount of loans outstanding under the terms of the Second Amended Thermo Revolver.

In February 2010, the Company began making principal payments on the Second Amended Thermo Revolver due to the Company’s having borrowings outstanding against the non-accounts receivable assets in excess of the 33.3% limit on such borrowings as measured against the total borrowings outstanding. This situation resulted due to a decline in the Company’s accounts receivable and its related borrowings against these receivables in 2010. In March 2010, Thermo agreed to let the Company begin making monthly principal payments of approximately $53,000 through the remainder of the term of the loan to reduce the outstanding loan balance against the non-accounts receivable assets.  The monthly principal payments reduce the commitment amount under the revolver.

Under the Second Amended Thermo Revolver, Thermo maintains a lien and security interest in substantially all of the Company’s assets, including its properties, accounts, inventory, goods and the like.

On March 9, 2011, the Company amended its revolving credit facility with Thermo Credit, LLC, effective December 31, 2010, which resulted in (i) extending the maturity date of the revolver from January 31, 2012 to January 31, 2013, (ii) an additional commitment fee of $135,000 due and payable on or before January 31, 2012, (iii) the deferral of monthly step down payments for the period December 2010 to June 2011 to be due and payable on or before August 31, 2011 and (iv)  the deferral of an over advance of $433,747 as of December 31, 2010 to be due and payable on or before August 31, 2011 after consideration of the Company’s borrowing base as of that date (the “Third Amended Thermo Revolver”). All other terms of the revolver remain unchanged.

The lien and security interest in substantially all of the Company’s assets, properties, accounts, inventory, goods and the like granted to Thermo under the Thermo Revolver and all other provisions remain the same under the Third Amended Thermo Revolver.

Subsequent to the third amendment of the Thermo Revolver, Thermo informed the Company that it could no longer borrow additional funds under the revolver due to the over-advances outstanding on the Company’s non-accounts receivable assets, the total outstanding balance of the credit facility and Thermo’s inability to borrow additional cash from its own funding source due to certain concentration issues. As of the date of this Report, the Thermo Revolver has not been amended.

As of August 31, 2011, the Company had approximately $11,209,000 in loans outstanding under the Third Amended Thermo Revolver which included loan commitment fees due on January 31, 2012 of $135,000.

For the three months ended August 31, 2011, the Company was not in compliance with its financial covenants as defined under the terms of the Thermo Revolver.  The Company did not meet the specified requirements under the debt service coverage ratio calculation and had negative operating income. The Company has obtained waivers of these covenants through August 31, 2011.  If the Company does not comply with the covenants of its debt agreement with Thermo in the future, and if future waivers or loan modifications are not obtained, Thermo will have certain remedies available to them which include increasing the interest rates, accelerating the payments due under the loan and exercising its security interests against some or all of the Company’s assets.

Warrant Redemption Notes Payable: In November 2002, the Company issued 6,000,000 redeemable common stock purchase warrants as part of a debt restructuring transaction completed in fiscal year 2003 (the “GM Warrants”).  The GM Warrants were exercisable beginning in December of 2005 and terminating in December of 2010.  In December of 2007 or earlier upon specific events, the holder of the GM Warrants may require the Company to redeem the warrants at $0.50 per warrant.  Because of this mandatory redemption feature, the Company initially recorded the estimated fair value of the GM Warrants as a long-term liability on its consolidated balance sheet and adjusted the amount to reflect changes in the fair value of the warrants, including accretion in value due to the passage of time, with such changes charged or credited to interest expense through the exercise date of the warrants.

As of December 12, 2007, the 12 holders of the collective 6,000,000 outstanding GM Warrants (collectively, the “GM Warrant Holders”) had the right to redeem these warrants for an aggregate amount of $3,000,000 in cash or to convert these warrants into an aggregate amount of 6,000,000 shares of Teletouch’s common stock under the terms of their respective warrant agreements. In December 2007, the Company received redemption notices from all of the holders of the GM Warrants.  On May 23, 2008, definitive agreements were executed with each of the 12 holders of the GM Warrants (the “Warrant Redemption Payment Agreements”). The Warrant Redemption Payment provided for (i) an initial payment in the total amount of $1,500,000 payable on or before June 2, 2008, (ii) additional 17 equal monthly payments in the amount of $25,000 each, together with interest on the outstanding principal balance at an annual interest rate of 12% beginning July 1, 2008 and (iii) a final single payment in the amount of $1,075,000 due on or before December 10, 2009 (such payments collectively referred to as the “Payments”). The Payments will be divided among each of the GM Warrant Holders based on their proportionate ownership of the previously outstanding GM Warrants. Teletouch’s obligations to make such payments are evidenced by individual promissory notes (the “GM Promissory Notes”) to each of the GM Warrant Holders. In addition, Teletouch will be required to make accelerated payments to the GM Warrant Holders in the event of (i) a sale of Teletouch’s assets not in the ordinary course of its business or (ii) a change of control. The negotiated agreement also contains certain events of default, mutual releases, covenants and other provisions, which are customary for agreements of this nature.

Effective November 1, 2009, the GM Promissory Notes were amended to extend maturity dates to June 10, 2011.  The terms of the amendments provided for (i) a one-time principal payment of $161,250 payable on or before December 10, 2009, (ii) a continuance of 17 equal monthly payments in the amount of $25,000 each, together with interest on the outstanding principal balance beginning January 10, 2010, (iii) a final single payment in the amount of $488,750 due on or before June 10, 2011 and (iv) the annual interest rate on the outstanding principal balance is increased to 14%,  effective November 1, 2009 (such payments collectively referred to as the “Amended Payments”).  The Amended Payments will be divided among each of the GM Warrant Holders based on the proportionate outstanding principal balance under the GM Promissory Notes.   All other terms of the GM Promissory Notes remain unchanged.

On June 13, 2011, effective August 31, 2011, the Company and each holder of the GM Promissory Notes agreed to amend the terms and provisions of the GM Promissory Notes, for the purpose of extending the final payment due under the GM Promissory Notes to the earlier to occur: (x) 30 days following the Company’s reaching a settlement in its ongoing arbitration matter with AT&T or (y) January 10, 2012 (the “Amendment No. 2”).  All other terms and provisions of the GM Promissory Notes, as amended to date, remain unchanged.  As a result of Amendment No. 2, the Company will continue to make monthly installments of $25,000, in aggregate, to the holders through the date a final payment becomes due.  In the event the final payment is not due until January 10, 2012, the Company would be obligated to pay $313,750 to the holders on that date.  As of August 31, 2011, a total of $389,000 was outstanding under the notes.

Maturities:  Scheduled maturities of long-term debt outstanding (excluding interest payable) are as follows (in thousands):

		Year Ended August 31,
	TOTAL	2012	2013

Thermo revolving credit facility	$11,209	$1,186	$10,023
East West Bank debt	2,229	2,229	-
Jardine Capital Corporation bank debt	565	565	-
Warrant redemption notes payable	389	389	-
	$14,392	$4,369	$10,023

NOTE 9 – TRADEMARK PURCHASE OBLIGATION

On May 4, 2010, Progressive Concepts, Inc., entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The settlement followed a litigation matter styled  Progressive Concepts, Inc. d/b/a Hawk Electronics v. Hawk Electronics, Inc. Case No. 4-08CV-438-Y, by the Company against Hawk in the US District Court for the Northern District of Texas which alleged, among other things, infringement on the trade name Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution.

Under terms of the Agreement, the parties executed mutual releases of claims against each other and agreed to file a stipulation of dismissal in connection with the pending litigation matter.  The Company agreed to, among other things, the purchase a perpetual license from Hawk to use the trademark “Hawk Electronics” for $900,000. As of May 31, 2011, the Company paid $550,000 and is obligated to pay $150,000 by July 1, 2011, $100,000 by July 1, 2012 and $100,000 by July 1, 2013 under the terms of the license agreement.

As of August 31, 2011, the Company has recorded $100,000 as current portion of trademark purchase obligation (July 1, 2012 payment) as a current liability and has recorded $100,000 (payments due thereafter) under long-term trademark purchase obligation as a long-term liability.

In addition, under the terms of the agreement, the Company can continue to use the domain name www.hawkelectronics.com but will be required to pay Hawk a monthly royalty fee to use the domain name beginning August 1, 2013. A monthly royalty payment of $2,000 will be due during the first year of use with a 10% increase to the monthly fee each subsequent year the domain name is used by the Company.

NOTE 10 - INCOME TAXES

Significant components of the Company’s deferred taxes as of August 31, 2011 and May 31, 2011 are as follows (in thousands):

	August 31,	May 31,
	2011	2011

Deferred Tax Assets:
Current deferred tax assets:
Accrued liabilities	$244	$204
Deferred revenue	51	51
Inventories	106	102
Allowance for doubtful accounts	81	93
	482	450
Valuation allowance	(482)	(450)
Current deferred tax assets, net of valuation allowance	-	-

Non-current deferred tax assets:
Net operating loss	10,924	10,781
Accrued liabilities	494	409
Intangible assets	341	258
Fixed assets	217	203
Licenses	11	12
Other	39	42
	12,026	11,705
Valuation allowance	(12,026)	(11,705)
Non-current deferred tax assets, net of valuation allowance	-	-

The Company has approximately $32,129,000 of net operating losses at August 31, 2011, which are available to reduce the Company’s future taxable income and will expire in the years 2027 through 2032.  As a result of a change in ownership of Teletouch on August 11, 2011 (see “Change of Ownership and Voting Control of Teletouch” in Note 12 – “Shareholders’ Equity” for additional discussion on the change of control transaction), which constituted a change of control of the Company under the Internal Revenue Code, the Company’s ability to utilize the net operating losses it has accumulated through August 11, 2011 (the date of the change of control) to offset future taxable income will be limited under Section 382 of the Internal Revenue Code.  As of the date of this Report, the Company has not determined the specific limitation amount but believes such limitations will significantly reduce its ability to offset future taxable income with its existing net operating losses. The utilization of some of these losses may be further limited under other applicable provisions of the Internal Revenue Code.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements or the effective tax rate as of August 31, 2011 and has not recognized any additional liabilities for uncertain tax positions under the guidance of ASC 740. The Company’s tax years 2005 through 2010 for federal returns and 2009 through 2011 for state returns remain open to major taxing jurisdictions in which we operate, although no material changes to unrecognized tax positions are expected within the next year.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Teletouch leases buildings, transmission towers, and equipment under non-cancelable operating leases ranging from one to twenty years.  These leases contain various renewal terms and restrictions as to use of the property.  Some of the leases contain provisions for future rent increases.  The total amount of rental payments due over the lease terms is charged to rent expense on the straight-line method over the term of the leases.  The difference between rent expense recorded and the amount paid is recorded as deferred rental expense, which is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.  Rent expense was $289,000, and $339,000 in the months ended August 31, 2011 and  2010, respectively.  Future minimum rental commitments under non-cancelable leases are as follows (in thousands):

	Operating Lease Payments Due By Period
	(in thousands)
	Twelve Months Ending August 31,
	Total	2012	2013	2014	2015	Thereafter

Operating leases	$4,551	$532	$400	$334	$205	$3,080

Sales and Use Tax Audit Contingency

In October 2010, the Company became subject to a sales and use tax audit covering the period of January 2006 to October 2009. During the second quarter of fiscal year 2011 and while preparing for this audit, the Company identified issues with the prior application and interpretation of sales tax rates assessed on services billed to its cellular subscribers. Prior sales tax audits on these billings have not detected these issues although the methodology for computing sales taxes was similar in these prior periods.  The Company concluded that it is probable that these issues will be identified and challenged in the current audit based on the initial inquiries by the sales tax auditor.  As of August 31, 2011 and through the date of this Report, we are unable to estimate the outcome of the audit but can estimate a range of potential liability between $22,000 and $2,490,000. This range includes a low estimate based on similar audit results in prior periods to a high estimate based on a conservative application of sales tax rates to all cellular services billed during the audit period and including underpayment penalties and interest.  The application of the various sales tax laws and rates on the Company’s cellular services is complex and the actual liability could fall outside of our estimated range due to items identified during the audit but not considered by us.

Since the sales tax audit is ongoing and the Company is unable make a reasonable estimate of the outcome of this audit, under ASC 450, Contingencies, the Company has concluded that the appropriate accrual would be the lower end of the range.  Based on the immateriality of the $22,000 estimated liability at the lower end of the range, the Company has not recorded an accrual for this loss as of August 31, 2011.  As the audit progresses and if the Company can better estimate the outcome of the audit, it will record this accrual and a charge against earnings in that period. As of the date of this Report, the Company has given the State a statute extension for the periods under the audit through February 28, 2012.

Legal Proceeding Contingencies

Teletouch is party to various legal proceedings arising in the ordinary course of business. The Company believes there is no proceeding, either threatened or pending, against it that will result in a material adverse effect on its results of operations or financial condition or that requires accrual or disclosure in its financial statements under ASC 450.

NOTE 12 – SHAREHOLDERS’ EQUITY

Capital Structure:  Teletouch’s authorized capital structure allows for the issuance of 70,000,000 shares of common stock with a $0.001 par value and 5,000,000 shares of preferred stock with a $0.001 par value.

Series C Preferred Stock:  At August 31, 2011, no shares of Series C Preferred Stock with a par value of $0.001 are issued and outstanding.

Change of Ownership and Voting Control of Teletouch

Since November 2005, the majority of Teletouch’s outstanding common stock has been owned and controlled by TLL Partners, LLC (“TLLP”), a Delaware limited liability company, controlled by Robert McMurrey, the Company’s Chairman and Chief Executive Officer.  In August 2006, immediately prior to Teletouch’s acquisition of Progressive Concepts, Inc. (“PCI”), TLLP assumed the senior debt obligations of PCI and settled the subordinated debt obligations of PCI by issuing 4,350,000 shares of its holdings of Teletouch’s common stock and converted the balance  of the subordinated debt into redeemable Series A preferred units of TLLP.  To secure the senior debt obligation, TLLP pledged all of its then held assets, which consisted primarily of its holding of approximately 80% of the outstanding common stock of Teletouch as of August 2006. TLLP is a holding company with no operations with a minimal amount of cash on hand and is dependent upon selling a sufficient number of shares it owns in Teletouch common stock or upon the cash flows of Teletouch through the receipt of future cash dividends to service its outstanding debt obligations. When the senior debt originally matured in August 11, 2007, TLLP did not have sufficient cash or other means to repay this debt and was successful in negotiating an initial extension of the maturity date through October 11, 2007. Subsequent extensions were granted by the senior debt holder to TLLP extending the maturity date through January 31, 2011.  In February 2011, TLLP negotiated a settlement of its senior debt obligations which required a series of payments beginning February 2011 and continuing through August 19, 2011, the amended maturity date.  In addition to the cash payments and as part of the settlement agreement, TLLP was obligated to transfer 2,000,000 shares of its holdings of Teletouch’s common stock to the senior lender at the maturity date.  TLLP began selling shares of its holdings of Teletouch’s common stock in February 2011 to raise the funds to make these payments on its senior debt obligation.

Beginning in February 2011 and continuing through June 2011, TLLP completed sixteen (16) privately negotiated transactions and sold a total of 8,499,001 shares of its holdings of Teletouch’s common stock, which is approximately 17.4% of the Company’s outstanding common stock on June 13, 2011.  Following these sales transactions, TLLP continued to own 30,650,999 shares of our common stock, or 62.9% of the Company’s outstanding stock.

On August 11, 2011, TLLP entered into a binding agreement titled “Heads of Terms” (the “Binding Agreement”) and certain related agreements with its Series A Preferred unit holders, Stratford Capital Partners, LP (“Stratford”) and Retail & Restaurant Growth Capital, LP (“RRGC”) (together, Stratford and RRGC are hereafter referred to as the “Transferees”), whereby, TLLP was required on or before August 17, 2011  to exchange 25,000,000 shares of its holdings of the Company’s common stock (the “New Shares”) to settle in full TLLP’s approximately $18,200,000 redemption obligation on its outstanding Series A Preferred Units (the “Preferred Units”) and for additional cash consideration totaling $3,750,000 from the Transferees (the “Exchange”).  Based on the approximately $21,950,000 consideration exchanged by Transferees, TLLP realized approximately $0.88 per share in value for the shares of the Company’s common stock transferred in the Exchange.   As a result of the Exchange, Stratford and RRGC received 15,000,000 shares and 10,000,000 shares, respectively, of the Company’s common stock in exchange for their respective share of the cash consideration and their respective holdings of the outstanding Preferred Units. The Company is not a party to the Binding Agreement, but the Company’s execution of a registration rights agreement and a mutual release (both discussed further below) were conditions to the closing of the transactions contemplated by the Binding Agreement.  The Company did not receive or issue any securities in connection with the Binding Agreement, and except for the benefits received by the Company under the mutual release, the Company received none of the consideration payable under the Binding Agreement.   The conditions of the Exchange required that TLLP use the cash proceeds from the Exchange to retire its senior debt obligation and imposed restrictions on any cash remaining with TLLP.

The New Shares transferred by TLLP to the Transferees in the Exchange are subject to (i) a call option in favor of TLLP which permits TLLP for a period of 15 months following the Exchange (the “Option Period”) to repurchase some or all of the New Shares then held by the Transferees, on a pro rata, at an exercise price of $1.00 per share, and (ii) a put option in favor of each of the Transferees to sell to TLLP for 30 days following the conclusion of the Option Period some or all of such New Shares then held by the Transferees at the same exercise price of $1.00 per share, subject to adjustments and limitations. The obligation of TLLP to pay for the New Shares subject to the put option is recourse only to TLLP and its assets, and is not recourse to any other person or entity, including without limitation, a TLLP affiliate, absent fraud or willful misconduct. TLLP’s obligation to pay the put price under the put option will be secured by a perfected pledge over the assets of TLLP.  The Company has no responsibilities related to the put and is not obligated to settle the put option.

During the Option Period, each of the Transferees will be permitted to sell or otherwise transfer their shares of the Company’s common stock free and clear of the options, rights and voting agreements under the Binding Agreement, provided that, for seven (7) months following the date of the Exchange, the Transferees agree that they will not distribute or otherwise pledge, allocate or hypothecate the New Shares and, so long as the Company has performed and is performing its obligations under the registration rights agreement, not sell or otherwise dispose of the New Shares. The call option, the put option and the voting agreement described above apply only to the New Shares then owned by Stratford and RRGC.

Also, during the Option Period, each of the Transferees agree to vote their New Shares on any matter submitted to a vote of shareholders in the same proportion which other shares of the Company are voted for such matter (for example, if 60% of the shares of other shareholders are voted in favor of a matter and 40% are voted against such matter, each of the Transferees agree to vote 60% of their shares in favor of such matter and 40% against such matter); provided, however, the Transferees are not obligated to vote in a manner that it reasonably determines may expose each entity or its respective officers or directors to liability.

The closing of the Exchange occurred on August 17, 2011 and constituted a change of control of the Company because, following the Exchange and their acquisition and beneficial ownership of 29,350,000 shares or 60.2% of the Company’s outstanding securities, the Transferees, collectively, now control the Company, as stated in Schedule 13D/A by Stratford and RRGC filed by each of them with the Securities and Exchange Commission (“SEC”) on August 11, 2011 (the “13D/A”). To the best of the Company’s knowledge, (i) there are no arrangements or understandings by and between TLLP and the Transferees with respect to election of the Company’s directors or any other matters, and (ii) there are no arrangements, the operation of which may result, at a future date, in another change of control transaction excluding the call and put options, as described above, that provide TLLP certain rights to re-acquire the some or all of the New Shares during the Option Period which, if exercised in sufficient quantities, could result in TLLP regaining control of the Company. The beneficial ownership information disclosed above was derived from information disclosed by the Transferees on the 13D/A.

TLLP’s management has communicated to the Company that additional sales of its holdings of the Company’s common stock are likely to fund the ongoing operating expenses of TLLP and that it will actively be seeking financing to exercise some or all of its call option during the call option period.  There can be no assurance that TLLP will be successful in its efforts to secure the financing necessary to purchase the Exchanged Shares and regain voting control at the Company nor can there be any assurance that Stratford and RRGC will not transfer some or all of the shares following the initial 7 month transfer restriction period which in turn would reduce or negate TLLP’s call option.

Registration Rights Agreement: In connection with the terms of the Binding Agreement as discussed above, on August 17, 2011, Teletouch entered into a Registration Rights Agreement (the “RRA”) with the Transferees. Prior to the closing of the Exchange, the Transferees owned all of the issued and outstanding Series A Preferred Units of TLLP.  Pursuant to the RRA, the Company agreed to file with the SEC, subject to certain restrictions, by October 17, 2011, a registration statement relating to the registration of (i) 4,350,000 shares of the Company’s common stock (the “Existing Shares”) held, in the aggregate, by the Transferees as of the date of the RRA, (ii) 25,000,000 shares of the Company’s common stock (the “New Shares”)  transferred to the Transferees by TLLP pursuant to the Exchange Transaction described below and (iii) 2,650,999 shares of the Company’s common stock being pledged by TLLP as security against the put option held by the Transferees as further described below (the “Pledged Shares”).  (The “Existing Shares” together with the “New Shares” and the “Pledged Shares” are hereafter referred to as the “Registrable Securities.”)  The RRA requires that the Company use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 and to keep such registration continuously effective thereunder. The RRA also contains indemnification and other provisions that are customary to agreements of this nature.

Mutual Release: In connection with the terms of the Binding Agreement as discussed above, on August 17, 2011, the Company and the Transferees also executed a mutual release (the “Mutual Release”).  Under the terms of the Mutual Release, (i) the Transferees released each of TLLP  and the Company, as well as the respective affiliated parties of the Company and TLLP (the “Teletouch/TLLP Released Parties”), from any and all past, present, or future claims and causes of action, (a) arising out of or relating in any way to RRGC’s or Stratford Capital’s ownership interest in TLLP or the Company, including, but not limited to, any of TLLP’s actions and omissions in connection with the debt owing by TLLP to its senior lender, Fortress Investment Group or the other Lenders (“Fortress”) under that certain Loan Agreement dated as of August 11, 2006, as amended, supplemented or otherwise modified by TLLP and Fortress (the Company is not a party to such Loan Agreement), (b) arising out of or relating to any actions or omissions of any of the Teletouch/TLLP Released Parties in connection with TLLP or the Company, or (c) arising or in any way relating to any past actions or omissions of TLLP or the Company but excluding, solely with respect to TLLP, certain specified claims, and (ii) each of TLLP and the Company released each of RRGC and Stratford Capital, as well as their respective affiliated parties, from any and all past, present, or future claims and causes of action, arising out of or relating in any way to RRGC’s or Stratford Capital’s ownership interest in TLLP or the Company including, but not limited to, any of RRGC’s or Stratford Capital’s actions and omissions as members of TLLP or stockholders of the Company, and RRGC’s or Stratford Capital’s actions and omissions in connection with the debt due by TLLP to Fortress.  In addition, the Mutual Release provides that each party covenants not to sue any beneficiary of the persons released by it with respect to any released claim, including a third party or derivative claim.  The Company has also been informed that Mr. McMurrey entered into a separate mutual release with the Transferees.

The Company determined to execute the RRA and the Mutual Release for a number of reasons, the most significant of which was in order to mitigate the risk of becoming embroiled in disputes and potential litigation among its largest beneficial shareholders.

Unilateral Release:  As a requirement by Company and prior to entering into the RRA and Mutual Release, on August 17, 2011, TLLP and Mr. McMurrey executed a unilateral release (the “Release”) with the Company.  Under the terms of the Release, (i) TLLP and Mr. McMurrey released the Company, and its affiliated parties, from any and all past, present, or future claims and causes of action.  The Release excludes any and all claims and causes of action that Mr. McMurrey may have as an officer, employee or director of the Company, or of any of its subsidiaries, including without limitation employment claims and obligations, and rights to indemnification enjoyed by Mr. McMurrey arising under applicable law, the Company’s charter, bylaws, contract, or otherwise.  In addition, the Release contains a covenant by TLLP and Mr. McMurrey not to sue the Company or any of its affiliated persons with respect to any of the released claims or causes of action. The Company did not release TLLP or Mr. McMurrey from any claims or causes of action.

The Company’s execution of the RRA and the Mutual Release, and the Company’s negotiation of, and demand for, the Release issued by TLLP and Mr. McMurrey were approved by the Audit Committee of the Board of Directors, as well as by the Board of Directors, of the Company (with Mr. McMurrey and Mr. Hyde abstaining from the vote).  Mr. McMurrey is the Chairman of the Board and Chief Executive Officer of the Company, and the managing member of TLLP.  Mr. Thomas A. Hyde, Jr. is a Director of the Company, and the President and Chief Operating Officer, and in this capacity Mr. Hyde reports to Mr. McMurrey.

Other Regulatory and Contractual Consents Required:  Since the Company holds certain licenses for radio frequencies from the Federal Communications Commission (“FCC”), it is required to seek approval in advance for any changes in ownership that result in a change in control or be subject to fines and other penalties assessed by the FCC.  Because of the circumstances of the Exchange, the FCC granted a waiver of its advance approval requirements and categorized this transaction as an “involuntary” change of control under its rules.  Because the transaction has been deemed involuntary by the FCC, the Company had 30 days to submit the forms reporting the change in control, including information on the new owners.  The Company does not expect this ownership change to be challenged by the FCC. As of the date of this Report, the Company has filed the necessary change in control report and it is currently being reviewed by the FCC. The Company expects the FCC to approve this transaction in the near future.

It is common for certain contracts and agreements to contain provisions providing for notification and approval of a change in control. Due to the short period of time between the Company becoming aware of this transaction and the closing of this transaction, the Company was only able to review its key contracts and agreements for such provisions related to a change of control and believes that notification of this transaction was not required under these agreements.  The key agreements reviewed included its various loan documents and its distribution agreements with AT&T.  As of the date of this Report, the Company can provide no assurance that is has not inadvertently violated one or more of its numerous other contracts or agreements by failing to notify the other party that may have such rights under such contract or agreement.

NOTE 13 - STOCK OPTIONS

Teletouch’s 1994 Stock Option and Stock Appreciation Rights Plan (the “1994 Plan”) was adopted in July 1994 and provided for the granting of incentive and non-incentive stock options and stock appreciation rights to officers, directors, employees and consultants to purchase not more than an aggregate of 1,000,000 shares of common stock. Under the terms of the 1994 Plan, no additional options can be granted under this Plan after July 2004 which is the tenth anniversary following the adoption of the Plan. The Compensation Committee or the Board of Directors administers the options remaining outstanding under the 1994 Plan. Exercise prices in the following table have been adjusted to give effect to the repricing that took effect in December 1999 and November 2001 (discussed below).

On November 7, 2002, the Company’s common shareholders voted to adopt and ratify the Teletouch 2002 Stock Option and Appreciation Rights Plan (the “2002 Plan”).  Under the 2002 Plan, Teletouch may issue options, which will result in the issuance of up to an aggregate of 10,000,000 shares of Teletouch’s common stock through October 2012. The 2002 Plan provides for options, which qualify as incentive stock options (Incentive Options) under Section 422 of the Code, as well as the issuance of non-qualified options (Non-Qualified Options). The shares issued by Teletouch under the 2002 Plan may be either treasury shares or authorized but unissued shares as Teletouch’s Board of Directors may determine from time to time.  Pursuant to the terms of the 2002 Plan, Teletouch may grant Non-Qualified Options and Stock Appreciation Rights (SARs) only to officers, directors, employees and consultants of Teletouch or any of Teletouch’s subsidiaries as selected by the Board of Directors or the Compensation Committee.  The 2002 Plan also provides that the Incentive Options shall be available only to officers or employees of Teletouch or any of Teletouch’s subsidiaries as selected by the Board of Directors or Compensation Committee. The price at which shares of common stock covered by the option can be purchased is computed as the average of the closing price of the Company’s stock for the five days preceding the grant date.  To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period in which it may be exercised in accordance with the terms and provisions of the 2002 Plan described above, the Incentive Option or Non-Qualified Option will expire as to the then unexercised portion.  In addition, employees that cease their services with the Company and hold vested options will have the ability to exercise their vested options for a period three months after their termination date with the Company.

As of August 31, 2011, approximately 27,329 Non-Qualified Options and 12,000 Incentive Options are outstanding under the 1994 Plan, and approximately 616,998 Non-Qualified Options and 5,692,657 Incentive Options are outstanding under the 2002 Plan.

A summary of option activity for the three months ended August 31, 2011 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at June 1, 2011	5,655,817	$0.26	6.88	$921,826
Granted	693,167	0.48	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at August 31, 2011	6,348,984	0.29	6.97	$1,683,735

Options exercisable at August 31, 2011	6,098,984	$0.28	6.89	$1,627,735

The following table summarizes the status of the Company’s non-vested stock options since June 1, 2011:

	Non-vested Options
		Weighted-
	Number of	Average Fair
	Shares	Value
Non-vested at June 1, 2011	1,004,385	$0.21
Granted	693,167	0.30
Vested	(693,167)	0.30
Forfeited	-	-
Non-vested at August 31, 2011	1,004,385	$0.21

The Company recorded approximately $251,000 and $264,000 in stock based compensation expense in the consolidated financial statements for the three months ended August 31, 2011 and 2010, respectively.

NOTE 14 – RELATED PARTY TRANSACTIONS

The commonly controlled companies owning or affiliated with Teletouch are as follows:

Progressive Concepts Communications, Inc., a Delaware corporation (“PCCI”) – PCCI has no operations and is a holding company formed to acquire the stock of PCI (Teletouch’s subsidiary as of August 2006) in 2001.  Robert McMurrey, Chairman and Chief Executive Officer of Teletouch, controls approximately 94% of the stock of PCCI. In 2004, PCCI acquired 100% of the outstanding common units of TLL Partners, LLC (see below).

Rainbow Resources, Inc.(“RRI”) – RRI is an oil and gas exploration and development company that owns 1,200,000 shares of Teletouch common stock. Robert McMurrey, Chairman and Chief Executive Officer of Teletouch, has voting and dispositive power over all Teletouch securities owned by RRI.  The Company paid certain health insurance expenses on behalf of RRI in the periods presented in this Report. As of August 31, 2011 no balance was due from RRI related to these expenses.

TLL Partners, LLC, a Delaware LLC (“TLLP”) – TLLP has no operations and is a holding company formed in 2001 to acquire certain outstanding Series A Preferred stock and subordinated debt obligations of Teletouch.  The purchased subordinated debt obligations were forgiven, and in November 2002, all of the outstanding Series A Preferred stock was redeemed by Teletouch by the issuance of 1,000,000 shares of Teletouch’s convertible Series C Preferred stock.  In November 2005, TLLP converted all of its shares of Series C Preferred stock into 44,000,000 shares of Teletouch’s common stock gaining a majority ownership of Teletouch’s outstanding common stock.  As of May 31, 2011, TLLP owned 30,900,999 shares of Teletouch common stock, representing approximately 63% of Teletouch’s outstanding common stock.  During our third fiscal quarter, TLLP informed the Company of its intent to sell some of its holdings of Teletouch common stock in order to raise funds to settle certain debt obligations at TLLP.  During the quarter ended May 31, 2011 and February 28, 2011, TLLP sold 7,082,234 and 1,166,667 shares, respectively of Teletouch stock to certain non-affiliated parties.  In June 2011, TLLP sold an additional 250,000 shares of Teletouch’s common stock leaving its holdings at 30,650,999 shares of common stock.  The Company has entered into various Registration Rights Agreements with the purchasers of its common stock from TLLP and filed a registration statement on Form S-1 with the SEC on June 17, 2011 to register all of the shares sold plus 12,000,000 shares of Teletouch’s common stock then held by TLLP.  The registration statement was declared effective by the SEC on July 11, 2011.

On August 17, 2011, TLLP closed on a transaction to settle certain of its debt obligations and retire its outstanding redeemable Series A Preferred Units.  The result of this transaction was that TLLP transferred a total of 27,000,000 shares of Teletouch’s common stock to settle these obligations leaving it with 3,650,999 shares of Teletouch’s common stock or approximately 7.5% ownership of Teletouch (see “Change of Ownership and Voting Control of Teletouch” in Note 12 – “Shareholders’ Equity” for further discussion on this transaction).

The Company received certain dividend payments from investments belonging to TLLP and paid certain consulting and legal fees on behalf of TLLP in the periods presented in this Report.  These transactions resulted in a receivable due from TLLP of approximately $9,000 as of May 31, 2011. This receivable was subsequently paid by TLLP in June 2011.  As of August 31, 2011, no balance was due to or from TLLP.

NVRDUL, LLC (“NVRDUL”) – NVRDUL is an entity controlled by Carri P. Hyde, spouse of Thomas A. Hyde, Jr., Director, President and Chief Operating Officer of the Company.  Mr. Hyde has no direct involvement with the operations of NVRDUL but is related only through marriage.  The Company provides certain office space to NVRDUL in exchange for certain public relations services.  During the fourth quarter of fiscal year 2011, the Company agreed to sub-lease certain billboards to NVRDUL at the same rate that the Company is contractually obligated to pay for these billboards.  NVRDUL was billed approximately $40,000 for this billboard space for the fourth quarter of fiscal year 2011 and the full amount remains outstanding as of August 31, 2011.  The Company expects to be paid in full by the end of the second quarter of fiscal year 2012.

NOTE 15 – SEGMENT INFORMATION

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments.  Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Using these criteria, the Company's three reportable segments are cellular services, wholesale distribution and two-way radio services.

The Company’s cellular business segment represents its core business, which has been acquiring, billing, and supporting cellular subscribers under a revenue sharing relationship with AT&T and its predecessor companies for over 27 years. The consumer services and retail business within the cellular segment is operated primarily under the Hawk Electronics brand name, with additional business and government sales provided by a direct sales group operating throughout all of the Company’s markets. As a master distributor for AT&T wireless services, the Company controls the entire customer experience, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions and providing multi-service billing, collections, and account maintenance.

The Company’s wholesale business segment represents its distribution of cellular telephones, accessories, car audio and car security products to major carrier agents, rural cellular carriers, smaller consumer electronics and automotive retailers and auto dealers throughout the United States.

The two-way business segment includes radio services provided on the Company’s Logic Trunked Radio (“LTR”) system and the related radio equipment sales as well as radio equipment sales to customers operating their own two-way radio system.  Public safety equipment sales and services are also included in the two-way business segment.

Corporate overhead is reported separate from the Company’s identified segments.  The Corporate overhead costs include expenses for the Company’s accounting, information technology, human resources, marketing and executive management functions.

The following tables summarize the Company’s operating financial information by each segment for the fiscal years ended August 31, 2011 and 2010 (in thousands):

	Three Months Ended August 31, 2011
	Segments
	Cellular	Two-way	Wholesale	Corporate	Total
Operating revenues:
Service and installation revenue	$4,123	$358	$2	$-	$4,483
Product sales revenue	499	2,576	2,859	2	5,936
Total operating revenues	4,622	2,934	2,861	2	10,419

Operating expenses:
Cost of service and installation (exclusive of depreciation and amortization included below)	979	475	25	-	1,479
Cost of products sold	804	2,336	2,569	-	5,709
Selling and general and administrative	545	148	256	2,181	3,130
Depreciation and amortization	-	25	-	280	305
Total operating expenses	2,328	2,984	2,850	2,461	10,623
Income (loss) from operations	2,294	(50)	11	(2,459)	(204)

Other expense:
Interest expense, net	-	-	-	(527)	(527)

Income (loss) before income tax expense	2,294	(50)	11	(2,986)	(731)
Income tax expense	-	-	-	41	41
Net income (loss)	$2,294	$(50)	$11	$(3,027)	$(772)

	Three Months Ended August 31, 2010
	Segments
	Cellular	Two-way	Wholesale	Corporate	Total
Operating revenues:
Service and installation revenue	$5,264	$426	$30	$17	$5,737
Product sales revenue	893	684	1,662	2	3,241
Total operating revenues	6,157	1,110	1,692	19	8,978

Operating expenses:
Cost of service and installation (exclusive of depreciation and amortization included below)	1,144	367	16	-	1,527
Cost of products sold	1,078	524	1,261	(1)	2,862
Selling and general and administrative	910	150	411	2,445	3,916
Depreciation and amortization	-	21	-	258	279
Total operating expenses	3,132	1,062	1,688	2,702	8,584
Income (loss) from operations	3,025	48	4	(2,683)	394

Other expense:
Interest expense, net	-	-	-	(568)	(568)

Income (loss) before income tax expense	3,025	48	4	(3,251)	(174)
Income tax expense	-	-	-	56	56
Net income (loss)	$3,025	$48	$4	$(3,307)	$(230)

The Company identifies its assets by segment. Significant assets of the Company’s corporate offices include all of the Company’s cash, property and equipment, loan origination costs and the patent held for sale.  The Company’s assets by segment as of August 31, 2011 and May 31, 2011 are as follows:

	August 31, 2011			May 31, 2011
	Total Assets	Property and Equipment, net	Goodwill and Intangible Assets, net	Total Assets	Property and Equipment, net	Goodwill and Intangible Assets, net

Segment
Cellular	$7,894	$62	$3,133	$8,284	$62	$3,325
Two-way	3,536	388	374	2,031	394	374
Wholesale	1,173	9	-	1,121	8	-
Corporate	5,304	2,118	156	4,975	2,155	206

Totals	$17,907	$2,577	$3,663	$16,411	$2,619	$3,905

During the three months ended August 31, 2011 and 2010, the Company did not have a single customer that represented more than 10% of total segment revenues.

NOTE 16 – SUBSEQUENT EVENTS

Amendment to Thermo Revolving Credit Facility

For the three months ended August 31, 2011, the Company was not in compliance with its financial covenants as defined under the terms of the Thermo Revolver.  The Company did not meet the specified requirements under the debt service coverage ratio calculation and had negative operating income which triggered an event of default under the terms of the Thermo Revolver. On October 11, 2011, the Company received a waiver of these financial covenants and the resulting events of default for the quarter ended August 31, 2011.  The waiver does not extend to any periods following this quarter.

In conjunction with the waiver and on October 11, 2011, the Company entered into Amendment No. 4 to the Loan and Security Agreement whereby the loan commitment amount was reduced from $18,000,000, as established under the second amendment to the Thermo Revolver effective August 1, 2009, to $12,000,000 as of October 11, 2011.  The loan commitment will continue to be reduced monthly by the Monthly Step Down amount, which as of the date of this report is approximately $53,000 per month.  As a result of the reduced loan commitment amount, the loan commitment fee of $68,000 payable on August 1, 2011, as required under the second amendment to the Thermo Revolver, is reduced to $45,000 under the terms of Amendment No. 4.  The Company paid the amended commitment fee amount in August 2011 and as a result of this Amendment No. 4, has recognized this reduced liability as of August 31, 2011.  All other terms of the Thermo Revolver remain unchanged. The Company is currently negotiating with Thermo on certain ongoing relief to the financial covenants and repayment terms under the Thermo Revolver but has been unable to finalize these negotiations as of the date of this Report.

TELETOUCH COMMUNICATIONS, INC.

20,499,001 shares of common stock

PROSPECTUS

 __, 2011

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the fees payable to the SEC.

SEC registration fee*	$1,189.97
Accounting fees and expenses**	15,000.00
Legal fees and expenses**	10,000.00
Miscellaneous**	1,000.00

Total	$27,189.97

 *  Fee previously paid

**  Estimates

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate of limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware general Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise. The Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Article VIII of our Restated Certificate of Incorporation provides that we shall indemnify our directors, officers, agents and/or employees to the fullest extent allowed by the Delaware General Corporation Law, as amended.  Article VI of our Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  Further, Article XI of our Restated By-Laws provides generally that we shall indemnify our officers, directors, employees and agents to the fullest extent permitted by the Certificate of Incorporation consistent with the General Corporation Law of Delaware, as amended.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company maintains a "claims made" directors' and officers' liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules

(a)           Exhibits pursuant to Item 601 of Regulation S-K

Exhibit No.	Description of Exhibit	Footnote
3.1	Restated Certificate of Incorporation of the Company	2
3.2	Bylaws of Teletouch Communications, Inc., as amended July 31, 1995	1
5.1	Cozen O’Connor legality opinion	20
10.1	Restructuring Agreement dated as of May 17, 2002 by and among the Company, TLL Partners and GM Holdings	3
10.2	Amended and Restated Operating Agreement dated as of May 17, 2002 by and between the Company and Teletouch Licenses, Inc.	3
10.3	Amendment Agreement dated June 17, 2002 by and among the Company, TLL Partners and GM Holdings (amending the Restructuring Agreement dated as of May 17, 2002)	4
10.4	1994 Stock Option and Appreciation Rights Plan*	5
10.5	2002 Stock Option and Appreciation Rights Plan*	6
10.6	Asset Purchase Agreement between the Company and DCAE, Inc.	7
10.7	Registration Rights Agreement dated August 11, 2006 between the Company and Stratford Capital Partners, L.P. and Retail and Restaurant Growth Capital, L.P.	9
10.8	Loan and Security Agreement dated April 30, 2008 between the Company and Thermo Credit, LLC ($5.0 million revolving credit facility)	10
10.9	Promissory Note dated April 30, 3008 between the Company and Thermo Credit, LLC	10

Exhibit No.	Description of Exhibit	Footnote
10.10	Escrow Agreement dated April 30, 2008 between the Company and Thermo Credit, LLC	10
10.11	Factoring and Security Agreement dated August 11, 2006 between the Company and Thermo Credit, LLC ($10.0 million revolving credit line secured by accounts receivable)	10
10.12	First Amendment to the Factoring and Security Agreement dated May 18, 2007 between the Company and Thermo Credit, LLC (increase of credit line to $13.0 million among other modifications)	10
10.13	Second Amendment to the Factoring and Security Agreement dated February 26, 2008 between the Company and Thermo Credit, LLC (increase of credit line to $15.0 million among other modifications)	10
10.14	Lockup Agreement dated May 16, 2008 by and between the Company, Stratford Capital Partners, LP and Restaurant & Retail Growth Capital, LP	10
10.15	First Amendment to the Registration Rights Agreement dated May 16, 2008 by and between the Company, Stratford Capital Partners, LP and Restaurant & Retail Growth, LP.	10
10.16	Form of Warrant Redemption Payment Agreement dated June 2, 2008 between the Company and each of the individual holders of certain 6,000,000 redeemable common stock purchase warrants (the “GM Warrants”).	10
10.17	Form of Promissory Note dated June 2, 2008 between the Company and each of the individual holders of certain 6,000,000 redeemable common stock purchase warrants (GM Warrants).	10
10.18	Thomas A. “Kip” Hyde, Jr. Employment Agreement*	11
10.19	Robert M. McMurrey Employment Agreement*	12
10.20	Second Amendment to Loan and Security Agreement and Modification of Promissory Note between the Company and Thermo Credit, LLC, effective August 1, 2009 (increase April 30, 2008 revolving credit facility to $18.0 million and purchase of all outstanding factored accounts receivable and termination of the August 11, 2006 factoring agreement with Thermo Credit, LLC)	13
10.21	Notice and Initial Statement of Claims filed by the Company on September 30, 2009 commencing an arbitration proceeding against New Cingular Wireless PCI, LLC and AT&T Mobility Texas, LLC (collectively “AT&T”)	14
10.22	Third Amendment to Loan and Security Agreement and Modification of Promissory Note between the Company and Thermo Credit, LLC, effective December 31, 2010 (extend maturity date of Note and defer payment of monthly step-down payments and over-advance amount)	15
10.23	Registration Rights Agreement, dated May 12, 2011 between the Company and Lazarus	16
10.24	Second Amendment to Warrant Redemption Payment Agreement between the Company and each of the individual holders of certain 6,000,000 redeemable common stock purchase warrants (the “GM Warrants”) effective May 31, 2011	17
10.25	Registration Rights Agreement, dated June 7, 2011 between the Company and TLL Partners, LLC	17
10.26	Registration Rights Agreement, dated June 13, 2011 between the Company and Michael A. Dickens	17
10.27	Registration Rights Agreement, dated August 17, 2011 between the Company and Stratford Capital Partners, L.P. and Retail & Restaurant Growth Capital, L.P.	18
10.28	Mutual Release dated August 17, 2011 by and among the Company, Stratford Capital Partners, L.P, Retail & Restaurant Growth Capital, L.P and TLL Partners, LLC	18
10.29	Unilateral Release dated August 17, 2011 for the benefit of the Company by Robert McMurrey and TLL Partners, LLC	18

Exhibit No.	Description of Exhibit	Footnote
14	Code of Ethics	8
21	Subsidiaries of the Company	20
23.1	Consent of BDO USA, LLP	20
23.2	Consent of Cozen O’Connor (included in Exhibit 5)	19
24.1	Power of Attorney (included on signature page)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Footnotes
*	Indicates a management contract or compensatory plan or arrangement.
**	To be filed by amendment
1	Filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 18, 1995 and incorporated herein by reference.
2	Filed as an exhibit to the Company’s Form 10-Q for the quarter ended February 28, 2002 and incorporated herein by reference.
3	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on June 3, 2002 and incorporated herein by reference.
4	Filed as an exhibit to the Company’s Form 8-K/A filed with the Commission on June 17, 2002 and incorporated herein by reference.
5	Filed as an exhibit to the Company’s Form S-8 registration statement on September 19, 2003 (No. 333-108946) and incorporated herein by reference.
6	Filed as an exhibit to the Company’s Form S-8 registration statement on September 19, 2003 (No. 333-108945) and incorporated herein by reference.
7	Filed as an exhibit to the Company’s Form 10-Q for the quarter ended February 28, 2004 (File No. 1-13436) and incorporated herein by reference.
8	Filed as an exhibit to the Company’s Form 10-K/A Amendment No. 2 for the fiscal year ended May 31, 2004 (File No. 1-13436) and incorporated herein by reference.
9	Filed as an exhibit to the Company’s Form 10-K for the fiscal year ended May 31, 2006 (File No. 1-13436), filed with the Commission on September 13, 2006 and incorporated herein by reference.
10	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on May 27, 2008 (File No. 1-13436) and incorporated herein by reference.
11	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on January 7, 2009 (File No. 1-13436) and incorporated herein by reference.
12	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on January 7, 2009 (File No. 1-13436) and incorporated herein by reference.
13	Filed as an exhibit to the Company’s Form 10-K for the fiscal year ended May 31, 2009 (File No. 1-13436), filed with the Commission on August 31, 2009 and incorporated herein by reference.
14	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on September 30, 2009 (File No. 1-13436) and incorporated herein by reference.
15	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on March 11, 2011 (File No. 1-13436) and incorporated herein by reference.
16	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on May 18, 2011 (File No. 1-13436) and incorporated herein by reference

17	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on June 17, 2011 (File No. 1-13436) and incorporated herein by reference.
18	Filed as an exhibit to the Company’s Form 8-K filed with the Commission on August 18, 2011 (File No. 1-13436) and incorporated herein by reference.
19	Filed as an exhibit to the Company’s Registration Statement (POS AM on Form S-1) filed with the Commission on October 7, 2011 and incorporated herein by reference.
20	Filed herewith.

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on October 31, 2011.

TELETOUCH COMMUNICATIONS, INC.

By:	/s/ Robert M. McMurrey
Name:	Robert M. McMurrey
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert M. McMurrey	Chief Executive Officer (Principal Executive Officer) and Director	October 31, 2011.
Robert M. McMurrey

/s/ *	President, Chief Operating Officer and Director	October 31, 2011.
Thomas A. “Kip” Hyde, Jr.

/s/ Douglas E. Sloan	Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2011.
Douglas E. Sloan

/s/ *	Director	October 31, 2011.
Clifford E. McFarland

/s/ *	Director	October 31, 2011.
Henry Y.L. Toh

/s/ *	Director	October 31, 2011.
Marshall G. Webb

* By:	/s/ Robert M. McMurrey

Robert M. McMurrey, Attorney-in-Fact